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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]


Check the appropriate box:



[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION


[X]  Definitive Proxy Statement                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))


[ ]  Definitive Additional Materials


[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                THE GEON COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $346,000,000 ($236,000,000 representing the sum of the equity interest in the PVC Partnership and the property of the Acquired Businesses, and $110,000,000 in cash or working capital to be received by the
         Registrant). ..........................................................

     (4) Proposed maximum aggregate value of transaction: $346,000,000

     (5) Total fee paid: $69,200

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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


                                THE GEON COMPANY


GEON LOGO



                                ONE GEON CENTER

                             AVON LAKE, OHIO 44012

WILLIAM F. PATIENT                                                (440) 930-1000
CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                                 March 29, 1999


Dear Stockholder:


     We cordially invite you to attend a Special Meeting of the stockholders of The Geon Company ("Geon") to be held on April 19, 1999, at 9:00 a.m., Eastern Standard Time, at The Fountaine Bleau Party Center, 635 Miller Road, Avon Lake, Ohio.


     At the Special Meeting, we will ask you to consider and vote upon a proposal to approve the contribution of certain assets and liabilities of Geon to two joint ventures to be formed with Occidental Chemical Corporation, a New York corporation ("OxyChem") and an indirect, wholly-owned subsidiary of Occidental Petroleum Corporation. One joint venture will be named "Oxy Vinyls, LP" (the "PVC Partnership") and will operate a business that produces and markets polyvinyl chloride ("PVC") suspension and mass resins and vinyl chloride monomer ("VCM") and produces chlor-alkali products. The other joint venture will be named "PVC Powder Blends LP" (the "Compounding Partnership") and will operate a powder/dry blend compound business. Both joint ventures will be organized as Delaware limited partnerships. The PVC Partnership will be headquartered initially in Dallas, Texas, and the Compounding Partnership will be headquartered in Avon Lake, Ohio.

     If you approve the proposal to form the joint ventures, Geon will contribute to the PVC Partnership five PVC suspension and mass resin plants and one VCM plant, together with certain related assets. In exchange, Geon will receive a 24% interest in the PVC Partnership, and the PVC Partnership will assume certain liabilities and obligations of Geon aggregating $185 million, including the obligations of Geon under a lease pursuant to which Geon leases a portion of a VCM plant located in LaPorte, Texas, as well as certain industrial revenue bond debt of Geon. Geon will also execute long-term PVC and VCM supply agreements with the PVC Partnership. OxyChem will contribute to the PVC Partnership one PVC plant, one VCM plant, a 50% interest in OxyMar, a Texas general partnership which operates a VCM plant ("OxyMar"), and a chlor-alkali chemical complex that produces raw materials necessary for the production of PVC, together with certain related assets. In exchange, OxyChem will receive a 76% interest in the PVC Partnership, and the PVC Partnership will assume certain liabilities and obligations of OxyChem, including certain OxyMar debt. In connection with the transaction, Geon will realize $110 million through the retention of certain working capital and the distribution of cash from the PVC Partnership.

     Geon will contribute to the Compounding Partnership substantially all of its powder/dry blend compounding assets and its powder compound manufacturing facility located at Plaquemine, Louisiana. In exchange, Geon will receive a 90% interest in the Compounding Partnership, and the Compounding Partnership will assume certain liabilities and obligations of Geon. OxyChem will contribute to the Compounding Partnership substantially all of its compounding assets and powder compound business located at Pasadena, Texas, as well as a separate tolling arrangement. In exchange, OxyChem will receive a 10% interest in the Compounding Partnership, and the Compounding Partnership will assume certain liabilities and obligations of OxyChem. In addition to the foregoing, OxyChem will transfer to Geon a PVC flexible film and pellet compounding plant located in Burlington, New Jersey, and its specialty pellet compound business.

     Geon believes that the joint venture transactions with OxyChem represent a logical extension of Geon's strategic plans to enhance stockholder value. We believe it will provide opportunities for Geon to redirect its focus to the performance polymers and services business while the PVC Partnership will create a low-cost producer of PVC resins capable of competing effectively in the highly competitive PVC resins industry.

     The Board of Directors of Geon has unanimously approved the joint venture transactions and unanimously recommends that stockholders vote "FOR" the joint venture proposal described in the accompanying Proxy Statement. The joint venture transactions are subject to approval by stockholders holding at least a majority of the outstanding shares of Geon Common Stock entitled to vote.

     In addition, at the Special Meeting, we will ask you to adopt The Geon Company 1999 Incentive Stock Plan which the Board of Directors of Geon has approved and recommended a vote "FOR."

     DETAILS ABOUT THE JOINT VENTURE TRANSACTIONS AND THE GEON COMPANY 1999 INCENTIVE STOCK PLAN ARE SET FORTH IN THE ACCOMPANYING NOTICE OF SPECIAL MEETING AND PROXY STATEMENT. EVERY STOCKHOLDER SHOULD CONSIDER THESE DOCUMENTS CAREFULLY.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES OF GEON COMMON STOCK YOU OWN, I URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU MAY, OF COURSE, ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                                          Sincerely,

                                          WILLIAM F. PATIENT
                                          /s/ William F. Patient
                                          Chairman and Chief Executive Officer

                                THE GEON COMPANY
                                ONE GEON CENTER
                             AVON LAKE, OHIO 44012

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 19, 1999


TO THE STOCKHOLDERS:


     You are hereby notified that a Special Meeting of the stockholders of The Geon Company, a Delaware corporation ("Geon"), will be held on April 19, 1999, at 9:00 a.m., Eastern Standard Time, at The Fountaine Bleau Party Center, 635 Miller Road, Avon Lake, Ohio, for the following purposes:


          1. To consider and vote upon a proposal (the "Joint Venture Proposal") described in the accompanying Proxy Statement providing for:

             (i) the contribution to the PVC Partnership of Geon's five polyvinyl chloride suspension and mass resin plants (Deer Park, Texas; Louisville, Kentucky; Niagara Falls, Ontario, Canada; Pedricktown, New Jersey; and Fort Saskatchewan, Alberta, Canada) and one vinyl chloride monomer plant (LaPorte, Texas), together with certain related assets and liabilities, and all of the outstanding capital stock of LaPorte Chemicals Corporation, and

             (ii) the contribution to the Compounding Partnership of substantially all of Geon's powder/dry blend compounding assets and its powder compound business located at Plaquemine, Louisiana, together with certain related liabilities;

          2. To adopt The Geon Company 1999 Incentive Stock Plan (the "Stock Plan Proposal"); and

          3. To consider such other business as may properly come before the Special Meeting.


     The record date for stockholders entitled to notice of and to vote at the Special Meeting is the close of business on March 23, 1999. This Notice, the Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of Geon on or about March 29, 1999.


     The Board of Directors of Geon (the "Geon Board") has retained discretion, even if stockholder approval of the Joint Venture Proposal is obtained and the other conditions to the joint venture transactions are satisfied, to abandon, defer or modify the joint venture transactions or any other element contained in the Joint Venture Proposal. If the Geon Board takes any such action, it will be on the basis that the Geon Board believes that it will be in the best interests of Geon and its stockholders. If the Geon Board modifies the terms of the Joint Venture Proposal and such modifications in the aggregate are material, Geon will resolicit stockholder approval as more fully discussed under the heading "Purpose of the Special Meeting" of this Proxy Statement.

     THE GEON BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE JOINT VENTURE PROPOSAL AND THE STOCK PLAN PROPOSAL.

     You are invited to attend the Special Meeting, but whether or not you expect to attend in person, please mark, sign, date and return the enclosed proxy in the accompanying postage-paid envelope so that your shares will be represented at the meeting and any adjournment thereof. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                                          GREGORY L. RUTMAN
                                          Secretary


March 29, 1999

                           CAUTIONARY NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

     We caution you that this Proxy Statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, without limitation, statements concerning the future development of Geon's business following the completion of the joint venture transactions with, and the transfer of certain businesses to Geon by, Occidental Chemical Corporation ("OxyChem"), the future operations of the joint ventures, and the synergies expected to result therefrom. Forward-looking statements often begin with or include the phrases "we believe", "Geon expects", "we intend" or words of similar meaning. Although we believe our expectations reflected in such forward-looking statements are based on reasonable assumptions, such expectations may not prove to be correct. Important factors that could cause actual results to differ materially from the expectations reflected in our forward-looking statements include, among others,
(1) unanticipated changes in the world, regional, or United States polyvinyl chloride consumption growth rate affecting Geon's markets; (2) unanticipated changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride, vinyl chloride monomer, and chlor-alkali industries; (3) fluctuations in raw material prices and supply, and in particular, fluctuations outside the normal range of industry cycles; (4) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (5) unanticipated difficulties or delays in coordinating and integrating historically separate organizations and facilities in connection with the proposed transactions; (6) unanticipated production outages; (7) the impact on the North American vinyl markets and supply/demand balance resulting from global economic conditions; (8) the ability to obtain financing at anticipated rates; (9) unanticipated expenditures required in conjunction with year 2000 compliance; (10) unanticipated delays in realizing, or inability to realize, expected cost savings from the proposed transactions and the consolidation of Geon's compounding operations; (11) unanticipated costs or difficulties related to completion of the proposed transactions, or the operation of the joint ventures, or the consolidation of Geon's compounding operations; and (12) unanticipated delays in completing, or inability to complete, the proposed transactions as a result, among other things, of investigation of, and possible opposition to, the proposed transactions from the Federal Trade Commission.

           QUESTIONS AND ANSWERS ABOUT THE JOINT VENTURE TRANSACTIONS

Q: WHAT IS OXY VINYLS, LP, AND WHAT IS PVC POWDER BLENDS LP?

 A: Oxy Vinyls, LP is the name of the joint venture limited partnership we and OxyChem are forming to operate polyvinyl chloride ("PVC") suspension and mass resin, vinyl chloride monomer ("VCM") and chlor-alkali products businesses using certain assets contributed to it by Geon and OxyChem. PVC Powder Blends LP is the name of the joint venture we and OxyChem are forming to operate a powder/dry blend compounding business using certain assets contributed to it by Geon and OxyChem. Oxy Vinyls, LP is referred to in this Proxy Statement as the "PVC Partnership," PVC Powder Blends LP is referred to as the "Compounding Partnership," and the PVC Partnership and the Compounding Partnership are referred to collectively as the "Partnerships." The term "Joint Venture Transactions" refers to the formation of, and the contribution of certain assets, stock, partnership interest, and liabilities to, the Partnerships by Geon and OxyChem.

Q: WHY ARE GEON AND OXYCHEM PROPOSING TO CREATE THE PARTNERSHIPS? HOW WILL I
   BENEFIT?

 A: We are proposing to combine certain assets in the Partnerships because we believe the Partnerships represent a logical extension of Geon's strategic plans to enhance stockholder value. In particular, we believe that the Partnerships will provide opportunities for Geon to redirect its focus to the performance polymers and services business while creating in the PVC Partnership the low-cost producer of PVC resins capable of competing effectively in the highly competitive PVC resins industry. We and OxyChem expect that the PVC Partnership will be positioned to become the low-cost North American PVC suspension and mass resin manufacturer and that the Compounding

    Partnership will operate as a more cost effective powder compounding business. Accordingly, we believe that forming the Partnerships will result in improved product and service offerings to our customers. Geon believes that over time the Partnerships will provide a significantly better return on the assets being contributed to the Partnerships than Geon could achieve otherwise. We expect that this added value will benefit all of Geon's stockholders. To review the background and reasons for the Joint Venture Transactions in greater detail, see pages 25 through 31.


Q: WHO ARE THE GENERAL PARTNERS AND LIMITED PARTNERS OF THE PARTNERSHIPS?

 A: An indirect, wholly-owned subsidiary of OxyChem will be the general partner of the PVC Partnership, and a wholly-owned subsidiary of Geon ("Geon Compounding General Partner") will be the general partner of the Compounding Partnership. The general partner of each Partnership will be responsible for operating its Partnership and will have unlimited liability for the debts and other liabilities of its Partnership.

    A wholly-owned subsidiary of Geon and a wholly-owned subsidiary of OxyChem will be the limited partners of the PVC Partnership, and a wholly-owned subsidiary of Geon and a wholly-owned subsidiary of OxyChem will be the limited partners of the Compounding Partnership.

Q: HOW WILL THE PVC PARTNERSHIP BE MANAGED?

 A: The executive officers of the PVC Partnership will manage the day-to-day operations of the PVC Partnership under the supervision of a Partnership Governance Committee (the "PVC Partnership Governance Committee") that will act much like a board of directors of a corporation.


    Generally, through wholly-owned subsidiaries, OxyChem will control the operations and decision-making of the PVC Partnership. However, Geon will have certain protective rights which would preclude OxyChem from taking unilateral action on certain matters. Such matters include changes in the scope of the PVC Partnership's business, approval of the annually updated five-year strategic plan that will define the business goals and strategy of the PVC Partnership, and sales or purchases of assets outside the ordinary course of business or capital expenditures of more than $25 million that are not contemplated by the then-current strategic plan. A list of all matters requiring Geon's consent is set forth in this Proxy Statement on pages 60 and 62.


Q: HOW WILL THE COMPOUNDING PARTNERSHIP BE MANAGED?

 A: Geon Compounding General Partner will manage the day-to-day operations of the Compounding Partnership under the supervision of a Partnership Governance Committee (the "Compounding Partnership Governance Committee") that will act much like a board of directors of a corporation.


    Generally, through wholly-owned subsidiaries, Geon will control the operations and decision-making of the Compounding Partnership. However, OxyChem will have certain protective rights which would preclude Geon from taking unilateral action on certain matters. Such matters include changes in the scope of the Compounding Partnership's business, approval of the annually updated three-year strategic plan that will define the business goals and strategy of the Compounding Partnership, and sales or purchases of assets outside the ordinary course of business or capital expenditures of more than $2 million that are not contemplated by the then-current strategic plan. A list of all matters requiring OxyChem's consent is set forth in this Proxy Statement on pages 74 and 76.


Q: WHAT PARTS OF GEON WILL BE CONTRIBUTED TO THE PVC PARTNERSHIP AND THE
   COMPOUNDING PARTNERSHIP?

 A: Geon will contribute five PVC suspension and mass resin plants to the PVC
    Partnership, together with certain related assets. Such plants are located in Deer Park, Texas; Louisville, Kentucky; Niagara Falls, Ontario, Canada; Pedricktown, New Jersey; and Fort Saskatchewan, Alberta, Canada. In addition, Geon will contribute to the PVC Partnership its LaPorte, Texas, VCM plant and all of the outstanding capital stock of LaPorte Chemicals Corporation, a Delaware corporation which owns the foregoing Canadian assets. These plants had a nominal base capacity in 1998 of 2.4 billion pounds of PVC and 2.4 billion pounds of VCM. The PVC Partnership will also assume certain related liabilities and obligations of Geon aggregating $185 million, including the obligations of Geon under a lease pursuant to which Geon leases a portion of a VCM plant located in LaPorte, Texas, as well as certain industrial revenue bond debt of Geon.

    Geon will contribute substantially all of its powder/dry blend compounding assets and its powder compound manufacturing site located at Plaquemine, Louisiana, to the Compounding Partnership. Assuming the consolidation of Geon's compounding assets following the Joint Venture Transactions, the capacity of these contributed assets constitutes less than 10% of Geon's total compounding capacity. The Compounding Partnership will also assume certain related liabilities and obligations of Geon.


    For a more detailed description of the assets being contributed to the Partnerships by Geon, see pages 45 through 47.


Q: WHAT PARTS OF OXYCHEM WILL BE CONTRIBUTED TO THE PVC PARTNERSHIP AND THE
   COMPOUNDING PARTNERSHIP?

 A: OxyChem will contribute to the PVC Partnership one PVC plant, located in Pasadena, Texas, one VCM plant, located in Deer Park, Texas, and its 50% interest in OxyMar, a Texas general partnership that operates a VCM plant in Ingleside, Texas ("OxyMar"). These plants, including 50% of the capacity of OxyMar's VCM plant in Ingleside, Texas, had a nominal base capacity in 1998 of 1.8 billion pounds of PVC and 2.3 billion pounds of VCM. OxyChem will also contribute to the PVC Partnership its Houston Chlor-Alkali Complex, comprised of its Deer Park and Battleground, Texas, plants, which produces caustic soda and chlorine and operates co-generation power plants, together with certain related assets. The Houston Chlor-Alkali Complex had a nominal base capacity in 1998 of 1.8 billion pounds of chlorine and 2.0 billion pounds of caustic soda. In addition, the PVC Partnership will assume certain related liabilities and obligations of OxyChem, including certain OxyMar debt. OxyChem will contribute to the Compounding Partnership substantially all of its compounding assets and powder compound business located in Pasadena, Texas. The Compounding Partnership will also assume certain related liabilities and obligations of OxyChem.


    For a more detailed description of the assets being contributed to the Partnerships by OxyChem, see pages 46 and 47.


Q: WHAT BUSINESSES WILL GEON KEEP AND NOT CONTRIBUTE TO THE PARTNERSHIPS?

 A: The businesses retained by Geon following the Joint Venture Transactions will include Geon's vinyl compounding (other than powder/dry blend compounding), specialty resin, and plastisol formulation businesses. With respect to each of these retained businesses, Geon believes it is the North American sales leader with strong technology. These retained businesses, together with Geon's interest in each of the Partnerships, will form the platform from which Geon will seek to become an international performance polymer and service company with the potential for greater earnings growth and reduced commodity earnings volatility. Geon will also retain its 50% equity interest in the Sunbelt Chlor Alkali Partnership, a joint venture with Olin Corporation, and its 37.4% equity interest in Australian Vinyls Corporation, a joint venture with Orica, Ltd. of Melbourne, Victoria, Australia. Including the consolidated sales of the Compounding Partnership, these businesses are expected to have sales of approximately $1.2 billion in 1999.

    Through a wholly-owned subsidiary, Geon will also own a 24% equity interest in the PVC Partnership. Initially, Geon expects that the PVC and VCM product consumption of Geon's retained businesses will approximate 24% of the expected product output of the PVC Partnership. Geon expects its ownership interest in the PVC Partnership to partially counter the effect of price fluctuations of PVC, a commodity. As margins of chlor-alkali, PVC, and VCM increase, Geon believes that the additional costs to its retained compounding businesses will be offset by its interest in the profits of the PVC Partnership. As a result, Geon expects that it will experience less commodity-type fluctuations in its earnings. Through wholly-owned subsidiaries, Geon will also own a 90% interest in the Compounding Partnership and will manage its operations.

Q: WHAT DOES GEON GET FOR CONTRIBUTING BUSINESSES TO THE PARTNERSHIPS?

 A: Geon will receive a 24% interest in the PVC Partnership and a 90% interest in the Compounding Partnership in exchange for its contributions to the Partnerships. These interests will be owned by wholly-owned subsidiaries of Geon. In connection with the Joint Venture Transactions, Geon will realize $110 million through the retention of certain working capital and the distribution of cash from the PVC Partnership. Geon will also execute long-term PVC and VCM supply agreements with the PVC Partnership. In addition, OxyChem will transfer to Geon a PVC flexible film and pellet compounding plant and its specialty pellet compound business.

Q: WILL GEON BE REQUIRED TO FUND THE PARTNERSHIPS IN THE FUTURE?

 A: Generally, the Partnerships are expected to be self-funded through internally generated profits and cash flows. Until the PVC Partnership establishes its own credit rating, its credit requirements are expected to be funded through intercompany loans provided to the PVC Partnership by Occidental Petroleum Corporation. The Partnership Agreements, however, provide for cash contributions by Geon and OxyChem under certain circumstances.

Q: WHO ARE THE EXECUTIVES THAT WILL OPERATE THE PARTNERSHIPS?

 A: The PVC Partnership Governance Committee is expected to elect John L. Hurst,
    III, as President and Chief Executive Officer of the PVC Partnership. The Compounding Partnership will have no employees. The Compounding Partnership will be operated by Geon and its employees pursuant to a partnership agreement.

Q: WHAT ARE THE TAX CONSEQUENCES TO ME OF THE JOINT VENTURE TRANSACTIONS?

 A: The Joint Venture Transactions will have no federal income tax consequences for you as a stockholder of Geon.

Q: WHAT VOTE IS REQUIRED IN ORDER TO APPROVE THE JOINT VENTURE TRANSACTIONS?

 A: At Geon's special meeting, we must receive votes "FOR" the Joint Venture
    Proposal from holders of a majority of the shares of Geon Common Stock that are issued and outstanding as of the record date in order to approve the Joint Venture Transactions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

 A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should provide such instructions in the manner prescribed by your broker. Without instructions, your shares will not be voted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES?

 A: No. The Joint Venture Transactions will not affect your stock certificates.
    You will continue to hold shares in Geon.

Q: WHEN WILL THE SPECIAL MEETING OCCUR?


 A: The special meeting of the stockholders of Geon will take place at 9:00 a.m.
    local time (E.S.T.) on April 19, 1999, at The Fountaine Bleau Party Center, 635 Miller Road, Avon Lake, Ohio. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may take back your proxy up until and including the day of the special meeting by following the directions on page 26 and change your vote by either signing a new proxy or attending the special meeting and voting in person.


Q: WHAT DO I NEED TO DO NOW?

 A: Complete, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES.

SUMMARY.....................................................     1
RISK FACTORS................................................     6
  Lack of Control over Delivery and Quality of PVC and
     VCM....................................................     6
  Relinquishment of Day-to-Day Control of the Assets Being
     Contributed to the PVC Partnership.....................     7
  Relinquishment of Full Control over Investment Decisions
     and Distribution Policy of the PVC Partnership.........     7
RECENT DEVELOPMENTS.........................................     8
STRUCTURE AFTER THE JOINT VENTURE TRANSACTIONS..............     9
SELECTED AND UNAUDITED PRO FORMA FINANCIAL DATA OF GEON AND
  OF THE OXYCHEM TRANSFERRED BUSINESSES.....................    10
  Introduction..............................................    10
  Selected Financial Data...................................    10
  Additional Financial Information..........................    11
  Unaudited Pro Forma Condensed Consolidated Financial
     Statements.............................................    13
THE SPECIAL MEETING.........................................    25
  Purpose of the Special Meeting............................    25
  Voting Rights and Vote Required...........................    25
  Proxies...................................................    26
  Costs of Solicitation.....................................    26
THE JOINT VENTURE TRANSACTIONS..............................    26
  Background for the Joint Venture Transactions.............    26
  Reasons for the Joint Venture Transactions................    28
  Recommendation of the Geon Board..........................    31
  Opinion of Financial Advisor to Geon......................    31
  Certain Consequences of the Joint Venture Transactions....    36
  Accounting Treatment......................................    37
  Federal Income Tax Consequences of the Joint Venture
     Transactions...........................................    37
  No Appraisal Rights.......................................    38
  Closing Date..............................................    38
  Regulatory Approvals......................................    38
THE PARTIES.................................................    38
  Geon......................................................    38
  Occidental Chemical Corporation...........................    44
BUSINESSES AND ASSETS TO BE CONTRIBUTED TO THE
  PARTNERSHIPS..............................................    45
  PVC Partnership...........................................    45
  Business of the PVC Partnership Following the Joint
     Venture Transactions...................................    46
  Compounding Partnership...................................    47
  Business of the Compounding Partnership Following the
     Joint Venture Transactions.............................    48
THE MASTER TRANSACTION AGREEMENT............................    48
  General...................................................    49
  Closing Date..............................................    50
  Certain Covenants and Agreements..........................    50

  Conditions to Closing.....................................    52
  Termination...............................................    54
  Expenses and Other Payments...............................    55
  Amendment and Waiver......................................    55
THE PVC ASSET CONTRIBUTION AGREEMENTS.......................    55
  Contributed Assets........................................    55
  Excluded Assets...........................................    56
  Assumed Liabilities.......................................    56
  Other Agreements..........................................    57
  Indemnification...........................................    58
  Payment of Certain Expenses and Taxes.....................    60
THE PVC PARTNERSHIP AGREEMENT...............................    60
  General...................................................    60
  Governance................................................    60
  Unanimous Voting Requirements.............................    60
  Transactions with Affiliates..............................    62
  Officers..................................................    62
  Strategic Plans, Annual Budgets, and Expenses.............    63
  Distribution of Available Net Operating Cash..............    64
  Capital Contributions.....................................    64
  Description of Partners...................................    65
  Indemnification...........................................    65
  Transfers and Pledges.....................................    65
  Default...................................................    66
  Dissolution and Termination...............................    67
  Limitation of Fiduciary Duties; Non-Competition...........    68
  Financial and Accounting Matters; Audits..................    69
  Financial and Other Information...........................    70
THE COMPOUNDING ASSET CONTRIBUTION AGREEMENTS...............    70
  Contributed Assets........................................    70
  Excluded Assets...........................................    70
  Assumed Liabilities.......................................    71
  Other Agreements..........................................    71
  Indemnification...........................................    72
  Payment of Certain Expenses and Taxes.....................    74
THE COMPOUNDING PARTNERSHIP AGREEMENT.......................    74
  General...................................................    74
  Governance................................................    74
  Unanimous Voting Requirements.............................    74
  Transactions with Affiliates..............................    76
  Strategic Plans, Annual Budgets, and Expenses.............    76
  Distribution of Available Net Operating Cash..............    77
  Capital Contributions.....................................    77
  Description of Partners...................................    78
  Indemnification...........................................    78

  Transfers and Pledges.....................................    78
  Default...................................................    79
  Dissolution and Termination...............................    80
  Geon's Right to Acquire OCC Limited Partner's Units.......    81
  OCC Limited Partner's Put Right...........................    81
  Limitation of Fiduciary Duties; Non-Competition...........    82
  Financial and Accounting Matters; Audits..................    83
  Financial and Other Information...........................    83
THE PARENT AGREEMENTS.......................................    83
  Restrictions on Transfer and Pledge of Partner Sub
     Stock..................................................    83
  Right of First Option.....................................    84
  Competing Business........................................    86
CERTAIN RELATED PARTY TRANSACTIONS..........................    87
  Resin Purchase Agreement..................................    87
  Vinyl Chloride Monomer Purchase Agreement.................    88
MANAGEMENT OF THE PARTNERSHIPS..............................    89
  PVC Partnership...........................................    89
  Compounding Partnership...................................    90
OWNERSHIP OF GEON COMMON STOCK BY CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT............................................    91
  Certain Beneficial Owners.................................    91
  Directors and Executive Officers..........................    93
COMPENSATION OF DIRECTORS OF GEON...........................    93
COMPENSATION OF EXECUTIVE OFFICERS OF GEON..................    94
  Retirement Pensions.......................................    96
  Management Continuity Agreements..........................    98
THE GEON COMPANY 1999 INCENTIVE STOCK PLAN..................    98
  Summary...................................................    98
  Discussion................................................    98
INDEPENDENT AUDITORS........................................   102
STOCKHOLDER PROPOSALS.......................................   102
WHERE YOU CAN FIND MORE INFORMATION.........................   102
OTHER MATTERS...............................................   102
INDEX TO FINANCIAL STATEMENTS...............................   F-1
ANNEX A  FAIRNESS OPINION OF J.P. MORGAN SECURITIES INC.
ANNEX B  THE MASTER TRANSACTION AGREEMENT
ANNEX C  THE GEON COMPANY 1999 INCENTIVE STOCK PLAN

                                    SUMMARY

     This summary highlights certain information contained in this Proxy Statement. We have included this summary for convenience only. It should not be considered complete and does not contain all of the information that is important to you. To understand the joint venture transactions between Geon and Occidental Chemical Corporation fully and for a complete description of the legal terms of the joint venture transactions, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information." We have included page references parenthetically to direct you to a more complete description of the topics presented in this Summary.

     Throughout this Proxy Statement (i) the term "we", "us", or "Geon" refers to The Geon Company, a Delaware corporation, (ii) the term "OxyChem" refers to Occidental Chemical Corporation, a New York corporation, together with its wholly-owned subsidiaries, (iii) the term "PVC Partnership" refers to Oxy Vinyls, LP, a Delaware limited partnership, (iv) the term "Compounding Partnership" refers to PVC Powder Blends LP, a Delaware limited partnership, (v) the term "Partnerships" refers to the PVC Partnership and the Compounding Partnership collectively, (vi) the term "Geon Common Stock" refers to shares of The Geon Company common stock, par value $.10 per share, and (vii) the term "Joint Venture Transactions" refers to the formation of, and the contribution of certain assets, stock, and partnership interest, and liabilities to, the Partnerships by Geon and OxyChem.


THE SPECIAL MEETING (Pages 25-26)



     Time, Date and Location. A special meeting (the "Special Meeting") of the stockholders of Geon will be held on Monday, April 19, 1999, at 9:00 a.m., Eastern Standard Time, at The Fountaine Bleau Party Center, 635 Miller Road, Avon Lake, Ohio.


     Proposals. The purpose of the Special Meeting is to ask the stockholders of Geon to consider and vote upon the following two proposals:

          1. The contribution of certain of Geon's assets and liabilities as follows (the "Joint Venture Proposal"):

             (i) the contribution to the PVC Partnership of five PVC suspension and mass resin plants (Deer Park, Texas; Louisville, Kentucky; Niagara Falls, Ontario, Canada; Pedricktown, New Jersey; and Fort Saskatchewan, Alberta, Canada), and the LaPorte, Texas, VCM plant, together with certain related assets and liabilities, and all of the outstanding capital stock of LaPorte Chemicals Corporation ("LaPorte Chemicals"), and

             (ii) the contribution to the Compounding Partnership of substantially all of Geon's powder/dry blend compounding assets and its powder compound manufacturing site located at Plaquemine, Louisiana, together with certain related liabilities; and

          2. The adoption of The Geon Company 1999 Incentive Stock Plan (the "Stock Plan Proposal").


     Voting Rights and Vote Required. Only Geon stockholders as of the close of business on March 23, 1999 (the "Special Meeting Record Date"), are entitled to receive notice of and to vote at the Special Meeting. Except for shares owned by Geon, each share of Geon Common Stock issued and outstanding at the close of business on the Special Meeting Record Date is entitled to one vote at the Special Meeting. All such shares entitled to notice of and to vote at the Special Meeting are referred to herein as "Record Shares." The representation in person or by proxy of at least a majority of Record Shares is necessary to provide a quorum at the meeting.


     The affirmative vote of at least a majority of Record Shares is required for the approval of the Joint Venture Proposal. The affirmative vote of the holders of at least a majority of the votes cast (including abstentions) is required for the approval of the Stock Plan Proposal. The Board of Directors of Geon (the "Geon Board") has unanimously recommended approval of the Joint Venture Proposal and the Stock Plan Proposal.

     Appraisal Rights. Stockholders of Geon will not be entitled to appraisal rights under Delaware law in connection with the Joint Venture Proposal.


THE JOINT VENTURE TRANSACTIONS (Pages 25-38)


     The Transactions. Geon and OxyChem have agreed to form two joint ventures, one of which will operate a business that produces and markets PVC suspension and mass resins, VCM and chlor-alkali products and will be named Oxy Vinyls, LP. The other joint venture will operate a powder/dry blend compounding business and will be named PVC Powder Blends LP. Both joint ventures will be organized as Delaware limited partnerships.

     Under four Asset Contribution Agreements, one for each of Geon and OxyChem for each Partnership (collectively, the "Asset Contribution Agreements"), Geon and OxyChem will contribute certain assets (the "Contributed Assets"), stock, and a partnership interest, together with certain related liabilities, to the Partnerships (collectively, the "Contributed Businesses"). Geon will contribute to the PVC Partnership five PVC suspension and mass resin plants and one VCM plant, together with related assets, and all of the outstanding capital stock of LaPorte Chemicals ("Geon's PVC Contributed Assets"). These plants had a nominal base capacity in 1998 of 2.4 billion pounds of PVC and 2.4 billion pounds of VCM. In exchange, Geon will receive a 24% interest in the PVC Partnership, and the PVC Partnership will assume certain liabilities and obligations of Geon aggregating $185 million, including the obligations of Geon under a lease pursuant to which Geon leases a portion of a VCM plant located in LaPorte, Texas, as well as certain industrial revenue bond debt of Geon. OxyChem will contribute to the PVC Partnership one PVC plant, one VCM plant, a 50% interest in OxyMar, a Texas general partnership that operates a VCM plant ("OxyMar"), and a chlor-alkali chemical complex, together with related assets ("OxyChem's PVC Contributed Assets"). These plants, including 50% of the capacity of OxyMar's VCM plant in Ingleside, Texas, had a nominal base capacity in 1998 of 1.8 billion pounds of PVC and 2.3 billion pounds of VCM while the chlor-alkali complex had a nominal base capacity in 1998 of 1.8 billion pounds of chlorine and 2.0 billion pounds of caustic soda. In exchange, OxyChem will receive a 76% interest in the PVC Partnership, and the PVC Partnership will assume certain related liabilities and obligations of OxyChem, including certain OxyMar debt.

     Geon will contribute to the Compounding Partnership substantially all of its powder/dry blend compounding assets and its powder compound business located at Plaquemine, Louisiana ("Geon's Compounding Contributed Assets"). In exchange, Geon will receive a 90% interest in the Compounding Partnership, and the Compounding Partnership will assume certain liabilities and obligations of Geon. OxyChem will contribute to the Compounding Partnership substantially all of its compounding assets and powder compound manufacturing site located at Pasadena, Texas ("OxyChem's Compounding Contributed Assets"). In exchange, OxyChem will receive a 10% interest in the Compounding Partnership, and the Compounding Partnership will assume certain liabilities and obligations of OxyChem.

     In conjunction with the Joint Venture Transactions, Geon will realize $110 million through the retention of certain working capital and the distribution of cash from the PVC Partnership. OxyChem will also transfer to Geon a PVC flexible film and pellet compounding plant located in Burlington, New Jersey (the "Burlington Subject Business"), and its specialty pellet compound business consisting of certain removable pelletizing equipment and personal property primarily located in Pasadena, Texas, and inventory, customer lists, contracts and other associated rights (the "Pasadena Subject Business").

     The following is a table reflecting the contributions of Geon and OxyChem to each of the PVC and Compounding Partnerships.

                                                           PVC             COMPOUNDING
                                                       PARTNERSHIP         PARTNERSHIP
                                                    -----------------    ----------------
                                                     GEON     OXYCHEM    GEON     OXYCHEM
                                                    ------    -------    -----    -------
Ownership interest after the closing of the
  transactions....................................      24%       76%       90%       10%
Net assets contributed as of September 30, 1998...  $179.2    $676.4     $15.7     $21.8
Long-term debt and obligations contributed as of
  September 30, 1998..............................  $185.0(a) $192.5(b)  $  --     $  --
Operating results of the contributed businesses
  for 1997:
  Sales...........................................  $795.1    $883.1     $54.2     $45.9
  Operating Income................................    18.3      97.5       4.1       2.0
  Net Income......................................    10.4      56.6       2.5       1.0
Operating results of the contributed businesses
for the nine months ended September 30, 1998:
  Sales...........................................  $450.0    $571.5     $73.5     $33.0
  Operating income (loss).........................   (28.6)     44.9       7.1        .9
  Net income (loss)...............................   (18.1)     23.7       4.3        .4

---------------
(a) Includes operating lease obligations related to the LaPorte VCM plant.
(b) OxyChem's 50% interest in OxyMar's long-term debt.

     The results for the 21 month period set forth above are not likely to be reliable predictors of operating income over the length of a full future business cycle. Such results do not necessarily correspond to current operating results for the Geon and OxyChem contributed businesses and were not the basis for the parties' ownership share negotiations. The parties' respective ownership percentages represent the parties' respective operating income contributions over prior business cycles.


     The total operations to be transferred by OxyChem to Geon consist of OxyChem's Compounding Contributed Business and the Burlington and Pasadena Subject Businesses. The net income (loss) of the transferred businesses to Geon for the nine months ended September 30, 1998, and year ended December 31, 1997, are as follows:



                                                         NINE MONTHS ENDED        YEAR ENDED
                                                         SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                         ------------------    -----------------
OxyChem Compounding Contributed Business...............         $ .4                $  1.0
Burlington and Pasadena Subject Businesses.............          3.7                 (18.9)(a)
                                                                ----                ------
                                                                $4.1                $(17.9)
                                                                ====                ======


---------------

(a) Includes a $32.8 million charge for the write-down of the Burlington Plant.



     See the Unaudited Pro Forma Condensed Consolidated Financial Statement on pages 13 through 24 of the Proxy Statement for a description of the impact of the proposed transactions. See pages 31 through 36 regarding the opinion of the financial advisor as to the fairness of the proposed transactions.


     Reasons for the Joint Venture Transactions. Geon believes that the Joint Venture Transactions represent a logical extension of Geon's strategic plans to enhance stockholder value by creating a stronger company with a redirected focus as an international performance polymer and services company with the potential for greater earnings growth and reduced commodity earnings volatility. Geon expects that the Joint Venture Transactions will create in the PVC Partnership a low-cost producer of PVC resins capable of competing effectively in the highly competitive PVC resins industry. We also believe that the Joint Venture Transactions will result in improved product and service offerings to customers which, in turn, will likely enhance their value in their respective market places. The goal of the Partnerships will be to improve long-term cash flow and economic value through the safe and efficient operation of their respective businesses and assets. As a result of the Joint Venture Transactions, Geon expects that over time the Partnerships will achieve significant cost benefits and savings compared to the combined cost to Geon and OxyChem of operating the Contributed Businesses separately.

     Recommendation of the Geon Board of Directors. THE GEON BOARD BELIEVES THAT THE JOINT VENTURE TRANSACTIONS ARE FAIR TO GEON AND IN ITS BEST INTEREST AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE JOINT VENTURE TRANSACTIONS.

     Opinion of Financial Advisor to Geon. In deciding to approve the Joint Venture Transactions, the Geon Board considered the opinion dated December 22, 1998, of its financial advisor, J.P. Morgan Securities Inc. ("J.P. Morgan"). The opinion, which is based upon and subject to the considerations set forth therein, states that as of the date of such opinion, the interest and other consideration proposed to be received by Geon in the Joint Venture Transactions in exchange for the components of the business or assets to be contributed by Geon to the Partnerships was fair to Geon from a financial point of view. This opinion is attached as Annex A to this Proxy Statement. WE ENCOURAGE YOU TO READ THIS OPINION CAREFULLY.

     Certain Consequences of the Joint Venture Transactions. After the closing of the Joint Venture Transactions, Geon will continue to exist in accordance with the current provisions of its Certificate of Incorporation and Bylaws. The businesses retained by Geon following the Joint Venture Transactions will include Geon's vinyl compounding (other than powder/dry blend compounding), specialty resin, and plastisol formulation businesses. These retained businesses, together with Geon's interest in each of the Partnerships, will form the platform from which Geon will seek to become an international performance polymer and service company with the potential for greater earnings growth and reduced commodity earnings volatility. Geon will also retain its 50% equity interest in the Sunbelt Chlor Alkali Partnership, a joint venture with Olin Corporation, and its 37.4% equity interest in Australian Vinyls Corporation, a joint venture with Orica, Ltd. of Melbourne, Victoria, Australia. These retained businesses, along with the consolidated sales of the Compounding Partnership, are expected to have sales in 1999 of $1.2 billion.

     Following the Joint Venture Transactions, Geon will cease operating the PVC suspension and mass resin business it contributed to the PVC Partnership and will participate in the PVC Partnership only through its wholly-owned subsidiary which will own a 24% interest in the PVC Partnership. In addition, as a result of the Joint Venture Transactions, Geon will no longer own the powder compounding assets that it contributed to the Compounding Partnership. However, through its wholly-owned subsidiaries who are partners in the Compounding Partnership, Geon will manage the operations of the Compounding Partnership.

     After the closing, holders of Geon Common Stock will continue to have their voting rights with respect to their shares. However, stockholders will not have the right to directly vote in favor of, or against, the representatives chosen by Geon to serve on the Partnership Governance Committees of the Partnerships. Geon's Chief Executive Officer will appoint such representatives.

     Accounting Treatment. Effective as of the closing, Geon will account for its limited partnership interest in the PVC Partnership on an equity basis and will account for its general partnership interest and limited partnership interest in the Compounding Partnership by recording the net assets contributed by OxyChem at their fair value and consolidating the results of the Compounding Partnership adjusted for OxyChem's minority interest. This accounting treatment is reflected in the pro forma financial statements of Geon that are included in this Proxy Statement.

     Federal Income Tax Consequences. The Joint Venture Transactions will have no federal income tax consequences for the stockholders of Geon. Geon is not expected to recognize gain or loss for federal income tax purposes as a result of the Joint Venture Transactions.


THE TRANSACTION DOCUMENTS (Pages 48-87)


     The Joint Venture Transactions are set forth in detail in nine separate but interrelated agreements consisting of the Master Transaction Agreement (the "Master Agreement"), the Asset Contribution

Agreements, a Partnership Agreement for each Partnership and a Parent Agreement for each Partnership.

     The Master Agreement is a roadmap that describes each party's rights and responsibilities in connection with the Joint Venture Transactions. In addition, it contains (i) covenants governing the interim conduct of the contributed businesses of Geon and OxyChem prior to the closing of the Joint Venture Transactions, (ii) conditions precedent to each of Geon's and OxyChem's obligations to consummate the Joint Venture Transactions, and (iii) provisions for terminating the Joint Venture Transactions. The Master Agreement is attached as Annex B to this Proxy Statement. See "The Master Transaction Agreement."

     The Asset Contribution Agreements for each of Geon and OxyChem with respect to each Partnership set forth (i) the assets being transferred to, and liabilities being assumed by, such Partnership, (ii) the representations and warranties being made by each of Geon and OxyChem, and (iii) the indemnification obligations of Geon, OxyChem, and such Partnership. See "The PVC Asset Contribution Agreements" and "The Compounding Asset Contribution Agreements."

     The Partnership Agreement of each Partnership contains (i) the ownership interest being received by each of Geon and OxyChem in such Partnership, (ii) provisions for the governance of such Partnership, including actions requiring approval of the representatives of both Geon and OxyChem and the development of a strategic plan, (iii) the terms and conditions for the distributions of profits and losses, and (iv) restrictions on the transfer and pledging of membership interests by each partner. See "The PVC Partnership Agreement" and "The Compounding Partnership Agreement."

     The Parent Agreement of each Partnership contains restrictions on the transfer and pledging of the respective interests of Geon and OxyChem in the general and limited partners of the Partnerships. In addition, the Compounding Parent Agreement contains restrictions on Geon, OxyChem and OPC with respect to certain business opportunities and certain standstill provisions. See "The Parent Agreements."


GOVERNANCE (Pages 60 and 74)


     PVC Partnership. The executive officers of the PVC Partnership will manage the day-to-day operations of the PVC Partnership under the supervision of a Partnership Governance Committee (the "PVC Partnership Governance Committee"). The PVC Partnership Governance Committee will act much like a board of directors of a corporation. The PVC Partnership Governance Committee will have six members, three of whom Geon will appoint and three of whom OxyChem will appoint.

     Generally, OxyChem will control the operations and decision-making of the PVC Partnership. However, Geon will have certain protective rights which would preclude OxyChem from taking unilateral action on certain matters. Such matters include changes in the scope of the PVC Partnership's business, approval of the annually updated five-year strategic plan that will define the business goals and strategy of the PVC Partnership, and sales or purchases of assets outside the ordinary course of business or capital expenditures of more than $25 million that are not contemplated by the then-current strategic plan.

     Compounding Partnership. A wholly-owned subsidiary of Geon, which will be the general partner of the Compounding Partnership, will manage the day-to-day operations of the Compounding Partnership under the supervision of a Partnership Governance Committee (the "Compounding Partnership Governance Committee"). The Compounding Partnership Governance Committee will act much like a board of directors of a corporation. The Compounding Partnership Governance Committee will have four members, two of whom Geon will appoint and two of whom OxyChem will appoint.

     Generally, Geon will control the operations and decision-making of the Compounding Partnership. However, OxyChem will have certain protective rights which would preclude Geon from taking unilateral action on certain matters. Such matters include changes in the scope of the Compounding Partner-ship's business, approval of the annually updated three-year strategic plan that will define the business goals and strategy of the Compounding Partnership, and sales or purchases of assets outside the ordinary course of business or capital expenditures of more than $2 million that are not contemplated by the then-current strategic plan.

CONDITIONS TO THE JOINT VENTURE TRANSACTIONS

     The respective obligations of Geon and OxyChem to effect the Joint Venture Transactions are subject to a number of conditions agreed to in the Master Agreement, including the following:

      (i) approval of the Joint Venture Proposal by Geon's stockholders;

      (ii) no legal restraints or prohibitions will exist which will prevent the completion of the Joint Venture Transactions, limit the operation of the business of the Partnerships or limit the ownership of the Partnerships or the Contributed Businesses;

     (iii) no events will have occurred which are likely to have a material adverse effect of the businesses contributed by Geon and OxyChem, except for events that effect the entire industry and affect the two businesses in a similar way; and

     (iv) obtaining certain consents of third parties.

TERMINATION OF THE JOINT VENTURE TRANSACTIONS

     The Boards of Directors of Geon and OxyChem can jointly agree to terminate the Master Agreement and abandon the Joint Venture Transactions at any time prior to closing. Either Geon or OxyChem, acting alone, can terminate the Master Agreement and abandon the Joint Venture Transactions under certain circumstances, including the following:

      (i) the non-terminating party made certain misrepresentations in the Master Agreement or does not honor certain covenants in the Master Agreement;

      (ii) either Geon's or OxyChem's Board of Directors has not duly authorized and approved the Master Agreement and certain related agreements and the transactions contemplated thereby on or before May 1, 1999;

     (iii) a court or governmental authority has prohibited the Joint Venture Transactions; or

     (iv) the closing does not occur on or before July 1, 1999.

OWNERSHIP OF GEON COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(Pages 91-93)



     Directors and executive officers of Geon and its affiliates beneficially owned 1,146,533 shares of Geon Common Stock or 4.72% of the shares of Geon Common Stock outstanding on the Special Meeting Record Date.


                                  RISK FACTORS

LACK OF CONTROL OVER DELIVERY AND QUALITY OF PVC AND VCM

     Currently, Geon internally produces most of the PVC and VCM it uses to manufacture its PVC compounds and specialty resins. As a result, Geon has full control over the delivery and quality of these raw materials. Following the Joint Venture Transactions, the PVC Partnership and OxyChem, through its ownership interest in the PVC Partnership, will control the delivery and quality of PVC and VCM used by Geon in its business. Geon will source most of its PVC resin requirements and all of its VCM requirements through long-term contracts with the PVC Partnership. See "Certain Related Party Transactions." If the PVC Partnership is unable to perform its obligations under those contracts, Geon may be forced to purchase some or all of its requirements from other sources on terms that may be less favorable than the terms of the supply contracts with the PVC Partnership and that may be less favorable than Geon's internal supply arrangements prior to the Joint Venture Transactions. If that happened, because Geon will no longer be producing VCM and PVC for its own use, Geon's continuing operations, excluding its investment in the PVC Partnership, may also be more vulnerable to the fluctuations in the pricing of PVC.

RELINQUISHMENT OF DAY-TO-DAY CONTROL OF THE ASSETS BEING CONTRIBUTED TO THE PVC PARTNERSHIP

     As a result of the Joint Venture Transactions, Geon will give up control over a significant portion of its historical business. Geon will no longer control the day-to-day operations and decision-making of the PVC resins and intermediates assets, raw material procurement, businesses and systems it is contributing to the PVC Partnership. In addition, Geon will no longer be directly involved in the business relationships with customers who, prior to the Joint Venture Transactions, purchased only PVC from Geon. Instead, the PVC Partnership and OxyChem, through its interest in the PVC Partnership, will control such assets, businesses, and business relationships. Although Geon will have certain protective rights which would preclude OxyChem from taking unilateral action on certain significant matters, action on other matters may adversely impact Geon's equity interest. See "The PVC Partnership
Agreement -- Unanimous Voting Requirements."

RELINQUISHMENT OF FULL CONTROL OVER INVESTMENT DECISIONS AND DIVIDEND POLICY OF THE PVC PARTNERSHIP


     After the completion of the Joint Venture Transactions, Geon will no longer have full control over the investment and reinvestment decisions of its PVC suspension and mass resin and intermediates business. These decisions will be shared by Geon and OxyChem. While Geon and OxyChem currently agree on the general plans for the PVC Partnership, Geon and OxyChem may disagree in the future on business plans of the PVC Partnership with respect to expansion, reinvestment, and dividend policies. In particular, approval of two representatives of each of Geon and OxyChem is required to, among other things:
(a) cause the PVC Partnership to engage or invest in any business outside the scope of its PVC suspension and mass resin and intermediates business; (b) dispose of assets outside the ordinary course of business having a fair market value of over $50 million; (c) authorize any acquisition of assets outside the ordinary course of business or any capital expenditure exceeding $25 million;
(d) require capital contributions to the PVC Partnership within any fiscal year if the total of such contributions from the partners exceeds $10 million; (e) make PVC Partnership distributions not contemplated by the strategic plan or the cash management and credit and deposit facilities agreement; or (f) merge with or into another entity. If Geon and OxyChem disagree on whether the PVC Partnership should take any of these actions, the necessary approval will not be obtained, and the PVC Partnership will not be able to take such action. For a more complete list of the actions which require the approval of both Geon and OxyChem see "The PVC Partnership Agreement -- Unanimous Voting Requirements." In addition, if after the fifth anniversary of the PVC Partnership Agreement, the parties cannot agree upon and approve an updated strategic plan, one of the parties may elect to dissolve the PVC Partnership. See "The PVC Partnership Agreement -- Strategic Plans, Annual Budgets, and Expenses" and " -- Dissolution and Termination."

                              RECENT DEVELOPMENTS



     The 1998 fourth quarter unaudited operating results for Geon and the Geon PVC Business are summarized as follows:



                                                                            GEON PVC
                                                                GEON        BUSINESS
                                                              ---------    -----------
                                                              (IN MILLIONS, EXCEPT PER
                                                                    SHARE DATA)
Sales.......................................................   $301.2        $127.7
Employee separation and plant phase-out costs (see page
       ,
  note (iii) herein)........................................     14.6
Operating loss..............................................     (1.2)         (6.5)
Net loss....................................................     (3.0)         (3.6)
Loss per share of common stock
  Basic.....................................................     (.13)
  Diluted...................................................     (.13)



     The complete 1998 fourth quarter financial operating results for the OxyChem Transferred Businesses are not available. The 1998 fourth quarter financial operating results for the OxyChem transferred PVC and VCM business are expected to be consistent with the previous quarters in 1998, except as identified below. The fourth quarter sales volume and average margin of PVC resin (PVC selling price less ethylene and chlorine market costs) remained constant. However, OxyChem's Houston chlor-alkali business experienced a decline in operating earnings in the fourth quarter of 1998, primarily driven by lower chlorine prices. The chlorine price declined $25 per ton reducing earnings by an estimated $5 million based on OxyChem's internal corporate variance analysis for the fourth quarter compared to the third quarter and $78 per ton reducing earnings by an estimated $17 million based on OxyChem's internal corporate variance analysis for the nine month average year-to-date September 1998 pricing. There were no significant sales volume changes in the fourth quarter compared to the previous periods.



     Based on recent forecast data by Chemical Market Associates Inc. ("CMAI") World Vinyls Analysis, an annual publication by a major petrochemical tracking firm, the PVC Partnership is projected to benefit from an approximately 1.0 cent per pound or $40 million increase in the average margin of PVC resin selling prices over ethylene and chlorine market costs in 1999 as compared to 1998. However, CMAI forecasts lower average chlor-alkali electrochemical unit prices and margins of approximately $105 per ton or $95 million in 1999 versus 1998. The PVC Partnership is also projected to benefit an estimated $30 million in 1999 from a full year of an anhydrous hydrogen chlorine supply contract with Bayer Corporation and improved ethylene supply agreements. In addition, some portions of the synergies described in this Proxy Statement are anticipated to be realized in 1999, and higher demand is projected to improve manufacturing capacity utilization. The net impact of these projected variables in 1999 is minimal, resulting in 1999 projected operating earnings of the PVC Partnership approximating the pro forma 1998 results for the nine months of 1998 shown on page 18, plus the 1998 fourth quarter results above.

                 STRUCTURE AFTER THE JOINT VENTURE TRANSACTIONS
                                STRUCTURE CHART

                                                            ------------
                                                            |    OPC    |
                                                            ------------
 --------                                                               |
|  GEON  |                                                         100% |
 --------                                                               |
 |                                                           -----------|
 |                                                           | OXYCHEM  |
 |                                                           -----------|
 |                                                           -----------|
 |                                                     -75%-|OCC PVC LP |--100%-
 |                                                      |    -----------        |
 |                                                      |                       |
 |                               ------------------     |        |              |
 |         -------------        | OXY VINYLS, LP   |    |       100%            |
 |--100%--| GEON PVC LP |--24%--| (PVC Partnership)|----|        |              |
 |         -------------         -----------------      |    -----------        |
 |                                                      -1%-| OCC PVC GP|       |
 |                                                           -----------        |
 |         ---------------                                                      |
 |        |    GEON       |                                                     |
 |--100%--|Compounding LP |--89%--    ---------------                           |
 |         ---------------        |  | PVC POWDER    |      --------------      |
 |                                |  |  BLENDS, LP   |     |    OCC       |     |
 |         ---------------        ---| (Compounding  |-10%-|Compounding LP|-100%|
 |        |     GEON      |       |  |  Partnership) |      --------------
 |--100%--| Compounding GP|--1%-- |   ---------------
 |         ----------------
 |

   SELECTED AND UNAUDITED PRO FORMA FINANCIAL DATA OF GEON AND OF THE OXYCHEM
                             TRANSFERRED BUSINESSES

INTRODUCTION

     Set forth below are selected financial data of Geon and the OxyChem Transferred Businesses, together with unaudited pro forma financial data of Geon. The term "OxyChem Transferred Businesses" refers to OxyChem's Contributed Businesses and the Burlington and Pasadena Subject Businesses which are being transferred by OxyChem and other affiliates of Occidental Petroleum Corporation ("OPC") to the Partnerships and Geon as described in this Proxy Statement. Geon's Unaudited Pro Forma Condensed Consolidated Financial Statements reflect pro forma adjustments to give effect to the Joint Venture Transactions and related transactions whereby: (a) Geon will contribute to the PVC Partnership the Geon PVC Contributed Business in exchange for a 24% interest in the PVC Partnership and the PVC Partnership's assumption of certain of its liabilities;
(b) OxyChem will contribute to the PVC Partnership the OxyChem PVC Contributed Business in exchange for a 76% interest in the PVC Partnership and the PVC Partnership's assumption of certain of its liabilities; (c) Geon will contribute to the Compounding Partnership the Geon Compounding Contributed Business in exchange for a 90% interest in the Compounding Partnership and the Compounding Partnership's assumption of certain of its liabilities; (d) OxyChem will contribute to the Compounding Partnership the OxyChem Compounding Contributed Business in exchange for a 10% interest in the Compounding Partnership and the Compounding Partnership's assumption of certain of its liabilities; (e) Geon will realize a net $110 million in cash and working capital retention benefits from the PVC Partnership; and (f) OxyChem will transfer to Geon its PVC flexible film and specialty pellet compound businesses in exchange for approximately $27 million.

SELECTED FINANCIAL DATA


     The selected financial data of Geon set forth below for the years ended December 31, 1997, 1996, and 1995, are derived from and should be read in conjunction with the audited consolidated financial statements of Geon and the related notes thereto included herein. The selected financial data of Geon for the years ended December 31, 1994, and 1993, have been derived from the audited consolidated financial statements of Geon. The unaudited pro forma selected financial data of Geon for the year ended December 31, 1993, reflect certain pro forma adjustments to give effect to the initial public offering of its common stock on April 29, 1993. The financial data of Geon as of and for the nine months ended September 30, 1998, and 1997, are derived from and should be read in conjunction with the unaudited condensed consolidated financial statements of Geon and the related notes thereto included herein.


     The selected financial data of the OxyChem Transferred Businesses set forth below as of and for the periods ended December 31, 1997, 1996, and 1995, are derived from and should be read in conjunction with the audited combined financial statements of the OxyChem Transferred Businesses and the related notes thereto included herein. The selected historical financial data of the OxyChem Transferred Businesses for the years ended December 31, 1994, and 1993, have been derived from their unaudited combined financial statements. The historical financial data of the OxyChem Transferred Businesses as of and for the nine months ended September 30, 1998, and 1997, are derived from and should be read in conjunction with the unaudited combined financial statements of the OxyChem Transferred Businesses and the related notes thereto included herein.

     In the opinion of Geon's management, the unaudited financial data of Geon have been prepared on a basis consistent with that of the audited financial statements and the interim financial data include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of interim results.

     In the opinion of OxyChem's management, the unaudited financial data of the OxyChem Transferred Businesses have been prepared on a basis consistent with that of the audited financial state-ments and the interim financial data include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of interim results.


     Selected financial data for Geon and the OxyChem Transferred Businesses may not be indicative of their future performance. See "Cautionary Note Regarding Forward-Looking Statements." Furthermore, the selected financial data presented below does not reflect certain pro forma adjustments giving effect to the Joint Venture Transactions and related transactions. The selected financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of Geon and the combined financial statements and notes thereto of the OxyChem Transferred Businesses included in this Proxy Statement. See "Index to Financial Statements." Historical earnings per share and dividend data have not been presented for the OxyChem Transferred Business because there is no separate identifiable pool of capital for the relevant periods upon which a per share calculation could be based.



ADDITIONAL FINANCIAL INFORMATION



     For your information, included with this Proxy Statement at pages F-52 through F-74 are the Audited Consolidated Financial Statements of Geon and the related notes thereto, and the information appearing under the caption, "Management's Discussion and Analysis of the Financial Condition and Results of Operations", and at pages F-75 through F-88, Geon's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

                                THE GEON COMPANY

                            SELECTED FINANCIAL DATA

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                             NINE MONTHS
                                ENDED                            YEAR ENDED DECEMBER 31
                            SEPTEMBER 30     ---------------------------------------------------------------
                           ---------------                                               PRO FORMA
                            1998     1997      1997       1996       1995       1994      1993(d)    1993(c)
                           ------   ------   --------   --------   --------   --------   ---------   -------
Income statement data:
  Net sales..............  $983.2   $937.7   $1,250.0   $1,144.4   $1,267.8   $1,208.6    $972.5     $982.8
  Employee separation and
    plant phase-out......      --     15.0       15.0         --       63.9         --       9.7        9.7
  Operating income.......    38.5     40.6       52.0       29.9       63.3      102.1      14.5       18.6
  Income before
    extraordinary item
    and cumulative effect
    of change in method
    of accounting........    16.8     19.0       22.5       12.2       32.2       57.9       2.2        6.0
  Net Income.............    16.8     19.0       22.5       12.2       32.2       56.6(a)     1.1(b)    4.9(b)
Balance sheet data
  (at period end):
  Total assets...........   818.5    793.6      872.9      736.9      752.0      791.7                721.2
  Long term debt.........   135.7    136.7      136.4      137.2      137.9       93.0                 88.3
Other data:
  Earnings per share,
    basic................     .73      .83        .98        .51       1.28       2.06       .04
  Earnings per share,
    diluted..............     .71      .81        .95        .50       1.24       2.03       .04
  Dividends per common
    share................    .375     .375        .50        .50        .50        .50      .375

---------------

(a) Reflects an extraordinary loss on early extinguishment of debt which reduced net income by $1.3 million in 1994.

(b) Reflects the cumulative effect of a change in method of accounting for post retirement benefits which reduced net income by $1.1 million in 1993.

(c) On February 11, 1993, Geon was formed as a wholly owned subsidiary of The BFGoodrich Company ("BFG") in preparation for the initial public offering of its common stock on April 29, 1993. BFG transferred to Geon substantially all of the operating assets and liabilities of its Geon Vinyl Division, other than the net assets of the chlor-alkali, ethylene and utility operations of BFG located principally at Calvert City, Kentucky (the "Calvert Facilities"), in exchange for Geon's common stock.

    The historical results for 1993 include the results of operations associated with the Calvert Facilities through February 28, 1993. The cost of VCM consumed from the Calvert Facilities was recorded at historical intercompany cost through April 29, 1993.

(d) The pro forma results for 1993 exclude the results of operations associated with the Calvert Facilities. The data is also presented as if Geon purchased the VCM associated with the Calvert Facilities at market prices rather than at historical intercompany costs. Subsequent to the initial public offering of Geon Common Stock on April 29, 1993, purchases of VCM from BFG were at market prices. The pro forma results also include the cost associated with certain May 1993 bank arrangements, as if they had occurred at the beginning of 1993.

    Historical earnings per share for 1993 have been omitted because until March 1, 1993, Geon was a division of BFG and had no stock authorized, issued or outstanding. The 1993 unaudited pro forma earnings per share amounts were computed based on the weighted average number of shares of common stock outstanding and common stock equivalents. The pro forma computation through the date of the initial public offering includes all shares outstanding on completion of the initial public offering plus the dilutive effect of options at the time of the initial public offering.

                         OXYCHEM TRANSFERRED BUSINESSES

                            SELECTED FINANCIAL DATA

                                 (IN MILLIONS)

                                          NINE MONTHS
                                             ENDED
                                          SEPTEMBER 30            YEAR ENDED DECEMBER 31
                                          ------------    --------------------------------------
                                          1998    1997    1997    1996     1995     1994    1993
                                          ----    ----    ----    ----    ------    ----    ----
Income statement data:
  Net sales.............................  $661    $727    $994    $957    $1,048    $862    $724
  Operating income......................    53      87      69(a)  147       295     154      93
  Net income............................    28      51      39(a)   87       178      89      55
Balance sheet data (at period end):
  Total assets..........................   770     724     735     688       640     612     590
Long Term Debt..........................    22      22      22      22        22      22      22

---------------
(a) Includes pre-tax asset impairment charge of $37.5 million of which $32.8 million relates to the Burlington Subject Business.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated financial statements of Geon reflect the Joint Venture Transactions and related transactions as if they had been completed on September 30, 1998, for pro forma balance sheet data purposes and on January 1, 1997, for pro forma income statement data purposes. The Unaudited Pro Forma Condensed Consolidated Statements of Income include amounts derived from the audited Consolidated Statement of Income of Geon for the year ended December 31, 1997, the Unaudited Condensed Consolidated Statement of Operations of Geon for the nine months ended September 30, 1998, the Unaudited Statements of Income of the Geon PVC Business for the year ended December 31, 1997, and the nine months ended September 30, 1998, the audited Combined Statement of Operations of the OxyChem Transferred Businesses for the year ended December 31, 1997, and the Unaudited Combined Statement of Operations of the OxyChem Transferred Businesses for the nine months ended September 30, 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet includes amounts derived from the Unaudited Condensed Consolidated Balance Sheet of Geon, the Unaudited Condensed Balance Sheet of the Geon PVC Business, and the Unaudited Combined Balance Sheet of the OxyChem Transferred Businesses as of September 30, 1998. OxyChem's transfer of its flexible film and specialty pellet compound businesses to Geon and OxyChem's business contributed to the Compounding Partnership are collectively referred to as the "Acquired Businesses" in the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements.

     For accounting purposes, Geon's interest in the PVC Partnership will be reflected on the equity basis. Geon's majority ownership of the Compounding Partnership requires the assets and liabilities contributed by OxyChem to the Compounding Partnership to be valued at their estimated fair value in Geon's consolidated financial statements. OxyChem's transfer of its PVC flexible film and specialty pellet compound businesses to Geon requires the assets and liabilities transferred to be valued at their estimated fair value in Geon's consolidated financial statements. Certain pro forma adjustments result from a preliminary determination of purchase accounting adjustments and are based upon information provided by management of OxyChem and certain assumptions that management of Geon considers reasonable under the circumstances. Consequently, the amounts reflected in Geon's Unaudited Pro Forma Condensed Consolidated Financial Statements are subject to change.

     The contributions by Geon to the PVC Partnership and the Compounding Partnership will trigger the recognition of an estimated after-tax gain of $57 million in the period in which the Joint Venture Transactions and related transactions occur. Such contributions include, for accounting purposes, a sale of 76% of Geon's PVC Contributed Business to OxyChem and a sale of 10% of Geon's Compounding Contributed Business to OxyChem. The resultant gain represents the excess of fair value (including the realization of a net $110 million in cash and working capital retention benefits from the PVC Partnership) over book value for the 76% and 10% of Geon's PVC and Compounding Contributed Businesses, respectively.

     In the Unaudited Pro Forma Condensed Consolidated Financial Statements, the following components comprise the net $110 million in cash and working capital retention benefits:

                                                                $ MILLIONS
                                                                ----------
Working capital of Geon's PVC Contributed Business retained
  by Geon...................................................      $  70
Cash realized from the PVC Partnership to Geon..............         76
Purchase price paid by Geon to OxyChem for the PVC flexible
  film and specialty pellet compound businesses.............        (27)
Geon's share of the PVC Partnership's incremental
  financing.................................................         (9)
                                                                  -----
                                                                  $ 110
                                                                  =====


     The Unaudited Pro Forma Condensed Consolidated Financial Statements of Geon and the accompanying notes should be read in conjunction with the audited and unaudited consolidated financial statements of Geon, the unaudited financial statements of the Geon PVC Business, and the related notes thereto, and the audited and unaudited combined financial statements of the OxyChem Transferred Businesses, and related notes thereto, included herein.


     The Unaudited Pro Forma Condensed Consolidated Financial Statements of Geon do not purport to be indicative of what Geon's financial condition or results of operations would have been had the Joint Venture Transactions and related transactions in fact been consummated as of the assumed dates and for the periods presented, nor are they indicative of the results of operations or financial condition for any future period or date. In addition, Geon's Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect the synergies or synergy costs expected to result from the Joint Venture Transactions. As discussed elsewhere in this Proxy Statement, it is anticipated that the PVC Partnership will capture up to $80 million annually (or the equivalent of 2c per pound of PVC resin produced by the PVC Partnership) of synergies. These synergies are expected to be fully realized by the year 2001. It is anticipated that an aggregate of $18 million of costs and $45 million of capital expenditures will be incurred by the Partnerships during the period 1999 through 2000 related to achieving the synergies. Geon expects its aggregate share of the synergies resulting from the Partnerships to approximate $27 million and the costs of such synergies to approximate $7 million. See "The Joint Venture Transactions -- Reasons for the Joint Venture Transactions."

                                THE GEON COMPANY
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1998
                                 (IN MILLIONS)


                                                                                          ACQUIRED
                                                                                         BUSINESSES
                                                              INVESTMENT                  PURCHASE
                                                                IN PVC                   ACCOUNTING
                                                  DEDUCT      PARTNERSHIP      ADD           AND
                                                 GEON PVC         AND        ACQUIRED       OTHER       PRO
                                   HISTORICAL    BUSINESS     ADJUSTMENTS   BUSINESSES   ADJUSTMENTS   FORMA
                                   ----------   -----------   -----------   ----------   -----------   ------
ASSETS                                                (a)
Current assets:
  Cash and cash equivalents......    $ 15.2       $    .1                                              $ 15.1
  Trade receivables (net)........      86.8          19.7       $  19.7(m)    $   .5        $22.6(e)    109.9
  Inventories....................     121.7          41.5          14.6(m)      35.5          1.0(e)    131.3
  Other current assets...........      23.6            .9                        1.8                     24.5
                                     ------       -------       -------       ------        -----      ------
Total current assets.............     247.3          62.2          34.3         37.8         23.6       280.8
Property, plant, and equipment
  (net)..........................     448.1         226.1          (6.0)(b)     10.4          2.6(e)    229.0
Other non-current assets:
  Investments, note receivable
    and other assets.............     123.1           9.0                                               114.1
  Investment in partnership......                                 204.2(c)                              204.2
                                     ------       -------       -------       ------        -----      ------
TOTAL ASSETS.....................    $818.5       $ 297.3       $ 232.5       $ 48.2        $26.2      $828.1
                                     ======       =======       =======       ======        =====      ======
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Notes payable..................    $ 49.8                     $ (76.0)(i)                 $27.0(f)   $   .8
  Current maturities of long term
    debt.........................        .9       $    .2                                                  .7
  Trade accounts payable.........     147.6          66.0                     $ 13.8                     95.4
  Accrued expenses and other
    liabilities..................      58.9          14.9          18.0(b)       1.1          (.5)(k)    82.0
                                                                   12.9(m)                    6.5(e)
                                     ------       -------       -------       ------        -----      ------
Total current liabilities........     257.2          81.1         (45.1)        14.9         33.0       178.9
Non-current liabilities:
  Long term debt.................     135.7           9.6                                               126.1
  Deferred income taxes..........      34.9                        30.0(d)                    4.3(l)     69.2
  Other liabilities..............     162.7           1.9            .6(m)      13.2         (4.8)(k)   165.1
                                                                   (4.7)(n)
  Minority interest..............                                                             4.0(g)      4.0
                                     ------       -------       -------       ------        -----      ------
TOTAL LIABILITIES................  590.5...          92.6         (19.2)        28.1         36.5       543.3
Total stockholders' equity.......     228.0         204.7         251.7(o)      20.1          9.8(h)    284.8
                                                                                            (20.1)(j)
                                     ------       -------       -------       ------        -----      ------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY...........  81$8.5...      $ 297.3       $ 232.5       $ 48.2        $26.2      $828.1
                                     ======       =======       =======       ======        =====      ======

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET:

          (a) Reflects the historical cost of the assets and liabilities of the Geon PVC Business. The Geon PVC Business refers to Geon's suspension and mass resin business including certain assets and liabilities, described in notes (m) and (n) below, which will be retained by Geon.

          (b) Reflects accrual of direct transaction costs related to the formation of the PVC Partnership to be borne by Geon and the write-off of non-contributed assets related to Geon's PVC business consisting of management information systems assets that will no longer be used once the PVC Partnership is formed.

          (c) Geon's investment in the PVC Partnership is as follows:

Fair Market Value of OxyChem's PVC Contributed Business.....    $750.0
Fair Market Value of Geon's PVC Contributed Business........     234.0
                                                                ------
                                                                 984.0
Geon Ownership Percentage...................................        24%
                                                                ------
                                                                 236.2
Cash Received...............................................      76.0
                                                                ------
                                                                 312.2
Net book value, net of assets and liabilities retained by
  Geon, of Geon's contributed net assets....................    (179.2)
                                                                ------
                                                                 133.0
Ownership Percentage sold to OxyChem........................        76%
                                                                ------
Pre-tax Gain before one time charges associated with
  formation of the PVC Partnership..........................     101.0
Plus net book value, net of assets and liabilities retained
  by Geon, of Geon's contributed net assets.................     179.2
Less cash received..........................................     (76.0)
                                                                ------
Investment in PVC Partnership...............................    $204.2
                                                                ======

          (d) Represents the income tax effects, computed at an estimated effective tax rate of 39%, associated with the gain on the contribution of Geon's net assets to the PVC Partnership and the direct costs related to the formation of the PVC Partnership.

          (e) Represents adjustments for the Acquired Businesses under the purchase method of accounting as follows:

- Trade receivables (net)                                     $22.6
    To reflect trade receivables of the Acquired
Businesses   which were sold under a receivables sales
agreement. The   receivables sales agreement will be
terminated as it related   to the Acquired Business as of
the date of acquisition.
- Inventories                                                 $ 1.0
    To write-up the acquired inventories to fair value.
- Property, plant and equipment, net                          $ 2.6
    To write-up the acquired property, plant and equipment
to   fair value and to reflect the write-off of plant and
equipment   of Geon's Conroe, Texas, facility.
- Accrued expense and other liabilities   To reflect the      $ 6.5
  accrual of costs primarily associated with the
    demolition of an idle facility of the Acquired
  Businesses   and the closure of Geon's Conroe, Texas,
  facility.

          (f) Represents the amount payable to OxyChem to affect the acquisition of the PVC flexible film and specialty pellet compound businesses.

          (g) Represents the minority interest liability related to OxyChem's 10% ownership interest in the Compounding Partnership.

          (h) Represents the after-tax effects of the gain on the contribution of Geon's net assets to the Compounding Partnership.

          (i) To reflect the reduction of debt resulting from the $76 million of cash received from the PVC Partnership.

          (j) To eliminate the equity accounts of the Acquired Business under purchase method of accounting.

          (k) To reflect certain obligations of OxyChem which will not be contributed to the Compounding Partnership or transferred to Geon.

          (l) Represents the income tax effects, computed at an estimated effective tax rate of 39%, associated with the gain on the contribution of Geon's net assets to the Compounding Partnership and the purchase price adjustments relating to the Acquired Businesses. Such gain represents the difference between the fair value and historical net book value of 10% of Geon's compounding net assets.

          (m) Reflects the following items which will not be contributed to the PVC Partnership and will be retained by the Company: accounts receivable (net of receivables sold of $35.7 million at September 30, 1998), certain inventories, and accrued liabilities primarily consisting of sales taxes, environmental, and employee liabilities.

          (n) To reflect the assumption by the PVC Partnership of the Geon corporate liability for post retirement health care for active employees transferring employment to the PVC Partnership.


          (o) Geon's equity will increase $47 million as a result of the formation of the PVC Partnership. This increase represents the gain on Geon's disposition of 76% of its interest in such business.



Equity after Geon's investment in the PVC Partnership and
  adjustments                                                   $251.7
Equity of the Geon PVC Business on a historical basis           (204.7)
                                                                ------
Equity increase at formation                                    $ 47.0
                                                                ======

                                THE GEON COMPANY
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                          ACQUIRED
                                                          INVESTMENT IN                  BUSINESSES
                                                               PVC                        PURCHASE
                                              DEDUCT       PARTNERSHIP       ADD       ACCOUNTING AND
                                             GEON PVC          AND         ACQUIRED        OTHER         PRO
                               HISTORICAL    BUSINESS      ADJUSTMENTS    BUSINESSES    ADJUSTMENTS     FORMA
                               ----------   -----------   -------------   ----------   --------------   ------
Sales........................    $983.2       $450.0        $  105.7(g)     $129.1                      $768.0
Cost of goods sold...........     844.5        440.9           105.7(g)      113.6         $ (2.4)(k)    627.0
                                                                 6.5(b)
Depreciation and
  amortization...............      44.8         21.9                           1.7           .1(c)        24.7
Selling, general and
  administrative expenses....      55.4         15.8             7.1(b)        6.2                        52.9
                                 ------       ------        --------        ------         ------       ------
Operating income (loss)......      38.5        (28.6)          (13.6)          7.6            2.3         63.4
Interest (expense)...........     (12.2)         (.8)            3.7(j)                      (1.3)(d)     (9.0)
Interest income..............       1.8                                                                    1.8
Other income (expense),
  net........................        .2          (.2)                          (.7)            .7(k)        .4
Equity (loss) of
  partnership................                                    (.8)(a)                                   (.8)
Minority interest............                                                                 (.9)(e)      (.9)
                                 ------       ------        --------        ------         ------       ------
Income (loss) before
  provision for income
  taxes......................      28.3        (29.6)          (10.7)          6.9             .8         54.9
(Expense) benefit for income
  taxes......................     (11.5)        11.5             4.2(f)       (2.8)           (.3)(f)    (21.9)
                                 ------       ------        --------        ------         ------       ------
NET INCOME (LOSS)............    $ 16.8       $(18.1)       $   (6.5)       $  4.1         $   .5       $ 33.0
                                 ======       ======        ========        ======         ======       ======
EARNINGS PER SHARE OF COMMON
  STOCK:
Basic........................       .73                                                                   1.44
Diluted......................       .71                                                                   1.40
NUMBER OF SHARES USED TO
  COMPUTE EARNINGS PER SHARE:
Basic........................      22.9                                                                   22.9
Diluted......................      23.6                                                                   23.6

                                THE GEON COMPANY
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                        ACQUIRED
                                                        INVESTMENT IN                  BUSINESSES
                                                             PVC                        PURCHASE
                                            DEDUCT       PARTNERSHIP       ADD       ACCOUNTING AND
                                           GEON PVC          AND         ACQUIRED        OTHER         PRO
                             HISTORICAL    BUSINESS      ADJUSTMENTS    BUSINESSES    ADJUSTMENTS     FORMA
                             ----------   -----------   -------------   ----------   --------------   ------
Sales......................   $1,250.0      $795.1         $181.2(g)      $177.5                      $813.6
Cost of goods sold.........    1,080.3       724.8          181.2(g)       160.8         $  1.0(l)     705.0
                                                              8.6(b)                       (2.1)(k)
Depreciation and
  amortization.............       53.3        29.5                           1.8             .1(c)      25.7
Selling, general and
  administrative
  expenses.................       49.4        19.4            9.4(b)        10.4           (2.4)(k)     47.4
Employee separation and
  asset impairment.........       15.0         3.1                          32.8                        44.7(h)(i)
                              --------      ------         ------         ------         ------       ------
Operating income (loss)....       52.0        18.3          (18.0)         (28.3)           3.4         (9.2)(h)(i)
Interest (expense).........      (11.9)       (0.8)           4.9(j)                       (1.8)(d)     (8.0)
Interest income............        0.7                                                                    .7
Other income (expense),
  net......................       (6.2)       (0.5)                         (1.1)           1.1(k)      (5.7)
Equity earnings of
  partnership..............                                  21.9(a)                                    21.9
Minority interest
  (expense)................                                                                (1.0)(e)     (1.0)
                              --------      ------         ------         ------         ------       ------
Income (loss) before
  provision for income
  taxes....................       34.6        17.0            8.8          (29.4)           1.7         (1.3)
(Expense) benefit for
  income taxes.............      (12.1)(m)     (6.6)         (3.4)(f)       11.5            (.7)(f)      1.9
                              --------      ------         ------         ------         ------       ------
NET INCOME.................   $   22.5      $ 10.4         $  5.4         $(17.9)        $  1.0       $   .6(h)(i)
                              ========      ======         ======         ======         ======       ======
EARNINGS PER SHARE OF
  COMMON STOCK:
Basic......................        .98                                                                   .03
Diluted....................        .95                                                                   .03
NUMBER OF SHARES USED TO
  COMPUTE EARNINGS PER
  SHARE:
Basic......................       22.9                                                                  22.9
Diluted....................       23.6                                                                  23.6

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (IN MILLIONS):


     For the nine months ended September 30, 1998, Geon's pro forma net income was $33 million, or $16.2 million above its historical net income for the period. The Geon PVC Business had an operating loss for the nine months ended September 30, 1998, of $28.6 million. This operating loss primarily results from the historic low margins of the PVC industry. The industry conditions are more fully discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included in Geon's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, included herein. Geon's pro forma equity loss in the PVC Partnership is $.8 million, or $27.8 million lower than the operating loss of the Geon PVC Business. This lower pro forma loss resulting from the PVC Partnership primarily reflects the relative higher year-to-date operating margins of OxyChem's chlor-alkali business. However, the margins in the chlor-alkali industry have decreased considerably during the second half of 1998.


     The 1997 pro forma net income includes special pre-tax charges taken by Geon of $11.9 million for employee separation and $32.8 million for asset impairments reported by the Acquired Businesses. Excluding these special charges, pro forma net income would have been $27.9 million or $1.18 of earnings per diluted share.

          (a) To reflect the sum of Geon's 24% share of the pro forma PVC Partnership income for the period and the amortization of the difference between the carrying value of Geon's investment in and its underlying equity in the PVC Partnership. Geon's share of the earnings from the PVC Partnership have also been reduced by the amount of supplemental pension benefit costs associated with former Geon personnel who continue employment with the PVC Partnership. Such benefits will be paid by Geon.

     Such income is computed as follows:

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,         YEAR ENDED
                                                 1998           DECEMBER 31, 1997
                                           -----------------    -----------------
Pre-tax income (loss) contributed by:
  Geon PVC Business......................       $(29.6)              $ 17.0
  OxyChem PVC Transferred Business.......         40.4                 92.9
Pro forma adjustments of the PVC
  Partnership............................        (13.6)               (18.7)
                                                ------               ------
                                                  (2.8)                91.2
Geon's ownership in the PVC
  Partnership............................           24%                  24%
                                                ------               ------
Geon's share of the PVC Partnership's
  earnings (loss)........................          (.7)                21.9
Amortization of the difference between
  Geon's investment in and underlying
  equity in the PVC Partnership..........           .7                  1.0
Supplemental Pension Benefit Costs.......          (.8)                (1.0)
                                                ------               ------
Geon's pro forma equity income (loss)
  from the PVC Partnership...............       $  (.8)              $ 21.9
                                                ======               ======

     The PVC Partnership Pro Forma adjustments are comprised of the following items:

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,         YEAR ENDED
                                                 1998           DECEMBER 31, 1997
                                           -----------------    -----------------
Adjust PVC and VCM pricing to supply
  contracts (Represents adjustments to
  the historical PVC and VCM pricing of
  the Geon PVC Business and the OxyChem
  PVC Transferred Business to reflect the
  pricing terms of the PVC and VCM supply
  contracts between the PVC Partnership
  and the parent companies.).............       $ (5.8)              $ (6.8)
Incremental Depreciation (Represents
  incremental depreciation on the
  write-up to fair value of Geon's PVC
  Contributed Assets.)...................         (5.3)                (7.1)
Interest on PVC Partnership debt
  (Represents the PVC Partnership's
  interest expense relating to the $110
  million to be paid to Geon or to
  finance initial working capital
  requirements)..........................         (2.6)                (4.9)
Other....................................           .1                   .1
                                                ------               ------
                                                $(13.6)              $(18.7)
                                                ======               ======

          (b) Represents overhead and selling, general and administrative costs historically allocated to the Geon PVC Business that will not be transferred to the PVC Partnership.

          (c) Represents incremental depreciation expense due to the write-up of property of the Acquired Businesses to fair market value under the purchase method of accounting.

          (d) Includes incremental interest expense based on the $27 million payable to OxyChem for the acquisition of the Acquired Businesses at an estimated borrowing rate of 6.5%.

          (e) Represents the minority interest related to OxyChem's 10% interest in the Compounding Partnership.

          (f) To record the tax effect of the pro forma adjustments using an estimated income tax rate of 39% for both the 1998 and 1997 periods.

          (g) To adjust for the historical elimination in consolidation of revenue and cost of sales related to the sale of PVC and VCM from the Geon PVC Business to the other businesses of Geon.

          (h) Includes a pre-tax asset impairment charge of $32.8 million relating to the Burlington Subject Business.

          (i) Includes a pre-tax employee separation charge of $11.9 million.

          (j) Reflects the reduction in interest expense associated with the $76 million reduction in debt at an estimated short-term borrowing rate of 6.5%.

          (k) Reflects the reversal of costs associated with obligations and assets of the Acquired Businesses which will not be transferred to Geon and adjusts PVC resin costs to the PVC Partnership's PVC supply contract with OxyChem as follows:



                                                          NINE MONTHS ENDED        YEAR ENDED
                                                         SEPTEMBER 30, 1998     DECEMBER 31, 1997
                                                         -------------------    -----------------
Adjust PVC resin costs to the supply contract
  (represents an adjustment to OxyChem's historical
  transfer prices to reflect the pricing terms of its
  PVC supply contract with the PVC Partnership)........         $2.3                  $2.0
Other..................................................           .1                    .1
                                                                ----                  ----
     Cost of goods sold................................          2.4                   2.1
Reverse environmental expense relating to environmental
  liabilities to be retained by OxyChem (classified as
  selling, general, and administrative expense)........                                2.4
Reverse OxyChem's allocation of the discount from the
  sale of receivables pursuant to a receivables sales
  agreement, which will be terminated and total trade
  receivables from customers transferred to the
  Compounding Partnership and Geon (classified as other
  expense).............................................           .7                   1.1
                                                                ----                  ----
                                                                $3.1                  $5.6
                                                                ====                  ====


          (l) Represents the incremental costs of sales due to the write-up of acquired inventory to fair market value under the purchase method of accounting.

          (m) In 1997, Geon recorded certain adjustments to its prior year's income tax liability which reduced Geon's effective income tax rate to 35% for the year ended December 31, 1997.

The Unaudited Pro Forma Consolidated Statements of Income do not reflect the following:

             (i) The one time after tax gain of $57 million resulting from Geon's contributions to the PVC Partnership and the Compounding Partnership, which for accounting purposes are treated as a sale of 76% of Geon's PVC Contributed Businesses to OxyChem and a sale of 10% of Geon's Compounding Contributed Business to OxyChem. The resultant gain represents the excess of fair value (including cash received of $76 million) over the book value of the 76% and 10% of Geon's PVC and Compounding Contributed Businesses, respectively.


     Such gain is net of certain one-time costs directly related to the formation of the PVC Partnership and Compounding Partnership as follows:



COSTS ATTRIBUTED TO THE FORMATION OF THE
            PVC PARTNERSHIP
----------------------------------------
One-time benefit payment to be made to
  Geon employees that will become
  employees of the PVC Partnership.....   $ (5.0)
Transaction costs (legal, accounting)...    (8.0)
Personnel costs (consisting primarily of
  pension and post-retirement benefit
  curtailment losses)..................     (5.0)
Loss on write-off of capitalized
  software cost specifically related to
  the management information systems of
  Geon's PVC Contributed Business......     (6.0)
                                          ------
                                          $(24.0)
                                          ======



COSTS ATTRIBUTED TO THE FORMATION OF THE
        COMPOUNDING PARTNERSHIP
----------------------------------------
Conroe, Texas, powder plant closures
  Asset write-off......................   $ (2.5)
  Employee separation..................     (1.5)
                                          ------
                                          $ (4.0)

             (ii) The synergies and the cost of such synergies expected to be realized by Geon as a result of the Joint Venture Transactions. Geon expects its share of the synergies and the cost of such synergies resulting from the PVC Partnership to approximate $20 million and $4 million, respectively, and the synergies and related costs of the synergies related to the Compounding Partnership to approximate $7 million and $3 million, respectively. The synergies are expected to be fully realized in 2001, and the costs of such synergies are expected to be incurred in 1999 and 2000. Such synergies, as they relate to the PVC Partnership, are expected to be realized from cost reductions resulting from production, logistics, and distribution efficiencies; the consolidation of production facilities, reductions in executive management positions and related compensation and benefits; elimination of duplicate overhead, staffing and information systems costs; the consolidation of research and development facilities, as well as, legal, environmental, health and safety and risk management services; and reductions in the cost of property and liability insurance coverage. The synergies related to the Compounding Partnership are expected to be realized through the reduction of excess production capacity, the benefits resulting from the volume purchasing of materials, and the reduction of selling, general and administrative costs.

             (iii) The charges and expected cost savings associated with Geon's consolidation of its compounding operations.


             In the fourth quarter of 1998, Geon recorded employee separation and plant phase out charges of $14.6 million relating to Geon's consolidation of its compounding operations. This plan of consolidation includes the closing of two manufacturing plants and the partial closing of production lines at other manufacturing plants. The affected facilities are those of the former Synergistics operations that Geon acquired in the fourth quarter of 1997. The manufacturing of products made at such sites will be transferred to other plants utilizing existing capacity. The consolidation resulted in the write-off of software, machinery and equipment and, at the affected sites, employee separation costs related to the elimination of approximately 250 positions, and charges related to other costs associated with the plant sites consisting primarily of demolition and lease termination costs. The charges taken in the fourth quarter of 1998 and those anticipated to be taken in the first quarter of 1999 related to the elimination of 250 positions relate to termination costs (severence benefits and outplacement services). The costs associated with services rendered by the employees through the date of termination will be charged to operations as incurred.



             The fourth quarter 1998 activity relating to the accrual for the consolidation of the compound operations consisted of payments of $.7 million and charges totaling $14.6 million as follows:



             (a) the non-cash write-off of fixed assets with a net book value of $5.3 million. Such fixed assets will be demolished by June 1999;



             (b) employee separation costs of $5.0 million of which cash payments of $.7 million were made as of December 31, 1998, and the remaining cash payments will be made through mid-2000. No employee terminations occurred through December 31, 1998. Termination of 180 individuals is expected to be completed by mid-1999, in connection with the elimination of the 250 positions described above; and



             (c) other site closure costs of $4.3 million consisting of $3.3 million of accrued demolition costs and $1.0 million of incurred legal and professional fees.



             Geon also anticipates incurring, in the first quarter of 1999 and upon formation of the powder compound joint venture, estimated costs totaling $7.5 million relating to the completion of the compound consolidation plan. The amounts expected to be incurred are as follows:
        (a) accelerated depreciation of $1.4 million and related disposition costs of $2.0 million related to certain compounding operating assets which were identified at the end of the fourth quarter of 1998 as assets to be taken out of service by the end of the second quarter of 1999, (b) lease termination costs of $.1 million, and (c) costs associated with exiting Geon's Conroe, Texas, powder compounding facility, which will be closed subject to the consummation of the Joint Venture Transactions, totaling $4.0 million. The costs of closing the Conroe, Texas, facility primarily represent non-cash write-offs of fixed assets with a net book value of $2.0 million and other assets with a carrying value of $.5 million, and cash employee separation costs of approximately $1.5 million relating to the termination of 70 individuals in connection with the elimination of the 250 positions discussed above. These terminations are expected to be completed by mid-1999. All sites and production lines in the plan are projected to be closed by mid-1999.


             The consolidation is expected to produce total cost savings of $6 million in 1999 and $14 million annually thereafter.

                              THE SPECIAL MEETING


     We are providing this Proxy Statement to the stockholders of Geon in connection with the solicitation by the Geon Board of proxies to be used at the Special Meeting of the stockholders to be held on Monday, April 19, 1999, at 9:00 a.m., Eastern Standard Time, at The Fountaine Bleau Party Center, 635 Miller Road, Avon Ohio, and any adjournment thereof. This Proxy Statement is to inform the stockholders of Geon of the matters to be acted upon at the Special Meeting. Geon is mailing the Notice of Special Meeting of Stockholders, this Proxy Statement, and the form of Proxy on or about March 29, 1999, to stockholders of record on March 23, 1999. Geon's headquarters are located at One Geon Center, Avon Lake, Ohio 44012, and Geon's telephone number is (440) 930-1000.


PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, Geon will ask its stockholders to consider and vote upon the Joint Venture Proposal. Section 271 of the Delaware General Corporation Law (the "DGCL") requires that a "sale, lease or exchange" of "all or substantially all" of the assets of a Delaware corporation be approved by the stockholders of the corporation. Geon is a Delaware corporation. Although there is some uncertainty under the statute and case law as to the applicability of
Section 271 to the Joint Venture Transactions, Geon assets to be contributed to the PVC Partnership and the Compounding Partnership are in the aggregate significant. Geon does not believe that the Joint Venture Transactions constitute the "sale, lease or exchange" of "all or substantially all" of Geon's assets. In the absence of controlling authority as to the meaning of these terms in the context of transactions like the Joint Venture Transactions, and as a matter of good corporate governance, Geon has conditioned its obligation to consummate the Joint Venture Transactions upon, among other things, the approval of the Joint Venture Proposal by Geon stockholders holding at least a majority of the Record Shares. See "The Master Transaction Agreement -- Conditions to Closing".

     The Geon Board has further retained discretion, even if stockholder approval of the Joint Venture Proposal is obtained and the other conditions to the Joint Venture Transactions are satisfied, to abandon, defer, or modify the Joint Venture Transactions or any other element contained in the Joint Venture Proposal. If the Geon Board takes any such action, it will be on the basis that the Geon Board believes such action will be in the best interests of Geon and its stockholders.

     If the Geon Board modifies the terms of the Joint Venture Transactions and concludes that such modifications are not material, Geon does not believe that it is necessary to resolicit stockholder approval of the transactions. Immaterial modifications will not fundamentally alter the character of the Joint Venture Transactions. If the Geon Board modifies the Joint Venture Transactions and such modifications in the aggregate are material, Geon will resolicit stockholder approval. Under such circumstances, Geon will circulate revised proxy materials to you.

     At the Special Meeting, Geon will also ask its stockholders to adopt The Geon Company 1999 Incentive Stock Plan (the "1999 Stock Plan").

     THE GEON BOARD HAS UNANIMOUSLY APPROVED THE JOINT VENTURE TRANSACTIONS AND ADOPTED THE 1999 STOCK PLAN AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

VOTING RIGHTS AND VOTE REQUIRED


     Only Geon stockholders as of the close of business on the Special Meeting Record Date are entitled to receive notice of and to vote at the Special Meeting. Except for shares owned by Geon, each share of Geon Common Stock outstanding at the close of business on the Special Meeting Record Date is entitled to one vote at the Special Meeting. As of the Special Meeting Record Date, there were 23,478,010 shares of Geon Common Stock issued and outstanding and entitled to vote at the Special Meeting. The representation in person or by proxy of at least a majority of Record Shares is necessary to provide a quorum at the meeting.

     The affirmative vote of at least a majority of the Record Shares is required for approval of the Joint Venture Proposal. The affirmative vote of the holders of at least a majority of the votes cast (including abstentions) is required for the approval of the Stock Plan Proposal. The Geon Board has unanimously recommended approval of the Joint Venture Proposal and the Stock Plan Proposal.

     Abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied. A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal. Abstentions will not be voted. Broker non-votes will not be counted as votes cast on any matter to which they relate. Abstentions and broker non-votes will have the effect of votes cast against such proposals.

PROXIES

     If you attend the Special Meeting, you may vote your shares by ballot. If you do not attend, you may still vote your shares by proxy at the Special Meeting if you sign and return the enclosed proxy card. Geon Common Stock represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted in favor of the Joint Venture Proposal and the Stock Plan Proposal. You may revoke your proxy before it is voted by giving notice to Geon in writing or orally at the meeting. Participants in Geon's Retirement Savings Plan will receive a separate voting instruction card which must be signed and returned in order to instruct the trustee of that plan regarding the manner in which to vote the shares held under that plan by the trustee. Such participants may revoke their voting instructions before the trustee votes the shares held by it by giving notice in writing to the trustee.

     The Geon Board has designated William F. Patient, Chairman of the Board and Chief Executive Officer of Geon, and Gregory L. Rutman, Vice President, General Counsel and Secretary of Geon, as proxies for appointment by stockholders to represent and vote their shares in accordance with their directions.

     If a quorum is not present at the time the Special Meeting is convened, or if Geon believes that additional time should be allowed for the solicitation of proxies or for any other reason, Geon may adjourn the Special Meeting from time to time upon a vote of the stockholders. If Geon proposes any adjournment of the Special Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Geon Common Stock for which they have voting authority in favor of such adjournment.

COSTS OF SOLICITATION


     Geon is making this proxy solicitation and will bear the expense of preparing, printing and mailing the Notice of Special Meeting of Stockholders and this Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of Geon may request proxies by telephone or in person. Geon has retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022 to assist in the solicitation for an estimated fee of $7,500 plus reasonable expenses. Geon will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. Geon will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.


                  PROPOSAL ONE: THE JOINT VENTURE TRANSACTIONS

                         THE JOINT VENTURE TRANSACTIONS

BACKGROUND FOR THE JOINT VENTURE TRANSACTIONS

     On December 3, 1997, William F. Patient, Chairman and Chief Executive Officer of Geon, along with Thomas A. Waltermire, President and Chief Operating Officer, and other members of Geon's management ("Management") made a presentation to the Geon Board concerning the strategic direc-tion of Geon. Specifically, Management reviewed with the Geon Board strategy discussions held during early 1997 which led to the new strategic vision of creating a company focused on performance polymers and services. The Geon Board reviewed matters relating to stockholder value maximization and structural issues related to the PVC resins business. The Geon Board recommended that Geon take steps to separate the PVC and VCM businesses from the rest of Geon, recapturing Geon's investment in an appropriate fashion, and pursue the strategy of building the performance polymers and services' segments.

     Chuck Mears, Executive Vice President of OxyChem's Chlorovinyls group, called Mr. Waltermire on or about January 14, 1998, to inquire if Geon would be willing to discuss a possible combination of Geon's and OxyChem's PVC suspension and mass resins and intermediates businesses. On January 16, 1998, Mr. Patient called J. Roger Hirl, President and Chief Executive Officer of OxyChem, to discuss OxyChem's interest in a possible transaction with Geon involving their respective PVC resins and intermediates businesses. On January 21, 1998, OxyChem and Geon entered into a secrecy agreement.

     On February 4, 1998, Management informed the Geon Board of the contacts made with OxyChem concerning a proposed transaction involving the PVC suspension and mass resins and intermediates businesses of Geon and OxyChem. The Geon Board directed Management to pursue the initial contacts on behalf of Geon and to report developments.

     On February 9, 1998, Messrs. Patient and Waltermire, along with W. David Wilson, Geon's Chief Financial Officer, and Gregory L. Rutman, General Counsel for Geon, accompanied by outside counsel, met in Houston, Texas, with Messrs. Hirl and Mears, Rich Lorraine, OxyChem's Chief Financial Officer, Stephen I. Chazen, Executive Vice President of OPC, and Keith McDole, General Counsel for OxyChem, who were accompanied by OxyChem's outside antitrust counsel. At that meeting, the parties discussed their mutual interest in forming a joint venture to operate their PVC suspension and mass resins and intermediates businesses that would achieve certain synergies. The parties also discussed the potential synergies, including cost savings and manufacturing efficiencies. In addition, the parties reviewed legal considerations related to the formation of a joint venture and determined the next steps to be taken in the process.

     The Strategy Council for Geon met on February 19 and 20, 1998, in Tucson, Arizona, to review strategic options available to Geon with regard to the resin and intermediates business. As part of that meeting, the Strategy Council discussed a proposed combination of Geon's and OxyChem's PVC suspension and mass resins and intermediates businesses.

     On March 16, 1998, representatives of Geon and OxyChem met and Geon presented Geon's vision of the proposed transaction. At this meeting, Geon expressed an interest in purchasing OxyChem's PVC compound business. On April 16, the representatives of each party met again. During that meeting, they discussed the structure of the proposed joint venture involving the PVC suspension and mass resins and intermediates businesses.

     From March through mid-May 1998, representatives of Geon and OxyChem exchanged information and held meetings focused on the value of the potential synergies that might be achieved through a combination of their PVC resins and intermediates businesses, proposed valuation models, historical results, financial and operating data, and possible structures.

     On May 6, 1998, at a meeting of the Geon Board, Mr. Patient updated the Geon Board on the status of the discussions with OxyChem relating to the possible transaction.

     On May 12, 1998, the management of Geon and OxyChem met in Cleveland, Ohio. At this meeting, the parties discussed further the formation of a joint venture to operate their PVC suspension and mass resins and intermediates business and continued discussions relating to the future of OxyChem's compounding businesses including its powder/dry blend compound business. The parties discussed which facilities might be included in the PVC resin joint venture and the governance structure of that joint venture. At this meeting, OxyChem also disclosed to Geon that it was selling the Burlington Subject

Business. Given that the Burlington Subject Business was within the scope of Geon's strategic plan, Geon stated that it desired to purchase that business.

     Between May 12, 1998, and May 22, 1998, the parties concluded that the Pasadena Subject Business should be transferred to Geon and that the parties should form a joint venture to operate their powder/dry blend compounding businesses. OxyChem desired to maintain an interest in the powder/dry blend compound market. Geon believed that an OxyChem minority interest in a powder/dry blend compound joint venture was advantageous since some of the potential customers of the PVC resin joint venture would also require powder/dry blend compound.

     During the next meeting held on May 22, 1998, the parties agreed to pursue detailed negotiations with respect to two joint ventures and reached preliminary agreement on their respective ownership percentages.

     During the week of June 15, 1998, the parties held meetings in Dallas, Texas, to negotiate and finalize the terms of a proposed Letter of Intent.

     On June 22, 1998, at a special meeting of the Geon Board, the Geon Board authorized Geon to enter into the proposed Letter of Intent negotiated between the parties. On June 24, 1998, the Letter of Intent was signed and announced to the public.

     Throughout the period from June 24, 1998, through December 18, 1998, the parties performed due diligence and representatives of Geon and OxyChem held a series of meetings and discussions to negotiate the terms of the Master Agreement, the Asset Contributions Agreements, the Partnership Agreements, the Parent Agreements, and numerous other supply and transition services agreements and to discuss tax considerations and proposed management and human resources issues.

     During this period, Management updated the Geon Board on the progress of negotiations with OxyChem at its meetings held in August and November 1998. Management delivered a comprehensive presentation of the Joint Venture Transactions to the Geon Board at its meeting held on December 3, 1998.

     On December 18, 1998, Geon and OxyChem executed the Master Agreement to be effective on December 22, 1998. At a meeting held on December 22, 1998, the Geon Board considered and unanimously approved the Joint Venture Transactions.

REASONS FOR THE JOINT VENTURE TRANSACTIONS

     Generally. Geon believes that the Joint Venture Transactions represent a logical extension of its strategic plan to enhance stockholder value by creating a stronger company with a redirected focus as an international performance polymer and services company with the potential to have greater earnings growth and reduced commodity earnings volatility. Management and the Geon Board believe that it is in the best interests of Geon's stockholders to focus resources on growing the higher value added performance polymer and services business aggressively and that the PVC resins and intermediates business should be partnered in order to increase its earnings growth and to provide a source of capital to fund such growth. These beliefs are the result of considerable analysis and deliberation on alternative portfolio strategies from which Management concluded that (i) investing to grow the performance polymers and services business provided an opportunity to build a company with a broader, more value added business base that should create relatively higher stockholder values and (ii) transforming Geon to capture such higher stockholder values required the divestiture of a majority interest in the PVC resins and intermediates business.

     Management concluded that building upon and growing the performance polymers and services business would provide relatively higher returns to stockholders. Management believes that this strategy complements Geon's core strengths including (i) its compound product and process technology and specialty resin and plastics formulation businesses, (ii) its understanding of cost efficiencies and market drivers, and (iii) its business and financial control processes. Management also believes that the performance polymers and services business has certain desirable characteristics, such as (i) engendering applications and new product development that will enhance primary demand growth, the value of which would be readily captured by Geon, (ii) serving markets where the products offered can be differentiated by providing performance or service advantages that are, to a greater degree, protectable, (iii) providing the opportunity to enter new markets, and (iv) leveraging knowledge to facilitate entry into markets with an array of polymer solutions broader than PVC based compounds. Further, Management believes that focusing on the performance polymer and service business will have a positive financial impact for Geon's stockholders by providing more predictable earnings and reducing the volatility and cyclicality in the earnings structure.

     Management concluded that in order to effect the transformation of Geon efficiently and to capture the higher equity market valuation for Geon's stockholders, Geon had to divest a majority interest in its PVC resins and intermediates business. The Geon Board directed Management to assess various alternative approaches to implement this strategy. A joint venture with another PVC resin supplier, such as OxyChem, who could also provide sufficient upstream raw material integration to balance sourcing requirements and with whom substantial cost synergies were possible, was believed to be the most attractive option.

     PVC Partnership. The PVC Partnership is expected to be a low-cost manufacturer with substantial raw material resources, the financial strength to grow to meet customer needs, and the ability to develop the best product and process technologies. With its strong integration and the substantial synergies expected to be achieved, Geon and OxyChem believe that the PVC Partnership will be economically competitive with the best in the world.

     Geon and OxyChem believe that customers of the PVC Partnership will benefit from the breadth of the product line offered, the companies' combined technologies applied to customer requirements, and the economic strength of the PVC Partnership which will be directed to supporting customer growth and technology needs.

     Compounding Partnership. Geon expects the Compounding Partnership to be a full-line PVC extrusion, dry blend/powder producer and marketer, with low-cost, long-run capacity available to serve key customers of Geon and the PVC Partnership. In addition, Geon expects the Compounding Partnership to have the capability to produce short-run color and specialty dry blend/powders for customers with specific needs. The combination enables cost efficient consolidation of operations, reduced raw materials costs, and improved administrative efficiencies. As a result, the Compounding Partnership is expected to be able to support a broad range of customers effectively across a wide spectrum of product and service needs.


     Synergies. Following the contribution of the Contributed Assets to each Partnership, Geon and OxyChem expect each Partnership to realize significant cost benefits and savings (the "Synergies") compared to the aggregate cost to Geon and OxyChem of operating such assets and their related businesses separately. Specifically, they anticipate the PVC Partnership will capture up to $80 million annually (or the equivalent of 2c per pound of PVC resin produced by the PVC Partnership) of Synergies, and the Compounding Partnership will capture up to $8 million annually of Synergies. Geon expects its share of the Synergies resulting from the PVC Partnership to approximate $20 million and its share of the Synergies resulting from the Compounding Partnership to approximate $7 million. At the same time, Geon and OxyChem expect to maintain or improve customer and technical support to the Partnerships' customers.



     With respect to the PVC Partnership, the anticipated $80 million of Synergies include the various production efficiencies set forth in the table below.

                                                                ANTICIPATED SYNERGIES
                   PRODUCTION EFFICIENCY                            (IN MILLIONS)
                   ---------------------                        ---------------------
Optimizing production schedules of the PVC resin plants by
  dedicating specific plants or manufacturing lines to the
  production of specific PVC products thereby creating
  additional capacity of 100 million pounds and consuming
  additional VCM in North America...........................            $8.0
Improving quality and efficiency of producing certain
  classes of PVC resins through implementation of the best
  combination of manufacturing practices developed by either
  Geon or OxyChem thereby creating capacity of 100 million
  pounds, consuming additional VCM in North America, and
  selling resin into certain higher value markets...........            15.0
Lowering production costs achieved by optimizing chlorine
  and VCM logistics between the PVC Partnership's
  chlor-alkali, VCM, and PVC resin production facilities
  located in Texas primarily through increasing pipeline
  transfer of materials.....................................             5.0
Lowering production costs achieved by leveraging the PVC
  Partnership's raw material, stores, and contractor
  purchasing scale..........................................             7.0
Lowering utility costs achieved by optimizing the use of the
  PVC Partnership's co-generation power capacity within the
  PVC Partnership...........................................             5.0



     Geon expects to create $7 million in Synergies with respect to the PVC Partnership as a result of logistics, distribution, packaging, and inventory efficiencies. The number of PVC resin distribution terminals is expected to be reduced as well as the number of railcars employed by the PVC Partnership through the optimization of Geon's and OxyChem's existing rail fleets. Overall, inventories required to support the combined customer base will be reduced.



     Geon and OxyChem expect to create $14 million in Synergies by consolidating staff services and insurance coverage. A single experienced executive management team will manage the PVC Partnership rather than the two teams currently in place at Geon and OxyChem. This consolidation is expected to (i) reduce or eliminate duplicative overhead and staffing costs, (ii) consolidate Geon's and OxyChem's sales, marketing, and logistics staffs, (iii) consolidate the research and development facilities, (iv) consolidate legal, environmental, health and safety, and risk management services, as well as achieve lower cost property and liability insurance coverage, and (v) operate a common integrated information system.



     Furthermore, the PVC Partnership has a unique opportunity to create $5 million in Synergies through the consolidation of plant services and support groups associated with the PVC Partnership's Houston-area production facilities. Rather than managing the five units as disparate facilities, the PVC Partnership expects to manage the group as a single operating entity. In addition, the PVC Partnership intends to implement numerous other initiatives that collectively will result in $14 million of additional savings.



     The PVC Partnership expects to achieve $20 million of Synergies during the remainder of 1999, a total of $75 million of Synergies by the end of 2000, and a total of $80 million of Synergies by the end of 2001.



     Geon and OxyChem expect the formation of the Compounding Partnership to result in Synergies similar to many of those that will be achieved through the formation of the PVC Partnership. The parties anticipate $4 million of Synergies as a result of manufacturing efficiencies related to the closure of Geon's Conroe, Texas, facility, $2 million of Synergies as a result of volume purchases, and $1 million of Synergies as a result of a reduction in redundant sales, general, and administrative expenses. The parties preliminary estimate is that the Compounding Partnership will be able to achieve Synergies in the range of $7 to $8 million annually. All of the Compounding Partnership's Synergies are expected to be realized by the end of 1999.


     In addition, the Joint Venture Transactions will result in one-time costs of approximately $18 million, primarily as a result of severance and relocation costs. Geon and OxyChem will bear these costs either in accordance with their ownership percentages or equally, except for certain costs which each of Geon and OxyChem will pay directly. Also, capital expenditures will have to be made to obtain certain of the Synergies. It is currently anticipated that these capital expenditures will be approximately $45 million. Geon expects its aggregate share of the cost incurred by the Partnerships related to achieving the Synergies to approximate $7 million.

RECOMMENDATION OF THE GEON BOARD

     At a meeting of the Geon Board held on December 22, 1998, the Geon Board unanimously determined that the Joint Venture Transactions are in the best interests of Geon and its stockholders, unanimously approved the Joint Venture Transactions, and unanimously recommended that holders of Geon Common Stock vote "FOR" approval of the Joint Venture Proposal.

OPINION OF FINANCIAL ADVISOR TO GEON

     Pursuant to an engagement letter dated November 13, 1998, Geon retained J.P. Morgan to deliver a fairness opinion in connection with the proposed Joint Ventures Transactions.

     At the meeting of the Geon Board on December 3, 1998, J.P. Morgan rendered its oral opinion to the Geon Board that, as of such date, the interest and other consideration proposed to be received by Geon in the Joint Ventures Transactions (the "Received Consideration") in exchange for the components of the business or assets to be contributed by Geon to the Partnerships (the "Contributed Consideration") was fair from a financial point of view to Geon. J.P. Morgan has confirmed its oral opinion by delivering a written opinion dated December 22, 1998, to the Geon Board to the same effect. No limitations were imposed by the Geon Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of the written opinion of J.P. Morgan dated December 22, 1998, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached as Annex A to this Proxy Statement and is incorporated herein by reference. Geon stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Geon Board, is directed only to the interest and consideration to be received in connection with the Joint Venture Transactions, and does not constitute a recommendation to any stockholder of Geon as to how such stockholder should vote at the Special Meeting. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.


     In arriving at its opinion, J.P. Morgan reviewed, among other things, the Master Agreement and related agreements; the audited financial statements of Geon and OPC for the fiscal year end December 31, 1997, and the unaudited financial statements of Geon and OPC for the period ended September 30, 1998; current and historical market prices of Geon's Common Stock and OPC's Common Stock; certain publicly available information concerning the business of Geon and OxyChem and of certain other companies engaged in businesses comparable to those of the Partnerships; the terms of other business combinations deemed relevant by J.P. Morgan; certain internal financial analyses and forecasts prepared by Geon and its management; and certain agreements with respect to outstanding indebtedness or obligations of Geon and OxyChem. J.P. Morgan did not receive any forecasts prepared by OxyChem and its management. J.P. Morgan also held discussions with certain members of the management of Geon and OxyChem with respect to certain aspects of the Joint Venture Transactions, the past and current business operations of Geon and OxyChem, the financial condition and future prospects and operations of Geon and OxyChem, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan visited certain representative facilities of Geon and OxyChem, reviewed such other financial studies and analyses, and considered such other information as it deemed appropriate for the purposes of its opinion.


     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Geon and OxyChem or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. MORGAN HAS NOT CONDUCTED ANY VALUATION OR APPRAISAL OF ANY ASSETS OR LIABILITIES, NOR

HAVE ANY VALUATIONS OR APPRAISALS BEEN PROVIDED TO J.P. MORGAN. In relying on financial analyses and forecasts provided to J.P. Morgan by Geon, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Geon's management as to the expected future results of operations and financial condition of Geon. J.P. Morgan has also assumed that the Joint Venture Transactions will have no tax consequences to Geon as described in discussions with, and materials furnished to J.P. Morgan by, representatives of Geon, and that the other transactions contemplated by the Master Agreement and related agreements have been consummated as described in the Master Agreement and related agreements.



     The forecasts furnished to J.P. Morgan for the Contributed Businesses were prepared by Geon. Geon does not publicly disclose its internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Joint Venture Transactions, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.


     J.P. Morgan's opinion is based on economic, market, and other conditions as in effect on, and information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan's written opinion dated December 22, 1998, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which Geon Common Stock will trade at any time in the future.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion:

     Public Transaction Multiples. Using publicly available information, J.P. Morgan compared selected financial data of certain assets to be transferred from OxyChem to Geon pursuant to the terms described in the Master Agreement and related agreements with similar data for selected public transactions which J.P. Morgan judged to be similar to the assets to be transferred to Geon. The assets to be transferred to Geon pursuant to the terms of the Master Agreement and related agreements are the assets associated with the Burlington and Pasadena Subject Businesses (the "Burlington Assets" and the "Pasadena Pellet Assets," respectively) and OxyChem's Compounding Contributed Assets. The transactions selected to be similar were Laporte's acquisition of Inspec Group in August 1998, Borden Chemical's acquisition of Melamine Chemicals in October 1997, Ecolab's acquisition of Gibson Chemical in August 1997, Inspec Group's acquisition of Shell Fine Chemicals in July 1996, Mallinckrodt's acquisition of J.T. Baker in December 1994, and Vulcan Material's acquisition of Callaway Chemicals in May 1994. These transactions were selected, among other reasons, because their financial and operating characteristics, in aggregate, were similar to the assets to be transferred to Geon. J.P. Morgan also noted that no transaction it reviewed was identical to the assets to be transferred to Geon and that, accordingly, an assessment of the results of the following analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition value of the companies to which both were compared. Among other factors, J.P. Morgan indicated that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results, the business cycle, and growth expectations. J.P. Morgan reviewed each target's multiple of firm value to last twelve months ("LTM") earnings before interest and taxes ("EBIT") and firm value to LTM earnings before interest, taxes depreciation, and amortization ("EBITDA"). The median multiple of firm value to EBIT and firm value to EBITDA was 12.7x and 8.8x, respectively. J.P. Morgan applied the range of transaction multiples of firm value to LTM EBIT of between 11.0x and 12.0x, and of firm value to LTM EBITDA of between 7.5x and 8.5x. to LTM earnings, yielding an implied transaction value range of between $65 million and $85 million for the Burlington Assets and the Pasadena Pellet Assets.

     The implied values yielded by the public transaction multiples for the Burlington Assets and the Pasadena Pellet Assets were deemed most appropriate by J.P. Morgan to analyze the representative value received for assets to be transferred in the aggregate analysis of the Contributed Consideration and Received Consideration by Geon in the Joint Venture Transactions in the public trading multiples valuation and the capital replacement cost valuation described below. For the aggregate analysis of the Contributed Consideration and Received Consideration by Geon in the Joint Venture Transactions in the discounted cash flow valuation analysis, J.P. Morgan performed discounted cash flow analyses for the Burlington Assets and the Pasadena Pellet Assets as described below, but believed the implied values public transaction multiples to be most appropriate in analyzing the value of these assets to be transferred to Geon.

     Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Geon and OxyChem with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the assets of Geon and OxyChem that will be contributed to the PVC Partnership. The companies selected to be analogous to these assets were Dow Chemical, Eastman Chemical, Georgia Gulf, and Union Carbide. These companies were selected, among other reasons, because their business operations, in aggregate, are similar to those of the assets to be contributed to the PVC Partnership by Geon and OxyChem. Given the cyclical nature of the petrochemicals/vinyls industry, normalized multiples over the cycle (1991 to 1997) for the above mentioned comparable companies were deemed appropriate. J.P. Morgan used the average projected (12 month forward) firm value to EBIT and firm value to EBITDA for its analysis. A range of 7.0x to 8.0x firm value to EBIT and 5.5x to 6.5x firm value to EBITDA were appropriate for the average of the periods analyzed. These multiples were applied to matrix of normalized earnings provided to J.P. Morgan by Geon and OxyChem for the respective assets to be contributed to the PVC Partnership, yielding an implied value range of between $400 million and $500 million for Geon's PVC Contributed Assets and between $1.15 billion and $1.25 billion for OxyChem's PVC Contributed Assets. On a combined basis, public trading multiples yielded a value range of between $1.55 billion and $1.725 billion for the PVC Partnership.

     Also using publicly available information, J.P. Morgan compared selected financial data of Geon and OxyChem with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the assets of Geon and OxyChem that will be contributed to the Compounding Partnership. The companies selected to be analogous to the assets were Ferro, M.A. Hanna, and A. Schulman. These companies were selected, among other reasons, because their business operations, in aggregate, are similar to those of the assets to be contributed to the Compounding Partnership by Geon and OxyChem. J.P. Morgan used current multiples of 1998 and 1999 firm value to EBIT and firm value to EBITDA for its analysis. Multiples of 8.6x and 8.1x firm value to EBIT for 1998 and 1999, respectively, and 6.5x and 6.2x firm value to EBITDA for 1998 and 1999, respectively, were believed to be appropriate for the periods analyzed. These multiples were applied to estimated current earnings provided to J.P. Morgan by Geon and OxyChem for their respective assets to be contributed to the Compounding Partnership, yielding an implied stand-alone value range of between $35 million and $45 million for Geon's Compounding Contributed Assets and between $60 million and $70 million for OxyChem's Compounding Contributed Assets. On a combined basis, public trading multiples yielded a stand-alone valuation range of between $95 million and $115 million for the Compounding Partnership.

     On an aggregate basis, and giving consideration to the approximate $185 million of debt to be contributed by Geon to the PVC Partnership, public trading multiples yielded a value range of between $400 million and $510 million on an equity basis for the Contributed Consideration. Also on an aggregate basis, and giving consideration to the approximate net indebtedness of $487 million of the PVC Partnership, the implied public transaction multiples value ranges for the Burlington Assets and the Pasadena Pellet Assets, and the $110 million realized by Geon through the retention of working capital and the distribution of cash from the PVC Partnership, public trading multiples yielded a value range of between $660 million and $740 million on an equity basis for the Received Consideration.

     Capital Replacement Cost Analysis. In accordance with industry practice, J.P. Morgan estimated the capital replacement cost of the assets to be contributed by Geon and OxyChem to the PVC Partnership pursuant to the terms of the Master Agreement and related agreements by using capital replacement cost estimates for world scale greenfield capacity facilities as defined and published by Chem Data Inc., an industry consulting firm located in Houston, Texas. A world scale facility, as described by Chem Data Inc., is a reference to its estimate of the annual rated capacity that would be required for a new production facility to obtain sufficient scale economies by using modern technologies to be among the top quartile of industry participants from a processing cost perspective. The term "greenfield" is used to describe the construction of a production facility that includes all operationally required infrastructure (e.g. build from the ground up). This description is different than constructing new capacity on an existing site that may already have existing ancillary equipment installed to service other operations and only requires incremental expansion of such ancillary equipment to service the requirements of the newly constructed production facility.

     Based upon the industry estimates prepared by Chem Data Inc., J.P. Morgan estimated the capital replacement cost value of the assets to be contributed to the PVC Partnership by Geon and OxyChem by using a scale adjustment factor, also provided by Chem Data Inc. and commonly used in the industry, to adjust the capital replacement cost for world scale greenfield capacity cost estimates to the actual estimated capacities of each asset to be contributed to the PVC Partnership. A depreciation factor range of 0.6x to 0.7x for VCM and PVC resin assets and 0.65x and 0.75x for chlor-alkali assets was deemed appropriate by among other things, conversations with Geon and OxyChem managements regarding the relative cost position of the assets and general industry fundamentals. The results of the capital replacement cost analysis yielded an implied value range of between $510 million and $620 million for Geon's PVC Contributed Assets and between $1.08 billion and $1.25 billion for OxyChem's PVC Contributed Assets. On a combined basis, the results of the capital replacement cost analysis yielded a value range of between $1.59 billion and $1.87 billion for the PVC Partnership.

     Giving consideration to, among other things, the absence of applicable capital replacement cost data for consideration included in the Contributed Consideration and Received Consideration other than the PVC Contributed Assets, J.P. Morgan relied upon implied public transaction multiples value ranges for the Burlington Assets and the Pasadena Pellet Assets and implied public trading multiples value ranges for the respective Compounding Contributed Assets in its valuation assessment of aggregate Contributed Consideration and aggregate Received Consideration using the capital replacement cost analysis methodology. On an aggregate basis, and giving consideration to the approximate $185 million of debt to be contributed by Geon to the PVC Partnership, the capital replacement cost analysis yielded a value range of between $510 million and $630 million on an equity basis for the Contributed Consideration. Also on an aggregate basis, and giving consideration to the approximate net indebtedness of $487 million of the PVC Partnership, the implied public transaction multiples value ranges for the Burlington Assets and the Pasadena Pellet Assets, and the $110 million realized by Geon through the retention of working capital and the distribution of cash from the PVC Partnership, the capital replacement costs analysis yielded a value range of between $670 million and $780 million on an equity basis for the Received Consideration.


     Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the firm value of all of the Contributed Assets of Geon and OxyChem. J.P. Morgan calculated the unlevered free cash flows that each of OxyChem's Contributed Assets and that each component of the Contributed Consideration and Received Consideration are expected to generate during fiscal years 1999 through 2006 based upon financial projections prepared by Geon through the year ended 2006 and upon a series of projections prepared by Geon for each of the Contributed Assets of both parties adjusted by J.P. Morgan to reflect both more moderate and more aggressive growth in revenues and lower and higher operating margins during each of the eight year projected periods. J.P. Morgan also calculated a range of terminal asset values of each of the PVC Contributed Assets at the end of the eight year periods ending 2006 by applying a firm value to EBITDA multiple range of 5.5x to 6.5x to the average EBITDA for the projected period 1999 through 2006 for the

PVC Contributed Assets and for the Resin Agreement. For the Compounding Contributed Assets, the Burlington Assets and the Pasadena Pellet Assets, J.P. Morgan calculated a range of terminal asset values at the end of the eight year periods by applying a growth rate range of 2.5% to 3.5% for the terminal period cash flows. For all Contributed Assets, the unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.0% to 10.0% which were chosen by J.P. Morgan based upon analysis of the weighted average cost of capital of Geon and OxyChem. Based on Geon projections for the PVC Contributed Assets as adjusted by J.P. Morgan, the terminal period firm value to EBITDA range of 5.5x to 6.5x described above, and a discount rate range of 9.0% to 10.0%, the discounted cash flow analysis indicated a range of firm values of between $480 million and $570 million for Geon's PVC Contributed Assets and between $1.08 billion and $1.24 billion for OxyChem's PVC Contributed Assets. On a combined basis, discounted cash flow analysis indicated a value range of between $1.56 billion and $1.81 billion for the PVC Partnership.



     Based upon Geon projections for the Compounding Contributed Assets as adjusted by J.P. Morgan, a growth rate range of 2.5% to 3.5% for terminal period cash flows, and a discount rate range of 9.0% to 10.0%, the discounted cash flow analysis indicated a range of stand-alone firm values of between $45 million and $55 million for Geon's Compounding Contributed Assets and between $60 million and $75 million for OxyChem's Compounding Contributed Assets. On a combined basis, the discounted cash flow analysis indicated a range of stand-alone firm values of between $105 million and $130 million for the Compounding Partnership. Based upon Geon projections for the Burlington Assets and the Pasadena Pellet Assets to be transferred to Geon as adjusted by J.P. Morgan, a growth rate range of 2.5% to 3.5% for terminal period cash flows, and a discount rate range of 9.0% to 10.0%, the discounted cash flow analysis indicated a range of stand-alone firm values of between $55 million and $75 million for the Burlington Assets and the Pasadena Pellet Assets.


     On an aggregate basis, and giving consideration to the approximate $185 million of debt to be contributed by Geon to the PVC Partnership, the discounted cash flow analysis indicated a range of values of between $490 million and $590 million on an equity basis for the Contributed Consideration. Also on an aggregate basis, and giving consideration to the approximate net indebtedness of $487 million of the PVC Partnership, the implied public transaction multiples value ranges for the Burlington Assets and the Pasadena Pellet Assets, and the $110 million realized by Geon through the retention of working capital and the distribution of cash from the PVC Partnership, the discounted cash flow analysis indicated a range of values of between $670 million and $780 million on an equity basis for the Received Consideration.

     Synergies. Based upon detailed analysis provided to J.P. Morgan by Geon and OxyChem relating to the anticipated annual synergies expected to be realized by the PVC Partnership pursuant to the terms described in the Master Agreement and related agreements, the PVC Partnership is expected to generate approximately $80 million in annual synergies in the form of cost savings, from among other things, the elimination of duplicate functions and revenue enhancement. Based upon projections, J.P. Morgan judged to be most applicable, a growth rate of 0% for terminal period cash flows, and a discount rate range of 9.0% to 10.0%, and giving consideration to the anticipated implementation schedule of the synergies and the costs incurred in realizing the synergies, the discounted cash flow analysis indicated a range of firm values of between $400 million and $470 million for the PVC Partnership synergies. Anticipated synergies and the value thereof, described in this paragraph, are in addition to the value ranges indicated for the Contributed Consideration and the Received Consideration described in the preceding paragraphs above and are therefore not incorporated into these analyses. It is anticipated by Geon and OxyChem that each party will share, pro rata to its ownership interest in the PVC Partnership, any value of the synergies realized by the PVC Partnership.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all if its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. MORGAN'S ANALYSES ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR ACTUAL FUTURE RESULTS THAT MIGHT BE ACHIEVED, WHICH VALUES MAY BE HIGHER OR LOWER THAN THOSE INDICATED. MOREOVER, J.P. MORGAN'S ANALYSES ARE NOT AND DO NOT PURPORT TO BE APPRAISALS OR OTHERWISE REFLECTIVE OF THE PRICES AT WHICH BUSINESSES COULD ACTUALLY BE BOUGHT OR SOLD.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. J.P. Morgan was selected to deliver an opinion to the Geon Board with respect to the Joint Venture Transactions on the basis of such experience and on its familiarity with Geon.

     For the delivery of its opinion, Geon has agreed to pay J.P. Morgan a fee of $500,000. In addition, Geon has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities. As compensation for providing advisory, lending, asset management services, and other investment banking services, Geon paid J.P. Morgan approximately $400,000 in each of 1997 and 1998.

     J.P. Morgan and its affiliates maintain banking and other business relationships with Geon and OPC and their respective affiliates, for which it receives customary fees. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt or equity securities of Geon or OPC for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     J.P. Morgan has consented to the use of its opinion letter dated December 22, 1998, attached as Annex A to this Proxy Statement, and the references to such opinion in this document. In giving such consent, J.P. Morgan did not admit that it came within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor did J.P. Morgan admit that it is an expert with respect to any part of this Proxy Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission thereunder.

CERTAIN CONSEQUENCES OF THE JOINT VENTURE TRANSACTIONS

     After the closing of the Joint Venture Transactions, Geon will continue to exist in accordance with the current provisions of its Certificate of Incorporation and Bylaws. The businesses retained by Geon following the Joint Venture Transactions will include Geon's vinyl compounding (other than powder/dry blend compounding), specialty resin, and plastisol formulation businesses. With respect to each of these retained businesses, Geon believes it is the North American sales leader with strong technology. These retained businesses, together with Geon's interest in each of the Partnerships, will form the platform from which Geon will seek to become an international performance polymer and service company with the potential for greater earnings growth and reduced commodity earnings volatility. Geon will also retain its 50% equity interest in the Sunbelt Chlor Alkali Partnership, and its 37.4% equity interest in Australian Vinyl Corporation. Including the consolidated results of the Compounding Partnership, these businesses are expected to have sales of approximately $1.2 billion in 1999.

     Following the Joint Venture Transactions, Geon will cease operating the PVC suspension and mass resin business it contributed to the PVC Partnership and will participate in the PVC Partnership only through its wholly-owned subsidiary which owns a 24% interest in the PVC Partnership. Initially, Geon expects that the PVC and VCM product consumption of Geon's retained businesses will approximate 24% of the expected product output of the PVC Partnership. Geon expects the balance between its equity interest and expected product consumption to result in the strength of backward integration.

Geon's purchases of product from the PVC Partnership, however, will be based upon the needs of Geon's retained businesses and not on its equity interest in the PVC Partnership.

     In addition, as a result of the Joint Venture Transactions, Geon will no longer own the powder compounding assets that it contributed to the Compounding Partnership. However, through its wholly-owned subsidiaries who are partners in the Compounding Partnership, Geon will manage indirectly the Compounding Partnership.

     After the closing, a Partnership Governance Committee will govern the PVC Partnership. Each of Geon and OxyChem will be entitled to elect three of the six members of the PVC Partnership Governance Committee. In general, the approval of two or more representatives acting for OxyChem will be necessary and sufficient for the PVC Partnership Governance Committee to take any action. However, the PVC Partnership Governance Committee may not take certain actions unless such actions are approved by two or more representatives acting for Geon. See "The PVC Partnership Agreement -- Governance" and " -- Unanimous Voting Requirements."

     A similar Partnership Governance Committee will govern the Compounding Partnership. Each of Geon and OxyChem will be entitled to elect two of the four members of the Compounding Partnership Governance Committee. In general, the approval of one the representatives acting for Geon will be necessary and sufficient for the Compounding Partnership Governance Committee to take any action. However, the Compounding Partnership Governance Committee may not take certain actions unless such actions are approved by at least one representative acting for OxyChem. See "The Compounding Partnership Agreement -- Governance" and " -- Unanimous Voting Requirements."

     After the closing, holders of Geon Common Stock will continue to have their voting rights with respect to their shares. However, stockholders will not have the right to directly vote in favor of, or against, the representatives chosen by Geon to serve on the Partnership Governance Committees. Geon's Chief Executive Officer will appoint such representatives. The Partnership Governance Committees will have the ability, subject to the limitations related to matters requiring approval of both Geon and OxyChem representatives, to permit the transfer of partnership interests, the admission of new members, and the issuance of additional partnership interests, thereby potentially diluting Geon's interests in each Partnership without the approval of Geon's stockholders.

     Geon will source most of its PVC resin requirements and all of its VCM requirements from the PVC Partnership through long-term supply arrangements extending at least 15 years with options to extend for an additional 10 years. In addition, Geon will be party to certain administrative support contracts with the Partnerships whereby OxyChem will primarily support the PVC Partnership and Geon will primarily support the Compounding Partnership, as well as certain interim transition services agreements. See "Certain Related Party Transactions."

ACCOUNTING TREATMENT

     Effective as of the closing, Geon will account for its limited partnership interest in the PVC Partnership on an equity basis and will account for its general partnership interest and limited partnership interest in the Compounding Partnership by recording the net assets contributed by OxyChem at their fair value and consolidating the results of the Compounding Partnership adjusted for OxyChem's minority interest. This accounting treatment is reflected in the pro forma financial statements of Geon that are included in this Proxy Statement.

FEDERAL INCOME TAX CONSEQUENCES OF THE JOINT VENTURE TRANSACTIONS

     The Joint Venture Transactions will have no federal income tax consequences for the stockholders of Geon. Geon is not expected to recognize gain or loss for federal income tax purposes as a result of the Joint Venture Transactions. Geon intends that the contribution of assets (subject to liabilities) by Geon to the Partnerships will qualify as a tax-free contribution under Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"), in which Geon will not recognize gain or loss. Geon and OxyChem have agreed that each Partnership will file its federal income tax return on the basis that such contribution of assets is tax-free under Section 721 of the Code, and Geon and OxyChem have each agreed to file its federal income tax return on the same basis and to maintain such position consistently at all times thereafter. Geon has neither solicited nor received an opinion of tax counsel with regard to the applicability of Section 721 of the Code in connection with the Joint Venture Transactions.

NO APPRAISAL RIGHTS

     Delaware law governs stockholders' rights in connection with the Joint Venture Transactions. Under the applicable provisions of the DGCL, holders of Geon Common Stock will not have any rights in connection with the Joint Venture Transactions to dissent and seek appraisal of their shares of common stock.

CLOSING DATE


     The closing is expected to take place promptly following the satisfaction or waiver of all of the conditions set forth in the Master Agreement, including, without limitation, receipt of the requisite affirmative votes of the stockholders of Geon. See "The Master Transaction Agreement -- Closing Date." Geon currently anticipates that the asset transfers will be consummated during the second quarter of 1999, and that the Partnerships will be fully operational by that date.


REGULATORY APPROVALS

     Geon does not believe that any material federal or state regulatory approvals will be necessary in connection with the Joint Venture Transactions. The applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, with regard to the Burlington Subject Business, and the Competition Act (Canada) have expired. In addition, on February 2, 1999, the Federal Trade Commission informed Geon that it had terminated its investigation related to the Joint Venture Transactions with a recommendation for no further action.

                                  THE PARTIES

GEON


     Generally. Geon, together with its subsidiaries, is the world's largest manufacturer and marketer of PVC compounds, the largest North American manufacturer of PVC dispersion resins, and a leading North American producer of PVC resins. PVC is the world's second most widely used plastic. It is an attractive alternative to traditional materials such as glass, metal, and wood and other plastic materials because of its versatility, durability, and cost competitiveness. PVC's largest applications are associated with infrastructure development, building products, and consumer durable goods. Geon also produces VCM, an intermediate precursor to PVC. Geon's operations are located primarily in the United States and Canada in two business segments. The "Performance Polymers and Services" segment includes PVC compounds, including two joint ventures, specialty resins, plastisol formulators, and analytical testing services. The "Resin and Intermediates" segment includes suspension and mass resins, VCM, Geon's 50% equity holding in the SunBelt chlor-alkali joint venture, and Geon's 37.4% interest in Australian Vinyls Corporation (AVC), an Australian PVC operation. During 1998, Geon also acquired three plastisol formulator businesses: Plastomeric, Inc., the Wilflex Division of Flexible Products Company, and Adchem, Inc. These acquisitions added approximately 300 employees at 5 locations. As of December 31, 1998, Geon's North American nameplate commodity suspension/mass PVC resin capacity was approximately 2.6 billion pounds, or approximately 18% of total U.S. and Canadian PVC capacity.

     On June 24, 1998, the last trading day before the Geon Board announced its signing of the Letter of Intent relating to the Joint Venture Transactions, the high and low sales prices for Geon Common Stock on the New York Stock Exchange were $19.688 and $19.250, respectively.


     Products. Geon's Performance Polymers & Services products include PVC compounds, specialty resins, plastisols, and plastisol formulations. In addition, Geon offers its analytical, testing, and problem-solving capabilities to customers and suppliers through its subsidiary, Polymer Diagnostics Inc. With the acquisitions of the formulator businesses in 1998, Geon added urethane powder coatings, vinyl plastisol inks used in ink transfers, and polymer additives such as blowing agents and pigments to its products. Compounds are made by combining vinyl resin with additives. Depending upon the additives used, the compound can be either rigid and impact-resistant or soft and flexible. Compounds are fabricated by customers of Geon by extrusion, calendaring, injection-molding, or blow-molding. Flexible compounds are used for wire and cable insulation, automotive interior, and exterior trim, packaging, and medical devices. Rigid extrusion PVC compounds are commonly used in window frames, vertical blinds, and construction applications. Geon also manufactures plastisizers which give flexibility to PVC. Injection-molding PVC compounds are used in specialty parts like business machine components, appliance parts, and bottles. Geon's development of compounds that can be injection-molded into thin-walled complex parts or that have other unique characteristics has opened new applications and markets for PVC. Specialty resins are much finer in particle size than suspension resins and when compounded with plasticizers they take on soft, flexible characteristics. They are used primarily in wire and metal coatings, vinyl flooring, vinyl wall coverings, and automotive interiors, as well as in consumer products such as toys. Geon supports its Performance Polymers & Services products by providing service to customers through enhanced customer support. Geon's sales force works with engineering and marketing experts of original equipment manufacturers in addition to purchasing agents to create new uses for PVC products and to replace more costly plastics and other traditional materials such as wood, glass, or aluminum through the development of cost-effective solutions that meet specific customer needs. In addition, Geon uses a combination of material science, computer-aided design, and prototype part production capabilities to assist customers in the development and application of new uses for higher-performance PVC compounds.



     Geon's Resin & Intermediates products include PVC suspension and mass resins and VCM. In addition, Geon produces chlorine through a joint venture arrangement. PVC suspension and mass resins, named for the different processes used to produce them, are powders that cannot be used without the addition of ingredients to form a vinyl compound. Suspension/mass resins can be further categorized as general purpose and special purpose resins. General purpose resins comprise the largest segment of resins by volume and are typically used in rigid applications such as pipe and exterior siding. Special purpose resins are a broad category of resins possessing unique characteristics, such as color and clarity, and are used in a wide variety of applications such as film, medical, and automotive products. Geon's PVC resin production supplies Geon's compounding operations. In addition, Geon sells PVC resin to third party trade customers. Similarly, VCM is used primarily internally for the production of PVC resin. Geon supplies approximately one-third of its chlorine requirements through a joint venture arrangement with Olin Corporation.



     Competition. Geon competes with major U.S. chemical manufacturers and diversified companies, some of which have greater financial resources than Geon. Competition in the industry is based upon factors, the importance of which vary depending on the specific characteristics of the product and the applicable market, ranging from price and availability to product performance and customer and technical support. With respect to PVC resins, Geon competes primarily with seven major North American PVC producers: Borden Chemicals and Plastics Limited Partnership; CONDEA Vista Chemical Company (a subsidiary of RWE-DEA Hamburg, Germany); Formosa Plastics Corporation U.S.A. (a subsidiary of Formosa Plastic Group, Taipei, Taiwan); Georgia Gulf Corporation; Shintech, Inc. (a subsidiary of Shin Etsu Chemical Co., Ltd., Tokyo, Japan); The Westlake Group; and OxyChem. The key competitive factors are price, product availability, and performance. In 1998, the eight largest resin producers (one of which is Geon) accounted for approximately 90% of the total estimated resin capacity. None of the producers had more than 20% of total resin capacity. With respect to PVC compounds, Geon competes with certain of the foregoing entities along with many independent custom compounders.



     Because there is no single PVC compound market, the manner in which Geon competes varies from market to market, although in each market Geon competes primarily on the basis of product consistency and customer service in addition to price. In certain PVC compound markets, such as pipe fittings, wire and cable, and bottles, Geon competes with other PVC resin manufacturers. In the markets for higher performance PVC compounds, such as extrusion and injection molding compounds for business equipment, appliances, telecommunications, and construction, Geon competes less with traditional PVC manufacturers and more with other non-PVC plastic manufacturers, such as General Electric Company, Bayer AG, and The Dow Chemical Company. Manufacturing margins and prices in these markets tend to be higher and more stable than PVC resin and other compound markets, although such areas have higher support costs comprised of sales, marketing, technical service, customer support, and research and development. In the other PVC compound markets (rigid extrusion compounds for custom profiles, window lineals, and vertical blinds), Geon competes with other PVC manufacturers and custom compounders.



     Raw Materials. Geon produces the majority of the VCM it requires for the manufacture of PVC at its plant in LaPorte, Texas. In April 1996, Geon expanded the capacity of the LaPorte facility by 800 million pounds, bringing its capacity to 2.4 billion pounds. In addition, Geon has a long-term Canadian VCM supply contract providing substantially all VCM requirements for Geon's Canadian PVC resin production located in Fort Saskatchewan, Alberta. The Canadian supply contract remains effective through 2000.



     The two principal raw materials used by Geon to manufacture VCM are ethylene and chlorine. The majority of Geon's ethylene requirements are provided under three long-term supply agreements with the largest having an initial term through December 31, 2005. The other significant long-term supply agreements expire at the end of 2003 and 2005. Geon has over 95% of its anticipated ethylene requirements under contract for 1999.



     Geon sources its chlorine requirements three ways: (1) participation in a chlor-alkali joint venture; (2) agreement with Bayer Corporation for hydrogen chloride; and (3) third party purchases.



     Geon has a 50% participation in a chlor-alkali plant under a joint venture agreement with Olin Corporation. The plant, which began operations in the fourth quarter of 1997, has a capacity of 250,000 tons. A future plant expansion to a capacity of 400,000 tons can be accommodated.



     Geon has an agreement with Bayer Corporation under which Bayer and Geon operate a pipeline to transport by-product anhydrous chloride from its plant to Geon's nearby LaPorte, Texas, plant. This anhydrous chloride is converted to chlorine for use in the VCM production process. This pipeline became fully operational in October, 1998, and provides for delivery of anhydrous chloride sufficient to provide 250,000 tons of chlorine beginning in the second half of 1999.



     The remainder of Geon's chlorine requirements are purchased from third parties through long-term supply agreements (other than those discussed above) and on the spot-market. Geon's primary long-term chlorine supply agreements are with three different domestic suppliers which expire through 2005. These supply agreements generally contain volume commitments and various pricing mechanisms which Management believes provide a cost-effective sourcing of chlorine.



     Historically, chlorine and ethylene have been produced in the United States at a lower cost than elsewhere in the world. This cost advantage has resulted in U.S. producers of PVC having lower raw materials costs than their counterparts in many other parts of the world. In addition to the raw materials for VCM, Geon purchases a variety of additives to manufacture its compound products. These materials generally have adequate alternative sources of supply and are not purchased under multi-year contracts.

     In conjunction with the Joint Venture Transactions, Geon will enter into a resin and VCM supply agreement with the PVC partnership under which it will purchase a substantial portion of its PVC resin and VCM requirements. The agreements will have an initial term of 15 years with renewal options.



     Research and Development. Geon has developed substantial research and development capability. Geon's efforts are devoted to (i) providing support to its manufacturing plants for cost reduction, productivity, and quality improvement programs, (ii) providing quality technical services to assure the continued success of its products for its customers' applications, (iii) providing technology for improvements to its products, processes, and applications, and (iv) developing new products to satisfy defined market needs. Geon operates a research and development center in Avon Lake, Ohio. The laboratory is equipped with modern analytical, synthesis, polymer characterization, and testing equipment and pilot plants and polymer compounding operations which simulate the production facilities for rapid translation of new technology into new products.



     Expenditures for Geon sponsored product research and product development in 1998, 1997, 1996, and 1995 were $15.0 million, $17.1 million, $17.5 million, and
$18.0 million, respectively. Expenditures in 1999 are projected to remain at approximately the same level as in 1998.



     Employees. As of December 31, 1998, Geon had approximately 2400 full-time employees of whom approximately 180 employees are covered by collective bargaining agreements which expire in July 2000, November 2000, and July 2001. The bargaining unit employees are employed at Geon's facility in Kentucky and the acquired Synergistics facilities located in Canada. Geon considers its employee relations to be good.



     Environmental, Health and Safety. Geon is subject to various federal, state, and local environmental laws and regulations concerning emissions to the air, discharges to waterways, the release of materials into the environment, the generation, handling, storage, transportation, treatment and disposal of waste materials or otherwise relating to the protection of the environment. Geon endeavors to ensure the safe and lawful operation of its facilities in manufacturing and distribution of products and believes it is in compliance in all material respects with applicable laws and regulations.



     Geon maintains a disciplined environmental and occupational safety and health compliance program and conducts internal and external regulatory audits at its plants in order to identify and categorize potential environmental exposures and to ensure compliance with applicable environmental, health, and safety laws and regulations. This is an effort which has required and may continue to require process or operational modifications and the installation of pollution control devices and cleanups.



     Geon's capital expenditures related to the limiting and monitoring of hazardous and non-hazardous wastes totaled $4 million, $4 million, $3 million, and $7 million in 1998, 1997, 1996, and 1995, respectively. In addition, Geon estimates capital expenditures for future environmental improvement programs to approximate $3 million to $5 million in 1999. The projected future capital expenditures are associated with a wide variety of environmental projects such as compliance with anticipated new regulations, achievement of internal company programs and improved operating efficiencies, and expenditures to remediate the acquired facilities to the historical environmental operating practices of Geon. The primary areas for future environmental capital expenditures can be broadly categorized as solid waste, air quality, waste water, and ground water improvements. Expenditures for remediating various sites were $5.3 million, $5.0 million, $6.1 million, and $3.0 million in 1998, 1997, 1996, and 1995, respectively. 1999 expenditures for remediation of these sites are projected to be $5 million to $7 million.



     Geon has been notified by the U.S. Environmental Protection Agency, a state environmental agency, or a private party that it may be a potentially responsible party ("PRP") in connection with seven active and inactive non-Geon owned sites. While government agencies frequently claim PRPs are jointly and severally liable at these sites, in Geon's experience, interim and final allocation of liability costs are generally made based on the relative contribution of waste. Geon believes that it has potential continuing liability with respect to only four such sites. In addition, Geon initiates corrective and preven-tive environmental projects of its own to ensure safe and lawful activities at its operations. Geon believes that compliance with current governmental regulations at all levels will not have a material adverse effect on its financial condition. Based on estimates prepared by Geon's environmental engineers and consultants, at December 31, 1998 and December 31, 1997, Geon had accruals totaling $45.9 million and $51.0 million, respectively, to cover probable future environmental expenditures related to previous contaminated sites. The accrual represents Geon's best estimate for the remaining remediation costs based upon information and technology currently available. Depending upon the results of future testing and the ultimate remediation alternatives undertaken at these sites, it is possible that the ultimate costs to be incurred could be more than recorded at December 31, 1998 by as much as $14 million. Geon's estimate of the liability may be revised as new regulations, technologies or additional information is obtained.



     Of the $45.9 million accrued at December 31, 1998, for future environmental expenditures, $17.3 million (and $18.2 million of the $51.0 million accrued at December 31, 1997) is attributable to future remediation expenditures at the Calvert City, Kentucky, site and less than $.5 million is attributable to off-site environmental remediation liabilities, including the four sites mentioned above. The remaining amount is primarily attributable to other environmental remediation projects at nine other Geon-owned facilities. At Calvert City, consent orders have been signed with both the U.S. Environmental Protection Agency and the Commonwealth of Kentucky Department of Environmental Protection which provide for a site-wide remediation program primarily to remove ethylene dichloride ("EDC") from groundwater, the cost of which has been accrued. Environmental expense incurred was $2.4 million in each of the years ended December 31, 1998 and 1997, $4.2 million for the year ended December 31, 1996, and $1.2 million for the year ended December 31, 1995.



     Geon participates in the EPA Compliance Audit Program ("CAP") under Section 8(e) of the Toxic Substances Control Act. That section requires reporting of information indicating a substantial risk of injury to health or the environment from a chemical substance or mixture. Under the CAP, Geon conducts an audit of its files and reports any information that should have been reported previously. The total potential maximum liability of Geon and its subsidiaries under the CAP is $1 million. The first part of the CAP required reporting of substantial risk information concerning health effects. The remaining part of the CAP involves substantial risk information concerning the environment. Geon will perform its obligations under this portion of the CAP after the EPA issues guidance concerning the kinds of environmental information that it believes are reportable. Geon does not believe that its portion of any civil penalties arising from this portion of the CAP will exceed $.2 million.



     The risk of additional costs and liabilities is inherent in certain plant operations and certain products produced at Geon's plants, as is the case with other companies involved in the PVC industry. There can be no assurance that additional costs and liabilities will not be incurred by Geon in the future. It is also possible that other developments, such as increasingly strict environmental, safety and health laws, regulations and enforcement policies thereunder and claims for damages to property or persons resulting from plant emissions or products, could result in additional costs and liabilities to Geon.



     A number of foreign countries and domestic local communities have enacted, or have under consideration, laws and regulations relating to the use and disposal of plastic materials. Widespread adoption of such laws and regulations, or public perception, may have an adverse impact on plastic materials. Although many of Geon's major markets are in durable, longer-life applications which could reduce the impact of any such environmental regulation, there is no assurance that possible future legislation or regulation would not have an adverse effect on Geon's business.



     In previous years there have been efforts by environmental groups to ban chlorine -- one of Geon's key raw materials. Proposed legislation to ban chlorine has garnered little support in Congress. Research does not support categorizing all uses of chlorine as harmful to the environment. Although Geon believes that PVC is not harmful to the consumer or the environment due to the stability of its chemical structure, PVC could not be produced if chlorine and chlorine-based products were prohibited. Another issue being addressed is the presence of dioxins in the environment. Dioxins are produced by many types of combustion and the EPA has cited municipal, medical, and industrial incinerators as major sources of dioxin. Data generated to date by the American Society of Mechanical Engineers and The Vinyl Institute indicate that vinyl and vinyl production processes are at most minor contributors to overall dioxin emissions.



     Geon does not believe that there are any new laws which will have a material impact on the industry or Geon's capital expenditures, cash flow or liquidity.



     Geon conducts a comprehensive occupational safety and health program. Industry data shows that Geon's safety record is among the best in the chemical industry.



     Consolidation of Compounding Operations. On November 18, 1998, Geon announced the consolidation of its compounding operations with the closing of two manufacturing plants and the partial closing of two additional plant sites. The affected facilities, located in Canada and the United States, are part of the former Synergistics Industries Ltd. operations that Geon acquired in the fourth quarter of 1997.



     The consolidation will include the relocation of the production of certain of Geon's product lines to other Geon facilities with existing available capacity. As a result of the consolidation, Geon will write-off and dispose of certain facilities, equipment, and certain other assets, the cost of which is expected to approximate $22 million. In addition, Geon expects to incur employee separation costs related to approximately 250 employees employed at the affected plant sites. Geon expects to record $14.6 million of these charges in the fourth quarter of 1998 and additional costs of $7.5 million in the first quarter of 1999. These charges include approximately $9 million of non-cash asset write-offs. Approximately $4 million of these charges relate to the closing of Geon's Conroe, Texas, powder compounding facility which will be closed after the completion of the Joint Venture Transactions and production is transferred to the Compounding Partnership and other plants.


     Geon expects to have the consolidation, announced on November 18, 1998, completed by mid-1999 and anticipates that the consolidation will improve productivity and customer service and produce estimated savings of $6 million in 1999 and $14 million annually thereafter. The consolidation is part of Geon's overall strategic plans that include the Joint Venture Transactions.


     On completion of the Joint Venture Transactions, Geon will have completed the first step in its vision to be a leading international performance polymer and services company. Geon is currently the largest vinyl compounder in the world and the leading North American producer of specialty dispersion resins. Geon has become skilled in operating businesses of this type in which technology, services, and cost management are paramount. Geon's businesses combined with Geon's operating and technology know-how provide a core platform for Geon's future growth in related products and services both in North America and international markets.

     Properties. Geon's corporate headquarters are located in Avon Lake, Ohio. Geon operates performance polymers and services facilities in the following locations:



Vinyl Compounding


  Avon Lake, Ohio


  Conroe, Texas


  Farmingdale, New Jersey


  Lindsay, Ontario, Canada


  Long Beach, California


  Louisville, Kentucky


  Niagara Falls, Ontario, Canada


  Orangeville, Ontario, Canada


  Plaquemine, Louisiana


  St. Remi de Naperville, Quebec, Canada


  Terre Haute, Indiana


  Valleyfield, Quebec, Canada


  Newton, Aycliffe, England (joint venture)


  Singapore (joint venture)



Specialty Dispersion Resin


  Henry, Illinois


  Pedricktown, New Jersey



Plastisol Formulators


  Kennesaw, Georgia


  North Baltimore, Ohio


  Sullivan, Missouri


  Sussex, Wisconsin


  Waukesha, Wisconsin



Services


  Avon Lake, Ohio



     In addition to the facilities being contributed to the PVC Partnership, Geon's PVC resin and intermediates operations are conducted at McIntosh, Alabama, through a joint venture with Olin Corporation, and Altona, Victoria, Australia, through a joint venture with Orica, Ltd. of Melbourne, Victoria, Australia.



     Legal Proceedings. In addition to the matters regarding the environment described above under the heading "Environmental, Health and Safety", there are pending or threatened against Geon various claims, lawsuits, and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, and environmental matters, which seek remedies or damages. Geon believes that any liability that may be finally determined should not have a material effect on Geon's financial condition.



     Market for Geon Common Stock and Related Stockholder Matters. Geon Common Stock is reported on the New York Stock Exchange. At March 8, 1999, Geon had approximately 7,000 stockholders.



QUARTERLY DATA (UNAUDITED) (in millions, except per share data)



                                              1998 Quarters                                      1997 Quarters
                                ------------------------------------------        --------------------------------------------
                                FOURTH      THIRD       SECOND      First         Fourth      Third         Second      First
------------------------------------------------------------------------------------------------------------------------------
SALES                          $301.2       $328.0     $330.7       $324.5       $312.3       $303.7       $333.0       $301.0
EMPLOYEE SEPARATION AND PLANT
  PHASE OUT                      14.6           --         --           --           --           --         15.0           --
OPERATING INCOME (LOSS)          (1.2)        16.5       12.4          9.6         11.4         18.3         14.5          7.8
NET INCOME (LOSS)                (3.0)         6.2        4.8          5.8          3.5         10.6          6.1          2,3
------------------------------
EARNINGS (LOSS) PER SHARE:
  BASIC                         $(.13)      $  .27      $ .21       $  .25        $ .15       $  .47        $ .27       $  .10
  DILUTED                        (.13)         .26        .20          .25          .15          .45          .26          .10
DIVIDEND PAID PER COMMON SHARE   .125         .125       .125         .125         .125         .125         .125         .125
COMMON STOCK PRICE
  HIGH                          $  24 1/4   $   26      $  24 5/8   $   23 1/2    $  24 3/16  $   20 13/16  $  23 1/8   $   23 1/4
  LOW                              16 1/4       17 7/16    19 1/4       19 15/16     20 3/8       18 1/2       20 1/8       18 5/8
------------------------------



1998: Fourth quarter results include an after tax charge of $8.9 million ($14.6 million before tax) for costs related to plant closings.



1997: Second quarter results include an after tax charge of $9.2 million ($15.0 million before tax) for employee separation costs.


OCCIDENTAL CHEMICAL CORPORATION

     OxyChem, an indirect, wholly-owned subsidiary of OPC, manufactures and markets a variety of chlorovinyls (including basic chemicals, polymers, and plastics), specialty chemicals, and, through its

29.5% interest in the Equistar Chemicals, LP partnership, petrochemicals. As of December 1997, OxyChem operated 33 chemical product manufacturing facilities in the United States and owned all or part of 10 chemical product manufacturing facilities in six foreign countries. OxyChem is, among other things:

          - a leading manufacturer and marketer of chlorine and caustic soda in the United States;

          - together with OxyMar (OxyChem's joint venture with Marubeni Corporation), a leading producer of VCM in the United States; and

          - a leading manufacturer and marketer of PVC resins in North America.

     A substantial portion of OxyChem's products are principally commodity in nature. They are equivalent to products manufactured by others that are generally available in the marketplace and are produced and sold in large volumes, primarily to industrial customers for use as raw materials. OxyChem sells its products to third parties and, in addition, uses the products its produces internally and further processes them into other chemical products. Nearly all raw materials utilized in OxyChem's operations that are not produced by OxyChem or that are acquired from affiliates are readily available from a variety of sources. Most of OxyChem's key raw materials purchases are made through short-and long-term contracts.

     Among other products, OxyChem produces the following chemical products:

                  PRODUCT                                        MAJOR USES
                  -------                                        ----------
Chlorine....................................    Raw material for PVC, chemical
                                                manufacturing, pulp and paper production,
                                                and water treatment
Ethylene (through its Equistar Chemicals
  joint venture)............................    Raw material for production of polyethylene,
                                                VCM, ethylene glycols, and other ethylene
                                                oxide derivatives
Ethylene dichloride.........................    Raw material for VCM
VCM.........................................    Raw material for PVC
PVC resin...................................    Pipe calendering and film, wire insulation,
                                                flooring, footwear, bottles, siding,
                                                windows, door frames, and other home
                                                construction products

     OxyChem's principal executive offices are at Occidental Tower, 5005 LBJ Freeway, Dallas, Texas 75244, and its telephone number is (972) 404-3800.

          BUSINESSES AND ASSETS TO BE CONTRIBUTED TO THE PARTNERSHIPS

     Geon and OxyChem will each contribute to the Partnerships certain businesses and related assets which are describe below.

PVC PARTNERSHIP

     Geon and OxyChem will each contribute to the PVC Partnership its PVC Contributed Business consisting of its PVC suspension and mass resin and VCM manufacturing and supply businesses and certain assets relating to such businesses. PVC suspension and mass resins, named for the different processes used to produce them, are powders that cannot be used commercially without the addition of ingredients to form a vinyl compound. VCM is a necessary ingredient in the production of PVC resins.

     Geon. Geon will contribute the following facilities to the PVC Partnership:
(i) PVC manufacturing facilities located in Deer Park, Texas, and Fort Saskatchewan, Alberta, Canada, (ii) a VCM manufacturing facility located in LaPorte, Texas, and (iii) to the extent related to the production and sale of PVC suspension and mass resins, certain manufacturing facilities located at Pedricktown, New Jersey, and certain facilities and site utility support assets located at Louisville, Kentucky, and Niagara Falls, Ontario, Canada. These plants had a nominal base capacity in 1998 of 2.4 billion pounds of PVC and 2.4 billion pounds of VCM. Geon will also contribute to the PVC Partnership certain transportation equipment, storage facilities, and rights of way used at the foregoing facilities and its reactor coatings, catalyst sales, and PVC suspension and mass resin and VCM licensing businesses. Geon will also contribute all of the outstanding stock of its LaPorte Chemicals subsidiary which is the holder of a special purpose subsidiary formed to facilitate the transfer of the Canadian assets described above to the PVC Partnership.

     In addition, Geon will contribute certain significant contractual rights to the PVC Partnership. Geon will contribute its rights under long-term ethylene and chlorine purchase contracts. Geon will provide to the PVC Partnership the benefit of the rates in a supply agreement for chlorine produced by Sunbelt Chlor Alkali Partnership, Geon's joint venture with Olin Corporation. Geon will also contribute its agreements with Dow Chemical and Bayer Corporation pursuant to which these companies supply anhydrous hydrogen chloride from their plants in the Houston area to Geon's VCM plant in LaPorte, Texas.

     OxyChem. OxyChem will contribute to the PVC Partnership its (i) PVC manufacturing facilities located in Pasadena, Texas, and its VCM manufacturing facilities located in Deer Park, Texas, and (ii) 50% interest in OxyMar, a joint venture with Marubeni Corporation which operates a VCM plant in Ingleside, Texas. These plants, including 50% of the capacity of OxyMar, had a nominal base capacity in 1998 of 1.8 billion pounds of PVC and 2.3 billion pounds of VCM. In addition, OxyChem will contribute to the PVC Partnership its chlor-alkali assets and co-generation power plants at its Houston, Texas, Chlor-Alkali Complex.

     OxyChem will also contribute to the PVC Partnership its contractual rights under certain long-term ethylene purchase contracts, including, without limitation, OxyChem's long-term supply agreement with Equistar Chemicals, LP, its joint venture affiliate. OxyChem will also contribute rights to certain transportation equipment, storage facilities, and rights of way used at the foregoing facilities.

BUSINESS OF THE PVC PARTNERSHIP FOLLOWING THE JOINT VENTURE TRANSACTIONS

     Generally. Using the assets contributed to it by Geon and OxyChem, the PVC Partnership will produce and purchase or otherwise acquire, use, distribute, market, and exchange throughout the world suspension and mass PVC resin products, VCM (to the extent permitted under applicable agreements concerning VCM produced by OxyMar), caustic soda, and chlorine and carry on related development, licensing, and other ancillary activities, including incidental use or sale of PVC dry blend/powder compound to support the PVC Partnership's customers as mutually agreed by the partners.

     The PVC Partnership will also distribute and market any excess caustic soda and chlorine not consumed in the primary business, but only through OxyChem and in accordance with agreements between the PVC Partnership and OxyChem.

     The business of the PVC Partnership will not include producing, purchasing, or otherwise acquiring, using, distributing, marketing, and exchanging dispersion, blending, specialty suspension, and copolymer resins.

     The PVC Partnership will conduct its operations at the facilities contributed to it by Geon and OxyChem. The PVC Partnership is expected to have manufacturing capacity totaling 4.2 billion pounds of PVC and 4.8 billion pounds of VCM and chlor-alkali capacity of 900,000 electrochemical units (equivalent to 900,000 tons of chlorine and 990,000 tons of caustic soda).

     Sales and Marketing. The PVC Partnership will sell its PVC resins to third parties who produce their own compounds for use primarily in larger volume construction applications, such as pipe and pipe fittings, vinyl house siding, flooring, wall coverings, wire coatings, and window components. In addition, the PVC Partnership will enter into long-term supply arrangements to supply PVC resins to Geon and the Compounding Partnership. The PVC Partnership is expected to use the VCM it produces primarily for the production of its PVC resin. However, the PVC Partnership will enter into long-term supply arrangements to supply VCM to Geon and OxyChem, as well as supplying VCM to third parties. See "Certain Related Party Transactions."

     OxyChem will market all caustic soda and chlorine from the PVC Partnership not required or used in the operation of the PVC Partnership. For such marketing, OxyChem will receive a fixed fee corresponding to historical costs for the first two years, and thereafter a fee equal to OxyChem's full cost. The PVC Partnership will receive all revenues, based on the average external sales price for such commodities throughout OxyChem's entire system, for the sales of such caustic soda and chlorine, less OxyChem's fee. As part of such arrangements, the PVC Partnership will manufacture and sell to OxyChem at full cost its chlorowax and sodium methylate (e.g., chlorinated paraffins) products.

     Research and Development. The PVC Partnership will have substantial research and development capabilities. The PVC Partnership's efforts will be devoted to: (i) providing support to its manufacturing plants for cost reduction, productivity, and quality improvement programs, (ii) providing quality technical services to assure the continued success of its products for its customers' applications, (iii) providing technology for improvements to its products, processes, and applications, (iv) developing new products to satisfy defined market needs, (v) supporting development of strong licensing offerings, and (vi) continued development of reactor coatings and catalysts. The PVC Partnership will operate research and development centers in Avon Lake, Ohio, and Pottstown, Pennsylvania, pending decisions on consolidating operations to one location. The laboratories are equipped with the appropriate analytical, synthesis, polymer characterization and testing equipment, and pilot plants which simulate the production facilities for rapid translation of technology into improved products.

     Raw Materials (other than Ethylene and Chlorine). Geon and OxyChem will transfer to the PVC Partnership certain agreements providing for the supply of a variety of materials used to manufacture PVC resin products. Because these materials generally have adequate alternative sources of supply, not all such materials will be purchased under multi-year contracts.

COMPOUNDING PARTNERSHIP

     Geon and OxyChem will each contribute to the Compounding Partnership its Compounding Contributed Business consisting of its PVC powder/dry blend compound manufacturing and supply businesses and certain related assets. The PVC compounds to be manufactured by the Compounding Partnership will be made by combining PVC resin with certain additives. These compounds will generally be rigid and impact resistant. The Compounding Partnership's compound products will be fabricated into finished products by other manufacturers using the extrusion process. Rigid extrusion PVC compounds are commonly used in pipe, window frames, vertical blinds, and other construction applications.

     Geon. Geon will contribute to the Compounding Partnership all of its powder/dry blend compounding assets and its powder compound business located at its facility in Plaquemine, Louisiana. Assuming the consolidation of Geon's compounding assets following the Joint Venture Transactions, the capacity of these contributed assets constitutes less than 10% of Geon's total compounding capacity. In addition, Geon will contribute the right to use certain transportation equipment, storage facilities, and rights of way used at the plants and certain contractual rights to the Compounding Partnership.

     OxyChem. OxyChem will contribute substantially all of its compounding assets and its powder compound business located at its Pasadena, Texas, facility. In addition, OxyChem will contribute certain transportation equipment and rights of way used at the Pasadena facility and certain contractual rights to the Compounding Partnership.

BUSINESS OF THE COMPOUNDING PARTNERSHIP FOLLOWING THE JOINT VENTURE TRANSACTIONS

     Using the assets contributed to it by Geon and OxyChem, the Compounding Partnership will produce and purchase or otherwise acquire, use, distribute, market, and exchange PVC powders into all markets, including, without limitation, basic construction and remodeling markets for use in pipe, windows, doors, fences, and siding. The Compounding Partnership is expected to have manufacturing capacity totaling 420 million pounds. The Plaquemine, Louisiana, facility will have manufacturing capacity of 140 million pounds of powder compound and the Pasadena, Texas, facility will have manufacturing capacity of 280 million pounds of powder compound. The business of the Compounding Partnership will not include (i) any semi-rigid and flexible PVC molding powders, PVC blends, PVC alloys, PVC copolymers or other polymers, such as polyurethanes, polyethylene, polypropylene, ethyl vinyl acetate, copolymers, natural and synthetic rubbers, thermoplastic elastomers or polyurethane rubber,
(ii) PVC powder compounds for use in any of the following processes: slush molding, rotational molding, injection molding, casting, fluid bed coating, electrostatic fluidized bed, electrostatic spray, non-electrostatic spray, or flock gun, or (iii) the business of the PVC Partnership as described above.

     Sales and Marketing. The Compounding Partnership will sell its compounds to third parties who are expected to use such compounds in a variety of applications. In addition, the Compounding Partnership will toll PVC resin into powder compound for the PVC Partnership to support certain pipe segment customers of the PVC Partnership and will also support other customers of the PVC Partnership as agreed to by the Partnerships.

     Customer Support. The Compounding Partnership will support its manufacturing of compound products by providing service to customers through enhanced customer and technical support. This support will be provided by Geon and its employees pursuant to the Compounding Partnership Agreement. This relationship will make available to the customers of the Compounding Partnership all of Geon's expertise in processing PVC compounds into end products. Moreover, the relationship between Geon and the Compounding Partnership may create opportunities for the Compounding Partnership to coordinate with Geon's other compound businesses and the PVC Partnership. Geon believes its compound customer support capabilities are respected within the industry and offer an advantage to the customers of the Compounding Partnership.

     Research and Development. Through Geon, the Compounding Partnership will have substantial research and development capabilities. Geon's efforts will be devoted to: (i) providing support to the Compounding Partnership's manufacturing plants for cost reduction, productivity, and quality improvement programs, (ii) providing quality technical services to assure the continued success of the Compounding Partnership's products for its customers' applications, (iii) providing technology for improvements to the Compounding Partnership's products, processes, and applications, and (iv) developing new products to satisfy defined market needs. Geon will operate a research and development center in Avon Lake, Ohio. The laboratory is equipped with modern analytical, synthesis, polymer characterization and testing equipment, and pilot plants and polymer compounding operations which simulate the production facilities for rapid translation of new technology into new products.

     Raw Materials. Although both Geon and OxyChem will transfer to the Compounding Partnership certain agreements providing for the supply of a variety of additives used to manufacture compound products, these materials generally have adequate alternative sources of supply and will not be purchased under multi-year contracts.

                        THE MASTER TRANSACTION AGREEMENT


     The following is a summary of the material provisions of the Master Agreement between Geon and OxyChem. This summary is qualified in its entirety by reference to the full and complete text of the Master Agreement, which is attached as Annex B. We encourage you to read the Master Agreement carefully.

GENERAL

     Pursuant to the Master Agreement, which was effective on December 22, 1998, Geon and OxyChem agreed (i) to form certain entities, each of which will act as a general partner or limited partner in the Partnerships, (ii) to cause such partners to form the Partnerships, (iii) subject to the assumption of certain liabilities, to contribute, or cause to be contributed, the PVC Contributed Assets and, in the case of Geon, all of the outstanding stock of LaPorte Chemicals, and in the case of OxyChem, to transfer its partnership interest in OxyMar, to the PVC Partnership, and the Compounding Contributed Assets to the Compounding Partnership, and (iv) to execute and deliver certain documents to effect the transaction. OxyChem further agreed to transfer the Burlington and Pasadena Subject Businesses to Geon for consideration to be paid by Geon.

     With respect to the formation of certain entities, Geon and OxyChem agreed that OxyChem will (i) incorporate a Delaware corporation as its wholly-owned subsidiary to become its limited partner in the PVC Partnership ("OCC PVC Limited Partner"), (ii) form a Delaware limited liability company as a wholly-owned subsidiary of OCC PVC Limited Partner to become its general partner in the PVC Partnership ("OCC PVC General Partner"), and (iii) incorporate a Delaware corporation as its wholly-owned subsidiary to become its limited partner in the Compounding Partnership ("OCC Compounding Limited Partner"). Geon and OxyChem also agreed that Geon will (i) incorporate three Delaware corporations as wholly-owned subsidiaries to become its limited partner in the PVC Partnership ("Geon PVC Limited Partner") and its general partner and limited partner in the Compounding Partnership ("Geon Compounding General Partner" and "Geon Compounding Limited Partner," respectively), and (ii) incorporate two Canadian corporations, one of which will be a wholly-owned subsidiary of Geon Canada Inc. ("Canco 1") and one of which will be a wholly-owned subsidiary of LaPorte Chemicals ("Canco 2"), to facilitate the transfer of Geon's Canadian assets to the PVC Partnership.

     Pursuant to the Master Agreement, OCC PVC General Partner, OCC PVC Limited Partner, and Geon PVC Limited Partner will form the PVC Partnership, and OCC Compounding Limited Partner, Geon Compounding General Partner, and Geon Compounding Limited Partner will form the Compounding Partnership.

     On the closing date, Geon and OxyChem have agreed to cause the execution and delivery by the appropriate parties of (i) certain partnership agreements, asset contribution agreements, parent agreements, and asset sale agreements and
(ii) a variety of other agreements that have been negotiated by Geon and OxyChem, which relate, among other things, (a) to the transfer of assets and assumption of liabilities contemplated by the Asset Contribution Agreements and
(b) to services, utilities, and infrastructure to be shared or supplied, and products to be purchased or sold, between the PVC Partnership or the Compounding Partnership and Geon or OxyChem (collectively, the "Related Agreements").

     The Master Agreement contemplates that, pursuant to the Asset Contribution Agreements, Geon and OxyChem will on the closing date make, or cause to be made, the contributions of the Contributed Assets to the Partnerships, subject to the assumption of certain liabilities by the Partnerships. See "The PVC Asset Contribution Agreements" and "The Compounding Asset Contribution Agreements." In exchange for the contributions by Geon to the Partnerships, Geon PVC Limited Partner will receive 24 PVC units, representing a 24% interest in the PVC Partnership, Geon Compounding General Partner will receive one Compounding unit, representing a 1% interest in the Compounding Partnership, and Geon Compounding Limited Partner will receive 89 Compounding units, representing an 89% interest in the Compounding Partnership. In exchange for the contributions by OxyChem to the Partnerships, OCC PVC General Partner will receive one PVC unit, OCC PVC Limited Partner will receive 75 PVC units, and OCC Compounding Limited Partner will receive ten Compounding units.

     The Master Agreement further contemplates that, on the closing date, Geon and OxyChem will cause the PVC Partnership to enter into a credit agreement with OPC providing for loans having an aggregate available principal amount not to exceed $150,000,000. Geon and OxyChem will also cause the PVC Partnership to make drawings under such revolving credit agreement and to use such pro-ceeds to pay Geon the excess, if any, of (i) $110,000,000 over (ii) the value of certain working capital items agreed upon by the parties (the "Specified Working Capital Items") (anticipated to be approximately $65,000,000). Such excess being reduced by the amount, if any, by which the sum of (A) the indebtedness of Geon assumed by the PVC Partnership pursuant to the Geon PVC Asset Contribution Agreement and (B) the indebtedness of Geon Canada Inc. assumed by Canco 1 pursuant to an asset transfer agreement (the "Geon Canada Transfer Agreement"), exceeds $185,000,000.

CLOSING DATE


     The closing of the transactions contemplated by the Master Agreement is expected to take place on the first business day of the first calendar month following the satisfaction or waiver of certain conditions including, without limitation, the conditions described below under "Conditions to Closing." Geon and OxyChem currently anticipate that the asset transfers will be consummated during the second quarter of 1999.


CERTAIN COVENANTS AND AGREEMENTS

     The Master Agreement contains certain covenants and agreements between Geon and OxyChem including, without limitation, the covenants and agreements described below.

     Conduct of the Contributed Businesses Pending the Closing Date. Geon and OxyChem each has agreed that, except as required or contemplated by the Master Agreement or otherwise consented to or approved in writing by the other party, during the period commencing on December 22, 1998, and ending on the closing date, it will, and will cause its affiliates to:

          (i) use its commercially reasonable efforts to operate and maintain its Contributed Businesses in all material respects only in the usual, regular, and ordinary manner consistent with past practice (including undertaking scheduled or necessary "turnarounds" or other maintenance work and including offsite storage, treatment, and disposal of chemical substances generated prior to the closing) and, to the extent consistent with such operation and maintenance, use commercially reasonable efforts to preserve the present business organization of its Contributed Businesses intact, keep available the services of, and good relations with, the present employees, and preserve present relationships with all persons having business dealings with its Contributed Businesses, except in each case for such matters that, individually and in the aggregate, do not and are not reasonably likely to have a material adverse effect on its Contributed Businesses;

          (ii) maintain its books, accounts, and records relating to its Contributed Businesses in the usual, regular, and ordinary manner, on a basis consistent with past practice, comply in all material respects with all legal requirements and contractual obligations applicable to its Contributed Businesses or to the conduct of its Contributed Businesses, and perform all of its material obligations relating to its Contributed Businesses;

          (iii) not (a) modify or change in any material respect any of the material assets associated with its Contributed Businesses or dispose of any material asset associated with its Contributed Businesses except for
     (1) inventory, equipment, supplies, and other assets associated with its Contributed Businesses sold or otherwise disposed of in the ordinary course of business and (2) any assets associated with its Contributed Businesses that in the ordinary course of business are replaced with substantially similar assets; (b) except in the ordinary course of business, (1) enter into any contract, commitment, or agreement that would be material to the operation of its Contributed Businesses or use of assets associated with the Contributed Businesses or, except as expressly contemplated by the Master Agreement or expressly contemplated by or required pursuant to their respective terms, modify or change in any material respect any obligation under any such contract, commitment, or agreement, (2) except in connection with complying with the New Jersey Industrial Site Recovery Act or separating the assets that are to be transferred pursuant to the Asset Contribution Agreements and certain other Related Agreements from those that are to be retained by it and its affiliates pursuant to the terms of the Master Agreement, modify or change in any material respect any obligation under its government licenses, (3) modify or change in any material respect the manner in which the products produced by its Contributed Businesses are marketed and sold,
     (4) in a material way delay payment of any accounts payable beyond usual and customary terms, (5) in a material way fail to maintain adequate inventory or replenish inventory consistent with past practices, or (6) accelerate payment of any accounts receivable unless such acceleration occurs for business reasons not involving an action taken in anticipation of or because of the existence of the Master Agreement; (c) enter into interest rate protection or other hedging agreements; (d) effect a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any facility, site of employment, operating unit, or employee associated with its Contributed Businesses without complying fully with the notice and all other applicable requirements of WARN, or (e) hire any additional employees or transfer any additional employees into the Contributed Businesses so as to increase materially the number of employees because of or in anticipation of the transactions contemplated by the Master Agreement;

          (iv) not waive any material claims or rights relating to its Contributed Businesses;

          (v) after obtaining knowledge thereof, give notice to the other party of any claim or litigation (threatened or instituted) or any other event or occurrence that could reasonably be expected to have a material adverse effect on its Contributed Businesses, other than events, occurrences, or other matters arising from any change in the general economic or political conditions or any change in raw materials prices, product prices, industry capacity, or other matter of industry-wide application that affects both parties' Contributed Businesses in a substantially similar way;

          (vi) not take any action that is reasonably likely to result in its representations and warranties in the Master Agreement, in the form of any Asset Contribution Agreement, or, in the case of OxyChem, in the form of any agreement pursuant to which it transfers the Burlington and Pasadena Subject Businesses to Geon, or, in the case of Geon, in the form of the Geon Canada Transfer Agreement, not being true in all material respects as of the closing date; and

          (vii) not agree, whether in writing or otherwise, to take any action referred to in the preceding clauses (i) through (vi). Notwithstanding the covenants described above, the Master Agreement contemplates that prior to the closing date, Geon and OxyChem and their respective affiliates will act independently of each other in making decisions as to the research and development, raw materials, manufacturing, pricing, marketing, and distribution of their products.

     Employee Matters. OxyChem and Geon will each pay 50% of any severance costs with respect to certain employees of OxyChem and Geon identified in the PVC Asset Contribution Agreements ("Tier 2 Employees") who do not become PVC Partnership employees. Generally, Tier 2 Employees are those employees whose work relates directly to the PVC Contributed Assets of a Contributor but are not employed in one of the plants. In addition, OxyChem and Geon will each pay 50% of any severance costs with respect to employees of OxyChem, Geon, or Geon Canada Inc. who (i) are terminated by OxyChem or Geon in lieu of terminating specifically identified Tier 2 Employees, (ii) are approved by the PVC Partnership (which approval will not be unreasonably withheld), and (iii) are terminated within one year of the closing date pursuant to the applicable plan or program, if any, of OxyChem or Geon, as the case may be, that applies to such employee and that is in effect as of the earlier of the termination date of such employee or the closing date.

     Certain Other Covenants. Geon further agreed to call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the transfer of its Contributed Businesses as contemplated by the Master Agreement, to recommend through its Board of Directors to its stockholders approval of such matters and not rescind such recommendation (unless the Master Agreement is terminated), and to use commercially reasonable efforts to obtain approval of the transfer of its Contributed Businesses by its stockholders.

CONDITIONS TO CLOSING

     The respective obligations of Geon and OxyChem to effect the Joint Venture Transactions are subject to, among other things, the conditions described below.

     Conditions Precedent to Obligations of Both Parties. The respective obligations of Geon and OxyChem to consummate the transactions contemplated by the Master Agreement are subject to the satisfaction (or waiver by Geon and OxyChem) on or prior to the closing date of certain conditions, including the following:

          (i) no temporary restraining order, preliminary or permanent injunction, declaratory judgment, or other order issued by any federal, state, or provincial court of competent jurisdiction in the United States or Canada will be in effect that materially restrains, enjoins, or otherwise prohibits (a) the transactions contemplated by the Master Agreement; (b) the ownership by the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2, or Geon, as the case may be (including enjoyment of any rights relating thereto) of the applicable Contributed Business at and after the closing; or (c) the operation of the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2, or Geon, as the case may be, of the applicable Contributed Business at and after the closing, and no proceeding seeking any such injunction or order will be pending or threatened;

          (ii) Geon and OxyChem will have obtained and effected all government licenses and consents required from any governmental authority (including licenses and consents required under the New Jersey Environmental Cleanup Responsibility Act) for the consummation of the transactions contemplated under the Master Agreement and the Related Agreements and required to allow for the prudent and uninterrupted operation of the Contributed Business by the PVC Partnership, the Compounding Partnership, Canco 2, or Geon, as the case may be, after the closing in a manner consistent with past practices, except for those government licenses and consents, the absence of which is not, in the aggregate, reasonably likely to have a material adverse effect with respect to such Contributed Business;

          (iii) the waiting period applicable to the transactions contemplated by the Master Agreement and the Related Agreements under the Competition Act (Canada) will have expired or been terminated, approval under the Competition Act (Canada), as amended, will have been obtained, the investigation commenced by the FTC with respect to matters identified in the subpoena civil investigative demand issued by the FTC to Geon and OxyChem will have been terminated or otherwise resolved, and no consent, approval, permit, or authorization in connection with the transactions required from the FTC or the Justice Department or from the Director of Investigation and Research impose terms or conditions that would have, or would reasonably likely to have, a material adverse effect on any party or that would, or would be reasonably likely to, materially frustrate the financial or other business benefits reasonably expected to be derived by any party from the transactions contemplated by the Master Agreement;

          (iv) Geon will have received any necessary approval of its stockholders;

          (v) Geon and OxyChem will have agreed on the initial strategic plans of the PVC Partnership and the Compounding Partnership; and

          (vi) certain financing arrangements related to the Joint Venture Transactions will have been finalized and completed in a manner acceptable to each of Geon and OxyChem and their respective affiliates.

     The applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, with regard to the Burlington Subject Business, and the Competition Act (Canada) have expired. In addition, on February 2, 1999, the Federal Trade Commission informed Geon that it had terminated its investigation related to the Joint Venture Transactions with a recommendation for no further action.

     Conditions Precedent to Obligations of Geon. The obligations of Geon under the Master Agreement are subject to the satisfaction (or waiver by Geon) on or before the closing date of certain conditions, including the following:

          (i) notwithstanding any actual knowledge of Geon and its affiliates that are partners in the Partnerships, all representations and warranties of OxyChem and its affiliates that are partners in the Partnerships contained in the Master Agreement and the Related Agreements that contain qualifications and exceptions relating to materiality or a material adverse effect will be true and correct on and as of the closing date, and all other representations and warranties of such entities contained in such agreements will be true and correct in all material respects as of the closing date;

          (ii) OxyChem and its affiliates will in all material respects have performed and complied with all obligations and agreements contained in the Master Agreement that contain qualifications and exceptions relating to materiality or a material adverse effect, will in all material respects have performed and complied with all other obligations and agreements contained in the Master Agreement, and will have executed all agreements and documents (including the Related Documents) to be performed, complied with, or executed by it or them on or prior to the closing date;

          (iii) no event, occurrence, or other matter will have occurred that is reasonably likely to have a material adverse effect with respect to the Contributed Businesses of OxyChem, provided that such determination will be made without regard to any change in general economic or political conditions or any change in raw materials prices, products prices, industry capacity, or other matter of industry-wide application that affects the Contributed Businesses of both parties in a substantially similar way;

          (iv) certain consents of third parties will have been obtained; and

          (v) no proceeding will be pending or threatened to be commenced, by or against OxyChem or any of its partners in the Partnerships under the United States Bankruptcy Code or any other applicable insolvency, reorganization, moratorium, or similar law, and no receiver, liquidator, or trustee will have been appointed in regard to any such entity or as to all or any substantial portion of their property or the OxyChem Contributed Businesses.

     Conditions Precedent to Obligations of OxyChem. The obligations of OxyChem under the Master Agreement are subject to the satisfaction (or waiver by OxyChem) on or prior to the closing date of each of the following conditions:

          (i) notwithstanding any knowledge of OxyChem and its affiliates that are partners in the Partnerships, all representations and warranties of Geon and its affiliates contained in the Master Agreement and the Related Agreements that contain qualifications and exceptions relating to materiality or a material adverse effect will be true and correct on and as of the closing date, and all other representations and warranties of such entities contained in such agreements will be true and correct in all material respects as of the closing date;

          (ii) Geon and its affiliates will have performed and complied with all obligations and agreements contained in the Master Agreement that contain qualifications and exceptions relating to materiality or a material adverse effect, will in all material respects have performed and complied with all other obligations and agreements contained in this Agreement, and will have executed all agreements and documents (including the Related Agreements) to be performed, complied with, or executed by it or them on or prior to the closing date;

          (iii) no event, occurrence, or other matter will have occurred that is reasonably likely to have a material adverse effect with respect to the Contributed Businesses of Geon, provided that such determination will be made without regard to any change in general economic or political conditions or any change in raw materials prices, product prices, industry capacity, or other matter of industry-wide application that affects the Contributed Businesses of both parties in a substantially similar way;

          (iv) certain consents of third parties will have been obtained; and

          (v) no proceeding will be pending or threatened to be commenced, by or against Geon or any of its partners in the Partnerships under the United States Bankruptcy Code or any other applicable insolvency, reorganization, moratorium, or similar law, and no receiver, liquidator, or trustee will have been appointed in regard to any such entity or as to all or any substantial portion of their property or Geon's Contributed Businesses.

TERMINATION

     Termination. The Master Agreement may be terminated and the transactions contemplated therein and in the Related Agreements may be abandoned at any time prior to the closing:

          (i) by the written consent of Geon and OxyChem;

          (ii) by Geon if there has been a material misrepresentation or a breach of an agreement by OxyChem in the Master Agreement that (a) if such misrepresentation or breach existed on the closing date, would constitute a failure to satisfy the conditions to closing and (b) has not been cured and cannot reasonably be cured within 30 days after all other conditions to closing have been satisfied;

          (iii) by Geon if the Geon Board has not duly authorized and approved the Master Agreement and the Related Agreements and the transactions contemplated thereby on or before May 1, 1999;

          (iv) by OxyChem if there has been a material misrepresentation or a breach of an agreement by Geon in the Master Agreement that (a) if such misrepresentation or breach existed on the closing date, would constitute a failure to satisfy the conditions to closing set forth in clauses (ii) and
     (iii) above under "Conditions Precedent to Obligations of OxyChem" and (b) has not been cured and cannot reasonably be cured within 30 days after all other conditions to closing have been satisfied;

          (v) by OxyChem if OPC's Board has not duly authorized and approved the Master Agreement and the Related Agreements and the transactions contemplated thereby on or before May 1, 1999;

          (vi) by Geon or by OxyChem if prior to the closing, any final, non-appealable order or injunction is issued by any federal or state court of competent jurisdiction in the United States or Canada or by any authority, or any legal requirement will be promulgated or enacted by any authority in the United States or Canada, that would have the effect of prohibiting or making unlawful the performance of the Master Agreement, the execution, delivery, or performance of any Related Agreement or the consummation of the closing;

          (vii) by either Geon or OxyChem if Geon has not received any necessary approvals from its stockholders on or before May 1, 1999; and

          (viii) by either Geon or OxyChem in the event that the closing does not occur for any reason on or before July 1, 1999; provided, however, that if the closing does not occur due to the act or omission of one of the parties, that party may not terminate the Master Agreement pursuant to the provisions of this clause.

     Effect of Termination. In the event of any termination of the Master Agreement, the Master Agreement will become wholly void and of no further force and effect and there will be no liability on the part of Geon or OxyChem or any of its subsidiaries or their respective officers or directors; provided, however, that upon any such termination the obligations of the parties with respect to expenses relating to the transaction, payments relating to the Pasadena Subject Business, and confidentiality under the Master Agreement will remain in full force and effect.

EXPENSES AND OTHER PAYMENTS

     Each of Geon and OxyChem will be solely responsible for and will bear all of its own respective costs, fees, and expenses incurred in connection with the negotiation, execution, and delivery of the Master Agreement, the satisfaction of the conditions to closing under the Master Agreement, and the consummation of the transactions contemplated by the Master Agreement. Geon and OxyChem have agreed that they will split equally certain fees and expenses relating to antitrust analysis and related services regardless of whether or not the closing occurs. Geon will bear the first $800,000 of fees and expenses in connection with the refinancing of certain financing arrangements related to Geon's LaPorte, Texas, facility.

     Pursuant to the Master Agreement, if the closing does not occur for any reason (other than for a material misrepresentation by Geon, a breach of a material agreement by OxyChem, or the failure of OPC's Board to approve the Master Agreement and Related Agreements), Geon will pay OxyChem the lesser of
(i) $165,000 per month commencing on the date of termination of the Master Agreement and ending on the earlier to occur of (a) three months from the date of the termination of the Master Agreement and (b) the date on which OxyChem enters into a long-term tolling arrangement covering the Pasadena Subject Business and (ii) the actual costs incurred by OxyChem and its affiliates during such period related to obtaining a third-party tolling arrangement covering the Pasadena Subject Business.

AMENDMENT AND WAIVER

     All waivers, modifications, amendments, or alterations of the Master Agreement will require the written approval of each of Geon and OxyChem. No action taken by Geon or OxyChem will be deemed to constitute a waiver by such party of compliance with any representations, warranties, covenants, or agreements contained in the Master Agreement and any documents delivered pursuant to the Master Agreement and in connection with the closing. The waiver by Geon or OxyChem of a breach of any provision of the Master Agreement will not operate or be construed as a waiver of any subsequent breach.

                     THE PVC ASSET CONTRIBUTION AGREEMENTS

     The following is a summary of the material provisions of the Asset Contribution Agreements between Geon, Geon PVC Limited Partner, and the PVC Partnership and between OxyChem, OCC PVC General Partner, OCC PVC Limited Partner, and the PVC Partnership (each a "PVC Asset Contribution Agreement").

     Notwithstanding the assumption of certain liabilities and obligations by the PVC Partnership (see " -- Assumed Liabilities" below), Geon or OxyChem may by law or agreement continue as the primary obligor of certain of these liabilities. Although the PVC Partnership will indemnify each of Geon and OxyChem, and their respective affiliates, for the liabilities assumed by the PVC Partnership (see " -- Indemnification" below), Geon and OxyChem could be liable with respect to any such liabilities if the PVC Partnership is unable to satisfy its indemnification obligations.

CONTRIBUTED ASSETS

     Geon and OxyChem, on behalf of its subsidiaries, (each a "Contributor") will contribute to the PVC Partnership, its PVC Contributed Assets, consisting of all of the assets, rights, and properties used or held for use in the contemplated operation and conduct of its PVC Contributed Business, other than certain excluded assets. See "Businesses and Assets to be Contributed to the Partnerships -- PVC Partnership."

EXCLUDED ASSETS

     The PVC Contributed Assets contributed to the PVC Partnership by a Contributor will not include the following:

          (i) except for certain employee matters described under "Other Agreements", any assets of any qualified or non-qualified pension or welfare plans or other deferred compensation arrangements maintained by any Contributor or any of its affiliates for employees of that Contributor or any of its affiliates prior to the closing date;

          (ii) subject to PVC resin and VCM technology agreements (the "PVC Master Intellectual Property Agreements"), any and all intellectual property of a Contributor or its affiliates to the extent not primary used in the normal operation and conduct of, or to the extent not applicable to, the PVC Contributed Business and any and all trademarks of a Contributor or its affiliates;

          (iii) all claims and rights against third parties (including insurance carriers, indemnitors, suppliers, and service providers), to the extent they do not relate to the PVC Assumed Liabilities (as defined below);

          (iv) claims for refunds of taxes for time periods ending on or before the closing date which taxes remain the liability of the Contributor or its affiliates under the PVC Asset Contribution Agreements;

          (v) all items sold in the ordinary course of business prior to the closing date, none of which individually or in the aggregate are material to the normal operation and conduct of a PVC Contributed Business;

          (vi) certain tangible assets, intangible assets, real properties, contracts, and rights;

          (vii) any of the Contributor's or its affiliates' right, title, and interest in and to any dispersion PVC resin producing plant assets, co-polymer PVC resin producing plant assets, or specialty homopolymer suspension and blending resins;

          (viii) any real property of the Contributor or its affiliates in the vicinity of but not specifically within the legal description of the real property being contributed to the PVC Partnership and any related easements or rights-of-way requested or ordered by the PVC Partnership;

          (ix) the interest of OxyChem and its affiliates in all railcars (whether owned or leased) utilized in the operation and conduct of OxyChem's chlor-alkali business;

          (x) the interest of Geon and its affiliates in all railcars (whether owned or leased) utilized in the operation and conduct of Geon's PVC Contributed Business; and

          (xi) with respect to Geon's PVC Asset Contribution Agreement, the Specified Working Capital Items.

ASSUMED LIABILITIES

     As of the closing date, the following debts, liabilities, and obligations of each Contributor will be assumed by the PVC Partnership in connection with the transfer of PVC Contributed Assets to it, and the PVC Partnership will agree to pay, perform, and discharge all such debts, liabilities, and obligations when due (the "PVC Assumed Liabilities"):

          (i) all obligations arising on or after the closing date under the contracts and leases that are assigned to the PVC Partnership, unless and to the extent that such obligation arises out of a violation of such contract or lease prior to the closing date;

          (ii) all obligations under purchase orders accepted by a Contributor in the ordinary course of business of its Contributed Business prior to the closing date that are assigned to the PVC Partnership and that are not filled as of the closing date, but only to the extent not filled;

          (iii) trade accounts payable;

          (iv) all obligations and liabilities, of every kind and nature, including, without limitation, those arising out of, in connection with, or related to the ownership, operation, or use on or after the closing date of the PVC Contributed Assets or the PVC Contributed Business except for certain health, safety, and environmental claims that are related to pre-closing liabilities and that arise out of the PVC Partnership's status after the closing date as an owner or operator of the PVC Contributed Assets or the PVC Contributed Business;

          (v) except for certain health, safety, and environmental claims, Exposure Claims (as defined below) and certain product exposure claims, any third party claims that are related to certain pre-closing liabilities that are asserted ten years or more after the closing date;

          (vi) certain obligations for indebtedness;

          (vii) all liabilities associated with products sold by the PVC Partnership after the closing date regardless of when manufactured;

          (viii) any product exposure claims that are first asserted 20 years or more after the closing date;

          (ix) certain health, safety, and environmental claims that are related to pre-closing liabilities and that are first asserted ten years or more after the closing date;

          (x) certain long-term liabilities; and

          (xi) any other liability specifically assumed by the PVC Partnership pursuant to the terms of the PVC Asset Contribution Agreements.

OTHER AGREEMENTS

     Employment Matters. In accordance with the terms of the Master Agreement, the PVC Partnership will offer employment to employees of the Contributor (i) whose work relates solely and exclusively to, or substantially in support of, the PVC Contributed Assets and (ii) who are immediately prior to the closing date either in the active employment of a Contributor or on short-term disability leave, sick leave, or other temporary leave of absence. In addition, pursuant to the terms of the Geon PVC Asset Contribution Agreement, the PVC Partnership will offer employment to all employees who are part of a collective bargaining unit represented by certain unions and who are immediately prior to the closing date either in active employment of the Contributor or on short-term disability leave, sick leave, or other temporary leave of absence approved by the Contributor. Any employee that accepts such offer is referred to as a "PVC Partnership Employee."

     Each Contributor will remain solely responsible for, (i) with respect to OxyChem, any liability with respect to OxyChem employees who do not become PVC Partnership Employees and, with respect to Geon, certain non-union employees of Geon who are not plant employees and whose work relates directly to the support of the Contributed Assets and who do not become PVC Partnership Employees, including any liability for severance benefit payments and any costs associated with violations of any legal requirements; (ii) any bonus or executive compensation, if any, to employees covered by a Contributor's bonus or executive compensation programs; and (iii) any liability related to the termination of any employees of a Contributor or any of its affiliates at any time prior to the closing date, including liability for all severance benefit payments to such employees pursuant to any applicable severance plan and any costs associated with violations of any legal requirements. With respect to employees who become PVC Partnership Employees, each Contributor will pay bonus or executive compensation earned in 1998. Each Contributor will promptly reimburse the PVC Partnership for a pro-rata portion of any bonus or executive compensation paid by the PVC Partnership that is earned in 1999 by PVC Partnership Employees based on the months of employment in 1999 with the Contributor.

     Any PVC Partnership Employee whose employment is terminated by the PVC Partnership within six months after the closing date will be entitled to receive a severance benefit from the PVC Partnership not less than the benefits, if any, provided under the severance plan of the Contributor in effect as of the closing date.

     Under the Geon PVC Asset Contribution Agreement, Geon and the PVC Partnership agree that they will satisfy their respective obligations, if any, under the National Labor Relations Act regarding union employees. The PVC Partnership will recognize each union, and each union employee will participate in such plans and programs as are applicable to the union employees in accordance with the terms and conditions negotiated by the PVC Partnership.

     Except with respect to PVC Assumed Liabilities (other than PVC Assumed Liabilities described in clause (v) on the preceding page), each Contributor will retain the sole responsibility for, and will continue to pay, all hospital, medical, and health care continuation coverage benefits as described in section 4980B of the Code, life insurance, disability, other welfare plan expenses and benefits (including all benefits under any benefit plan of Contributor), and worker's compensation for employees of the Contributor and their covered dependents, including "qualified beneficiaries" within the meaning of section 607(3) of ERISA, with respect to claims incurred prior to the closing date. In addition, except with respect to PVC Assumed Liabilities (other than PVC Assumed Liabilities described in clause (v) on the preceding page), each Contributor will retain sole responsibility for the payment of any claim for medical benefits, health care continuation coverage benefits as described in section 4980B of the Code, life insurance benefits, or other welfare benefits for, Exposure Claims (as defined below) by or any other item of compensation or benefits payable under any Contributor plan to (i) any employee of the Contributor after the closing date and (ii) any former employee of the Contributor who retired, died, became disabled, or otherwise terminated employment prior to the closing date. Expenses and benefits relating to such claims incurred by PVC Partnership Employees and their covered dependents attributable to employment with the PVC Partnership on or after the closing date will be the sole responsibility of the PVC Partnership under the terms of its benefit plans.

     Support Services. For two years from the date of the PVC Asset Contribution Agreements, the PVC Partnership will have the right to purchase services from the businesses being retained by the Contributors at full cost and otherwise on arm's-length terms in all cases where it is reasonable for such retained businesses to provide the services. In no event will the services be in excess of the quantity of, or in kind other than, the services provided to the PVC Contributed Businesses prior to the closing date. Similarly, for a period of two years from the date of the PVC Asset Contribution Agreements, the businesses retained by the Contributors will have the right to purchase services from the PVC Partnership at full cost and otherwise on arm's-length terms in all cases where it is reasonable for the PVC Partnership to provide the services.

INDEMNIFICATION

     Subject to the terms described below, each Contributor will agree, to the fullest extent permitted by applicable law, to indemnify, defend, and hold harmless the PVC Partnership and its affiliates and their respective officers, directors, and employees from, against, and in respect of any liabilities incurred or suffered by such indemnitees, arising out of, in connection with, or relating to:

          (i) any misrepresentation in or breach of the representations and warranties of a Contributor or any of its affiliates subject to certain materiality qualifications in the PVC Asset Contribution Agreements, certain Assignment and Assumption Agreements, the PVC Master Intellectual Property Agreements, or the Master Agreement, provided however that any liability arising out of, in connection with, or relating to any breach of warranties in any Assignment and Assumption Agreement that is not a breach of warranties under the PVC Asset Contribution Agreements will not be indemnifiable hereunder;

          (ii) any failure of a Contributor or any of its affiliates to perform any of its covenants or obligations contained in the PVC Asset Contribution Agreements, certain Assignment and Assumption Agreements, the PVC Master Intellectual Property Agreements, or the Master Agreement;

          (iii) excluded assets;

          (iv) any exposure of any person to PVC, VCM, or chemical substances in connection with a PVC Contributed Business, to the extent such liability is attributable to the period prior to the closing date ("Exposure Claim");

          (v) any product exposure claim that is not an assumed liability;

          (vi) certain health, safety, and environmental claims that are related to pre-closing liabilities that are not PVC Assumed Liabilities;

          (vii) any third party claim (other than Exposure Claims, product exposure claims, and certain health, safety, and environmental claims) that is related to a pre-closing liability and that is not a PVC Assumed Liability;

          (viii) any obligation (A) for the payment of severance benefits to employees of a Contributor or any of its affiliates, except as otherwise agreed to by the parties, (B) attributable to a Contributor's or any of its affiliate's employment of any employee, agent, or independent contractor prior to the closing date, or (C) relating to employee matters assumed by a Contributor or its affiliates; or

          (ix) any taxes of a Contributor, a contributed subsidiary, or a PVC partner for any taxable period or portion thereof ending before the closing date or arising from any of the transactions contemplated by the PVC Asset Contribution Agreements.

     The indemnification obligations of each Contributor under their respective PVC Asset Contribution Agreements described in clause (i) above are subject to the following limitations: each Contributor, in the aggregate, will not have any indemnification obligation under clause (i) above for any individual liability unless the amount of such liability exceeds $100,000 (the "Individual Basket"), and until the total of all liabilities under clause (i) equals an aggregate deductible of $500,000 (the "Deductible"); and provided further that the parties agree that the amount of liability for which indemnification may be sought for breach of any representation and warranty under clause (i) will be calculated taking into account the Individual Basket and Deductible without regard to any qualification or exception regarding materiality or material adverse effect qualification contained in such representation and warranty.

     Subject to the other indemnification provisions of the PVC Asset Contribution Agreements, the PVC Partnership also will indemnify, to the fullest extent permitted by law, each Contributor and its affiliates, officers, directors, and employees against, and agrees to hold each of them harmless from, any and all liability incurred or suffered by them arising out of or relating to: (i) any misrepresentation in or breach of the representations and warranties of the PVC Partnership or the failure of the PVC Partnership to perform any of its covenants or obligations contained in the PVC Asset Contribution Agreements, certain Assignment and Assumption Agreements, the PVC Master Intellectual Property Agreements, or the Master Agreement, (ii) PVC Assumed Liabilities, or
(iii) any health, safety, or environmental claim to the extent arising out of the PVC Partnership's exacerbation or acceleration of such health, safety, or environmental claim.

     The rights provided to the PVC Partnership and the Contributors will be the sole remedy for such party for breach of representation and warranty by or covenant or obligation of the other party under the PVC Asset Contribution Agreements, certain Assignment and Assumption Agreements, the PVC Master Intellectual Property Agreement, and the Master Agreement or arising in connection with or related in any way to the matters in the PVC Asset Contribution Agreement.

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

PAYMENT OF CERTAIN EXPENSES AND TAXES

     Subject to the following provisions, each Contributor will be responsible for all taxes attributable to that Contributor's or its affiliate's ownership, use, or transfer of the PVC Contributed Assets or operation of its PVC Contributed Business prior to the closing date, and the PVC Partnership will be responsible for all taxes attributable to the PVC Partnership's ownership, use, or transfer of the PVC Contributed Assets or operation of the PVC Contributed Businesses after the closing date. All sales, use, value added, excise, transfer, land transfer, or other similar taxes incurred or arising in connection with the transfer of the PVC Contributed Assets to the PVC Partnership will be borne solely by the Contributor. All real property taxes, personal property taxes, ad valorem taxes, and other similar taxes (or payments in lieu of such taxes) assessed on any of the PVC Contributed Businesses or PVC Contributed Assets in the tax period in which the closing date occurs will be prorated between the PVC Partnership and the appropriate Contributor as of the closing date. The PVC Partnership will pay any title or recordation fees in connection with the transfer of the PVC Contributed Assets. The PVC Partnership will also pay for any surveys of the fee interests and any related easements or rights-of-way that are requested or ordered by the PVC Partnership.

                         THE PVC PARTNERSHIP AGREEMENT

     The following is a summary of the material provisions of the PVC Partnership Agreement.

GENERAL

     In connection with the formation of the PVC Partnership, Geon PVC Limited Partner, OCC PVC General Partner, and OCC PVC Limited Partner will enter into the PVC Partnership Agreement which will govern the management and operations of the PVC Partnership. The PVC Partnership will continue in existence until its dissolution in accordance with the terms of the PVC Partnership Agreement. See
" -- Dissolution and Termination." The general partner of the PVC Partnership will be OCC PVC General Partner, an indirect, wholly-owned subsidiary of OxyChem.

GOVERNANCE

     The PVC Partnership Governance Committee will manage and control the business, property, and affairs of the PVC Partnership, including the determination and implementation of the PVC Partnership's strategic direction. The PVC Partners will exercise their authority to manage and control the PVC Partnership only through the PVC Partnership Governance Committee. The PVC Partnership Governance Committee will consist of six representatives, three of whom are representatives of Geon PVC Limited Partner and three of whom are representatives of OCC PVC General Partner. See "Management of
Partnerships -- PVC Partnership."

     In general, the approval of two or more representatives acting for OCC PVC General Partner will be sufficient for the PVC Partnership Governance Committee to take any action. However, the PVC Partnership Governance Committee will not be permitted to take certain actions unless such actions are approved by two representatives of Geon PVC Limited Partner and two representatives of OCC PVC General Partner, as described below. See " -- Unanimous Voting Requirements." This means, in effect, that OxyChem's representatives will control the PVC Partnership Governance Committee (and, as a result, the PVC Partnership) except where the approval of Geon's representatives is required.

UNANIMOUS VOTING REQUIREMENTS

     Unless approved by two or more representatives of each of Geon PVC Limited Partner and OCC PVC General Partner, the PVC Partnership Governance Committee may not directly or indirectly take (or commit to take), and none of the PVC Partnership, any subsidiary thereof, or any person acting in

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

the name of or on behalf of any of them, directly or indirectly, may take or commit to take any of the following actions (whether in a single transaction or a series of related transactions):

          (i) to cause the PVC Partnership, directly or indirectly, to engage, participate, or invest in any business outside the scope of its business as described in the PVC Partnership Agreement;

          (ii) to approve any strategic plan, as well as any amendments or updates thereto;

          (iii) to authorize any disposition of assets outside the ordinary course of business having a fair market value exceeding $50 million in any one transaction or a series of related transactions not contemplated in an approved strategic plan, unless otherwise provided by the PVC Partnership Agreement; provided, however, that no such approval will be required in respect of a disposition of assets in excess of such threshold amount if the Chief Executive Officer of the PVC Partnership, acting through the PVC Partnership Governance Committee, obtains an opinion, in form and substance reasonably satisfactory to the representatives of both OCC PVC General Partner and Geon PVC Limited Partner, from a nationally recognized independent professional appraisal firm with a recognized expertise in process chemical plants as to the fairness and adequacy of the consideration received by the PVC Partnership for such assets, taking into consideration all of the terms of such disposition; provided, further, however, that in no event will a disposition of assets in excess of such threshold amount be made to an affiliate of OCC PVC General Partner or Geon PVC Limited Partner;

          (iv) to authorize any acquisition of assets outside the ordinary course of business or any capital expenditure exceeding $25 million that is not contemplated in an approved strategic plan; provided, however, that if Geon does not approve such an acquisition or expenditure, OxyChem may cause the PVC Partnership to proceed with the acquisition or expenditure if all amounts over $1 million are paid by OxyChem and, in such an event, the amounts paid will be deemed to be additional capital contributions, and OxyChem's interest in the PVC Partnership will be increased by an amount determined in accordance with an agreed formula as specified in the PVC Partnership Agreement;

          (v) to require capital contributions to the PVC Partnership (other than contributions contemplated by the PVC Asset Contribution Agreements or an approved strategic plan or to achieve or maintain compliance with certain laws) within any fiscal year if the total of such contributions required from the partners within that year would exceed $10 million to the extent the aggregate principal amount of the PVC Partnership's borrowings is less than $575 million;

          (vi) to make borrowings under the PVC Partnership's bank credit facilities, its uncommitted lines of credit or any credit facility or debt instrument of the PVC Partnership that finances or refinances all or any portion of the PVC Partnership's credit facilities, or to enter into any capitalized lease or similar off-balance sheet financing arrangement at any time if the aggregate principal amount of such borrowings outstanding at such time would exceed $575 million;

          (vii) to enter into interest rate protection or other hedging agreements unless otherwise provided in the PVC Partnership Agreement;

          (viii) except as otherwise provided in the PVC Partnership Agreement, to cause the PVC Partnership or any subsidiary of the PVC Partnership to issue, sell, redeem, or acquire any units or other equity securities (or any rights to acquire, or any securities convertible into or exchangeable for, units or other equity securities);

          (ix) except in connection with the dissolution of the PVC Partnership, to make PVC Partnership distributions that are not contemplated in an approved strategic plan or under the cash management and credit and deposit facilities agreement as contemplated in the Master Agreement;

          (x) to initiate or settle any litigation or governmental proceedings if the effect thereof could reasonably be expected to be material to the financial condition of the PVC Partnership;

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

          (xi) to change the PVC Partnership's method of accounting or to make certain tax elections;

          (xii) to create or change the authority of any auxiliary committee;

          (xiii) to merge, consolidate, or convert the PVC Partnership or any subsidiary thereof with or into any other entity (other than a wholly-owned subsidiary of the PVC Partnership);

          (xiv) to file a petition in bankruptcy or seek any reorganization, liquidation, or similar relief on behalf of the PVC Partnership or any subsidiary of the PVC Partnership; or to consent to the filing of a petition in bankruptcy against the PVC Partnership or any subsidiary of the PVC Partnership; or to consent to the appointment of a receiver, custodian, liquidator, or trustee for the PVC Partnership or any subsidiary thereof or for all or any substantial portion of their respective property;

          (xv) to enter into any raw material supply contract with a term of two years or longer that calls for payments by the PVC Partnership that exceed $50 million in any fiscal year;

          (xvi) except in connection with the dissolution of the PVC Partnership, to enter into an indemnification agreement whereby the PVC Partnership agrees (a) to indemnify a partner, (b) to an indemnification outside of the ordinary course of business, or (c) to an indemnification for any item that could cause obligations of the PVC Partnership in excess of $5 million;

          (xvii) except in connection with the dissolution of the PVC Partnership to authorize prepayments of the loans to the PVC Partnership guaranteed by Geon under the cash management and credit and deposit facilities agreement; or

          (xviii) to approve certain loans to Geon or OxyChem as described in the PVC Parent Agreement.

     Although unanimous approval by all six members of the PVC Partnership Governance Committee is never required, Geon and OxyChem have referred to the requirements described above as "unanimous voting requirements" because two representatives of each of OCC PVC General Partner and Geon PVC Limited Partner must agree on any action taken in respect of such enumerated matters.

TRANSACTIONS WITH AFFILIATES

     Upon receipt of any required approval by the PVC Partnership Governance Committee, all contracts and transactions between the PVC Partnership and a partner or its affiliates (including the Related Agreements) shall be deemed to be entered into on an arm's-length basis and to be subject to ordinary contract and commercial law, without any other duties or rights being implied by reason of the status of being a partner or by reason of any provision of the PVC Partnership Agreement or the existence of the PVC Partnership.

OFFICERS

     The executive officers of the PVC Partnership will consist of a Chief Executive Officer ("CEO") and other officers as determined from time to time by the PVC Partnership Governance Committee. See "Management of the
Partnerships -- PVC Partnership." The PVC Partnership Governance Committee may select natural persons who are (or upon becoming an officer will be) agents or employees of the PVC Partnership to be designated as officers of the PVC Partnership, with such titles as the PVC Partnership Governance Committee will determine. The CEO may be removed (i) at any time by the PVC Partnership Governance Committee, with or without cause, whenever in the judgment of the PVC Partnership Governance Committee the best interests of the PVC Partnership would be served thereby or (ii) by Geon PVC Limited Partner, at any time after 12 months have passed following the delivery of written notice from Geon PVC Limited Partner to the PVC Partnership Governance Committee stating that the CEO should be removed for cause and setting forth with reasonable specificity the factual bases for such removal, if the bases for such removal for cause have not been rescinded, removed, or cured (to the reasonable satisfaction of Geon PVC Limited Partner) within such 12 month period. Either OCC
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

PVC General Partner or Geon PVC Limited Partner may, by action of two or more of its representatives, remove from office any executive officer of the PVC Partnership who takes or causes the PVC Partnership to take any action that requires the approval of two or more representatives of each of Geon PVC Limited Partner and OCC PVC General Partner without such approval.

     The CEO will hold office for a three-year term, subject to the CEO's earlier death, resignation, or removal. Upon the expiration of such term or earlier vacancy, OCC PVC General Partner will designate the CEO. The CEO will not be required to be an employee of the PVC Partnership but will be required to devote substantially all of his or her efforts to the PVC Partnership's business.

     The CEO will have general authority and discretion comparable to that of a chief executive officer of a publicly-held Delaware corporation of similar size to direct and control the business and affairs of the PVC Partnership, including its day-to-day operations, in a manner consistent with the annual budget and the most recently approved strategic plan. The PVC Partnership Governance Committee will establish and maintain a compensation plan for the CEO and the other key employees of the PVC Partnership. The level of compensation provided in such plan for the CEO and the other key employees of the PVC Partnership will be consistent with levels obtaining in the industry generally for comparably situated persons, and such plan will establish incentive compensation goals intended to reward the CEO and the other key employees of the PVC Partnership for achievement of the synergies and objectives set forth in the strategic plan.

STRATEGIC PLANS, ANNUAL BUDGETS, AND EXPENSES

     The PVC Partnership will be managed in accordance with a five-year strategic plan that will be updated annually under the direction of the CEO and presented for approval by the PVC Partnership Governance Committee no later than 45 days prior to the start of the first fiscal year covered by the updated plan. The strategic plan must be approved each year by at least two representatives of each of Geon PVC Limited Partner and OCC PVC General Partner. The strategic plan will establish the strategic direction of the PVC Partnership, including plans relating to capital maintenance and enhancement, geographic expansion, acquisitions and dispositions, new product lines, technology, long-term supply and customer arrangements, internal and external financing, environmental and legal compliance, and plans, programs, and policies relating to compensation and industrial relations. The strategic plan also will establish the PVC Partnership's policy regarding the timing and amount of any distributions to the partners. However, the partners contemplate that the strategic plan will provide that, except for debt redemption or prepayment goals contained therein, the amount of cash available for distribution as of the end of each month will be distributed to the partners pro rata. Except for entering into the Related Agreements, the PVC Partnership will not, on other than an arm's-length basis, enter into, or waive any material rights under, any agreement between the PVC Partnership and a partner or its affiliates unless the taking of such action is specifically contemplated by an approved strategic plan.

     In addition, the executive officers of the PVC Partnership will prepare an annual budget for each fiscal year. Each annual budget will include an operating budget and capital expenditure budget, provided that each annual budget will be consistent with the information for such fiscal year included in the strategic plan most recently approved by the PVC Partnership Governance Committee. Unless otherwise provided in the most recently approved strategic plan, each annual budget will utilize a format and provide a level of detail consistent with the PVC Partnership annual budget for the 1998 fiscal year.

     If, after the fifth anniversary of the date of the PVC Partnership Agreement, the PVC Partnership Governance Committee has not agreed upon and approved an updated strategic plan within 12 months after the beginning of the first fiscal year that would have been covered by such plan, then Geon PVC Limited Partner and OCC PVC General Partner will submit their disagreements to non-binding mediation by a neutral third party (the "Mediator"), who will be mutually agreed upon by OCC PVC General Partner and Geon PVC Limited Partner (or by certain third parties if OCC PVC General Partner and Geon PVC Limited Partner cannot agree). Within 20 days of selection of the Mediator, two persons having decision-making authority on behalf of each of OCC PVC General Partner and Geon PVC

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

Limited Partner will meet with the Mediator and agree upon procedures and a schedule for attempting to resolve the differences between OCC PVC General Partner and Geon PVC Limited Partner. They will continue to meet thereafter on a regular basis until (i) agreement is reached by OCC PVC General Partner and Geon PVC Limited Partner (acting through their representatives) on an updated strategic plan or (ii) at least 24 months have elapsed since the beginning of the first fiscal year on or after the fifth anniversary of the date of the PVC Partnership Agreement that would have been covered by the updated plan for which agreement was not reached, and OCC PVC General Partner or Geon PVC Limited Partner will determine and notify the other and the Mediator in writing that no agreement resolving the dispute is likely to be reached (a "Deadlock Notice"). Following any such Deadlock Notice, either OCC PVC General Partner or Geon PVC Limited Partner may elect to dissolve the PVC Partnership. See " -- Dissolution and Termination." In no event will OCC PVC General Partner or Geon PVC Limited Partner have the right to commence the above described procedures until after the fifth anniversary of the date of the PVC Partnership Agreement.

     Generally, all PVC Partnership expenses (both operating and capital expenses), regardless of whether included in any strategic plan or annual budget, will be funded from operating cash flows or authorized borrowings under available lines of credit, unless otherwise agreed by the PVC Partnership Governance Committee or, in certain circumstances, determined by the CEO. See "-- Capital Contributions."

DISTRIBUTION OF AVAILABLE NET OPERATING CASH

     Distributions to the partners of cash or property arising from a liquidation of the PVC Partnership will be made in accordance with the capital account balances of the partners.

     Any amount otherwise distributable to a partner as described above will be applied by the PVC Partnership to satisfy any of the following obligations that are owed by such partner or its affiliate to the PVC Partnership and that are not paid when due: (i) any interest or principal due on any indebtedness for borrowed money of a partner or any affiliate of such partner to the PVC Partnership; (ii) any payment pursuant to a PVC Asset Contribution Agreement that has been finally determined to be due; and (iii) any capital contribution required pursuant to the PVC Partnership Agreement (other than pursuant to a PVC Asset Contribution Agreement).

CAPITAL CONTRIBUTIONS

     Pursuant to the PVC Asset Contribution Agreements, upon the formation of the PVC Partnership, the partners will contribute to the PVC Partnership the PVC Contributed Assets, subject to the assumption by the PVC Partnership of the PVC Assumed Liabilities, in exchange for an aggregate of 100 PVC units. Geon and OxyChem intend that the contribution of assets, subject to liabilities, will qualify as a tax-free contribution under Section 721 of the Code in which no partner will recognize gain or loss. The partners will agree that the PVC Partnership will so file its tax return, and each partner will agree to file its tax return on the same basis and to maintain such position consistently at all times thereafter.

     Subject to the requirement that two representatives of each of Geon PVC Limited Partner and OCC PVC General Partner approve any capital contributions that would exceed a total of $10 million in any fiscal year, the PVC Partnership Governance Committee, on behalf of the PVC Partnership, may issue a written notice to the partners calling for an additional capital contribution to the PVC Partnership. The aggregate amount of such additional contribution will be apportioned among the partners pro rata. In addition, subject to the limitation that the approval of two representatives of each of Geon PVC Limited Partner and OCC PVC General Partner is required for capital contributions in excess of a total of $10 million in any fiscal year, the CEO may also issue a funding notice to the PVC Limited Partners, to the extent that he determines at any time that funds are needed to fund the operations of the PVC Partnership.

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

DESCRIPTION OF PARTNERS

     Except as expressly set forth in the PVC Partnership Agreement, each of OCC PVC General Partner and Geon PVC Limited Partner will agree to exercise its authority to manage and control the PVC Partnership only through action of the PVC Partnership Governance Committee. Neither OCC PVC General Partner nor Geon PVC Limited Partner will have the authority, and each will agree not to exercise, or purport or attempt to exercise, any authority (i) to act for or incur, create, or assume any obligation, liability, or responsibility on behalf of the PVC Partnership or any other partner, (ii) to execute any documents on behalf of, or otherwise bind, or purport or attempt to bind, the PVC Partnership, or (iii) to otherwise transact any business in the name of the PVC Partnership, in each case except pursuant to action of the PVC Partnership Governance Committee.

     Geon PVC Limited Partner will be a Delaware corporation which is a direct, wholly-owned subsidiary of Geon. Geon PVC Limited Partner will have no business or assets except for its ownership of limited partner units in the PVC Partnership. In the PVC Partnership Agreement, Geon PVC Limited Partner will agree that its business will be restricted solely to the holding of its units in the PVC Partnership and the doing of things necessary or appropriate in connection therewith and that it will not own any assets, incur any liabilities, or engage, participate, or invest in any business outside the scope of such business.

     OCC PVC Limited Partner will be a Delaware corporation which is a wholly-owned subsidiary of OxyChem. OCC PVC General Partner will be a Delaware limited liability company which is a wholly-owned subsidiary of OCC PVC Limited Partner. OCC PVC General Partner will have no business or assets except for its ownership of general partner units in the PVC Partnership and OCC PVC Limited Partner will have no business or assets except for its ownership of limited partner units in the PVC Partnership. In the PVC Partnership Agreement, OCC PVC General Partner and OCC PVC Limited Partner will each agree that its business will be restricted solely to the holding of its units in the PVC Partnership and the doing of things necessary or appropriate in connection therewith and that it will not own any assets, incur any liabilities, or engage, participate, or invest in any business outside the scope of such business.

INDEMNIFICATION

     The PVC Partnership will agree, to the fullest extent permitted by applicable law, to indemnify, defend, and hold harmless each partner, its affiliates and their respective officers, directors, and employees from, against, and in respect of any liability which such person may sustain, incur, or assume as a result of, or relative to, any third party claim arising out of or in connection with the business, property, or affairs of the PVC Partnership, except to the extent that it is finally determined that such third party claim arose out of or was related to actions or omissions of the indemnified partner, its affiliates or any of their respective officers, directors, or employees (acting in their capacities as such) constituting a breach of the PVC Partnership Agreement or any Related Agreement. This indemnification obligation is not intended to, nor will it, affect or take precedence over the indemnity provisions contained in any Related Agreement.

TRANSFERS AND PLEDGES

     Without the consent of the PVC Partnership Governance Committee, no partner will transfer less than all of its units in the PVC Partnership, and no partner will transfer its units for consideration other than cash. If any PVC Limited Partner and, in the case of OCC PVC Limited Partner, its affiliated OCC PVC General Partner, desire to transfer all of their units (together, the "Selling Partners"), they must give written notice (the "Initial Notice") to the PVC Partnership and the other partners (the "Offeree Partners") stating the Selling Partners desire to transfer their units and stating the cash purchase price and all other terms on which they are willing to sell their units (the "Offer Terms"). Delivery of an Initial Notice will constitute the irrevocable offer of the Selling Partners to sell their units to the Offeree Partners. The Offeree Partners will have the option, exercisable by delivering written notice (the "Ac-ceptance Notice") of such exercise to the Selling Partners within 60 days of the date of Initial Notice, to elect to purchase all of the units of the Selling Partners on the Offer Terms described in the Initial Notice. The Acceptance Notice will set a date for closing the purchase, such date to be not less than 30 nor more than 90 days after delivery of the Acceptance Notice, subject to extension in certain circumstances. The purchase price for the Selling Partners' units will be paid in immediately available funds delivered at the closing.

     If the Offeree Partners do not elect to purchase all of the Selling Partners' units within 60 days after the receipt of the Initial Notice, the Selling Partners will have a further 180 days during which they may, subject to certain conditions described below, consummate the sale of their units to a third party purchaser at a purchase price and on such other terms that are not substantially more favorable to the purchaser than the Offer Terms and at a price equal to not less than 90% of the appraised value of the units. If the sale is not completed within such 180-day period, the Initial Notice will be deemed to have expired and a new notice and offer will be required before the Selling Partners may make any transfer of their units.

     Notwithstanding the above, without the need for the consent of any person, any partner may transfer its units to any 80%-owned affiliate of such partner. In addition, OCC PVC Limited Partner may, at its option, at any time and without the need for the consent of any person, transfer up to 99% of its limited partner units to OCC PVC General Partner, whereupon such limited partner units will, without any further action, become general partner units. Promptly following any such transfer of limited partner units, each partner will take such actions and execute such instruments or documents (including amendments to the PVC Partnership Agreement or supplemental agreements thereto) as may be reasonably necessary to ensure that OCC PVC General Partner and OCC PVC Limited Partner will, taken as a whole and following such transfer, maintain all of its rights under the PVC Partnership Agreement as in effect immediately prior to such transfer (including the portion of any PVC Partnership cash distributable to such partners).

DEFAULT

     Each of the following events will constitute a "Default" and create the rights provided for below in favor of the PVC Partnership and the partners not in default ("Non-Defaulting Partners") against the partners in default ("Defaulting Partners"): (i) the failure by a partner to make any contribution to the PVC Partnership as required pursuant to the PVC Partnership Agreement (other than pursuant to a PVC Asset Contribution Agreement), which failure continues for at least five business days from the date that the partner is notified such contribution is overdue, (ii) the withdrawal, retirement, resignation, or dissolution of a partner (other than in connection with a transfer of all of a partner's units in accordance with the PVC Partnership Agreement), or (iii) the bankruptcy of a partner or its parent. The day upon which a default commences or occurs (or if the default is subject to a cure period and is not timely cured, then the day following the end of the applicable cure period) is the "Default Date."

     Following a default, in addition to any other remedies they may have, the Non-Defaulting Partners in their sole discretion may elect to pursue the following remedies: (i) at any time prior to the expiration of 60 days from the Default Date, each of the Non-Defaulting Partners may elect to purchase its pro rata share of the units of the Defaulting Partners; provided, however, that within 10 days after the determination of the fair market value, the Non-Defaulting Partners may withdraw their election, in which case the Non-Defaulting Partners will have an additional 30 days following such decision to elect an alternative remedy, and (ii) at any time prior to the expiration of 60 days from the Default Date (or if the Non-Defaulting Partners initially elected to pursue their remedy under clause (i) above, then at any time prior to the expiration of the 30-day extension period), the Non-Defaulting Partners may elect to effect a liquidation of the PVC Partnership and thereby cause the PVC Partnership to dissolve. See "--Dissolution and Termination."

     Upon any election to purchase a Defaulting Partners' units following a Default, the purchase price that the Non-Defaulting Partners will pay to the Defaulting Partners for their units will be an amount

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

equal to (i) the amount that the Defaulting Partners would receive in a liquidation (assuming that any sale in connection with the dissolution of the PVC Partnership was for an amount equal to the fair market value, without giving effect to any damages) reduced by (ii) the unrecovered damages attributable to the Default by the Defaulting Partners. If the Non-Defaulting Partners have a right to purchase the units of the Defaulting Partners, they may first seek a determination of fair market value by delivering notice in writing to the Defaulting Partners. The Non-Defaulting Partners will have 10 days from the final determination of fair market value to elect to purchase the units of the Defaulting Partners by delivering notice of such election in writing, and the purchase will be consummated within 60 days from the date such notice is delivered, subject to extension in certain circumstances. The Non-Defaulting Partners may assign, in whole or in part, their right to purchase the units of the Defaulting Partners to one or more third parties without the consent of any other partner.

     If the Non-Defaulting Partners elect to dissolve the PVC Partnership as a result of a default, any amount payable to the Defaulting Partners in the resulting liquidation will be reduced by, without duplication, any unrecovered damages incurred by the PVC Partnership in connection with the Default.

     Commencing on the Default Date and (i) prior to the Non-Defaulting Partners' collection of damages through the exercise of their legal remedies or otherwise, or (ii) while the Non-Defaulting Partners are pursuing their remedies as described above, the representatives of the Defaulting Partner will not have any voting or decisional rights with respect to matters requiring PVC Partnership Governance Committee action, and such matters will be determined solely by the representatives of the Non-Defaulting Partner. However, the foregoing loss of voting and decisional rights will not occur as a result of a default caused solely by the bankruptcy of a partner, OxyChem or Geon and, in the case of a default resulting from the failure to make any contribution as required by the PVC Partnership Agreement, will not apply to the voting and decisional rights in respect of changes in the scope of the PVC Partnership's business, the issuance, sale, redemption, or acquisition of units or other equity securities by the PVC Partnership or any subsidiary, changes in respect of accounting methods or tax elections, or with respect to mergers, consolidations, or conversions of the PVC Partnership or a subsidiary thereof. See "-- Unanimous Voting Requirements."

DISSOLUTION AND TERMINATION

     As long as Geon PVC Limited Partner is willing then to convert its units to general partner units and thereafter serve as the PVC General Partner (who is hereby authorized in such event to convert its units and to conduct the business of the PVC Partnership without dissolution), the withdrawal, retirement, resignation, dissolution, or bankruptcy of OCC PVC General Partner will not dissolve the PVC Partnership, but rather will be a Default. See "-- Default." The PVC Partnership will be dissolved, however, upon the happening of any one of the following events: (i) the written determination of both OCC PVC General Partner and Geon PVC Limited Partner to dissolve the PVC Partnership, (ii) the entry of a judicial decree of dissolution, (iii) any other act or event that results in the dissolution of a limited partnership under the Delaware Revised Uniform Limited Partnership Act (except as provided in the first sentence of this paragraph), (iv) the election of the Non-Defaulting Partners to effect a dissolution of the PVC Partnership (see "-- Defaults"), or (v) after the delivery of a Deadlock Notice by either OCC PVC General Partner or Geon PVC Limited Partner (see "-- Strategic Plans, Annual Budgets, and Expenses"), the written determination by either OCC PVC General Partner or Geon PVC Limited Partner to dissolve the PVC Partnership.

     If the PVC Partnership dissolves, it will commence winding-up pursuant to the appropriate provisions of the Delaware Revised Uniform Limited Partnership Act and the procedures set forth below. Notwithstanding the dissolution of the PVC Partnership, prior to the termination of the PVC Partnership, the business of the PVC Partnership and the affairs of the partners, as such, will continue to be governed by the PVC Partnership Agreement. The winding up of the PVC Partnership will be conducted under the direction of the PVC Partnership Governance Committee. However, (i) if OCC PVC General Partner and OCC PVC Limited Partner are the Defaulting Partners, and Geon PVC Limited Partner is a Non-Defaulting Partner, such winding-up will be conducted under the direction of Geon PVC Limited
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

Partner, and (ii) if the dissolution is caused by entry of a decree of judicial dissolution, the winding up will be carried out in accordance with such decree. The person or committee conducting the winding-up of the PVC Partnership (the "PVC Liquidator") will cause the PVC Partnership to attempt to sell all property of the PVC Partnership. Upon dissolution of the PVC Partnership, the PVC Liquidator will determine the time, manner, and terms of any sale or sales of PVC Partnership property pursuant to such winding-up, consistent with its duties and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Except as otherwise agreed by the partners, no distributions will be made in kind to any partner without the consent of each partner.

     In the case of a dissolution and winding-up of the PVC Partnership, the PVC Partnership's assets will be applied first to the satisfaction of the liabilities of the PVC Partnership owing to creditors (including partners and affiliates of partners who are creditors), whether by payment or reasonable provision for payment. Any reserves created to make any such provision for payment may be paid over by the PVC Partnership to an independent escrow holder or trustee to be held in escrow or trust for the purpose of paying any such contingent, conditional, or unmatured liabilities or obligations, and, at the expiration of such period as the PVC Liquidator may deem advisable, such reserves will be distributed to the partners or their assigns in the manner set forth below. The assets will then be applied, after all allocations of profits or losses and other certain items specified in the PVC Partnership Agreement, to the partners in accordance with the balances in their capital accounts. Notwithstanding the foregoing, if any partner is indebted to the PVC Partnership, then until payment in full of the principal of and accrued but unpaid interest on such indebtedness, regardless of the stated maturity or maturities thereof, the PVC Partnership will retain such partner's distributive share of the PVC Partnership property and apply such sums to the liquidation of such indebtedness and the cost of operation of such PVC Partnership property during the period of such liquidation.

     If dissolution occurs as a result of the delivery of a Deadlock Notice, then, notwithstanding the foregoing and at the election of any partner, properties will be divided and distributed in kind to the partners in accordance with certain provisions set forth in the PVC Partnership Agreement.

LIMITATION OF FIDUCIARY DUTIES; NON-COMPETITION

     The liability of OCC PVC General Partner (including any liability of its affiliates or its and their respective officers, directors, agents, and employees) or of any PVC Limited Partner (including any liability of its affiliates or its and their respective officers, agents, directors and employees), either to the PVC Partnership or to any other partner, for any act or omission by such partner in its capacity as a partner of the PVC Partnership that is imposed by such partner's status as a "general partner" or "limited partner" (as such terms are used in the Delaware Revised Uniform Limited Partnership Act) of a limited partnership will be eliminated, waived, and limited to the fullest extent permitted by law; provided, however, that OCC PVC General Partner and Geon PVC Limited Partner will at all times owe to the other a fiduciary duty in observing the requirement that two or more representatives of each of Geon PVC Limited Partner and OCC PVC General Partner on the PVC Partnership Governance Committee will be required to give their approval before the PVC Partnership may undertake any of the actions requiring unanimous approval. See "-- Unanimous Voting Requirements." OCC PVC General Partner and Geon PVC Limited Partner will at all times owe to the other a duty to act in good faith with respect to all matters involving the PVC Partnership.

     Except as described below, each partner's affiliates will be free to engage in or possess an interest in any other business of any type, including any business in direct competition with the PVC Partnership and to avail itself of any business opportunity available to it without having to offer the PVC Partnership or any partner the opportunity to participate in such business. If a partner's affiliate desires to initiate or pursue an opportunity to undertake, engage in, acquire, or invest in a business, activity, or operation within the scope of the business of the PVC Partnership (except for the chlor-alkali business) (a "PVC Related Business") by investing in or acquiring a person whose business is a PVC Related Business, acquiring assets of a PVC Related Business, or otherwise engaging in or undertaking a PVC Related

Business (a "PVC Business Opportunity"), such affiliate (such affiliate, together with its affiliates being called the "Proposing Person") will offer the PVC Partnership the PVC Business Opportunity.

     When a Proposing Person offers a PVC Business Opportunity to the PVC Partnership, the PVC Partnership will elect to do one of the following within a reasonably prompt period: (i) acquire or undertake the PVC Business Opportunity for the benefit of the PVC Partnership as a whole, at the cost, expense, and benefit of the PVC Partnership; or (ii) permit the Proposing Person to acquire or undertake the PVC Business Opportunity for its own benefit and account without any duty to the PVC Partnership or the other partners with respect thereto. However, if the PVC Business Opportunity is in direct competition with the then existing business of the PVC Partnership (a "Competing Opportunity"), then the Proposing Person and the PVC Partnership will, if either so elects, promptly seek to negotiate and implement an arrangement whereby the PVC Partnership would either (i) acquire or undertake the Competing Opportunity at the sole cost, expense, and benefit of the Proposing Person under a mutually acceptable arrangement whereby the Competing Opportunity is treated as a separate business within the PVC Partnership with the costs, expenses, and benefits related thereto being borne and enjoyed solely by the Proposing Person, or (ii) enter into a management agreement with the Proposing Person to manage the Competing Opportunity on behalf of the Proposing Person on terms and conditions mutually acceptable to the Proposing Person and the PVC Partnership. If the PVC Partnership and the Proposing Person do not reach agreement as to such arrangement within 30 days, the Proposing Person may acquire or undertake the Competing Opportunity for its own benefit and account without any duty to the PVC Partnership or the other partners with respect thereto.

     In addition, if the PVC Business Opportunity constitutes less than 25% (based on annual revenues of the business to be acquired or invested in for the most recently completed fiscal year) of an acquisition of or investment in assets, activities, operations, or businesses that is not otherwise a PVC Related Business, then a Proposing Person may acquire or invest in such PVC Business Opportunity without first offering it to the PVC Partnership; provided, that, after completion of the acquisition or investment thereof, such Proposing Person must offer the PVC Business Opportunity to the PVC Partnership as described above. If the PVC Partnership elects to pursue such PVC Business Opportunity, it will be acquired by the PVC Partnership its fair market value as mutually agreed or finally determined as of the date of such acquisition.

     If (i) the PVC Partnership is presented with an opportunity to acquire or undertake a PVC Business Opportunity that it determines not to acquire or undertake, and (ii) the representatives of either OCC PVC General Partner or Geon PVC Limited Partner, but not the other, desired that PVC Partnership acquire or undertake such PVC Business Opportunity, then the PVC Partnership will permit such first partner's affiliates to acquire or undertake such PVC Business Opportunity, and such PVC Business Opportunity will be treated in the same manner as if such partner's affiliates were a Proposing Person with respect to such PVC Business Opportunity.

FINANCIAL AND ACCOUNTING MATTERS; AUDITS

     The fiscal year of the PVC Partnership will begin on January 1 and end on December 31. For financial reporting purposes, the PVC Partnership will adopt a standard set of accounting policies and will maintain separate books of account, all in accordance with generally accepted accounting principles ("GAAP"). The initial independent auditors of the PVC Partnership will be Arthur Andersen L.L.P., unless and until changed by the PVC Partnership Governance Committee. The PVC Partnership will report its operations for tax purposes utilizing the accrual method of accounting. The PVC Partnership will give each partner, as well as its internal and independent auditors, at the expense of such partner, full and complete access to the PVC Partnership's internal and independent auditors. Each partner will have the right to inspect the books and records and the physical properties of the PVC Partnership and, at its own expense, to cause an independent audit thereof.

FINANCIAL AND OTHER INFORMATION

     The PVC Partnership will prepare and deliver to the partners the PVC Partnership financial statements and reports of the PVC Partnership as soon as reasonably practicable and in any event on or prior to the due dates indicated in the PVC Partnership Agreement.

                 THE COMPOUNDING ASSET CONTRIBUTION AGREEMENTS

     The following is a summary of the material provisions of the Asset Contribution Agreements between Geon, Geon Compounding General Partner, Geon Compounding Limited Partner, and the Compounding Partnership and between OxyChem, OCC Compounding Limited Partner, the Compounding Partnership, and Geon (each a "Compounding Asset Contribution Agreement").

     Notwithstanding the assumption of certain liabilities and obligations by the Compounding Partnership (see " -- Assumed Liabilities" below), Geon or OxyChem may by law or agreement continue as the primary obligor of certain of these liabilities. Although the Compounding Partnership will indemnify each of Geon and OxyChem, and their respective affiliates, for the liabilities assumed by the Compounding Partnership (see "Indemnification" below), Geon and OxyChem could be liable with respect to any such liabilities if the Compounding Partnership is unable to satisfy its indemnification obligations.

CONTRIBUTED ASSETS

     Geon and OxyChem, on behalf of OCC Compounding Limited Partner, (each a "Contributor") will contribute to the Compounding Partnership its Compounding Contributed Assets consisting of all of the assets, rights, and properties used or held for use in the contemplated operation and conduct of its Compounding Contributed Business, other than certain excluded assets. In each case, the Compounding Contributed Business will be the business described herein under "Businesses and Assets to be Contributed to the Partnerships -- Compounding Partnership."

EXCLUDED ASSETS

     The Compounding Contributed Assets contributed to the Compounding Partnership by a Contributor will not include the following:

          (i) any assets of any qualified or non-qualified pension or welfare plans or other deferred compensation arrangements maintained by a Contributor or any affiliate thereof for employees of such Contributor or any affiliate thereof prior to the closing date;

          (ii) subject to powder compounding technology agreements (the "Compounding Master Intellectual Property Agreements"), any and all of the intellectual property of a Contributor or any affiliate thereof to the extent not primary used in the normal operation and conduct of, or to the extent not applicable to, its Compounding Contributed Business, and any and all trademarks of a Contributor;

          (iii) all claims and rights against third parties (including insurance carriers, indemnitors, suppliers, and service providers), to the extent they do not relate to the Compounding Assumed Liabilities (as defined below);

          (iv) claims held by a Contributor or any affiliate thereof for refunds of taxes for time periods ending on or before the closing date, which taxes remain the liability of the Contributor or its affiliates under the Compounding Asset Contribution Agreements;

          (v) all items sold in the ordinary course of business prior to the closing date, none of which individually or in the aggregate are material to the normal operation and conduct of a Compounding Contributed Business;

          (vi) certain tangible assets, intangible assets, real properties, contracts, and rights;

          (vii) any real property of a Contributor or any affiliate thereof in the vicinity of but not within the legal description of the real property being contributed to the Compounding Partnership and any related easements or rights-of-way surveyed pursuant to the request or order of the Compounding Partnership; and

          (viii) the interest of a Contributor and its affiliates in all railcars (whether owned or leased) utilized in the operation and conduct of its Compounding Contributed Business.

ASSUMED LIABILITIES

     As of the closing date, the following debts, liabilities, and obligations of Contributor (collectively, the "Compounding Assumed Liabilities") will be assumed by the Compounding Partnership in connection with the transfer of the Compounding Contributed Assets to it, and the Compounding Partnership will agree to pay, perform, and discharge all such debts, liabilities, and obligations when due:

          (i) all obligations arising on or after the closing date under the contracts and leases that are assigned to the Compounding Partnership unless and to the extent that such obligation arises out of a violation of such contract or lease prior to the closing date;

          (ii) all obligations under purchase orders accepted by a Contributor in the ordinary course of business of its Contributed Business prior to the closing date that are assigned to the Compounding Partnership and that are not filled as of the closing date, but only to the extent not filled;

          (iii) trade accounts payable;

          (iv) all obligations and liabilities, of every kind and nature, without limitation, arising out of, in connection with, or related to the ownership, operation, or use on or after the closing date of the Compounding Contributed Assets or the Compounding Contributed Business, except for certain health, safety, and environmental claims that are related to the pre-closing liabilities and that arise out of the Compounding Partnership's status after the closing date as an owner or operator of the Compounding Contributed Assets or the Compounding Contributed Business;

          (v) except for certain health, safety, and environmental claims, Exposure Claims (as defined below) and certain product exposure claims, any third party claims that are related to certain pre-closing liabilities that are first asserted ten years or more after the closing date;

          (vi) certain obligations for indebtedness;

          (vii) all liabilities associated with products sold by the Compounding Partnership after the closing date regardless of when manufactured;

          (viii) any product exposure claims that are first asserted 20 years or more after the closing date;

          (ix) certain health, safety and environmental claims that are related to pre-closing liabilities and that are first asserted ten years or more after the closing date;

          (x) certain long-term liabilities; and

          (xi) any other liability specifically assumed by the Compounding Partnership pursuant to the terms of the Compounding Asset Contribution Agreements.

OTHER AGREEMENTS

     Employee Matters. In accordance with the terms of the Master Agreement, Geon will offer employment to certain employees of OxyChem and its affiliates whose work is dedicated exclusively to the maintenance or operation of the OxyChem Compounding Contributed Business or the sale of product produced therefrom or whose employment is dedicated primarily to the OxyChem Compounding Contributed Business in a business management or technical position, in each case on or after the date of the OCC Compounding Asset Contribution Agreement and prior to the closing date, including employ-ees who are, on the closing date, on short-term disability, sick leave, or other authorized leave of absence and excluding, without limitation, employees of OxyChem or its affiliates who are on long term disability or who are deceased, retired, or whose employment terminated prior to the date of the OCC Compounding Asset Contribution Agreement. Any employee that accepts such an offer is referred to as a "Hired Employee."

     Geon will be responsible for severance costs, if any, with respect to Hired Employees pursuant to the applicable plan or program of Geon as applicable to such Hired Employees and in effect as of the termination of employment with Geon of any such Hired Employee. Any Hired Employee whose employment is terminated by Geon within six months after the closing date will be entitled to receive a severance benefit from Geon of not less than benefits substantially comparable to those provided under the severance plan of OxyChem in effect as if the closing date to the extent that such benefits would have been payable under such severance plan.

     OxyChem will hold Geon and its affiliates harmless for any past, current, or future liabilities associated with or relating to the employment or termination of employment of OxyChem's employees who do not become Hired Employees and for any past, current, or future liabilities associated with or relating to the employment or termination of employment of any person with respect to employment or termination of employment with OxyChem or OxyChem's affiliates.

     Support Services. For two years from the date of the Compounding Asset Contribution Agreements, the Compounding Partnership will have the right to purchase services from the businesses being retained by the Contributors at full cost and otherwise on arm's-length terms, in all cases where it is reasonable for such retained businesses to provide the services. In no event will the services be in excess of the quantity of, or in kind other than, the services provided to the Compounding Contributed Businesses prior to the closing date. Similarly, for a period of two years from the date of the Compounding Asset Contribution Agreements, the businesses retained by the Contributors will have the right to purchase services from the Compounding Partnership at full cost and otherwise on arm's-length terms in all cases where it is reasonable for the Compounding Partnership to provide the services.

INDEMNIFICATION

     Subject to the terms described below, each Contributor will agree, to the fullest extent permitted by applicable law, to indemnify, defend, and hold harmless the Compounding Partnership and its affiliates and their respective officers, directors, and employees from, against, and in respect of any liabilities incurred or suffered by such indemnitees, arising out of, in connection with, or relating to:

          (i) any misrepresentation in or breach of the representations and warranties of the Contributor or any of its affiliates subject to certain materiality qualifications in the Compounding Asset Contribution Agreements, certain Assignment and Assumption Agreements, the Compounding Master Intellectual Property Agreement, or the Master Agreement; provided, however, that any liability arising out of, in connection with, or relating to any breach of warranties in any Assignment and Assumption Agreement that is not a breach of warranties under the Compounding Asset Contribution Agreements will not be indemnifiable pursuant to the Compounding Asset Contribution Agreement;

          (ii) any failure of the Contributor or any of its affiliates to perform any of its covenants or obligations contained in the Compounding Asset Contribution Agreements, certain Assignment and Assumption Agreements, the Compounding Master Intellectual Property Agreements, or the Master Agreement;

          (iii) excluded assets;

          (iv) any exposure of any person to PVC, VCM, or chemical substances in connection with the Compounding Contributed Business, to the extent such liability is attributable to the period prior to the closing date ("Exposure Claims");

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

          (v) any product exposure claim that is not a Compounding Assumed Liability;

          (vi) certain health, safety and environmental claims that are related to pre-closing liabilities and that are not Compounding Assumed Liabilities;

          (vii) any third party claim (other than Exposure Claims, product exposure claims, and certain health, safety, and environmental claims) that is related to a pre-closing liability and that is not a Compounding Assumed Liability;

          (viii) with respect to Geon only, any obligation (A) for the payment of severance benefits to employees of a Contributor or any of its affiliates, except as otherwise agreed to by the parties or (B) attributable to a Contributor's or any of its affiliate's employment of any employee, agent, or independent contractor prior to the closing date and with respect to OxyChem only, for employee liabilities assumed by OxyChem and its affiliates pursuant to the OCC Compounding Asset Contribution Agreement; or

          (ix) any taxes of the Contributor and, in the case of Geon, Geon Compounding General Partner or Geon Compounding Limited Partner, and, in the case of OxyChem, OCC Compounding Limited Partner, for any taxable period or portion thereof ending before the closing date or arising from any of the transactions contemplated by the Compounding Asset Contribution Agreements.

     OxyChem will also agree to the fullest extent permitted by applicable law, to indemnify, defend, and hold harmless Geon, its affiliates and their respective officers, directors, and employees from, against, and in respect of any liabilities incurred or suffered by Geon or any of its affiliates, arising out of, in connection with, or relating to clauses (i), (ii), and (viii) listed above.

     The indemnification obligations of each Contributor under their respective Compounding Asset Contribution Agreements described in clause (i) above are subject to the following limitations: (a) each Contributor, in the aggregate, will not have any indemnification obligation under clause (i) above for any individual liability unless the amount of such liability exceeds $100,000 (the "Individual Basket"), and until the total of all liabilities under said clause
(i) equals an aggregate deductible of $500,000 (the "Deductible"); and provided further that the parties agree the amount of liability for which indemnification may be sought for breach of any representation and warranty under clause (i) will be calculated taking into account the Individual Basket and Deductible without regard to any qualification or exception regarding materiality or material adverse effect qualification contained in such representation and warranty, and (b) if a Contributor is indemnifying against a particular liability under two or more of clauses (i) through (ix) above, the Compounding Partnership and the other indemnitees will have the right to select the clause or clauses under which they seek indemnification, provided that the aggregate indemnification will in no event exceed the amount of the particular liability.

     Subject to the other indemnification provisions of the Compounding Asset Contribution Agreements, the Compounding Partnership also will indemnify, to the fullest extent permitted by law, each Contributor and its affiliates, officers, directors, and employees against and agrees to hold each of them harmless from any and all liability incurred or suffered by them arising out of or relating to: (i) any misrepresentation in or breach of the representations and warranties of the Compounding Partnership or the failure of the Compounding Partnership to perform any of its covenants or obligations contained in the Compounding Asset Contribution Agreements, certain Assignment and Assumption Agreements, the Compounding Master Intellectual Property Agreements, or the Master Agreement;
(ii) Compounding Assumed Liabilities; or (iii) any health, safety, or environmental claim to the extent arising out of the Compounding Partnership's exacerbation or acceleration of such health, safety, or environmental claim.

     The rights provided to the Compounding Partnership and the Contributors will be the sole remedy for such party for breach of representation and warranty by or covenant or obligation of the other party under the Compounding Asset Contribution Agreements, certain Assignment and Assumption Agreements, the Compounding Master Intellectual Property Agreements, and the Master Agreement or arising out of, in connection with, or related in any way to the subject matter of the Compounding Asset Contribution Agreements.
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

PAYMENT OF CERTAIN EXPENSES AND TAXES

     Subject to the following provisions, each Contributor will be responsible for all taxes attributable to that Contributor's or its affiliate's ownership or use of the Compounding Contributed Assets or the operation of its Compounding Contributed Business prior to the closing date, and the Compounding Partnership will be responsible for all taxes attributable to the Compounding Partnership's ownership, use, or transfer of the Compounding Contributed Assets or operation of the Compounding Contributed Businesses after the closing date. All sales, use, value added, excise, transfer, land transfer or other similar taxes incurred in connection with the transfer of the Compounding Contributed Assets to the Compounding Partnership will be borne solely by the Contributor. All real property taxes, personal property taxes, ad valorem taxes, and other similar taxes (or payments in lieu of such taxes) assessed on any of the Compounding Contributed Businesses or Compounding Contributed Assets in the tax period in which the closing date occurs will be prorated between the Compounding Partnership and the appropriate Contributor as of the closing date. The Compounding Partnership will pay any title or recordation fees in connection with the transfer of the Compounding Contributed Assets. The Compounding Partnership will also pay for any surveys of the fee interests and any related easements or rights-of-way that are requested or ordered by the Compounding Partnership.

                     THE COMPOUNDING PARTNERSHIP AGREEMENT

     The following is a summary of the material provisions of the Compounding Partnership Agreement.

GENERAL

     In connection with the formation of the Compounding Partnership, Geon Compounding General Partner, Geon Compounding Limited Partner and OCC Compounding Limited Partner will enter into the Compounding Partnership Agreement which will govern the management and operations of the Compounding Partnership. The Compounding Partnership will continue in existence until its dissolution in accordance with the terms of the Compounding Partnership Agreement. See " -- Dissolution and Termination." The general partner of the Compounding Partnership will be Geon Compounding General Partner, a direct, wholly-owned subsidiary of Geon.

GOVERNANCE

     The Compounding Partnership Governance Committee will manage and control the business, property, and affairs of the Compounding Partnership, including the determination and implementation of the Compounding Partnership's strategic direction. The Compounding Partners will exercise their authority to manage and control the Compounding Partnership only through the Compounding Partnership Governance Committee. The Compounding Partnership Governance Committee will consist of four representatives, two of whom will be designated by Geon Compounding General Partner and two of whom will be designated by OCC Compounding Limited Partner.

     In general, the approval of one representative acting for Geon Compounding General Partner will be sufficient for the Compounding Partnership Governance Committee to take any action. However, the Compounding Partnership Governance Committee will not be permitted to take certain actions unless such actions are approved by one representative of OCC Compounding Limited Partner and one representative of Geon Compounding General Partner, as described below. See
" -- Unanimous Voting Requirements." This means, in effect, that Geon's representatives will control the Compounding Partnership Governance Committee (and, as a result, the Compounding Partnership) except where the approval of one of OxyChem's representatives is required.

UNANIMOUS VOTING REQUIREMENTS

     Unless approved by one representative of each of Geon Compounding General Partner and OCC Compounding Limited Partner, the Compounding Partnership Governance Committee may not directly

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

or indirectly take (or commit to take), and none of the Compounding Partnership, any subsidiary thereof or any person acting in the name of or on behalf of any of them, directly or indirectly, may take or commit to take any of the following actions (whether in a single transaction or a series of related transactions):

          (i) to cause the Compounding Partnership, directly or indirectly, to engage, participate, or invest in any business outside the scope of its business as described in the Compounding Partnership Agreement;

          (ii) to approve any strategic plan, as well as any amendments or updates thereto;

          (iii) to authorize any disposition of assets outside the ordinary course of business having a fair market value exceeding $2 million in any one transaction or a series of related transactions not contemplated in an approved strategic plan, unless otherwise provided by the Compounding Partnership Agreement;

          (iv) to authorize any acquisition of assets outside the ordinary course of business exceeding $2 million that is not contemplated in an approved strategic plan, or to authorize any capital expenditure or investment exceeding any amount contemplated in an approved strategic plan by more than $2 million;


          (v) to require capital contributions to the Compounding Partnership materially in excess of contributions contemplated by the Compounding Asset Contribution Agreements or an approved strategic plan or amounts necessary to achieve or maintain compliance with the law;



          (vi) to cause the Compounding Partnership or any subsidiary of the Compounding Partnership to issue, sell, redeem, or acquire any units or other equity securities (or any rights to acquire, or any securities convertible into or exchangeable for, units or other equity securities), except as provided in the Compounding Partnership Agreement with regard to capital contributions;



          (vii) except as provided in connection with a dissolution of the Compounding Partnership, to make Compounding Partnership distributions that are materially in excess of amounts contemplated in an approved strategic plan;


          (viii) to initiate or settle any litigation or governmental proceedings if the effect thereof could reasonably be expected to be material to the financial condition of the Compounding Partnership;


          (ix) to change the Compounding Partnership's method of accounting or to make certain tax elections;


          (x) to create or change the authority of an auxiliary committee;

          (xi) to merge, consolidate, or convert the Compounding Partnership or any subsidiary thereof with or into any other entity (other than a wholly-owned subsidiary of the Compounding Partnership);

          (xii) to file a petition in bankruptcy or seek any reorganization, liquidation, or similar relief on behalf of the Compounding Partnership or any subsidiary of the Compounding Partnership; or to consent to the filing of a petition in bankruptcy against the Compounding Partnership or any subsidiary of the Compounding Partnership; or to consent to the appointment of a receiver, custodian, liquidator, or trustee for the Compounding Partnership or any subsidiary thereof or for all or any substantial portion of their respective property;

          (xiii) except in connection with the dissolution of the Compounding Partnership, to enter into an indemnification agreement whereby the Compounding Partnership agrees (A) to indemnify a partner, (B) to an indemnification outside of the ordinary course of business or (C) to an indemnification for any item that could cause obligations of the Compounding Partnership in excess of $1 million;

          (xiv) to approve certain loans to Geon or OxyChem as described in the Compounding Parent Agreement; or
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

          (xv) to revoke the requirement that the Compounding Partnership cause an audit to be conducted annually.

     Although unanimous approval by all four members of the Compounding Partnership Governance Committee is never required, Geon and OxyChem have referred to the requirement described above as "unanimous voting requirements" because one representative of each of Geon Compounding General Partner and OCC Compounding Limited Partner must agree on any action in respect of such enumerated matters.

TRANSACTIONS WITH AFFILIATES

     Upon receipt of any required approval by the Compounding Partnership Governance Committee, all contracts and transactions between the Compounding Partnership and a partner or its affiliates and the Related Agreements will be deemed to be entered into on an arm's-length basis and to be subject to ordinary contract and commercial law, without any other duties or rights being implied by reason of the status of being a partner or by reason of any provision of the Compounding Partnership Agreement or the existence of the Compounding Partnership.

STRATEGIC PLANS, ANNUAL BUDGETS, AND EXPENSES

     The Compounding Partnership will be managed in accordance with a three-year strategic plan that will be updated annually under the direction of Geon Compounding General Partner and presented for approval by the Compounding Partnership Governance Committee no later than 45 days prior to the start of the first fiscal year covered by the updated plan. The strategic plan must be approved each year by at least one representative of each of Geon Compounding General Partner and OCC Compounding Limited Partner. The strategic plan will establish the strategic direction of the Compounding Partnership, including plans relating to capital maintenance and enhancement, geographic expansion, acquisitions and dispositions, new product lines, technology, long-term supply and customer arrangements, internal and external financing, environmental and legal compliance, and plans, programs, and policies relating to compensation and industrial relations. The strategic plan also will establish the Compounding Partnership's policy regarding the timing and amount of any distributions to the partners. However, the partners contemplate that the strategic plan will provide that, except for debt redemption or prepayment goals contained therein, the amount of cash available for distribution as of the end of each month will be distributed to the partners pro rata. Except for entering into the Related Agreements, the Compounding Partnership will not, on other than an arm's-length basis, enter into, or waive any material rights under, any agreement between the Compounding Partnership and a partner or its affiliates unless the taking of such action is specifically contemplated by an approved strategic plan.

     In addition, Geon Compounding General Partner will prepare an annual budget for each fiscal year. Each annual budget will include an operating budget and capital expenditure budget, provided that each annual budget will be consistent with the information for such fiscal year included in the strategic plan most recently approved by the partners. Unless otherwise provided in the most recently approved strategic plan, each annual budget will utilize a format and provide a level of detail consistent with the Compounding Partnership annual budget for the 1998 fiscal year.

     If, after the first anniversary of the date of the Compounding Partnership Agreement, the Compounding Partnership Governance Committee does not agree on a matter requiring approval of one representative of each of Geon Compounding General Partner and OCC Compounding Limited Partner, then Geon Compounding General Partner and OCC Compounding Limited Partner will submit their disagreements to non-binding mediation by a Mediator who will be mutually agreed upon by Geon Compounding General Partner and OCC Compounding Limited Partner (or by certain third parties if Geon Compounding General Partner and OCC Compounding Limited Partner cannot agree). Within 20 days of selection of the Mediator, two persons having decision-making authority on behalf of each of Geon Compounding General Partner and OCC Compounding Limited Partner will meet with the Mediator and agree upon procedures and a schedule for attempting to resolve the differences between Geon

Compounding General Partner and OCC Compounding Limited Partner. They will continue to meet thereafter on a regular basis until (i) agreement is reached by Geon Compounding General Partner and OCC Compounding Limited Partner (acting through their representatives) on such matter or (ii) at least 90 days have elapsed since such first meeting among Geon Compounding General Partner, OCC Compounding Limited Partner and the Mediator, and Geon Compounding General Partner or OCC Compounding Limited Partner determines and notifies the other and the Mediator in writing that no agreement resolving the dispute is likely to be reached (a "Deadlock Notice"). Following any such Deadlock Notice, either Geon Compounding General Partner or OCC Compounding Limited Partner may elect to dissolve the Compounding Partnership. See " -- Dissolution and Termination" and "Geon's Right to Acquire OCC Limited Partner's Units." In no event will the OCC Compounding General Partner or Geon Compounding Limited Partner have the right to commence the above described procedures until after the first anniversary of the date of the Compounding Partnership Agreement.

     Generally, all Compounding Partnership expenses (both operating and capital expenses), regardless of whether included in any strategic plan or annual budget, will be funded from operating cash flows or authorized borrowings under available lines of credit, unless otherwise agreed by the Compounding Partnership Governance Committee or, in certain circumstances, determined by Geon Compounding General Partner. See " -- Capital Contributions."

DISTRIBUTION OF AVAILABLE NET OPERATING CASH

     Distributions to the partners of cash or property arising from a liquidation of the Compounding Partnership will be made in accordance with the capital account balances of the partners.

     Any amount otherwise distributable to a partner as described above will be applied by the Compounding Partnership to satisfy any of the following obligations that are owed by such partner or its affiliate to the Compounding Partnership and that are not paid when due: (i) any interest or principal due on any indebtedness for borrowed money of such partner or any affiliate of such partner to the Compounding Partnership; (ii) any payment pursuant to a Compounding Asset Contribution Agreement that has been finally determined to be due; and (iii) any capital contribution required pursuant to the Compounding Partnership Agreement (other than pursuant to a Compounding Asset Contribution Agreement).

CAPITAL CONTRIBUTIONS

     Upon the formation of the Compounding Partnership, the partners will contribute to the Compounding Partnership the Compounding Contributed Assets, subject to the assumption by the Compounding Partnership of the Compounding Assumed Liabilities, in exchange for an aggregate of 100 units. Geon and OxyChem intend that the contribution of assets, subject to liabilities, will qualify as a tax-free contribution under Section 721 of the Code in which no partner will recognize gain or loss. The partners will agree that the Compounding Partnership will so file its tax return, and each partner will agree to file its tax return on the same basis and to maintain such position consistently at all times thereafter.

     Subject to the requirement that one representative of each of Geon Compounding General Partner and OCC Compounding Limited Partner approve certain capital contributions, the Compounding Partnership Governance Committee, on behalf of the Compounding Partnership, may issue a written notice to the partners calling for an additional capital contribution to the Compounding Partnership. The aggregate amount of such additional contribution will be apportioned among the partners pro rata. In addition, subject to the limitation that the approval of one representatives of each of Geon Compounding General Partner and OCC Compounding Limited Partner is required for certain capital contributions, Geon Compounding General Partner may also issue a funding notice to the Compounding Limited Partners, to the extent that it determines at any time that funds are needed to fund the operations of the Compounding Partnership.

DESCRIPTION OF PARTNERS

     Except as expressly set forth in the Compounding Partnership Agreement, each of Geon Compounding General Partner and OCC Compounding Limited Partner will agree to exercise its authority to manage and control the Compounding Partnership only through action of the Compounding Partnership Governance Committee. Neither Geon Compounding General Partner nor OCC Compounding Limited Partner will have the authority, and each will agree not to exercise, or purport or attempt to exercise, any authority (i) to act for or incur, create, or assume any obligation, liability, or responsibility on behalf of the Compounding Partnership or any other partner, (ii) to execute any documents on behalf of, or otherwise bind, or purport or attempt to bind, the Compounding Partnership, or
(iii) to otherwise transact any business in the name of the Compounding Partnership, in each case except pursuant to action of the Compounding Partnership Governance Committee.

     Geon Compounding General Partner and Geon Compounding Limited Partner will be Delaware corporations which are direct, wholly-owned subsidiaries of Geon. Neither Geon Compounding General Partner nor Geon Compounding Limited Partner will have any business or assets except for their ownership of units in the Compounding Partnership. In the Compounding Partnership Agreement, Geon Compounding General Partner and Geon Compounding Limited Partner will each agree that its business will be restricted solely to the holding of its units in the Compounding Partnership and the doing of things necessary or appropriate in connection therewith and that it will not own any assets, incur any liabilities, or engage, participate, or invest in any business outside the scope of such business.

     OCC Compounding Limited Partner will be a Delaware limited liability company and an indirect, wholly-owned affiliate of OxyChem. OCC Compounding Limited Partner will have no business or assets except for its ownership of limited partner units in the Compounding Partnership. In the Compounding Partnership Agreement, OCC Compounding Limited Partner will agree that its business will be restricted solely to the holding of its units in the Compounding Partnership and the doing of things necessary or appropriate in connection therewith and that it will not own any assets, incur any liabilities, or engage, participate, or invest in any business outside the scope of such business.

INDEMNIFICATION

     The Compounding Partnership will agree, to the fullest extent permitted by applicable law, to indemnify, defend, and hold harmless each partner, its affiliates and their respective officers, directors, and employees from, against and in respect of any liability which such person may sustain, incur, or assume as a result of, or relative to, any third party claim arising out of or in connection with the business, property, or affairs of the Compounding Partnership, except to the extent that it is finally determined that such third party claim arose out of or was related to actions or omissions of the indemnified partner, its affiliates or any of their respective officers, directors, or employees (acting in their capacities as such) constituting a breach of the Compounding Partnership Agreement or any Related Agreement. This indemnification obligation is not intended to, nor will it, affect or take precedence over the indemnity provisions contained in any Related Agreement.

TRANSFERS AND PLEDGES

     Without the consent of the Compounding Partnership Governance Committee, no partner will transfer less than all of its units in the Compounding Partnership, and no partner will transfer its units for consideration other than cash. If any Compounding Limited Partner and, in the case of Geon Compounding Limited Partner, its affiliated Geon Compounding General Partner, desire to transfer all of their units (together, the "Selling Partners"), they must give written notice (the "Initial Notice") to the Compounding Partnership and the other partners (the "Offeree Partners") stating the Selling Partners desire to transfer their units and stating the cash purchase price and all other terms on which they are willing to sell their units (the "Offer Terms"). Delivery of an Initial Notice will constitute the irrevocable offer of the Selling Partners to sell their units to the Offeree Partners. The Offeree Partners will have the option, exercisable by delivering written notice (the "Acceptance Notice") of such exercise to the Selling

Partners within 60 days of the date of Initial Notice, to elect to purchase all of the units of the Selling Partners on the Offer Terms described in the Initial Notice. The Acceptance Notice will set a date for closing the purchase, such date to be not less than 30 nor more than 90 days after delivery of the Acceptance Notice, subject to extension in certain circumstances. The purchase price for the Selling Partners' units will be paid in immediately available funds delivered at the closing.

     If the Offeree Partners do not elect to purchase all of the Selling Partners' units within 60 days after the receipt of the Initial Notice, the Selling Partners will have a further 180 days during which they may, subject to certain conditions described below, consummate the sale of their units to a third party purchaser at a purchase price and on such other terms that are not substantially more favorable to the purchaser than the Offer Terms and at a price equal to not less than 90% of the appraised value of the units. If the sale is not completed within such 180-day period, the Initial Notice will be deemed to have expired and a new notice and offer will be required before the Selling Partners may make any transfer of their units.

     Notwithstanding the above, without the need for the consent of any person, any partner may transfer its units to any 80%-owned affiliate of such partner. In addition, Geon Compounding Limited Partner may, at its option, at any time and without the need for the consent of any person, transfer up to 99% of its limited partner units to Geon Compounding General Partner, whereupon such limited partner units will, without any further action, become general partner units. Promptly following any such transfer of limited partner units, each partner will take such actions and execute such instruments or documents (including amendments to the Partnership Agreement or supplemental agreements thereto) as may be reasonably necessary to ensure that Geon Compounding General Partner and Geon Compounding Limited Partner will, taken as a whole and following such transfer, maintain all of its rights under the Compounding Partnership Agreement as in effect immediately prior to such transfer (including the portion of any Compounding Partnership cash distributable to such partners).

DEFAULT

     Each of the following events will constitute a "Default" and create the rights provided for below in favor of the Compounding Partnership and the partners not in default ("Non-Defaulting Partners") against the partners in default ("Defaulting Partners"): (i) the failure by a partner to make any contribution to the Compounding Partnership as required pursuant to the Compounding Partnership Agreement (other than pursuant to a Compounding Asset Contribution Agreements), which failure continues for at least five business days from the date that the partner is notified such contribution is overdue, or
(ii) the withdrawal, retirement, resignation, or dissolution of a partner (other than in connection with a transfer of all of a partner's units in accordance with the Compounding Partnership Agreement), or (iii) the bankruptcy of a partner or its parent. The day upon which a default commences or occurs (or if the default is subject to a cure period and is not timely cured, then the day following the end of the applicable cure period) is the "Default Date."

     Following a default, in addition to any other remedies they may have, the Non-Defaulting Partners in their sole discretion may elect to pursue the following remedies: (i) any time prior to the expiration of 60 days from the Default Date, each of the Non-Defaulting Partners may elect to purchase its pro rata share of the units of the Defaulting Partners; provided, however, that within 10 days after the determination of the fair market value, the Non-Defaulting Partners may withdraw their election, in which case the Non-Defaulting Partners will have an additional 30 days following such decision to elect an alternative remedy, and (ii) at any time prior to the expiration of 60 days from the Default Date (or if the Non-Defaulting Partners initially elected to pursue their remedy under clause (i) above, then at any time prior to the expiration of the 30-day extension period), the Non-Defaulting Partners may elect to effect a liquidation of the Compounding Partnership and thereby cause the Compounding Partnership to dissolve. See " -- Dissolution and Termination."

     Upon any election to purchase a Defaulting Partners' units following a Default, the purchase price that the Non-Defaulting Partners will pay to the Defaulting Partners for their units will be an amount

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

equal to (i) the amount that the Defaulting Partners would receive in a liquidation (assuming that any sale in connection with the dissolution of the Compounding Partnership was for an amount equal to the fair market value, without giving effect to any damages) reduced by (ii) the unrecovered damages attributable to the Default by the Defaulting Partners. If the Non-Defaulting Partners have a right to purchase the units of the Defaulting Partners, they may first seek a determination of fair market value by delivering notice in writing to the Defaulting Partners. The Non-Defaulting Partners will have 10 days from the final determination of fair market value to elect to purchase the units of the Defaulting Partners by delivering notice of such election in writing, and the purchase will be consummated within 60 days from the date such notice is delivered, subject to extension in certain circumstances. The Non-Defaulting Partners may assign, in whole or in part, their right to purchase the units of the Defaulting Partners to one or more third parties without the consent of any other partner.

     If the Non-Defaulting Partners elect to dissolve the Compounding Partnership as a result of a Default, any amount payable to the Defaulting Partners in the resulting liquidation will be reduced by, without duplication, any unrecovered damages incurred by the Compounding Partnership in connection with the Default.

     Commencing on the Default Date and (i) prior to the Non-Defaulting Partners' collection of damages through the exercise of their legal remedies or otherwise, or (ii) while the Non-Defaulting Partners are pursuing their remedies as described above, the representatives of the Defaulting Partner will not have any voting or decisional rights with respect to matters requiring Compounding Partnership Governance Committee action, and such matters will be determined solely by the representatives of the Non-Defaulting Partner. However, the foregoing loss of voting and decisional rights will not occur as a result of a default caused solely by the bankruptcy of a partner, OxyChem, or Geon and, in the case of a default caused by the failure of a partner to make any contribution to the Compounding Partnership pursuant to the Compounding Partnership Agreement, will not apply to the unanimous voting and decisional rights in respect of changes in the scope of the Compounding Partnership's business, the issuance, sale, redemption, or acquisition of units or other equity securities by the Compounding Partnership or any subsidiary, changes in respect of accounting methods or tax elections, or with respect to mergers, consolidations, or conversions of the Compounding Partnership or a subsidiary thereof. See " -- Unanimous Voting Requirements."

DISSOLUTION AND TERMINATION

     As long as OCC Compounding Limited Partner is willing then to convert its units to general partner units and thereafter serve as the Compounding General Partner (who is hereby authorized in such event to convert its units and to conduct the business of the Compounding Partnership without dissolution), the withdrawal, retirement, resignation, dissolution, or bankruptcy of Geon Compounding General Partner will not dissolve the Compounding Partnership, but rather will be a Default. See " -- Default." The Compounding Partnership will be dissolved, however, upon the happening of any one of the following events: (i) the written determination of both Geon Compounding General Partner and OCC Compounding Limited Partner to dissolve the Compounding Partnership, (ii) the entry of a judicial decree of dissolution, (iii) any other act or event which results in the dissolution of a limited partnership under the Delaware Revised Uniform Limited Partnership Act (except as provided in the first sentence of this paragraph); (iv) the election of the Non-Defaulting Partners to effect a dissolution of the Compounding Partnership (see " -- Defaults"); or (v) after the delivery of a Deadlock Notice by either Geon Compounding General Partner or OCC Compounding Limited Partner (see " -- Strategic Plans, Annual Budgets, and Expenses"), the written determination by either Geon Compounding General Partner or OCC Compounding Limited Partner to dissolve the Compounding Partnership.

     If the Compounding Partnership dissolves, it will commence winding-up pursuant to the appropriate provisions of the Delaware Revised Uniform Limited Partnership Act and the procedures set forth below. Notwithstanding the dissolution of the Compounding Partnership, prior to the termination of the Compounding Partnership, the business of the Compounding Partnership and the affairs of the partners, as such, will continue to be governed by the Compounding Partnership Agreement. The winding up of the
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

Compounding Partnership will be conducted under the direction of the Compounding Partnership Governance Committee. However, (i) if Geon Compounding General Partner and Geon Compounding Limited Partner are the Defaulting Partners and OCC Compounding Limited Partner is a Non-Defaulting Partner, such winding-up will be conducted under the direction of OCC Compounding Limited Partner, and (ii) if the dissolution is caused by entry of a decree of judicial dissolution, the winding up will be carried out in accordance with such decree. The person or committee conducting the winding-up of the Compounding Partnership (the "Compounding Liquidator") will cause the Compounding Partnership to attempt to sell all property of the Compounding Partnership. Upon dissolution of the Compounding Partnership, the Compounding Liquidator will determine the time, manner, and terms of any sale or sales of Compounding Partnership property pursuant to such winding-up, consistent with its duties and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Except as otherwise agreed by the partners, no distributions will be made in kind to any partner without the consent of each partner.

     In the case of a dissolution and winding-up of the Compounding Partnership, the Compounding Partnership's assets will be applied first to the satisfaction of the liabilities of the Compounding Partnership owing to creditors (including partners and affiliates of the partners who are creditors), whether by payment or reasonable provision for payment. Any reserves created to make any such provision for payment may be paid over by the Compounding Partnership to an independent escrow holder or trustee to be held in escrow or trust for the purpose of paying any such contingent, conditional, or unmatured liabilities or obligations, and, at the expiration of such period as the Compounding Liquidator may deem advisable, such reserves will be distributed to the partners or their assigns in the manner set forth below. The assets will then be applied, after all allocations of profits or losses and other certain items specified in the Compounding Partnership Agreement, to the partners in accordance with the balances in their capital accounts. Notwithstanding the foregoing, if any partner is indebted to the Compounding Partnership, then until payment in full of the principal of and accrued but unpaid interest on such indebtedness, regardless of the stated maturity or maturities thereof, the Compounding Partnership will retain such partner's distributive share of the Compounding Partnership property and apply such sums to the liquidation of such indebtedness and the cost of operation of such Compounding Partnership property during the period of such liquidation.

GEON'S RIGHT TO ACQUIRE OCC LIMITED PARTNER'S UNITS

     Except for a dissolution of the Compounding Partnership where Geon Compounding General Partner and Geon Compounding Limited Partner are the Defaulting Partners, upon the occurrence of any event giving rise to the dissolution of the Compounding Partnership, in lieu of the sale of Compounding Partnership properties and the application of the Compounding Partnership assets, Geon Compounding General Partner or its designee will have the right, exercisable by written notice to OCC Compounding Limited Partner, given within 15 days after the occurrence of such event, to acquire all of the units of OCC Compounding Limited Partner, at the price and on the terms and conditions specified in the Compounding Partnership Agreement that would apply to an exercise by OCC Compounding Limited Partner of its put right thereunder.

OCC LIMITED PARTNER'S PUT RIGHT

     OCC Compounding Limited Partner will have the right at any time to provide a notice to Geon Compounding General Partnership stating that OCC Compounding Limited Partner thereby elects to cause Geon Compounding General Partner or its designee to acquire all of OCC Compounding Limited Partner's units. The purchase price for the units will be equal to the selling Partner's pro rata portion of
5.75 times the sum of the Compounding Partnership's net income from operations before any extraordinary items, plus certain expenses or charges to the extent deducted from net income, ("EBITDA") as of and for the 12-month period ending on the last day of the calendar month immediately preceding the date of such calculation, minus OxyChem's pro rata portion of any indebtedness of the Compounding Partnership.

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

LIMITATION OF FIDUCIARY DUTIES; NON-COMPETITION

     The liability of Geon Compounding General Partner (including any liability of its affiliates or its and their respective officers, directors, agents, and employees) or of any Compounding Limited Partner (including any liability of its affiliates or its and their respective officers, agents, directors and employees), either to the Compounding Partnership or to any other partner, for any act or omission by such partner in its capacity as a partner of the Compounding Partnership that is imposed by such partner's status as a "general partner" or "limited partner" (as such terms are used in the Delaware Revised Uniform Limited Partnership Act) of a limited partnership will be eliminated, waived, and limited to the fullest extent permitted by law; provided, however, that Geon Compounding General Partner and OCC Compounding Limited Partner will at all times owe to the other a fiduciary duty in observing the requirement that one representative of each of Geon Compounding General Partner and OCC Compounding Limited Partner on the Compound Partnership Governance Committee will be required to give their approval before the Compounding Partnership may undertake certain actions requiring unanimous approval. See " -- Unanimous Voting Requirements." Geon Compounding General Partner and OCC Compounding Limited Partner will at all times owe to the other a duty to act in good faith with respect to all matters involving the Compounding Partnership.

     Except as described below, each partner's affiliates will be free to engage in or possess an interest in any other business of any type, including any business in direct competition with the Compounding Partnership, and to avail itself of any business opportunity available to it without having to offer the Compounding Partnership or any partner the opportunity to participate in such business. If a partner's affiliate desires to initiate or pursue an opportunity to undertake, engage in, acquire, or invest in a business, activity, or operation within the scope of the business of the Compounding Partnership (a "Compounding Related Business") by investing in or acquiring a person whose business is a Compounding Related Business, acquiring assets of a Compounding Related Business or otherwise engaging in or undertaking a Compounding Related Business (a "Compounding Business Opportunity"), such affiliate (such affiliate, together with its affiliates being called the "Proposing Person") will offer the Compounding Partnership the Compounding Business Opportunity.

     When a Proposing Person offers a Compounding Business Opportunity to the Compounding Partnership, the Compounding Partnership will elect to do one of the following within a reasonably prompt period: (i) acquire or undertake the Compounding Business Opportunity for the benefit of the Compounding Partnership as a whole, at the cost, expense, and benefit of the Compounding Partnership, or
(ii) permit the Proposing Person to acquire or undertake the Compounding Business Opportunity for its own benefit and account without any duty to the Compounding Partnership or the other partners with respect thereto. However, if the Compounding Business Opportunity is in direct competition with the then existing business of the Compounding Partnership (a "Competing Opportunity"), then the Proposing Person and the Compounding Partnership will, if either so elects, promptly seek to negotiate and implement an arrangement whereby the Compounding Partnership would either (i) acquire or undertake the Competing Opportunity at the sole cost, expense, and benefit of the Proposing Person under a mutually acceptable arrangement whereby the Competing Opportunity is treated as a separate business within the Compounding Partnership with the costs, expenses, and benefits related thereto being borne and enjoyed solely by the Proposing Person, or (ii) enter into a management agreement with the Proposing Person to manage the Competing Opportunity on behalf of the Proposing Person on terms and conditions mutually acceptable to the Proposing Person and the Compounding Partnership. If the Compounding Partnership and the Proposing Person do not reach agreement as to such arrangement, the Proposing Person may acquire or undertake the Competing Opportunity for its own benefit and account without any duty to the Compounding Partnership or the other partners with respect thereto.

     In addition, if the Compounding Business Opportunity constitutes less than 25% (based on annual revenues of the business to be acquired or invested in for the most recently competed fiscal year) of an acquisition of or investment in assets, activities, operations, or businesses that is not otherwise a Compounding Related Business, then a Proposing Person may acquire or invest in such Compounding

Business Opportunity without first offering it to the Compounding Partnership; provided, that, after completion of the acquisition or investment thereof, such Proposing Person must offer the Compounding Business Opportunity to the Compounding Partnership as described above. If the Compounding Partnership elects to pursue such Compounding Business Opportunity, it will be acquired by the Compounding Partnership its fair market value as mutually agreed or finally determined as of the date of such acquisition.

     If (i) the Compounding Partnership is presented with an opportunity to acquire or undertake a Compounding Business Opportunity that it determines not to acquire or undertake and (ii) the representatives of either Geon Compounding General Partner or OCC Compounding Limited Partner, but not the other, desired that Compounding Partnership acquire or undertake such Compounding Business Opportunity, then the Compounding Partnership will permit such first partner's affiliates to acquire or undertake such Compounding Business Opportunity, and such Compounding Business Opportunity will be treated in the same manner as if such partner's affiliates were a Proposing Person with respect to such Compounding Business Opportunity.

FINANCIAL AND ACCOUNTING MATTERS; AUDITS

     The fiscal year of the Compounding Partnership will begin on January 1 and end on December 31. For financial reporting purposes, the Compounding Partnership will adopt a standard set of accounting policies and will maintain separate books of account, all in accordance with GAAP. The initial independent auditors of the Compounding Partnership will be Ernst & Young LLP, unless and until changed by the Compounding Partnership Governance Committee or unless and until the Compounding Partnership is no longer required by the Compounding Partnership Agreement to cause an independent audit to be conducted. The Compounding Partnership will report its operations for tax purposes utilizing the accrual method of accounting. The Compounding Partnership will give each partner, as well as its internal and independent auditors, at the expense of such partner, full and complete access to the Compounding Partnership's internal and independent auditors. Each partner will have the right to inspect the books and records and the physical properties of the Compounding Partnership and, at its own expense, to cause an independent audit thereof at any time.

FINANCIAL AND OTHER INFORMATION

     The Compounding Partnership will prepare and deliver to the partners certain Compounding Partnership financial statements and reports of the Compounding Partnership as soon as reasonably practicable and in any event on or prior to the due dates indicated in the Compounding Partnership Agreement.

                             THE PARENT AGREEMENTS

     The following is a summary of the material provisions of the Parent Agreement relating to the PVC Partnership and the Parent Agreement relating to the Compounding Partnership. The term "Partner Subs" refers to Geon PVC Limited Partner or Geon Compounding General Partner and Geon Compounding Limited Partner and OCC PVC General Partner and OCC PVC Limited Partner or OCC Compounding Limited Partner, as the context may require.

RESTRICTIONS ON TRANSFER AND PLEDGE OF PARTNER SUB STOCK

     Geon and OxyChem will agree that, except as otherwise described below or with the written consent of the other, which consent may be granted or withheld in such other party's sole discretion, it will not, in any transaction or series of transactions, directly or indirectly, (i) sell, assign or otherwise dispose of, whether by act, deed, merger or otherwise ("Transfer") or (ii) mortgage, pledge, encumber or create or suffer to exist any lien or encumbrance upon or security interest in ("Pledge"), all or any part of the capital stock or other equity interests (including any securities convertible into or exchangeable for or carrying any rights to purchase, subscribe for or otherwise acquire any such capital stock or other equity interests) of its Partner Subs (collectively, the "Partner Sub Stock"). Any attempt by Geon or OxyChem to Transfer or Pledge all or a portion of its Partner Sub Stock in violation of the Parent Agreements will be void and will not be effective to Transfer such Partner Sub Stock or any portion thereof.

     Geon or OxyChem, as the case may be, may Transfer all (but not less than all) of its Partner Sub Stock if such Transfer is (i) in connection with (A) a merger, consolidation, conversion, or share exchange, or change of control of such party or (B) a sale or other disposition of such party of assets including the Partner Sub Stock where such Partner Sub Stock constitutes less than fifty percent (50%) of the book value of the aggregate assets to be sold or disposed of, as reflected on such party's most recent audited consolidated (or combined) financial statements; (ii) to an eighty percent (80%) owned affiliate of such party; or (iii) to the stockholders, in the case of Geon, or to OPC, in the case of OxyChem.

     Geon or OxyChem may Pledge all (but not less than all) of its Partner Sub Stock in connection with a loan to such party, provided that (i) the loan to such party has been approved by the PVC Partnership or the Compounding Partnership, as the case may be, and (ii) the Pledge will be evidence by an instrument, reasonably satisfactory to the PVC Partnership or Compounding Partnership, as the case may be. In such instrument, the lender receiving such Pledge will agree that in the event such lender obtains a right of foreclosure on such party's Partner Sub Stock, such lender will foreclose on the Partner Sub Stock of each of Geon's or OxyChem's, as the case may be, Partner Subs proportionately so that such lender will in all events hold portions of Partner Sub Stock of the general partner and limited partner of Geon or OxyChem, as the case may be, proportionate to such parent's holdings in the PVC or Compounding Partnership, as the case may be.

RIGHT OF FIRST OPTION

     Without the consent of the other, neither Geon nor OxyChem may Transfer less than all of its Partner Sub Stock. Unless such Transfer is otherwise permitted by the foregoing paragraphs concerning restrictions, neither Geon nor OxyChem may Transfer its Partner Sub Stock, directly or indirectly, for consideration other than cash. In addition, unless such Transfer is otherwise permitted by the foregoing paragraphs, either party (the "Selling Parent") that receives a bona fide offer to purchase all of its Partner Sub Stock that it desires to accept (an "Offer") or that otherwise desires to Transfer all of its Partner Sub Stock will give written notice (the "Initial Notice") to the appropriate Partnership and the other party (the "Offeree Parent"). The Initial Notice will state that the Selling Parent has received an Offer or otherwise desires to Transfer its Partner Sub Stock and state the cash purchase price and all other terms of the Offer or the cash purchase price and all other terms on which it otherwise is willing to sell its Partner Sub Stock (the "Offer Terms"). In establishing the Offer Terms for a proposed sale that does not involve an Offer, the Selling Parent will obtain an appraisal from an independent appraiser with a reasonable level of industry experience of the cash price that a willing buyer under no compulsion to buy would pay and a willing seller under no compulsion to sell would accept for the Partner Sub Stock of the Selling parent (the "Fair Market Value"). Delivery of an Initial Notice will constitute the irrevocable offer of the Selling Parent to sell its Partner Sub Stock to the Offeree Parent.

     The Offeree Parent will have the option, exercisable by delivering written notice of such exercise to the Selling Parent within 60 days of the date of the Initial Notice, to elect to purchase all of the Partner Sub Stock of the Selling Parent on the Offer Terms described in the Initial Notice. If the Offeree Parent does not elect to purchase all of the Selling Parent's Partner Sub Stock within 60 days after the receipt of the Initial Notice, the Selling Parent will have a further 180 days during which it may consummate the sale of its Partner Sub Stock (i) substantially in accordance with the terms of the Offer, or (ii) if no Offer is involved, to a third party purchaser on terms that are not substantially more favorable to such purchaser than the Offer Terms and at a price equal to not less than ninety percent (90%) of the Fair Market Value of the Partner Sub Stock. If the sale is not completed within such further 180-day period, the Initial Notice will be deemed to have expired and a new notice and offer will be required before the Selling Parent may make any Transfer of its Partner Sub Stock. If the Selling Parent receives a written offer during such further 180-day period from a third party purchaser that is for less than ninety percent (90%) of the Fair Market Value, and the Selling Parent is willing to accept the offer, then (i) the offer will be treated as an Offer, and (ii) the Selling Parent must comply with right of first refusal and right of first option procedures before the Selling Parent may make any Transfer of its Partner Sub Stock to the third party purchaser that made the Offer.

     In addition, Geon and OxyChem will agree that each of them can Transfer its Partner Sub Stock only if the following occur:

          (i) the proposed transferor is not in default in the timely performance of any of its material obligations to the PVC Partnership or the Compounding Partnership, as the case may be;

          (ii) the Transfer is accomplished in a non-public offering in compliance with, and exempt from, the registration and qualification requirements of all federal and state securities laws and regulations;

          (iii) the Transfer does not cause a default under any material contract (A) that has been approved unanimously by the PVC or the Compounding Partnership Governance Committee, as the case may be, and (B) to which the PVC Partnership or the Compounding Partnership, as the case may be, is a party or by which such Partnership or any of its properties is bound;

          (iv) the acquiring entity executes an appropriate agreement to be bound by the PVC Parent Agreement or the Compounding Parent Agreement, as the case may be;

          (v) the transferor and transferee bear all reasonable costs incurred by the PVC Partnership or the Compounding Partnership, as the case may be, in connection with the Transfer;

          (vi) Geon or OxyChem, as the case may be, simultaneously Transfers the Partner Sub Stock of its other Partner Sub to the acquiring entity or a wholly-owned affiliate of such acquiring entity or of a common parent; and

          (vii) the acquiring entity must have sufficient resources to assume the obligations of Geon or OxyChem, as the case may be, including any capital that may reasonably be expected to be requested from its Partner Subs by the Partnerships under the then effective strategic plan or the acquiring entity's obligations must be supported by a guarantee, letter of credit or other credit support reasonably satisfactory to the other party, and such acquiring entity must otherwise be reasonably acceptable to the other party.

     Upon the completion of a permitted Transfer, the acquiring entity will succeed to and be substituted for Geon or OxyChem, as the case may be, with the same effect as if such acquiring entity had been named in the applicable Parent Agreement.

     Geon and OxyChem will agree that, until the fifth anniversary of the date of the Parent Agreements, neither Geon or OxyChem, nor any of its affiliates, will, without prior written invitation or request of the other party: (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities, assets or property (other than an acquisition of assets or property in the ordinary course of business) of the other party, whether such agreement or proposal is made with or to the other party or a third party; (ii) make any unsolicited proposal to enter into, directly or indirectly, any merger or other business combination involving the other party; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the other party; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to any voting securities of the other party; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the other party; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; or (vii) advise, encourage, provide assistance (including financial assistance) to or hold discussions with any other persons in connection with any of the foregoing. Geon and OxyChem will also agree during such period not to:
(i) request that the other
party (or its respective directors, officers, employees or agents), directly or indirectly, amend or waive any provision set forth in this paragraph; or (ii) take any action that might reasonably be expected to require that the other party make a public announcement regarding the possibility of a business combination or merger.

     Notwithstanding the foregoing paragraph, as to Geon or OxyChem, as the case may be, the provisions of the foregoing paragraph will automatically be terminated and be of no further force and effect if any of any of the following events occur with respect to the other party: (i) certain changes of control of such other party will have occurred, (ii) such other party will have entered into a definitive agreement providing for, or publicly announced its intention to effect, any transaction involving certain changes of control of such other party or (iii) a tender offer or exchange offer will have been commenced or publicly announced that, if consummated, would have the effect of acquiring beneficial ownership of fifty percent (50%) or more of the voting stock of such other party.

COMPETING BUSINESS

     Pursuant to the Compounding Parent Agreement, if either Geon or OxyChem desires to initiate or pursue any opportunity to undertake, engage in, acquire or invest in a Business Opportunity, it will agree to offer such Business Opportunity to the appropriate Partnership under the terms and conditions set forth in the applicable Partnership Agreement as if it were the "Proposing Person" with respect thereto, and in such event such Partnership will have the rights and obligations with respect thereto set forth in its PVC Partnership Agreement. See "The PVC Partnership Agreement -- Limitation of Fiduciary Duties; Non-Competition" and "The Compounding Partnership Agreement -- Limitation of Fiduciary Dates; Non-Competition." Geon's and OxyChem's obligations with regard to a Business Opportunity will continue until the later of five years after the date of the Compounding Parent Agreement or until neither of the Partnerships has both Geon, or any of its affiliates, and OxyChem, or any of its affiliates, as partners.

     If, at any time within five years after the date of the Compounding Parent Agreement, OPC or any affiliate thereof desires to initiate or pursue an opportunity to undertake, engage in, acquire a Burlington Type Business, as defined in the Compounding Parent Agreement (a "Burlington Opportunity"), such person (a "Burlington Proposing Person") will offer Geon the Burlington Opportunity on the terms outlined below.

     When a Burlington Proposing Person offers a Burlington Opportunity to Geon, Geon will elect to do one of the following within a reasonably prompt period:
(i) acquire or undertake the Burlington Opportunity for the benefit of Geon as a whole, at the cost, expense and benefit of Geon; provided, however, that if Geon ceases to actively pursue such opportunity for any reason, then the Burlington Proposing Person will be entitled to proceed under clause (ii) below: or (ii) permit the Burlington Proposing Person to acquire or undertake the Burlington Opportunity for its own benefit and account without any duty to Geon with respect thereto.

     Notwithstanding the above procedure, if the Burlington Opportunity constitutes less than 25% (based on annual revenues of the business to be acquired for the most recently completed fiscal year) of an acquisition of or investment in assets, activities, operations or businesses that is not otherwise a Burlington Type Business, then a Burlington Proposing Person may acquire or invest in such Burlington Opportunity without first offering it to Geon; provided, that after completion of the acquisition or investment thereof, such Burlington Proposing Person must offer the Burlington Opportunity to Geon pursuant to the terms outlined above; and if Geon elects option (i) above with respect thereto, the Burlington Opportunity will be acquired by Geon at its fair market value as mutually agreed or finally determined as of the date of such acquisition.

     There are identical provisions in the Compounding Parent Agreement with respect to OPC or any of its affiliates pursuing an opportunity to undertake a Pasadena Type Business as defined in the Compounding Parent Agreement.

     OxyChem further agrees that, for the period ending on the first anniversary of the date of the Compounding Parent Agreement, it will not, and will cause its affiliates not to, directly or knowingly induce or attempt to induce any employees hired pursuant to the transfer of the Burlington Subject Business or the Pasadena Subject Business to leave the employ of Geon; provided, however, that OxyChem and its affiliates will not be prohibited from hiring or engaging any of the foregoing who respond to a general solicitation not directed specifically to such employees.

     Geon and OxyChem also agree that, for a period ending on the first anniversary of the date of the PVC Parent Agreement, it will not, and will cause its affiliates not to directly or knowingly induce or attempt to induce any officers or employees of the PVC Partnership to leave the employ of the PVC Partnership; provided, however, that Geon and OxyChem and their affiliates will not be prohibited from hiring or engaging any of the foregoing who respond to a general solicitation not directed specifically to officers or employees of the PVC Partnership.

                       CERTAIN RELATED PARTY TRANSACTIONS

RESIN PURCHASE AGREEMENT

     Pursuant to a Resin Purchase Agreement (the "Resin Agreement"), Geon will purchase PVC resin from the PVC Partnership.

     The Resin Agreement will have an initial term of 15 years and thereafter will be renewed for two renewal terms of five years each, unless Geon gives written notice at least two years prior to the end of the initial term of its intent not to renew. Upon the expiration of the second renewal term, the Resin Agreement will continue year-to-year. During this evergreen period, either party may terminate the Resin Agreement upon the end of any term by giving two years written notice of an intent not to renew.

     Either party may terminate the Resin Agreement for cause, if the breach of the breaching party causes or poses a substantial risk of causing material harm to the non-breaching party. The Resin Agreement will terminate if the breaching party fails to cure such breach within 30 days of receiving notice of such breach from the non-breaching party. If the breach is not reasonably capable of being cured within 30 days, the breaching party will commence a cure within the 30 day period and continue to pursue the cure diligently thereafter.

     Each year during the term of the Resin Agreement, Geon will purchase from the PVC Partnership its annual requirement of PVC resin, subject to the following subtractions at Geon's option: (i) 290 million pounds; (ii) Geon's obligation to receive PVC resins from sources other than the PVC Partnership, incurred subsequent to the Resin Agreement in connection with an acquisition;
(iii) those quantities of PVC resin which for either quality or suitability reasons makes product grades produced by the PVC Partnership less than fully desirable in Geon's reasonable opinion to make particular PVC Compounds; (iv) those quantities of PVC resin necessary to perform tolling for customers who wish to have their tolled compound made from PVC resin manufactured by another person; (v) any increase in Geon's requirements arising after Geon will cease to hold an interest in the PVC Partnership; and (vi) those quantities of so-called off-grade and so-called wide-specification PVC resin purchased by Geon for use in North America.

     The Resin Agreement will also provide for the purchase of certain PVC resins and improved resins which the PVC Partnership will manufacture for and sell to Geon only. The PVC Partnership grants Geon an opportunity to work with the PVC Partnership in the development and evaluation of improved resins.

     In any calendar quarter, the PVC Partnership may decline to provide to Geon in excess of three-tenths of the annual quantity of PVC resin most recently forecasted for the then-current calendar year. In any calendar month, the PVC Partnership may decline to provide Geon the excess over 120% of the quantity of a particular PVC resin most recently forecasted for the calendar month.


     On the first 880 million pounds of PVC resin supplied in any calendar year, Geon's approximate initial requirements, Geon will pay a price which is based upon cost and market price considerations. Geon will purchase all volumes over the 880 million pounds in any calendar year at a competitive market price. Geon believes that the pricing under the Resin Agreement approximates the market price that would be available to a purchaser of similar volumes for similar transactions with third parties.

     The PVC Partnership at its own cost and expense will use commercially reasonable efforts to work with Geon to develop improved resins to meet Geon's needs, and Geon will give the PVC Partnership a first "look" for a commercially reasonable time to develop such improved resins. The PVC Partnership undertakes to implement a long-term resin development program to develop both improved resins having certain agreed upon general properties and those which advances in technology may make desirable.

VINYL CHLORIDE MONOMER PURCHASE AGREEMENT

     Pursuant to a Vinyl Chloride Monomer Purchase Agreement (the "VCM Agreement"), Geon will purchase VCM from the PVC Partnership.

     The VCM Agreement will have an initial term of 15 years, and thereafter will be renewed for two renewal terms of five years each, unless Geon gives written notice at least two years prior to the end of the initial term of its intent not to renew. Upon the expiration of the second renewal term, the VCM Agreement will continue year-to-year. During this evergreen period, either party may terminate the VCM Agreement upon the end of any term by giving two years written notice of an intent not to renew.

     Either party may terminate the VCM Agreement for cause, if the breach of the breaching party causes or poses a substantial risk of causing material harm to the non-breaching party. The VCM Agreement will terminate if the breaching party fails to cure such breach within 30 days of receiving notice os such breach from the non-breaching party. If the breach is not reasonably capable of being cured within 30 days, the breaching party will commence a cure within the 30 day period and continue to pursue the cure diligently and responsibly thereafter.

     Each year during the term of the VCM Agreement, Geon will purchase from the PVC Partnership its annual requirement of VCM. In any calendar quarter, the PVC Partnership may decline to provide to Geon in excess of three-tenths of the annual quantity of VCM most recently forecasted for the then-current calendar year. In any calendar month, the PVC Partnership may decline to provide to Geon the excess over 120% of the quantity of VCM most recently forecasted for the calendar month.

     For VCM purchased under the VCM Agreement, Geon will pay the North American large buyer contract price less quarterly adjustments and rebates customary in the industry. On the first 210 million pounds purchased in any calendar year, Geon's approximate initial requirements, Geon will receive an integration adjustment to the price.

                         MANAGEMENT OF THE PARTNERSHIPS

PVC PARTNERSHIP

     Executive Officers. John L. Hurst, III, age 59, is expected to be the President and Chief Executive Officer of the PVC Partnership upon consummation of the Joint Venture Transactions. Mr. Hurst joined OxyChem as a plant manager in 1978. In 1981, he became vice president of OxyChem. In 1982, he became vice president for the industrial and specialty chemicals group of OxyChem. He then became senior vice president for manufacturing and corporate engineering during 1986 and senior vice president of OxyChem in 1988. During 1989, he became executive vice president for operations. In 1996, Mr. Hurst became executive vice president for manufacturing and engineering.

     PVC Partnership Governance Committee. Geon and OxyChem expect the initial members of the PVC Partnership Governance Committee to be William F. Patient, Chairman and Chief Executive Officer of Geon; Thomas A. Waltermire, President and Chief Operating Officer of Geon; W. David Wilson, Vice President and Chief Financial Officer of Geon; Dr. Ray R. Irani, Chairman and Chief Executive Officer of OPC; J. Roger Hirl, President and Chief Executive Officer of OxyChem; and Stephen I. Chazen, Executive Vice President, Corporate Development of OPC.

     The following paragraphs describe briefly the background of each member of the PVC Partnership Governance Committee.

     William F. Patient, age 64, is Chairman of the Board and Chief Executive Officer of Geon. He has served in this capacity since Geon's initial public offering in April 1993 (the "IPO"). Mr. Patient served as President of Geon from April 1993 to February 1998 and as Senior Vice President of The B.F. Goodrich Company ("BFG") and as President of its Geon Vinyl Division from May 1989 to April 1993. Prior to joining BFG, Mr. Patient held various positions with Borg-Warner Chemicals from 1962 to 1989. He serves on the Boards of Directors of National City Bank and Navistar International Corporation.

     Thomas A. Waltermire, age 49, is President and Chief Operating Officer of Geon and has served in this capacity since February 1998. From May 1997 to February 1998, Mr. Waltermire served as Executive Vice President and Chief Operating Officer and from October 1993 until May 1997 as Chief Financial Officer of Geon. Mr. Waltermire joined Geon as Senior Vice President and Treasurer in March 1993 just prior to the IPO. Prior to joining Geon, Mr. Waltermire held various positions with BFG.

     W. David Wilson, age 45, received an A.B. from DePauw University in 1975, and a Masters Degree in International Management from The American Graduate School of International Management (Thunderbird) in 1977. Mr. Wilson joined BFG in 1978 and served in a variety of financial and management positions within the Chemical Group. He was named Controller of Geon Vinyl Division in 1985 and later became director of marketing. Mr. Wilson was General Manager of Auseon Limited (Geon's wholly-owned Australian subsidiary) between 1991 and 1995. Wilson was Director of Business Management, Resins, from July 1995 until April 1997, and became Vice President and Chief Financial Officer of Geon in May of 1997.

     Dr. Ray R. Irani, age 64, is Chairman and Chief Executive Officer of OPC. He has served in this capacity since 1990. Dr. Irani served as President of OPC from 1984 to 1996 and as Chief Operating Officer of OPC from 1984 to 1990. He has served as a director of OPC since 1984. Dr. Irani also served as the Chief Executive Officer of OxyChem from 1983 to January 1991.

     J. Roger Hirl, age 67, has served as an Executive Vice President of OPC since 1984 and the President and Chief Executive Officer of OxyChem since 1991. From 1983 to 1991, he served as the President and Chief Operating Officer of OxyChem.

     Stephen I. Chazen, age 52, is Executive Vice President, Corporate Development for OPC. He has served in this capacity since 1994. From 1990 to 1994, he was Managing Director of Merrill Lynch & Co. Incorporated, where he advised energy and chemical companies.

COMPOUNDING PARTNERSHIP

     Employees. The Compounding Partnership will have no employees. The Compounding Partnership will be operated by Geon pursuant to the Compounding Partnership Agreement.

     Compounding Partnership Governance Committee. Geon expects its initial members of the Compounding Partnership Governance Committee to be V. Lance Mitchell, Vice President and General Manager, PVC Compounding of Geon, and David
J. Kantor, Controller, PVC Compounding of Geon. OxyChem has not yet determined who its members of the Compounding Partnership Governance Committee will be.

     The following paragraphs describe briefly the background of each of Geon's members of the Compounding Partnership Governance Committee.

     V. Lance Mitchell, age 39, is Vice President and General Manager, PVC Compounding of Geon. Mr. Mitchell has served in this capacity since 1996. From 1989 to 1996, Mr. Mitchell held various positions at Geon including Compound Business Director, Extrusion Business Director, Western Region Sales Manager and Market Development Manager. Prior to his employment at Geon, Mr. Mitchell was the Business and Marketing Manager at Avery-Dennison and Owens Corning Fiberglass. Mr. Mitchell holds a Bachelor of Science Degree in Marketing from Bowling Green State University in Ohio.

     David J. Kantor, age 35, is Controller, PVC Compounding of Geon. Mr. Kantor has served in this capacity since 1997. From 1990 to 1997, Mr. Kantor held various financial positions at Geon including Corporate Strategic Planning and Financial Analysis, Finance Team Leader for SAP Implementation, Plant Controller, and Financial Analyst. Prior to his employment at Geon, Mr. Kantor worked for PPG Industries in a number of rotational finance positions. Mr. Kantor holds undergraduate degrees in Management/Business and Management Information Systems as well as an MBA, all from Carnegie Mellon University in Pittsburgh, Pennsylvania.

                       OWNERSHIP OF GEON COMMON STOCK BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS


     The following table sets forth each individual or entity that as of February 22, 1999, were known by Geon to beneficially own more than five percent of the outstanding shares of Geon Common Stock based on information provided in
Schedule 13G filings with the Commission:



Brinson Partners, Inc. .....................................       1,556,616(1)           6.7%
209 South LaSalle Street
Chicago, Illinois 60604-1295

     UBS AG.................................................                (1)
     Bahnhofstrasse 45
     8021, Zurich, Switzerland

Citigroup Inc...............................................       1,392,581(2)           6.0%
153 East 53(rd) Street
New York, New York 10043

     Salomon Smith Barney Holdings Inc......................                (2)
     388 Greenwich Street
     New York, New York 10013

Harris Associates L.P. .....................................       2,804,850(3)          8.91%
Harris Associates, Inc.
Two North LaSalle Street
Suite 500
Chicago, Illinois 60602-3790

     Harris Associates Investment Trust.....................                (3)
     Two North LaSalle Street
     Suite 500
     Chicago, Illinois 60602-3790

J.P. Morgan & Co. Incorporated..............................       1,203,700(4)           5.1%
60 Wall Street
New York, New York 10260

State Street Bank and Trust Company, as Trustee for.........       2,782,000(5)          10.0%
  The Geon Company Retirement Savings Plan
225 Franklin Street
Boston, Massachusetts 02110

Wellington Management Company, LLP..........................       2,480,700(6)         10.62%
75 State Street
Boston, Massachusetts 02109

     Vanguard Windsor Fund..................................                (6)
     c/o The Vanguard Group
     100 Vanguard Boulevard
     P.O. Box 2600
     Malvern, Pennsylvania 19355


---------------

(1) As of February 16, 1999, based upon information contained in a Schedule 13G filed with the Commission. Brinson Partners, Inc. ("Brinson"), as a registered investment advisor, has shared voting power and shared dispositive power with respect to all of these shares with UBS AG. UBS AG is the ultimate parent holding company of Brinson through its wholly-owned subsidiary, UBS (USA) Inc.



(2) As of February 12, 1999, based upon information contained in a Schedule 13G filed with the Commission. Citigroup Inc., as a holding company reporting on behalf of its subsidiaries, has shared voting and dispositive power with respect to all of these shares. Included in the 1,392,581 are 1,382,181 (5.9% of the outstanding Common Stock of Geon) beneficially owned by its wholly-owned subsidiary, Salomon Smith Barney Holdings Inc. ("SSB Holdings"), a holding company reporting on behalf of its subsidiaries. SSB Holdings shares voting and dispositive power with respect to these 1,382,181 shares with Citigroup.



(3) As of January 28, 1999, based upon information contained in a Schedule 13G filed with the Commission. Of the 2,081,750 shares beneficially owned by Harris Associates L.P. ("Harris"), as a registered investment adviser, together with Harris Associates, Inc., Harris' sole general partner, Harris has sole dispositive power with respect to 1,028,150 shares, shared dispositive power with respect to 1,053,600 shares and shared voting power with respect to all of these shares. Included in the 1,053,600 shares with respect to which Harris has shared voting and investment power are 971,600 shares (4.13% of the outstanding shares of Common Stock of Geon) beneficially owned by the Harris Associates Investment Trust ("Harris Trust"), through its various series. Harris Trust, a registered investment company for which Harris serves as investment adviser, shares voting and dispositive power with respect to these 971,600 shares with Harris.



(4) As of February 22, 1999, based upon information contained in a Schedule 13G filed with the Commission. J.P. Morgan & Co. Incorporated, as a holding company reporting on behalf of its subsidiaries, has sole voting power with respect to 991,200 of these shares and has sole dispositive power with respect to all of these shares.



(5) As of February 8, 1999, based upon information contained in a Schedule 13G filed with the Commission. State Street Bank and Trust Company, as Trustee for The Geon Company Retirement Savings Plan and for various collective investment funds for employee benefit plans and other index accounts, as a bank, has sole voting and sole dispositive power with respect to 121,828 of these shares and shared voting and shared dispositive power with respect to 2,660,172 of these shares.



(6) As of February 10, 1999, based upon information contained in a Schedule 13G filed with the Commission by Wellington Management Company. Wellington Management Company, as a registered investment adviser, has shared voting power with respect to 700 of these shares and shared dispositive power with respect to all of these shares. Of the 2,480,700 shares with respect to which Wellington Management Company has shared dispositive power, 2,480,000 shares (10.61% of the outstanding shares of Common Stock of Geon) are held by Vanguard Windsor Fund, an investment advisory client of Wellington Management Company. As of February 10, 1999, based upon information contained in a Schedule 13G filed with the Commission by Vanguard Windsor Fund, as a registered investment company, Vanguard Windsor Fund has sole voting power and shared dispositive power with respect to all of those shares.

DIRECTORS AND EXECUTIVE OFFICERS


     The following table shows the number of shares and percent of Geon Common Stock beneficially owned on March 23, 1999, (including options exercisable within 60 days of that date) by each of the Directors of Geon and the four most highly compensated executive officers of Geon and by all Directors and executive officers as a group.



                                                              NUMBER OF
                            NAME                              SHARES(1)
                            ----                              ---------
James K. Baker..............................................     16,361(2)(3)
Gale Duff-Bloom.............................................     11,564(2)(3)
J. A. Fred Brothers.........................................     20,496(2)(3)
J. Douglas Campbell.........................................     17,148(2)(3)
Donald P. Knechtges.........................................    120,349(2)(3)
D. Larry Moore..............................................     12,122(2)(3)
John D. Ong.................................................      9,000(3)
William F. Patient..........................................    505,416(2)(3)
Gregory L. Rutman...........................................    137,442(2)(3)
R. Geoffrey P. Styles.......................................     11,000(3)
Thomas A. Waltermire........................................    190,010(2)(3)
Farah M. Walters............................................      5,000(3)
W. David Wilson.............................................     90,625(2)(3)
13 Directors and executive officers as a group..............  1,146,533(2)(3)


---------------


(1) Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the individual. It includes the approximate number of shares credited to the named executives' accounts in Geon's Retirement Savings Plan, a tax-qualified defined contribution plan. No Director or executive officer, other than William F. Patient, beneficially owned on March 23, 1999, more than 1% of the outstanding Geon Common Stock. As of that date, Mr. Patient beneficially owned approximately 2.12% of the outstanding Geon Common Stock and the Directors and executive officers as a group beneficially owned approximately 4.72% of the outstanding Geon Common Stock.



(2) Includes shares with respect to which the following Directors and executive officers have only sole voting power as follows: J.K. Baker, 7,561 shares;
    G. Duff-Bloom, 3,564 shares; J.A. Fred Brothers, 8,496 shares; J.D. Campbell, 8,648 shares; D.P. Knechtges, 14,029 shares; D.L. Moore, 4,122 shares; W.F. Patient, 80,388 shares; Gregory L. Rutman, 14,761 shares; T.A. Waltermire, 31,130 shares; and W. David Wilson, 10,342 shares; and the Directors and executive officers as a group, 183,041 shares. With respect to Ms. Duff-Bloom, Messrs. Baker, Brothers, Campbell and Moore, these shares are held under The Geon Company Non-Employee Directors' Deferred Compensation Plan (the "Directors Deferred Compensation Plan").



(3) Includes shares the individuals have a right to acquire on or before May 22, 1999 upon the exercise of director options as follows: each of the Directors, 8,000 shares, with the exception of Messrs. Patient and Waltermire, who are not eligible to receive director options, and Ms. Walters who was granted an option to acquire 5,000 shares at the time of her election on May 7, 1998, which option vests May 7, 1999; D.P. Knechtges, 91,901 shares; W.F. Patient, 357,299 shares; Gregory L. Rutman, 95,015 shares; T.A. Waltermire, 125,489 shares; and W. David Wilson, 63,580 shares; and the Directors and executive officers as a group, 794,284 shares.


                       COMPENSATION OF DIRECTORS OF GEON

     Directors unaffiliated with Geon are paid an annual retainer of $20,000 and fees of $1,000 for each Board and Committee meeting attended. In addition, the chairman of each Committee receives a fixed annual retainer of $3,000. In addition, upon retirement from the Geon Board after reaching the age of 55 with at least ten years of service as a Director, any Director unaffiliated with Geon is entitled to receive an annual amount equal to the fixed compensation level in effect at the time of retirement. A retiring Director who has reached age 55 and has served for at least five but less than ten years is entitled to a reduced amount equal to 50% of the fixed compensation level in effect at retirement, plus 10% of such compensation level for each additional year of service (rounded to the nearest whole year) up to ten. Directors are reimbursed for their expenses associated with each meeting attended.

     Under the Directors Deferred Compensation Plan, each Director who is not an employee may defer payment of all or a portion of his or her compensation as a Director. The compensation may be deferred as cash or converted into Geon Common Stock (at a rate equal to 125% of the cash compensation amount). Deferred compensation, whether in the form of cash or Geon Common Stock, is held in trust for the participating Directors. Interest earned on the cash amounts and dividends on the Geon Common Stock accrue for the benefit of the participating Directors.

     Under Geon's 1995 Incentive Stock Plan (the "1995 Incentive Plan"), each current Director who was not an employee of Geon was granted on the date of the 1995 Annual Meeting an option to acquire 5,000 shares of Common Stock. Each new Director who is not an employee of Geon is granted at the time of his or her election or appointment a Director option to acquire 5,000 shares of Geon Common Stock. Each such Director who continues in office following the initial grant receives an additional Director option to acquire 1,000 shares of Geon Common Stock annually on the anniversary date of the previous option grant.

                   COMPENSATION OF EXECUTIVE OFFICERS OF GEON

     The following table sets forth the compensation received for the three years ended December 31, 1998, by Geon's Chief Executive Officer and the persons who were at December 31, 1998, the four other most highly paid executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM COMPENSATION
                                                                                      --------------------------------
                                          ANNUAL COMPENSATION                      AWARDS                 PAYOUTS
                                 -------------------------------------   --------------------------   ----------------
                                                                         RESTRICTED
        NAME AND                                        OTHER ANNUAL       STOCK      OPTIONS/SARS      LTIP PAYOUTS
   PRINCIPAL POSITION     YEAR    SALARY    BONUS(1)   COMPENSATION(2)   AWARDS(3)    (# OF SHARES)   (# OF SHARES)(4)
   ------------------     ----   --------   --------   ---------------   ----------   -------------   ----------------
William F. Patient,       1998   $623,269   $500,000      $ 53,570        $253,000       105,000           10,921
Chairman of the Board     1997    580,000    350,000        79,639          -0-           36,000              -0-
and Chief Executive       1996    578,308    159,500        52,706          -0-           35,000              -0-
Officer
Thomas A. Waltermire,     1998    390,192    270,000        46,360          -0-          202,446            4,100
President and Chief       1997    298,173    182,500        39,736          -0-           11,700              -0-
Operating Officer         1996    249,193     75,000        34,581          -0-           11,000              -0-
Donald P. Knechtges,      1998    232,115    137,500        59,243          -0-           96,402            3,546
Senior Vice President,    1997    222,500    114,400        30,330          -0-            9,800              -0-
Technology/Business       1996    222,058     49,500        24,920          -0-            9,000              -0-
W. David Wilson,          1998    219,231    130,900        26,475          -0-           96,402            1,628
Vice President,           1997    177,952     91,300         5,739          -0-            4,000              -0-
Chief Financial Officer   1996    134,040     18,475         6,025          -0-            5,000              -0-
Gregory L. Rutman,        1998    209,423    114,400        50,810          -0-           96,402            3,093
Vice President, General   1997    195,000     87,750        35,196          -0-            7,000              -0-
Counsel and Secretary     1996    194,577     48,750        29,825          -0-            7,500              -0-


        NAME AND             ALL OTHER
   PRINCIPAL POSITION     COMPENSATION(5)
   ------------------     ---------------
William F. Patient,           $61,397
Chairman of the Board          51,100
and Chief Executive            44,269
Officer
Thomas A. Waltermire,          36,372
President and Chief            26,151
Operating Officer              19,451
Donald P. Knechtges,           41,647
Senior Vice President,         37,942
Technology/Business            38,596
W. David Wilson,               18,998
Vice President,                16,264
Chief Financial Officer         9,948
Gregory L. Rutman,             40,022
Vice President, General        36,660
Counsel and Secretary          37,219

---------------

(1) Amounts represent the aggregate bonus payments to the named executive under the Executive MIP for 1998, 1997 and 1996. The Executive MIP provided that a minimum of 40% of the named executives' bonus awards, if any, under the plan would be paid in the form of restricted stock awarded under Geon's incentive stock plans. The participant may also elect to receive all or any portion of the balance in the form of restricted stock. For each $1 of the bonus amount paid in the form of restricted stock, $1.25 worth of restricted stock is awarded. The portion of the award, if any, not paid in restricted stock is paid in cash. Under the terms of the restricted stock award, the restricted stock awarded may not be transferred for the three-year period following the date of award. In the event a participant leaves the employ of Geon prior to the lapse of the restrictions (other than by reason of death, disability or retirement), the participant will forfeit up to 100% of the 25% premium received in respect of the award. The amount of cash (including payments in respect of fractional shares) and the market value and number of the shares of restricted stock received by the named executive officers, respectively, in respect of the 1998 bonus payments for each of the named executive officers is as follows: W.F. Patient, $9 and $499,991 (21,390 shares); T.A. Waltermire, $19 and $269,981

    (11,550 shares); D.P. Knechtges, $74,995 and $62,505 (2,674 shares); W.D.
    Wilson, $71,411 and $59,489 (2,545 shares); and G.L. Rutman, $62,414 and
    $51,986 (2,224 shares). For 1997, such amounts were as follows: W.F. Patient, $6 and $349,994 (14,973 shares); T.A. Waltermire, $11 and $182,489
    (7,807 shares); D.P. Knechtges, $62,414 and $51,986 (2,224 shares); W.D.
    Wilson, $49,809 and $41,491 (1,775 shares); and G.L. Rutman, $39,013 and
    $48,737 (2,085 shares). For 1996, such amounts were as follows: W.F. Patient, $3 and $159,497 (8,025 shares); T.A. Waltermire, $12 and $74,988
    (3,733 shares); D.P. Knechtges, $27,001 and $22,499 (1,132 shares); W.D.
    Wilson, $10,090 and $8,385 (422 shares); and G.L. Rutman, $11 and $48,734
    (2,452 shares).

(2) For 1998, amounts include tax gross-ups on personal benefits as follows:
    W.F. Patient, $14,566; T.A. Waltermire, $12,591; D.P. Knechtges, $15,811;
    W.D. Wilson, $8,205; and G.L. Rutman, $13,818. For 1997, amounts include tax gross-ups on personal benefits as follows: W.F. Patient $32,909; T.A. Waltermire, $15,447; D.P. Knechtges, $12,284; W.D. Wilson, $1,741; and G.L. Rutman, $9,548. For 1996, amounts include tax gross-ups on personal benefits as follows: W.F. Patient, $22,542; T.A. Waltermire, $10,383; D.P. Knechtges, $10,443; W.D. Wilson, $0; and G.L. Rutman, $11,987.

(3) In 1998, William F. Patient was awarded 11,000 shares of restricted stock in lieu of participation in Geon's 1998-2000 Long-Term Incentive Plan. Except as described in footnote 1, there were no other awards of restricted stock in 1998, 1997, or 1996 to the named executive officers.

(4) Amounts for 1998 represent the number of shares paid out to the named executive on January 1, 1998 in respect of performance shares awarded to the named executive in 1995 under Geon's 1995-1997 Long-Term Incentive Plan. The number of shares awarded was based on Geon's achievement of performance objectives specified under such plan for the three-year period ended December 31, 1997, and are net of withholding taxes.

(5) Amounts for 1998 represent, respectively, Geon's cash contributions on behalf of the named executives to Geon's Retirement Savings Plan, amounts accrued under a benefit restoration plan providing for benefits in excess of the amounts permitted to be contributed under the Retirement Savings Plan and amounts accrued with respect to the Executive MIP, and premium payments by Geon under a split dollar life insurance program as follows: W.F. Patient, $9,600, $51,797, and $0; T.A. Waltermire, $9,600, $26,772, and $0;
    D.P. Knechtges, $9,600, $11,071, and $20,976; W.D. Wilson, $9,600, $9,398,
    and $0; and G.L. Rutman, $9,600, $7,802, and $22,620. For 1997, such amounts were as follows: W.F. Patient, $9,000, $42,100, and $0; T.A. Waltermire, $9,000, $17,151, and $0; D.P. Knechtges, $9,000, $7,966, and $20,976; W.D.
    Wilson, $9,500, $6,764, and $0; and G.L. Rutman, $9,500, $4,540, and
    $22,620. For 1996, such amounts are as follows: W.F. Patient, $9,000, $35,269, and $0; T.A. Waltermire, $9,000, $10,451, and $0; D.P. Knechtges,
    $9,000, $8,770, and $20,826; W.D. Wilson, $9,000, $948, and $0; and G.L.
    Rutman, $9,000, $7,810, and $22,620.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 NO. OF
                               SECURITIES        % OF TOTAL
                               UNDERLYING       OPTIONS/SARS
                              OPTIONS/SARS       GRANTED TO
                              GRANTED (# OF     EMPLOYEES IN      EXERCISE OR      EXPIRATION    GRANT DATE
           NAME                SHARES)(1)       FISCAL YEAR    BASE PRICE ($/SH)      DATE      FAIR VALUE(2)
           ----             -----------------   ------------   -----------------   ----------   -------------
W.F. Patient..............       105,000             7.2%           $20.625          2-4-08     $   672,000
T.A. Waltermire...........       202,446            13.8             20.625          2-4-08       1,295,654
D.P. Knechtges............        96,402             6.6             20.625          2-4-08         616,973
W.D. Wilson...............        96,402             6.6             20.625          2-4-08         616,973
G.L. Rutman...............        96,402             6.6             20.625          2-4-08         616,973

---------------

(1) Of the options granted to W.F. Patient, 70,000 will become exercisable on August 1, 1999 and 35,000 will become exercisable upon achievement of stock price performance targets on or before December 31, 2001 as specified in the Company's 1998-2000 Long-Term Incentive Plan. Two-thirds of the options granted to the other four named executives vest in six years, with accelerated vesting upon achievement of stock price performance targets defined in the 1998-2000 Long-Term Incentive Plan. The remaining one-third of the options granted will vest only upon achievement of stock price performance targets on or before December 31, 2001 as defined in the plan. All of the options were granted with limited stock appreciation rights which generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60 day period following a "change in control" and were granted with exercise prices not less than 100% of the fair market value of Common Stock.

(2) The grant date fair values shown in the table were determined pursuant to the Black-Scholes option valuation model (a widely used stock option valuation methodology), using the following assumptions: stock price volatility factor of .2990; dividend yield of 2.58%; interest rate of 4.80%; and a ten year term. There were no adjustments made for non-transferability or risk of forfeiture. The actual value, if any, that an executive officer may realize from his or her stock options (assuming that they are exercised) will depend solely on any gain in stock price over the exercise price when the shares are sold.

                                                             NUMBER OF           VALUE OF
                                                            UNEXERCISED         UNEXERCISED
                                                          OPTIONS/SARS AT      IN-THE-MONEY
                             SHARES                           FY-END          OPTIONS/SARS AT
                           ACQUIRED ON                     (# OF SHARES)       FY-END($)(2)
                            EXERCISE                      ---------------   -------------------
                              (# OF      VALUE REALIZED    EXERCISABLE/        EXERCISABLE/
          NAME               SHARES)         ($)(1)        UNEXERCISABLE       UNEXERCISABLE
          ----             -----------   --------------   ---------------   -------------------
W.F. Patient.............       -0-          $  -0-       352,299/105,000   $1,281,431/$249,375
T.A. Waltermire..........     7,677           8,232       123,542/211,919       487,270/500,103
D.P. Knechtges...........         0               0        80,253/110,449       314,378/245,202
W.D. Wilson..............     1,791           1,921         63,078/99,851       273,535/235,049
G.L. Rutman..............     3,040           3,260        96,074/103,200       365,790/243,170

---------------

(1) Represents the difference between the option exercise price and the last sale price of a share of Common Stock as reported on the New York Stock Exchange on the date prior to exercise.

(2) Based on the last sale price of a share of Geon Common Stock of $23.00 as reported on the New York Stock Exchange on December 31, 1998. The ultimate realization of profit, if any, on the sale of Geon Common Stock underlying the option is dependent upon the market price of the shares on the date of sale.

RETIREMENT PENSIONS

     Geon has in effect a pension plan for salaried employees which provides pensions payable at retirement to each eligible employee. The plan makes available a pension which is paid from funds provided through contributions by Geon and contributions by the employee, if any, made prior to 1972. The amount of an employee's pension depends on a number of factors including Final Average Earnings ("FAE") and years of credited service to Geon. The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. As of January 1, 1989, the plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition, employees actively at work on December 31, 1989, may receive an additional pension credit of up to 4 years up to a maximum of 24 years of pension credit. Benefits become vested after 5 years of service.

                               PENSION PLAN TABLE

                                                YEARS OF CREDITED SERVICE
                        --------------------------------------------------------------------------
                           15                    20                    25         30         35
        FINAL           --------              --------              --------   --------   --------
   AVERAGE EARNINGS       (1)        (2)        (1)        (2)
   ----------------     --------   --------   --------   --------
$  100,000............  $ 21,892   $ 27,738   $ 29,199   $ 35,038   $ 36,498   $ 43,798   $ 51,097
   200,000............    45,892     58,139     61,198     73,438     76,498     91,798    107,097
   300,000............    69,892     88,539     93,198    111,838    116,498    139,798    163,097
   400,000............    93,892    118,938    125,199    150,238    156,498    187,798    219,097
   500,000............   117,892    149,339    157,198    188,638    196,498    235,798    275,097
   600,000............   141,892    179,739    189,198    227,038    236,498    283,798    331,097
   700,000............   165,892    210,138    221,199    265,438    276,498    331,798    387,097
   800,000............   189,892    240,539    253,198    303,838    316,498    379,798    443,097
   900,000............   213,892    270,939    285,198    342,238    356,498    427,798    499,097
 1,000,000............   237,892    301,338    317,199    380,638    396,498    475,798    555,097
 1,100,000............   261,892    331,739    349,198    419,038    436,498    523,798    611,097
 1,200,000............   285,892    362,139    381,198    457,438    476,398    571,798    667,097

---------------

(1) Assumes actively employed January 1, 1990, and after.

(2) Includes an additional 4 years of service applicable to pre-January 1, 1990, employees.

(3) The pension plan uses either a "final average earnings" formula or a "service credit" formula to compute the amount of an employee's pension, applying the formula which produces the higher amount. The above chart was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest four consecutive calendar years of an employees' earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and Geon match in Geon savings plans. As of December 31, 1997, final average earnings for the individuals named in the Summary Compensation Table were as follows: W.F. Patient-$873,493.29; T.A. Waltermire-$435,410.27; D.P.
    Knechtges-$316,556.37; W.D. Wilson-$222,642.28; and G.L. Rutman-
    $271,670.31.

(4) In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available "survivor options," which would result in a lower annual pension. Pensions are not subject to any reduction for Social Security or any other offset amounts.

(5) As of December 31, 1998, the five executive officers named in the cash compensation table had the following years of credited service under the pension plan or subsidiary plans or supplemental agreements: W.F. Patient, 9 years, 6 months; T.A. Waltermire, 24 years, 6 months; D.P. Knechtges, 33 years, 6 months; G.L. Rutman, 24 years, 2 months; and W.D. Wilson, 20 years, 11 months.

(6) W.F. Patient became vested in benefits immediately and earns an additional benefit equal to 1.6 percent of his final average annual earnings for each of his first 15 years with Geon. These benefits are payable under an unfunded, non-qualified supplemental plan.

(7) Benefits shown in the chart that exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code of 1986, as amended (the "Code"), and certain additional benefits not payable under the qualified pension plan because of certain exclusions from compensation taken into account thereunder, are payable under an unfunded, non-qualified supplemental pension plan.

MANAGEMENT CONTINUITY AGREEMENTS

     Geon has entered into management continuity agreements (the "Continuity Agreements") with certain employees, including all of the executive officers named in the Summary Compensation Table. The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a "change of control" of Geon. The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. The Continuity Agreements generally provide for a two-year period of employment commencing upon a change of control, which generally is deemed to have occurred if: (i) any person becomes the beneficial owner of 20% or more of the combined voting power of Geon's outstanding securities (subject to certain exceptions), (ii) there is a change in the majority of the Geon Board, (iii) certain corporate reorganizations occur where the existing stockholders do not retain more than 60% of Geon Common Stock and combined voting power of the outstanding voting securities of the surviving entity, or
(iv) there is shareholder approval of a complete liquidation or dissolution of Geon.

     The Continuity Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change of control and with the same benefits and level of compensation, including average annual increases. If the individual's employment is terminated by Geon or its successor for reasons other than "cause" or is terminated voluntarily by the individual for "good reason" (in each case as defined in the Continuity Agreements), generally the individual would be entitled to receive:
(i) compensation for a period of up to three years, commencing at the individual's base salary rate in effect at the time of the termination and including average annual increases thereafter, (ii) the continuation of all employee benefits and perquisites, and (iii) a lump sum equal to the total of
(A) up to three times the individual's annualized incentive compensation, which will be equal to the greater of that paid with respect to the calendar year prior to such termination or the "target incentive amount" (as defined in the Continuity Agreements) for the year of the change of control or the year of termination and (B) up to three times the "calculated market value" of the "restricted stock" and "performance stock" awarded to the individual in Geon's most recent "plan cycle" (in each case as defined in the Continuity Agreements). The Continuity Agreements also provide for a tax gross-up for any excise tax due under the Code for any payments or distributions made under the agreements.

                         PROPOSAL TWO: THE GEON COMPANY
                           1999 INCENTIVE STOCK PLAN

SUMMARY

     The purpose of this proposal is to approve The Geon Company 1999 Incentive Stock Plan (the "1999 Incentive Stock Plan"). The 1999 Incentive Stock Plan will permit awards to qualify as performance-based compensation under Section 162(m) of the Code and will provide the Compensation Committee (the "Committee") with increased flexibility in administering Geon's compensation policy. The 1999 Incentive Stock Plan is similar to in most respects The Geon Company 1995 Incentive Stock Plan (the "1995 Incentive Stock Plan").

DISCUSSION

     On November 4, 1998, the Committee adopted, subject to stockholder approval, the 1999 Incentive Stock Plan and the Geon Board recommended that the 1999 Incentive Stock Plan be approved by the stockholders at the Special Meeting. The 1999 Incentive Stock Plan is contingent on stockholder approval at the Special Meeting. The 1999 Incentive Stock Plan, if approved, will replace the 1995 Incentive Stock Plan and The Geon Company Interim Stock Award Plan ("Interim Plan") once the shares under those plans are exhausted, which the Company expects will occur during 1999.

     The Geon Board believes the 1999 Incentive Stock Plan will foster the long-term growth and performance of Geon by enhancing Geon's ability to attract and retain qualified non-employee directors and key employees and by motivating directors and key employees through stock ownership and performance-based incentives without limiting Geon's ability to deduct certain compensation awarded under the 1999 Incentive Stock Plan for federal income tax purposes.

     Like Geon's 1995 Incentive Stock Plan, the 1999 Incentive Stock Plan provides authority for the grant of stock options, restricted stock, stock equivalent units, stock appreciation rights, performance-based stock awards, and other stock and performance-based incentives.

     Section 162(m) of the Code and the proposed rules and regulations thereunder provide that certain employee compensation for years beginning after December 31, 1993, in excess of $1,000,000 will not be deductible for federal income tax purposes. Section 162(m), however, enumerates certain types of compensation which will not be subject to the $1,000,000 limitation, including "performance-based" compensation. Among other requirements, Section 162(m) requires that in order for compensation to qualify as performance-based, the material terms of the compensation and the performance goals on which payment of such compensation is conditioned must be disclosed to, and approved by, the stockholders before payment is made.

     The 1999 Incentive Stock Plan provides for the payment of certain performance based awards that, subject to stockholder approval, will qualify as "performance-based" compensation under Section 162(m).

     If approved by the stockholders, the 1999 Incentive Stock Plan will be effective for the fiscal year which began on January 1, 1999, and for each fiscal year thereafter until terminated. The 1999 Incentive Stock Plan will replace the 1995 Incentive Stock Plan and Interim Stock Award Plan once the shares under the 1995 Incentive Stock Plan and Interim Plan are exhausted, which the Company expects will occur during 1999. In the event that the stockholders do not approve the 1999 Incentive Stock Plan, no awards will be made under the 1999 Incentive Stock Plan, although other incentive awards may be paid in the future at the discretion of the Committee.

     A copy of the 1999 Incentive Stock Plan is attached as Annex C to this Proxy Statement and the following summary of the material terms of the 1999 Incentive Stock Plan is qualified in its entirety by reference to that Annex.

     All key employees of Geon and its affiliates, including officers whether or not Directors, and non-employee Directors are eligible for the grant of awards. The selection of individuals to receive awards will be within the discretion of the Committee. If the 1999 Incentive Stock Plan were currently in effect, approximately 100 employees and Directors of Geon would be eligible to participate.

     The aggregate number of shares of Geon Common Stock that may be subject to awards granted under the 1999 Incentive Stock Plan is 1,000,000. Geon Common Stock subject to an award that expires or is forfeited, terminated, or canceled will again be available for grant under the 1999 Incentive Stock Plan, without reducing the number of shares of Geon Common Stock available for grant of awards, except to the extent that the availability of those shares of Geon Common Stock would cause the 1999 Incentive Stock Plan or any awards granted under the 1999 Incentive Stock Plan to fail to qualify for the exemption provided by Rule 16b-3. If a 1999 Incentive Stock Plan participant pays all or part of the exercise price of an award by the transfer of shares of Geon Common Stock or the surrender of all or part of an award (including the award being exercised), the number of shares of Geon Common Stock transferred or attributable to the portion of the award surrendered will also be available for grant. The number of shares of Geon Common Stock attributable to any award that is settled in cash will, upon settlement, also be available for grant.

     The aggregate number of shares of Geon Common Stock that may be issued upon exercise of incentive stock options is 1,000,000. The maximum number of shares of Geon Common Stock with respect to which awards may be granted under the 1999 Incentive Stock Plan to a non-employee director in any one fiscal year is 10,000. The aggregate number of shares of restricted stock (other than restricted stock which is a performance-based stock award) that may be awarded under the 1999 Incentive Stock Plan is 200,000. No participant who is an employee may be awarded performance-based stock awards in any one fiscal year in excess of an aggregate of 50,000 shares of Geon Common Stock. The maximum number of shares with respect to which options (including incentive stock options) and stock appreciation rights may be granted in any period of three fiscal years to any individual participant is 250,000.

     In the event of any change in the number of shares of Geon Common Stock by reason of a consolidation, reorganization, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to stockholders (other than normal cash dividends), the Committee will adjust the number and class of shares that may be issued under the 1999 Incentive Stock Plan, the number and class of shares subject to outstanding awards, the exercise price applicable to outstanding awards, and the fair market value of the shares of Geon Common Stock and other value determinations applicable to outstanding awards.

     The 1999 Incentive Stock Plan will be administered by the Committee. The Committee will have the authority to select the eligible employees and non-employee Directors who will receive awards, grant awards, determine the number and types of awards, determine the terms, conditions, vesting periods, and restrictions applicable to awards, adopt, alter, and repeal administrative rules and practices governing the 1999 Incentive Plan, interpret the terms and provisions of the 1999 Incentive Stock Plan and of any awards granted, prescribe the forms of any notices of award, award agreements, or other instruments relating to awards, and to otherwise supervise the administration of the 1999 Incentive Stock Plan.

     The Committee may delegate any of its authority to any other person or persons that it deems appropriate, provided the delegation does not cause the 1999 Incentive Stock Plan or any awards granted under the 1999 Incentive Stock Plan to fail to qualify for the exemption provided by Rule 16b-3 under the Exchange Act for transactions by certain persons in Geon Common Stock.

     Awards may be granted singly or in combination or tandem with other awards. Awards may also be granted in replacement of, or in substitution for, other awards granted by Geon, whether or not such awards were granted under the 1999 Incentive Stock Plan. With respect to performance-based stock awards, the new award must also be wholly contingent on the attainment of performance goals established by the Committee. If a participant pays all or part of the exercise price or taxes associated with an award by the transfer of Geon Common Stock or the surrender of all or part of an award (including the award being exercised), the Committee may, in its discretion, grant a new award (which, in the case of awards intended to replace performance-based stock awards, must also be wholly contingent on the attainment of performance goals established by the Committee) to replace the shares of Geon Common Stock that were transferred or the award that was surrendered. Geon may assume awards granted by an organization acquired by Geon or may grant awards in replacement of, or in substitution for, any such awards.

     The Committee may, in its discretion, grant stock awards under the 1999 Incentive Stock Plan valued by reference to shares of Geon Common Stock that are wholly contingent on the attainment of performance goals established by the Committee from time to time. It is intended that performance-based stock awards will constitute performance based compensation under Section 162(m) of the Code.

     The performance goals will relate to one or more of the following performance measures, as determined by the Committee for each applicable performance period: (i) return to stockholders, (ii) cash flow, (iii) return on equity, (iv) Geon created income (for example, income due to Geon initiated cost reductions or productivity improvements), (v) sales growth, (vi) earnings and earnings growth,

(vii) return on assets, (viii) stock price, (ix) earnings per share, (x) market share, (xi) customer satisfaction, and (xii) safety and/or environmental performance. The number or value of performance-based stock awards that will be paid out to any participant at the end of the applicable performance period, which may be one year or longer as determined by the Committee, will depend on the extent to which Geon attains the established performance goals.

     With the approval of the Committee, the delivery of Geon Common Stock, cash, or any combination thereof subject to an award may be deferred by a participant. Certain participants may also be permitted to defer the payment of some or all of their awards under the 1995 Incentive Stock Plan. Deferred amounts may, to the extent permitted by the Committee, be credited as cash or stock equivalent units.

     The exercise price of a stock option and any stock award for which the Committee has established an exercise price may be paid in cash, by the transfer of Geon Common Stock, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. To the extent that the exercise price of an incentive stock option is paid by the surrender of an award, such an exercise may constitute a disqualifying disposition of the incentive stock option resulting in the recognition by the participant of ordinary income.

     In the event shares of restricted stock are used to pay the exercise price of a stock award, a number of shares of Geon Common Stock issued upon the exercise of the award equal to the number of shares of restricted stock used to pay the exercise price will be subject to the same restrictions as the restricted stock.

     In the event of a change in control of Geon (as defined in the 1999 Incentive Stock Plan), unless and to the extent otherwise determined by the Geon Board, (i) all stock appreciation rights and stock options then outstanding will become fully exercisable as of the date of the change in control and (ii) all restrictions and conditions applicable to restricted stock and other stock awards, including performance-based stock awards, will be deemed to have been satisfied as of the date of the change in control. Any such determination by the Geon Board that is made after the occurrence of a change in control will not be effective unless a majority of the directors then in office are continuing directors (as defined in the 1999 Incentive Stock Plan) and the determination is approved by a majority of the continuing directors. In the event of a change in control, the deemed satisfaction of the conditions applicable to performance-based compensation will cause such compensation to qualify as performance-based compensation under Section 162(m). Notwithstanding any other provision of the 1999 Incentive Stock Plan, during the 60 day period from and after a change of control, unless the Committee determines otherwise at the time of the grant, an optionee will have the right, whether or not a stock option is fully exercisable and in lieu of payment of the exercise price, to elect (within the 60 day period) to surrender all or part of the option and receive cash in an amount equal to the "spread" between the change of control price (as defined in the 1999 Incentive Stock Plan) per share and the exercise price per share multiplied by the number of shares as to which the right is exercised.

     The Geon Board may amend, suspend, or terminate the 1999 Incentive Stock Plan at any time. Stockholder approval for any such amendment will be required only to the extent necessary to preserve the exemption provided by Rule 16b-3 under the Exchange Act for the 1999 Incentive Stock Plan and awards granted under the 1999 Incentive Stock Plan.

     The Committee may, in its discretion, amend the terms of any award, prospectively or retroactively, but no such amendment may impair the rights of any participant without his or her consent or cause awards intended to qualify as performance-based compensation under Section 162(m) to fail to so qualify. The Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any award.

     The 1999 Incentive Stock Plan will become effective on the date it is approved by stockholders and will continue in effect until terminated by the Geon Board.

     The anticipated income tax treatment to Geon and the participants, under current provisions of the Code, of the grant and exercise of awards is briefly discussed in Annex C to this Proxy Statement.

     While awards under the 1999 Incentive Stock Plan are not yet determinable, information regarding awards under Geon's 1995 Incentive Stock Plan to Geon's executive officers is set forth above under the headings "Summary Compensation Table" and "Option/SAR Grants in Last Fiscal Year" on pages 93 and 95, respectively.


     The Geon Board recommends a vote "FOR" adoption of the 1999 Incentive Stock Plan. The affirmative vote of the holders of at least a majority of the votes cast (including abstentions) on this proposal is required to adopt the 1999 Incentive Stock Plan.

                              INDEPENDENT AUDITORS


     The consolidated financial statements of Geon included herein for the years ended December 31, 1997, 1996, and 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included herein.


     A representative of Ernst & Young LLP is expected to be present at the Special Meeting. The representative will be given an opportunity to make a statement if desired and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     As described in Geon's proxy statement for the 1998 Annual Meeting of Stockholders, Geon must have received proposals which stockholders intend to present at the 1999 Annual Meeting of Stockholders at its principal offices on or before November 20, 1998, in order for such proposals to be included in the proxy material for the 1999 annual meeting.


                      WHERE YOU CAN FIND MORE INFORMATION


     Geon files annual, quarterly, and special reports, proxy statements, and other information with the Commission. You may read and copy any reports, statements, or other information we file at the Commission's public reference rooms maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov."


     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE JOINT VENTURE TRANSACTIONS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 29, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THE PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.



                                 OTHER MATTERS


     As of the date of this Proxy Statement, the Geon Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Special Meeting other than as specifically discussed herein.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Audited Combined Financial Statements of the OxyChem
  Transferred Businesses
     Report of Independent Public Accountants...............  F-2
     Combined Balance Sheets as of December 31, 1997 and
      1996..................................................  F-3
     Combined Statements of Operations and Invested Capital
      for the years ended December 31, 1997, 1996 and
      1995..................................................  F-4
     Combined Statements of Cash Flows for the years ended
      December 31, 1997, 1996 and 1995......................  F-5
     Notes to Combined Financial Statements.................  F-6
Unaudited Combined Financial Statements of the OxyChem
  Transferred Businesses
     Combined Balance Sheet as of September 30, 1998........  F-17
     Combined Statements of Operations and Invested Capital
      for the nine months ended September 30, 1998 and
      1997..................................................  F-18
     Combined Statements of Cash Flows for the nine months
      ended September 30, 1998 and 1997.....................  F-19
     Notes to Unaudited Combined Financial Statements.......  F-20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of the OxyChem Transferred
  Businesses for the years ended December 31, 1997, 1996 and
  1995 and the nine months ended September 30, 1998 and
  1997......................................................  F-27
Unaudited Financial Statements of the Geon PVC Business.....  F-34
     Balance Sheets as of December 31, 1997 and 1996........  F-34
     Statements of Income and Invested Capital for the years
      ended December 31, 1997, 1996 and 1995................  F-35
     Statements of Cash Flows for the years ended December
      31, 1997, 1996 and 1995...............................  F-36
     Notes to the Unaudited Financial Statements............  F-37
Unaudited Condensed Financial Statements of the Geon PVC
  Business..................................................
     Condensed Balance Sheet as of September 30, 1998.......  F-45
     Condensed Statements of Income and Invested Capital for
      the nine months ended September 30, 1998 and 1997.....  F-46
     Condensed Statements of Cash Flows for the nine months
      ended September 30, 1998 and 1997.....................  F-47
     Notes to Unaudited Condensed Financial Statements......  F-48
Audited Consolidated Financial Statements of Geon and
  Management's Discussion and Analysis......................  F-52
     Report of Independent Auditors.........................  F-52
     Management's Analysis -- Income........................  F-53
     Consolidated Statements of Income for the years ended
      December 31, 1997, 1996 and 1995......................  F-54
     Management's Analysis -- Balance Sheets................  F-55
     Consolidated Balance Sheets for the years ended
      December 31, 1997 and 1996............................  F-56
     Management's Analysis -- Cash Flows....................  F-57
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1997, 1996 and 1995................  F-58
     Consolidated Statements of Stockholders' Equity for the
      years ended December 31, 1997, 1996 and 1995..........  F-59
     Notes to Audited Consolidated Financial Statements.....  F-60
     Unaudited Quarterly Data...............................  F-72
     Selected Six-Year Financial Data.......................  F-73
Geon's Quarterly Report on Form 10-Q for the period ended
  September 30, 1998........................................  F-75

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors,
Occidental Chemical Corporation:

     We have audited the accompanying combined balance sheets of the OxyChem Transferred Businesses, as defined in Note 1, as of December 31, 1997 and 1996, and the related combined statements of operations and invested capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Occidental Chemical Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the OxyChem Transferred Businesses as of December 31, 1997 and 1996, and the related combined statements of operations and invested capital and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Dallas, Texas,
  October 30, 1998

                         OXYCHEM TRANSFERRED BUSINESSES

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                             (AMOUNTS IN THOUSANDS)

                                                                1997        1996
                                                              --------    --------
CURRENT ASSETS:
  Cash......................................................  $     18    $     21
  Trade receivables.........................................    26,903      18,112
  Other receivables.........................................       487       1,043
  Inventories...............................................    76,019      72,544
  Prepaid expenses..........................................     2,691         879
                                                              --------    --------
          Total current assets..............................   106,118      92,599
EQUITY INVESTMENT...........................................     9,300      31,537
PROPERTY, PLANT AND EQUIPMENT, net..........................   606,199     553,708
OTHER ASSETS................................................    12,949      10,132
                                                              --------    --------
          TOTAL ASSETS......................................  $734,566    $687,976
                                                              ========    ========

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $    209    $    209
  Accounts payable..........................................    52,588      62,564
  Accrued liabilities.......................................    27,233      19,475
                                                              --------    --------
          Total current liabilities.........................    80,030      82,248
LONG-TERM DEBT, net of unamortized discount and current
  maturities................................................    21,997      22,029
DEFERRED CREDITS AND OTHER LIABILITIES......................    33,486      29,290
INVESTED CAPITAL............................................   599,053     554,409
                                                              --------    --------
          TOTAL LIABILITIES AND INVESTED CAPITAL............  $734,566    $687,976
                                                              ========    ========

   The accompanying notes are an integral part of these financial statements.

                         OXYCHEM TRANSFERRED BUSINESSES

             COMBINED STATEMENTS OF OPERATIONS AND INVESTED CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                             (AMOUNTS IN THOUSANDS)

                                                          1997        1996         1995
                                                        --------    --------    ----------
NET SALES.............................................  $993,612    $956,911    $1,047,529
OPERATING COSTS AND EXPENSES:
  Cost of sales.......................................  (817,918)   (752,738)     (721,994)
  Selling, general and administrative and other
     operating expenses...............................   (84,199)    (49,559)      (44,732)
  Income (loss) from equity investment................   (22,267)     (7,586)       14,218
                                                        --------    --------    ----------
OPERATING INCOME......................................    69,228     147,028       295,021
  Interest expense....................................    (1,821)     (1,841)       (1,855)
  Other expense, net..................................    (3,912)     (3,166)       (1,900)
                                                        --------    --------    ----------
INCOME BEFORE TAXES...................................    63,495     142,021       291,266
  Provision for income taxes..........................   (24,796)    (55,502)     (113,361)
                                                        --------    --------    ----------
NET INCOME............................................    38,699      86,519       177,905
PENSION LIABILITY ADJUSTMENT..........................        --         222         1,094
INCREASE (DECREASE) IN INVESTED CAPITAL...............     5,945     (43,778)     (157,789)
INVESTED CAPITAL, beginning of year...................   554,409     511,446       490,236
                                                        --------    --------    ----------
INVESTED CAPITAL, end of year.........................  $599,053    $554,409    $  511,446
                                                        ========    ========    ==========

   The accompanying notes are an integral part of these financial statements.

                         OXYCHEM TRANSFERRED BUSINESSES

                       COMBINED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                             (AMOUNTS IN THOUSANDS)

                                                          1997         1996         1995
                                                        ---------    ---------    --------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income..........................................  $  38,699    $  86,519    $177,905
  Adjustments to reconcile net income to net cash
     provided by operating activities:
          Depreciation and amortization of assets.....     34,498       29,878      28,685
          Undistributed earnings/unfunded losses from
            equity investee...........................     22,267        7,586       7,782
          Reserve for asset impairment................     32,800           --          --
          Other noncash charges to income.............     10,626        3,452       2,522
  Changes in operating assets and liabilities:
          Decrease (increase) in receivables..........     (8,235)      16,619        (400)
          Decrease (increase) in inventories..........     (4,275)         980      (5,900)
          Decrease (increase) in prepaid expenses.....     (1,812)       1,177         (40)
          Increase (decrease) in accounts payable and
            accrued liabilities.......................     (3,570)       3,174       9,638
  Other operating, net................................     (3,972)      (3,350)     (6,962)
                                                        ---------    ---------    --------
Net cash provided by operating activities.............    117,026      146,035     213,230
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures................................   (122,711)    (102,011)    (55,389)
                                                        ---------    ---------    --------
Net cash used by investing activities.................   (122,711)    (102,011)    (55,389)
CASH FLOW FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt and capital
     lease liability..................................       (263)        (243)        (49)
  Increase (decrease) in invested capital.............      5,945      (43,778)   (157,789)
                                                        ---------    ---------    --------
Net cash provided (used) by financing activities......      5,682      (44,021)   (157,838)
                                                        ---------    ---------    --------
Change in cash........................................         (3)           3           3
Cash -- beginning of period...........................         21           18          15
                                                        ---------    ---------    --------
Cash -- end of period.................................  $      18    $      21    $     18
                                                        =========    =========    ========

   The accompanying notes are an integral part of these financial statements.

                         OXYCHEM TRANSFERRED BUSINESSES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 AND 1995
(1)  BASIS OF PRESENTATION AND DESCRIPTION OF THE TRANSFERRED BUSINESSES --

     On June 24, 1998, Occidental Chemical Corporation (together with its wholly-owned subsidiaries, "OxyChem") signed a letter of intent with The Geon Company (together with its wholly-owned subsidiaries, "Geon") to effect, among other things, the proposed formation by Geon and OxyChem of two separate limited partnerships, focusing on the suspension/mass polyvinyl chloride ("PVC") and vinyl chloride monomer ("VCM") businesses, together with OxyChem's Houston Chlor-Alkali Complex and the powder/dry blend compound business, respectively, and the transfer of a compound and flexible film plant and a pellet compound business by OxyChem to Geon, as well as certain related supply arrangements. The formation of each entity will involve the contribution by both Geon and OxyChem of such assets, together with certain related assets and liabilities as well as the transfer of related employees. All of the foregoing transactions shall be referred to collectively hereinafter as the "Proposed Transactions."

     OxyChem's transfers to the Proposed Transactions include the following:

     1. OxyChem and Geon will form a limited partnership (the "PVC Partnership") to which OxyChem will contribute its PVC and VCM facilities in Pasadena, Texas, and Deer Park, Texas, as well as a fifty percent investment interest in OxyMar, a partnership which manufactures VCM at its plant in Ingleside, Texas. OxyMar is owned by an OxyChem affiliate, Oxy VCM, Inc. Additionally, OxyChem will contribute its Houston Chlor-Alkali Complex facilities to the PVC Partnership.

     2. OxyChem and Geon will also form a limited partnership (the "Compounding Partnership") to which OxyChem will contribute its powder compound business and related assets at its Pasadena, Texas facility.

     3. OxyChem's specialty cube or pellet compound business being constructed and installed at its Pasadena, Texas, plant ("Pasadena Subject Business"), and its Burlington, New Jersey, plant, which manufactures flexible film and compound (the "Burlington Plant"), will be conveyed to Geon.

     In return for the contributions and transfers of assets mentioned above, OxyChem will acquire a 76% controlling interest in the PVC Partnership and a 10% non-controlling interest in the Compounding Partnership. Under the Proposed Transactions, the PVC Partnership and the Compounding Partnership will also assume certain liabilities of OxyChem.

     The accompanying combined financial statements include the assets and liabilities and results of operations of OxyChem's contributions to the PVC Partnership and the Compounding Partnership as well as the Pasadena Subject Business, the Burlington Plant and Oxy VCM, Inc. (collectively, the "OxyChem Transferred Businesses"). The OxyChem Transferred Businesses are represented by OxyChem and Oxy VCM, Inc., which are indirect subsidiaries of Occidental Chemical Holding Corporation ("OCHC"). OCHC is an indirect subsidiary of Occidental Petroleum Corporation ("OPC"). Certain amounts in the accompanying combined financial statements have been allocated in a consistent manner in order to depict the financial position, results of operations and cash flows of the OxyChem Transferred Businesses on a stand alone basis. OxyChem's management believes these allocations are reasonable. Consequently, the financial position, results of operations, and cash flows may not be indicative of what would have been reported if the OxyChem Transferred Businesses had been one or more separate, stand-alone entities or had been operated as a part of the Proposed Transactions during the periods presented.

     Certain assets and liabilities of the OxyChem Transferred Businesses will be retained by OPC or OxyChem after closing of the Proposed Transactions. The retained assets and liabilities include certain

                         OXYCHEM TRANSFERRED BUSINESSES

                        DECEMBER 31, 1997, 1996 AND 1995

trade receivables and finished goods inventory, long-term debt, property tax, and other liabilities. The amount of assets and liabilities that would have been retained was approximately $14 million and $46 million, respectively, at December 31, 1997.

     The OxyChem Transferred Businesses operate as OxyChem and enter into operating and sales contracts administered by Oxychem. These include national sales agreements as well as purchase and energy agreements.

(2)  SIGNIFICANT ACCOUNTING POLICIES --

  Principles of combination --

     The combined financial statements include the assets and liabilities and results of operations of the OxyChem Transferred Businesses. All material intercompany accounts and transactions between the OxyChem Transferred Businesses have been eliminated.

  Risks and uncertainties --

     The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts, generally not by material amounts. OxyChem's management believes that these estimates and assumptions, as well as any allocations, provide a reasonable basis for the fair presentation of the OxyChem Transferred Businesses' combined financial position and results of operations.

     Since the OxyChem Transferred Businesses' major products are commodities, significant changes in the prices of chemical products could have a significant impact on the OxyChem Transferred Businesses' results of operations for any particular period.

  Revenue recognition --

     Revenue from product sales is recognized upon shipment of product to the customer.

  Environmental liabilities and costs --

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Reserves for estimated costs that relate to existing conditions caused by past operations and that do not contribute to current or future revenue generation are recorded when environmental remedial efforts are probable and the costs can be reasonably estimated. In determining the reserves, OPC uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements. The environmental reserves are based on management's estimate of the most likely cost to be incurred and are reviewed periodically and adjusted as additional or new information becomes available.

  Equity investment --

     The OxyChem Transferred Businesses' fifty percent interest in OxyMar is accounted for on the equity method. At December 31, 1997 and 1996, the historical underlying equity in net assets of OxyMar exceeded the OxyChem Transferred Businesses' investment in OxyMar by $8.8 million and $9.3 million, respectively. The investment deficiency is being amortized on a straight-line basis into

                         OXYCHEM TRANSFERRED BUSINESSES

                        DECEMBER 31, 1997, 1996 AND 1995

income over 25 years. The following table presents summarized financial information of OxyMar as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995 (in thousands).

                                                1997        1996        1995
                                              --------    --------    --------
Net sales...................................  $334,983    $273,651    $339,727
Costs and expenses..........................   380,373     289,691     312,157
                                              --------    --------    --------
Net income (loss)...........................  $(45,390)   $(16,040)   $ 27,570
                                              ========    ========    ========
Current assets..............................  $ 49,874    $ 51,758
Noncurrent assets...........................  $414,331    $390,456
Current liabilities.........................  $ 52,653    $ 45,808
Noncurrent liabilities......................  $375,342    $314,806
Partners' equity............................  $ 36,210    $ 81,600

     As of December 31, 1997, OPC unconditionally provides guarantees of $188 million of the OxyMar partnership obligations, which includes bonds and a revolving credit line.

  Income taxes --

     The OxyChem Transferred Businesses have been included in the consolidated U.S. federal income tax return and in certain unitary state income tax returns of OPC. A portion of the income tax provision for these returns is allocated to the OxyChem Transferred Businesses on the basis of a tax sharing arrangement with OPC using net income determined on a separate tax return basis. Income tax provisions under the tax sharing arrangement are calculated using the applicable U.S. federal statutory rate and a unitary state effective rate (based on unitary state income taxes incurred by Occidental and subsidiaries).

     The OxyChem Transferred Businesses also record state income tax provisions for operations required to be reported in separate tax returns. The difference between the provision for income taxes at the U.S. federal statutory rate and the effective tax rate is primarily due to state income taxes. Liabilities for current and/or deferred income taxes have been and remain the responsibility of OPC and, accordingly, have been included in the Combined Balance Sheets as invested capital.

  Fair value of financial instruments --

     The fair value of on-balance sheet financial instruments approximates carrying value.

  Asset impairment --


     During 1997, OxyChem decided to sell the Burlington Plant after determining it to be a non-strategic asset. OxyChem estimated its fair value based on discussions with prospective buyers adjusted for selling costs. OxyChem reduced its carrying value by $32.8 million to record the assets held for sale at fair value. The charge for this write-down is included in selling, general and administrative and other operating expenses in the accompanying Combined Statement of Operations and Invested Capital. Management believes there will be no additional write-down resulting from the sale of the Burlington Plant to Geon.

                         OXYCHEM TRANSFERRED BUSINESSES

                        DECEMBER 31, 1997, 1996 AND 1995

(3)  RECEIVABLES --

     As of December 31, 1997 and 1996, the OxyChem Transferred Businesses transferred, with limited recourse, to an OPC affiliate net domestic trade receivables under a revolving sale program in connection with the ultimate sale for cash of an undivided ownership interest in such receivables by the affiliate. The net trade receivables transferred amounted to approximately $85 million and $76 million as of December 31, 1997 and 1996, respectively. The OxyChem Transferred Businesses transferred the receivables to the affiliate in a noncash transaction that was reflected as a reduction in invested capital. OPC retained collection responsibility with respect to the receivables sold. An interest in newly created receivables is transferred monthly, net of collections made from customers. Fees related to the sales of receivables under this program, which are allocated from OPC to the OxyChem Transferred Businesses, were $3.9 million, $3.2 million and $3.9 million for 1997, 1996 and 1995, respectively, and are included in other expense, net.

(4)  INVENTORIES --

     Inventories are valued at the lower of cost or market. The last-in, first-out (LIFO) cost method was used in determining the costs of raw materials and finished goods. Materials and supplies inventories were determined using the weighted-average-cost method. Inventories consisted of the following as of December 31 (in thousands):

                                                              1997       1996
                                                             -------    -------
Raw materials..............................................  $15,667    $15,819
Materials and supplies.....................................   16,153     15,446
Finished goods.............................................   48,073     49,332
                                                             -------    -------
                                                              79,893     80,597
LIFO reserve...............................................   (3,874)    (8,053)
                                                             -------    -------
Inventories at lower of cost or market.....................  $76,019    $72,544
                                                             =======    =======

     During 1996, certain inventories carried at LIFO were reduced resulting in a liquidation of quantities carried at lower costs prevailing in prior years as compared with the cost of 1996 purchases. This liquidation decreased cost of sales by $383,000 in 1996.

(5)  PROPERTY, PLANT AND EQUIPMENT --

     Property additions and major renewals and improvements are capitalized at cost. Depreciation is primarily provided using the units-of-production method based on estimated total productive life.

     Interest costs incurred in connection with major capital expenditures which extend longer than one year are capitalized and amortized over the lives of the related assets. Capitalized interest is calculated based on the average borrowing rate of OPC and allocated to the OxyChem Transferred Businesses. The amount of interest allocated and capitalized was approximately $6 million, $2 million and $1 million for the years ended December 31, 1997, 1996, and 1995, respectively.

                         OXYCHEM TRANSFERRED BUSINESSES

                        DECEMBER 31, 1997, 1996 AND 1995

     Property, plant and equipment consists of the following as of December 31 (in thousands):

                                                           1997         1996
                                                         ---------    ---------
Land and land improvements.............................  $  19,272    $  18,873
Buildings..............................................     46,034       41,231
Machinery and equipment................................    665,001      619,166
Construction in progress...............................    169,877      139,439
                                                         ---------    ---------
                                                           900,184      818,709
Accumulated depreciation...............................   (293,985)    (265,001)
                                                         ---------    ---------
Property, plant and equipment, net.....................  $ 606,199    $ 553,708
                                                         =========    =========

(6)  OTHER ASSETS --

     Other assets, net of any accumulated amortization, consist of the following as of December 31 (in thousands):

                                                              1997       1996
                                                             -------    -------
Deferred start-up costs....................................  $ 3,710    $ 3,037
Asbestos and lead abatement................................    6,197      4,219
Other......................................................    3,042      2,876
                                                             -------    -------
                                                             $12,949    $10,132
                                                             =======    =======

     Deferred start-up costs are amortized over a period of 10 years. Other amortizable assets are written off to income over the estimated periods to be benefited.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5), which requires that costs of start-up activities, including organizational costs, be expensed as incurred. The initial application of the statement will result in a charge to income for any costs of start-up activities that have not yet been fully amortized. OPC will implement SOP 98-5 effective January 1, 1999.

(7)  ACCRUED LIABILITIES --

     Accrued liabilities consist of the following as of December 31 (in thousands):

                                                              1997       1996
                                                             -------    -------
Turnaround maintenance.....................................  $ 7,307    $ 2,985
Property taxes.............................................   13,052     12,502
Other......................................................    6,874      3,988
                                                             -------    -------
                                                             $27,233    $19,475
                                                             =======    =======


     Maintenance turnarounds are generally performed every 2 to 5 years. OxyChem utilizes an accrual methodology under which it estimates the projected cost of a turnaround and accrues the cost equally over the years between turnarounds. Turnaround costs charged to operations for the years ended December 31, 1997, 1996, and 1995 were $8.0 million, $7.3 million, and $5.5 million, respectively.

                         OXYCHEM TRANSFERRED BUSINESSES

                        DECEMBER 31, 1997, 1996 AND 1995

(8)  LONG-TERM DEBT --

     Long-term debt, including current maturities, at December 31 consisted of the following (in thousands):

                                                              1997       1996
                                                             -------    -------
Pollution control and solid waste disposal revenue bonds, 6
  to 7%, due through 2020..................................  $24,084    $24,293
Unamortized discount.......................................   (1,878)    (2,055)
                                                             -------    -------
                                                             $22,206    $22,238
                                                             =======    =======

     Minimum principal payments on long-term debt subsequent to 1997 are as follows (in thousands):

1998.......................................................    $    209
1999.......................................................         209
2000.......................................................         218
2001.......................................................         218
2002.......................................................         218
Thereafter.................................................      23,012
                                                               --------
                                                               $ 24,084
                                                               ========

     Unamortized discount is being amortized to interest expense over the lives of the related issues.

     Certain of the pollution control revenue bonds are secured by the equipment purchased with the proceeds of the bond financing.

     At December 31, 1997, $8 million of the long-term debt was guaranteed by OPC.

(9) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS --

     The OxyChem Transferred Businesses participate in various defined contribution retirement plans sponsored by OPC for its salaried, domestic union and nonunion hourly employees that provide for periodic contributions by the OxyChem Transferred Businesses based on plan-specific criteria, such as base pay, age level, and/or employee contributions. The OxyChem Transferred Businesses contributed and expensed approximately $5 million under the provisions of these plans in each of the years 1997, 1996 and 1995.

     OPC provides medical and dental benefits and life insurance coverage for certain active, retired and disabled employees and their eligible dependents. Beginning in 1993, certain salaried participants pay for all medical cost increases in excess of increases in the Consumer Price Index (CPI). The benefits generally are funded by OPC as the benefits are paid during the year. The cost of providing these benefits is based on claims filed and insurance premiums paid for the period.

     The OxyChem Transferred Businesses' retirement and postretirement defined benefit plans for union hourly employees are accrued based on various assumptions and discount rates, as described below. The actuarial assumptions used could change in the near term as a result of changes in expected future trends and other factors which, depending on the nature of the changes, could cause increases or decreases in the liabilities accrued.

                         OXYCHEM TRANSFERRED BUSINESSES

                        DECEMBER 31, 1997, 1996 AND 1995

  Retirement plans --

     Pension costs for the OxyChem Transferred Businesses' defined benefit plans for union hourly employees, determined by independent actuarial valuations, are funded by payments to trust funds, which are administered by independent trustees. The components of the net pension cost for the years ended December 31 were as follows (in thousands):

                                                   1997       1996       1995
                                                  -------    -------    -------
Service cost -- benefits earned during the
  period........................................  $   435    $   427    $   440
Interest cost on projected benefit obligation...      981        901        925
Actual return on plan assets....................   (2,859)    (1,936)    (2,160)
Net amortization and deferral...................    1,807        991      1,624
                                                  -------    -------    -------
  Net pension cost..............................  $   364    $   383    $   829
                                                  =======    =======    =======

     In 1996 and 1995, the OxyChem Transferred Businesses recorded adjustments to invested capital of $222,000 and $1,094,000, respectively, to reflect the net-of-tax difference between the additional liability required under pension accounting provisions and the corresponding intangible asset.

     The following table sets forth the defined benefit plan funded status and amounts recognized in the OxyChem Transferred Businesses Combined Balance Sheets as of December 31 (in thousands):

                                                                ASSETS EXCEED
                                                             ACCUMULATED BENEFITS
                                                             --------------------
                                                               1997        1996
                                                             --------    --------
Present value of the estimated pension benefits to be paid
  in the future:
  Vested benefits..........................................  $11,173     $10,715
  Nonvested benefits.......................................      989       1,422
                                                             -------     -------
                                                             $12,162     $12,137
Total projected benefit obligations........................  $14,247     $13,101
Plan assets at fair value..................................   15,556      13,396
                                                             -------     -------
Projected benefit obligation less than plan assets.........  $(1,309)    $  (295)
                                                             =======     =======
Projected benefit obligation less than plan assets.........  $(1,309)    $  (295)
Unrecognized net transition asset..........................       82         103
Unrecognized prior service cost............................       (1)         (1)
Unrecognized net gain......................................    1,329           5
                                                             -------     -------
Pension liability (asset)..................................  $   101     $  (188)
                                                             =======     =======

     The discount rate used in determining the actuarial present value of the projected benefit obligations was 7.5 percent in 1997 and 1996. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 4.5 percent in 1997 and 1996. The expected long-term rate of return on assets was 8 percent in 1997 and 1996.

  Postretirement benefits --

     To reflect the OxyChem Transferred Businesses' participation in the OPC plan, the net periodic postretirement benefit costs and the postretirement benefit obligations are based on an allocation of the OPC actuarial study using participant counts and demographic information for the OxyChem Transferred Businesses for each of the years presented in the tables below. This allocation excludes amounts

                         OXYCHEM TRANSFERRED BUSINESSES

                        DECEMBER 31, 1997, 1996 AND 1995

attributable to salaried retirees and surviving spouses because nonunion retiree information is not maintained for such participants by plant location.

     The postretirement benefit obligation as of December 31, 1997 and 1996, was determined by application of the terms of medical and dental benefits and life insurance coverage, including the effect of established maximums on covered costs, together with relevant actuarial assumptions and health care cost trend rates projected at a CPI increase of 3 percent in 1997 (except for union employees). For union employees, the health care cost trend rates were projected at annual rates ranging ratably from 8.5 percent in 1997 to 5 percent through the year 2004 and level thereafter. The effect of a one percent annual increase in these assumed cost trend rates would increase the allocated accumulated postretirement benefit obligation by approximately $1.2 million and the allocated annual service and interest costs by approximately $120,000 in 1997. The weighted average discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1997 and 1996, was 7.5 percent. The plans are unfunded.

     The following table sets forth the postretirement plans' combined status, reconciled with the amounts included in the accompanying Combined Balance Sheets in deferred credits and other liabilities as of December 31 (in thousands):

                                                              1997       1996
                                                             -------    -------
Accumulated postretirement benefit obligation:
     Retirees..............................................  $ 4,087    $ 3,639
     Fully eligible active plan participants...............    5,486      5,384
     Other active plan participants........................    8,604      9,063
                                                             -------    -------
Total accumulated postretirement benefit obligation........   18,177     18,086
Unrecognized net gain......................................    2,576        600
                                                             -------    -------
Allocated accrued postretirement benefit cost..............  $20,753    $18,686
                                                             =======    =======

     Allocated net periodic postretirement benefit costs for the years ended December 31 included the following components (in thousands):

                                                     1997      1996      1995
                                                    ------    ------    ------
Service cost-benefits attributed to service during
  the period......................................  $  428    $  443    $  503
Interest cost on accumulated postretirement
  benefit obligation..............................   1,306     1,322     1,337
                                                    ------    ------    ------
     Allocated net periodic postretirement benefit
       cost.......................................  $1,734    $1,765    $1,840
                                                    ======    ======    ======

                         OXYCHEM TRANSFERRED BUSINESSES

                        DECEMBER 31, 1997, 1996 AND 1995

(10)  COMMITMENTS AND CONTINGENCIES --

     At December 31, 1997, future operating lease commitments for railcars with terms greater than one year are as follows (in thousands):

1998.......................................................    $  9,791
1999.......................................................       9,572
2000.......................................................      10,218
2001.......................................................       9,716
2002.......................................................       9,619
Thereafter.................................................      98,066
                                                               --------
Total minimum lease payments...............................    $146,982
                                                               ========

     Rental expense for railcars was approximately $15 million for 1997, $16 million for 1996, and $15 million for 1995.

  Lawsuits --

     OxyChem has been named as defendant or as potentially responsible party with regard to the OxyChem Transferred Businesses in a number of lawsuits, claims and proceedings, including governmental proceedings under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and corresponding state acts. OxyChem has accrued reserves with regard to the OxyChem Transferred Businesses at the most likely cost to be incurred, if any. In management's opinion, after taking into account reserves and indemnities, it is unlikely that any of the foregoing matters will have a material adverse effect upon the combined financial position or results of operations of the OxyChem Transferred Businesses.

  Other --

     The OxyChem Transferred Businesses have entered into an agreement providing for the following minimum future payments to purchase brine, a raw material, as of December 31, 1997 (in thousands).

1998........................................................    $   880
1999........................................................        850
2000........................................................        820
2001........................................................        790
2002........................................................        760
2003 through 2014...........................................      6,456
                                                                -------
                                                                $10,556
                                                                =======

     Payments under this agreement were $909,000, $939,000 and $969,000 in 1997, 1996 and 1995, respectively.

     The OxyChem Transferred Businesses have certain other commitments to purchase electrical power, raw materials and other potential obligations, all in the ordinary course of business.

(11)  RELATED PARTY TRANSACTIONS --

     OPC utilizes a centralized cash management system for its operations, including the OxyChem Transferred Businesses. Cash distributed to or advanced from OPC has been reflected in invested

                         OXYCHEM TRANSFERRED BUSINESSES

                        DECEMBER 31, 1997, 1996 AND 1995

capital in the accompanying Combined Balance Sheets. In addition, settlements of transactions with other OPC affiliates are recorded through invested capital.

     OPC provided certain corporate, general and administrative services to the OxyChem Transferred Businesses, including legal, financial, marketing, sales and customer service, technical, executive and other services. Charges for these services were allocated based on ratios in a reasonable and consistent manner and by the estimated costs of specific functions performed by OPC and affiliates for the OxyChem Transferred Businesses. OxyChem's management believes the allocations, which totaled $41.9 million in 1997, $41.6 million in 1996 and $36.9 million in 1995, are reasonable. Such amounts are included in selling, general and administrative and other operating expenses.


     The OxyChem Transferred Businesses were also allocated research and development costs by OxyChem, which are charged to operations as incurred. These charges, which are included in selling, general and administrative and other operating expenses in the accompanying Combined Statements of Operations, were $2.5 million, $1.6 million and $1.5 million for 1997, 1996, and 1995, respectively.


     The OxyChem Transferred Businesses sell to other OxyChem facilities and affiliated businesses of OPC. These sales, reflected at market prices and included in the accompanying Combined Statements of Operations, were approximately $69 million, $68 million and $107 million for 1997, 1996 and 1995, respectively.

     The OxyChem Transferred Businesses purchase VCM from OxyMar under the terms of a VCM purchase agreement between OxyChem and OxyMar that runs for the life of the OxyMar partnership. Purchases are at market prices and totaled approximately $83 million, $69 million and $4 million in 1997, 1996 and 1995, respectively. Accounts payable as of both December 31, 1997 and 1996, include approximately $7 million payable to OxyMar.

     The OxyChem Transferred Businesses purchase ethylene at market prices from an affiliate of OxyChem. These purchases totaled approximately $135.9 million in 1997, $99.2 million in 1996, and $125.6 million in 1995.

     See Note 3 regarding the transfer of receivables to an affiliate.

(12)  SUMMARIZED FINANCIAL INFORMATION --

     The following is summarized financial information (in millions) for (1) the business to be contributed by Oxychem to the PVC Partnership and (2) the business to be contributed by OxyChem to the Compounding Partnership combined with the Pasadena Subject Business and the Burlington Plant which are to be acquired by Geon. As the Compounding Partnership, Pasadena Subject Business and the Burlington Plant will be controlled and consolidated by Geon, they have been combined in the presentation below. Net sales of resins by the PVC Partnership to the Compounding Partnership have been eliminated in combining the OxyChem Transferred Businesses.

                         OXYCHEM TRANSFERRED BUSINESSES

                        DECEMBER 31, 1997, 1996 AND 1995

                                                          COMPOUNDING
                                                          PARTNERSHIP                       OXYCHEM
                                                           PASADENA                       TRANSFERRED
                                            PVC               AND                         BUSINESSES
                                       PARTNERSHIP(1)    BURLINGTON(2)    ELIMINATIONS     COMBINED
                                       --------------    -------------    ------------    -----------
December 31, 1997
     Current assets..................       $ 73             $ 33                           $  106
     Current liabilities.............        (69)             (11)                             (80)
                                            ----             ----                           ------
     Working capital.................          4               22                               26
     Noncurrent assets...............        626                2                              628
     Noncurrent liabilities..........        (41)             (14)                             (55)
                                            ----             ----                           ------
     Invested capital................       $589             $ 10                           $  599
                                            ====             ====                           ======
December 31, 1996
     Current assets..................       $ 67             $ 25                           $   92
     Current liabilities.............        (71)             (11)                             (82)
                                            ----             ----                           ------
     Working capital.................         (4)              14                               10
     Noncurrent assets...............        563               32                              595
     Noncurrent liabilities..........        (41)             (10)                             (51)
                                            ----             ----                           ------
     Invested capital................       $518             $ 36                           $  554
                                            ====             ====                           ======
For the year ended December 31, 1997
     Net sales.......................       $883             $178             $(67)         $  994
     Operating income (loss).........         98              (29)                              69
     Net income (loss)...............         57              (18)                              39
     Loss from equity investment.....        (22)              --                              (22)
     Depreciation and amortization...         32                2                               34
For the year ended December 31, 1996
     Net sales.......................       $849             $165             $(57)         $  957
     Operating income................        139                8                              147
     Net income......................         83                4                               87
     Loss from equity investment.....         (8)              --                               (8)
     Depreciation and amortization...         28                2                               30
For the year ended December 31, 1995
     Net sales.......................       $925             $167             $(44)         $1,048
     Operating income................        294                1                              295
     Net income......................        178               --                              178
     Income from equity investment...         14               --                               14
     Dividends received..............         22               --                               22
     Depreciation and amortization...         27                2                               29

                         OXYCHEM TRANSFERRED BUSINESSES

                             COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1998

                                   UNAUDITED

                             (AMOUNTS IN THOUSANDS)

CURRENT ASSETS:
  Cash......................................................  $     18
  Trade receivables.........................................    31,483
  Other receivables.........................................    19,554
  Inventories...............................................    75,866
  Prepaid expenses..........................................     1,874
                                                              --------
          Total current assets..............................   128,795
PROPERTY, PLANT AND EQUIPMENT, net..........................   624,456
OTHER ASSETS................................................    16,769
                                                              --------
          TOTAL ASSETS......................................  $770,020
                                                              ========

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $    209
  Accounts payable..........................................    53,978
  Accrued liabilities.......................................    27,135
                                                              --------
          Total current liabilities.........................    81,322
EQUITY INVESTMENT...........................................    16,077
LONG-TERM DEBT, net of unamortized discount and current
  maturities................................................    21,922
DEFERRED CREDITS AND OTHER LIABILITIES......................    33,783
INVESTED CAPITAL............................................   616,916
                                                              --------
          TOTAL LIABILITIES AND INVESTED CAPITAL............  $770,020
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                         OXYCHEM TRANSFERRED BUSINESSES

             COMBINED STATEMENTS OF OPERATIONS AND INVESTED CAPITAL

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                   UNAUDITED

                             (AMOUNTS IN THOUSANDS)

                                                                1998        1997
                                                              --------    --------
NET SALES...................................................  $660,954    $726,577
OPERATING COSTS AND EXPENSES:
  Cost of sales.............................................  (547,696)   (592,877)
  Selling, general and administrative and other operating
     expenses...............................................   (35,278)    (32,421)
  Loss from equity investment...............................   (25,419)    (13,819)
                                                              --------    --------
OPERATING INCOME............................................    52,561      87,460
  Interest expense..........................................    (1,354)     (1,364)
  Other expense, net........................................    (3,912)     (2,945)
                                                              --------    --------
INCOME BEFORE TAXES.........................................    47,295      83,151
  Provision for income taxes................................   (19,577)    (31,965)
                                                              --------    --------
NET INCOME..................................................    27,718      51,186
INCREASE (DECREASE) IN INVESTED CAPITAL.....................    (9,855)      2,060
INVESTED CAPITAL, beginning of period.......................   599,053     554,409
                                                              --------    --------
INVESTED CAPITAL, end of period.............................  $616,916    $607,655
                                                              ========    ========

   The accompanying notes are an integral part of these financial statements.

                         OXYCHEM TRANSFERRED BUSINESSES

                       COMBINED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                   UNAUDITED

                             (AMOUNTS IN THOUSANDS)

                                                               1998       1997
                                                              -------    -------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................  $27,718    $51,186
  Adjustments to reconcile net income to net cash provided
     by operating activities:
          Depreciation and amortization of assets...........   32,276     26,360
          Unfunded losses from equity investee..............   25,419     13,819
          Other noncash charges to income...................    2,726      2,354
  Changes in operating assets and liabilities:
          Increase in receivables...........................   (6,147)    (4,726)
          Decrease in inventories...........................      153      8,005
          Decrease (increase) in prepaid expenses...........      817     (1,348)
          Increase (decrease) in accounts payable and
            accrued liabilities.............................    1,288    (17,523)
  Other operating, net......................................   (7,183)    (4,011)
                                                              -------    -------
Net cash provided by operating activities...................   77,067     74,116
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................  (49,458)   (75,929)
  Note receivable from equity investee......................  (17,500)        --
                                                              -------    -------
Net cash used by investing activities.......................  (66,958)   (75,929)
CASH FLOW FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt and capital lease
     liability..............................................     (254)      (250)
  Increase (decrease) in invested capital...................   (9,855)     2,060
                                                              -------    -------
Net cash provided (used) by financing activities............  (10,109)     1,810
                                                              -------    -------
Change in cash..............................................       --         (3)
Cash -- beginning of period.................................       18         21
                                                              -------    -------
Cash -- end of period.......................................  $    18    $    18
                                                              =======    =======

   The accompanying notes are an integral part of these financial statements.

                         OXYCHEM TRANSFERRED BUSINESSES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                   UNAUDITED

                          SEPTEMBER 30, 1998 AND 1997
(1)  BASIS OF PRESENTATION AND DESCRIPTION OF THE TRANSFERRED BUSINESSES --

     On June 24, 1998, Occidental Chemical Corporation (together with its wholly-owned subsidiaries, "OxyChem") signed a letter of intent with The Geon Company (together with its wholly-owned subsidiaries, "Geon") to effect, among other things, the proposed formation by Geon and OxyChem of two separate limited partnerships, focusing on the suspension/mass polyvinyl chloride ("PVC") and vinyl chloride monomer ("VCM") businesses, together with OxyChem's Houston Chlor-Alkali Complex and the powder/dry blend compound business, respectively, and the transfer of a compound and flexible film plant and a pellet compound business by OxyChem to Geon, as well as certain related supply arrangements. The formation of each entity will involve the contribution by both Geon and OxyChem of such assets, together with certain related assets and liabilities as well as the transfer of related employees. All of the foregoing transactions shall be referred to collectively hereinafter as the "Proposed Transactions."

     OxyChem's transfers to the Proposed Transactions include the following:

     1. OxyChem and Geon will form a limited partnership the (the "PVC Partnership") to which OxyChem will contribute its PVC and VCM facilities in Pasadena, Texas and Deer Park, Texas as well as a fifty percent investment interest in OxyMar, a partnership which manufactures VCM at its plant in Ingleside, Texas. OxyMar is owned by an OxyChem affiliate, Oxy VCM, Inc. Additionally, OxyChem will contribute its Houston Chlor-Alkali Complex facilities to the PVC Partnership.

     2. OxyChem and Geon will also form a limited partnership (the "Compounding Partnership") to which OxyChem will contribute its powder compound business and related assets at its Pasadena, Texas facility.

     3. OxyChem's specialty cube or pellet compound business being constructed and installed at its Pasadena, Texas plant ("Pasadena Pellet Business"), and its Burlington, New Jersey plant, which manufactures flexible film and compound (the "Burlington Plant"), will be conveyed to Geon.

     In return for the contributions and transfers of assets mentioned above, OxyChem will acquire a 76% controlling interest in the PVC Partnership and a 10% non-controlling interest in the Compounding Partnership. Under the Proposed Transactions, the PVC Partnership and the Compounding Partnership will also assume certain liabilities of OxyChem.

     The accompanying combined financial statements include the assets and liabilities and results of operations of OxyChem's contributions to the PVC Partnership and the Compounding Partnership as well as the Pasadena Pellet Business, the Burlington Plant and Oxy VCM, Inc. (collectively, the "OxyChem Transferred Businesses"). The OxyChem Transferred Businesses are represented by OxyChem and Oxy VCM, Inc., which are indirect subsidiaries of Occidental Chemical Holding Corporation ("OCHC"). OCHC is an indirect subsidiary of Occidental Petroleum Corporation ("OPC"). Certain amounts in the accompanying combined financial statements have been allocated in a consistent manner in order to depict the financial position, results of operations and cash flows of the OxyChem Transferred Businesses on a stand alone basis. Management believes these allocations are reasonable. Consequently, the financial position, results of operations, and cash flows may not be indicative of what would have been reported if the OxyChem Transferred Businesses had been one or more separate, stand-alone entities or had been operated as a part of the Proposed Transactions during the periods presented.

                         OXYCHEM TRANSFERRED BUSINESSES

                                   UNAUDITED

                          SEPTEMBER 30, 1998 AND 1997

     Certain assets and liabilities of the OxyChem Transferred Businesses will be retained by OPC or OxyChem after closing of the Proposed Transactions. The retained assets and liabilities include certain trade receivables and finished goods inventory, long-term debt, property tax, and other liabilities. The amount of assets and liabilities that would have been retained was approximately $13 million and $43 million, respectively, at September 30, 1998.

     The OxyChem Transferred Businesses operate as OxyChem and enter into operating and sales contracts administered by Oxychem. These include national sales agreements as well as purchase and energy agreements.

     Certain information and disclosures normally included in the notes to financial statements have been condensed or omitted pursuant to Securities and Exchange Commission rules and regulations, but resultant disclosures are in accordance with generally accepted accounting principles as they apply to interim reporting. These interim financial statements should be read in conjunction with the OxyChem Transferred Businesses audited financial statements as of December 31, 1997 ("1997 Financial Statements").

     In the opinion of OxyChem's management, the accompanying interim financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the combined financial position as of September 30, 1998, and the results of operations and changes in invested capital and cash flows for the nine months ended September 30, 1998 and 1997, of the OxyChem Transferred Businesses. The results of operations and cash flows for the nine months ended September 30, 1998, are not necessarily indicative of the results of operations or cash flows to be expected for the full year.

(2)  SIGNIFICANT ACCOUNTING POLICIES --

  Principles of combination --

     The combined financial statements include assets and liabilities and the results of operations of the OxyChem Transferred Businesses. All material intercompany accounts and transactions between the OxyChem Transferred Businesses have been eliminated.

  Risks and uncertainties --

     The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts, generally not by material amounts. OxyChem's management believes that these estimates and assumptions, as well as any allocations, provide a reasonable basis for the fair presentation of the OxyChem Transferred Businesses' financial position and results of operations.

     Since the OxyChem Transferred Businesses' major products are commodities, significant changes in the prices of chemical products could have a significant impact on the OxyChem Transferred Businesses' results of operations for any particular period.

  Revenue recognition --

     Revenue from product sales is recognized upon shipment of product to the customer.

                         OXYCHEM TRANSFERRED BUSINESSES

                                   UNAUDITED

                          SEPTEMBER 30, 1998 AND 1997

  Environmental liabilities and costs --

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Reserves for estimated costs that relate to existing conditions caused by past operations and that do not contribute to current or future revenue generation are recorded when environmental remedial efforts are probable and the costs can be reasonably estimated. In determining the reserves, OPC uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements. The environmental reserves are based on management's estimate of the most likely cost to be incurred and are reviewed periodically and adjusted as additional or new information becomes available.

  Equity investment --

     The OxyChem Transferred Businesses' fifty percent interest in OxyMar is accounted for on the equity method. At September 30, 1998, the historical underlying equity in net assets of OxyMar exceeded the OxyChem Transferred Businesses' investment in OxyMar by $8.5 million. The investment deficiency is being amortized on a straight-line basis into income over 25 years. The following table presents summarized financial information of OxyMar for the nine months ended September 30 (in thousands).

                                                          1998        1997
                                                        --------    --------
Net sales.............................................  $200,767    $251,836
  Costs and expenses..................................   252,986     280,125
                                                        --------    --------
  Net loss............................................  $(52,219)   $(28,289)
                                                        ========    ========

     As of September 30, 1998, OPC unconditionally provides guarantees of $192.5 million of the OxyMar partnership obligations, which includes bonds and a revolving credit line.

     A $17.5 million note receivable from OxyMar is included in other receivables as of September 30, 1998. The note does not bear interest and is due in March 1999.

     Reference is made to Note 2 to the 1997 Financial Statements for further discussion of significant accounting policies.

(3)  INVENTORIES --

     Inventories are valued at the lower of cost or market. The last-in, first-out (LIFO) cost method was used in determining the costs of raw materials and finished goods. Materials and supplies inventories were determined using the weighted-average-cost method. Inventories consisted of the following as of September 30, 1998 (in thousands):

Raw materials...........................................    $15,696
Materials and supplies..................................     19,752
Finished goods..........................................     45,574
                                                            -------
                                                             81,022
LIFO reserve............................................     (5,156)
                                                            -------
Inventories at lower of cost or market..................    $75,866
                                                            =======

                         OXYCHEM TRANSFERRED BUSINESSES

                                   UNAUDITED

                          SEPTEMBER 30, 1998 AND 1997

(4)  PROPERTY, PLANT AND EQUIPMENT --

     Property, plant and equipment consists of the following as of September 30, 1998 (in thousands):

Land and land improvements............................    $  21,943
Buildings.............................................       47,064
Machinery and equipment...............................      798,749
Construction in progress..............................       84,356
                                                          ---------
                                                            952,112
Accumulated depreciation and amortization.............     (327,656)
                                                          ---------
Property, plant and equipment, net....................    $ 624,456
                                                          =========

(5)  OTHER ASSETS --

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5), which requires that costs of start-up activities, including organizational costs, be expensed as incurred. The initial application of the statement will result in a charge to income for any costs of start-up activities that have not yet been fully amortized. OPC will implement SOP 98-5 effective January 1, 1999. Deferred start-up costs of $3,824,000 have been included in other assets in the accompanying Combined Balance Sheet as of September 30, 1998.

(6)  LONG-TERM DEBT --

     Long-term debt, including current maturities, at September 30, 1998, consisted of the following (in thousands):

Pollution control and solid waste disposal revenue
  bonds, 6% to 7%, due through 2020.....................    $23,875
Unamortized discount....................................     (1,744)
                                                            -------
                                                            $22,131
                                                            =======

     Minimum principal payments on long-term debt subsequent to September 30, 1998, are as follows (in thousands):

1998....................................................    $     -
1999....................................................        209
2000....................................................        218
2001....................................................        218
2002....................................................        218
Thereafter..............................................     23,012
                                                            -------
                                                            $23,875
                                                            =======

     Unamortized discount is being amortized to interest expense over the lives of the related issues.

     Certain of the pollution control revenue bonds are secured by the equipment purchased with the proceeds of the bond financing.

     At September 30, 1998, $8 million of the long-term debt was guaranteed by OPC.

                         OXYCHEM TRANSFERRED BUSINESSES

                                   UNAUDITED

                          SEPTEMBER 30, 1998 AND 1997

(7)  COMMITMENTS AND CONTINGENCIES --

     At September 30, future operating lease commitments for railcars with terms greater than one year are as follows (in thousands):

1998...................................................    $  2,448
1999...................................................       9,572
2000...................................................      10,218
2001...................................................       9,716
2002...................................................       9,619
Thereafter.............................................      98,066
                                                           --------
Total minimum lease payments...........................    $139,639
                                                           ========

     Rental expense for railcars was approximately $12 million and $11 million for the nine months ended September 30, 1998 and 1997, respectively.

  Lawsuits --

     OxyChem has been named as defendant or as potentially responsible party with regard to the OxyChem Transferred Businesses in a number of lawsuits, claims and proceedings, including governmental proceedings under CERCLA and corresponding state acts. OxyChem has accrued reserves with regard to the OxyChem Transferred Businesses at the most likely cost to be incurred, if any. In management's opinion, after taking into account reserves and indemnities, it is unlikely that any of the foregoing matters will have a material adverse effect upon the combined financial position or results of operations of the OxyChem Transferred Businesses.

  Other --

     The OxyChem Transferred Businesses have entered into an agreement providing for the following minimum future payments to purchase brine, a raw material, as of September 30, 1998 (in thousands).

1998.....................................................    $  217
1999.....................................................       850
2000.....................................................       820
2001.....................................................       790
2002.....................................................       760
2003 through 2014........................................     6,456
                                                             ------
                                                             $9,893
                                                             ======

     Payments under this agreement totaled $662,000 and $685,000 for the nine months ended September 30, 1998 and 1997, respectively.

     The OxyChem Transferred Businesses have certain other commitments to purchase electrical power, raw materials and other potential obligations, all in the ordinary course of business.

(8)  RELATED PARTY TRANSACTIONS --

     OPC utilizes a centralized cash management system for its operations, including the OxyChem Transferred Businesses. Cash distributed to or advanced from OPC has been reflected in invested

                         OXYCHEM TRANSFERRED BUSINESSES

                                   UNAUDITED

                          SEPTEMBER 30, 1998 AND 1997

capital in the accompanying Combined Balance Sheet. In addition, settlements of transactions with other OPC affiliates are recorded through invested capital.

     OPC provided certain corporate, general and administrative services to the OxyChem Transferred Businesses, including legal, financial, marketing, sales and customer service, technical, executive and other services. Charges for these services were allocated based on ratios in a reasonable and consistent manner and by the estimated costs of specific functions performed by OPC and affiliates for the OxyChem Transferred Businesses. OxyChem's management believes the allocations, which totaled $32.7 million for the nine months ended September 30, 1998, and $31.7 million for the nine months ended September 30, 1997, are reasonable. Such amounts are included in selling, general and administrative and other operating expenses.

     The OxyChem Transferred Businesses were also allocated research and development costs by OxyChem, which are charged to operations as incurred. These charges, which are included in selling, general and administrative and other operating expenses in the accompanying Combined Statements of Operations, were approximately $2.1 million in each of the nine month periods ended September 30, 1998 and 1997.

     The OxyChem Transferred Businesses sell to other OxyChem facilities and affiliated businesses of OPC. These sales, reflected at market prices and included in the accompanying combined Statements of Operations, were approximately $40 million and $53 million for the nine months ended September 30, 1998 and 1997, respectively.

     The OxyChem Transferred Businesses purchase VCM from OxyMar under the terms of a VCM purchase agreement between OxyChem and OxyMar that runs for the life of the OxyMar partnership. Purchases are at market prices and totaled approximately $75 million and $62 million for the nine months ended September 30, 1998 and 1997, respectively. Accounts payable as of September 30, 1998, include approximately $7 million payable to OxyMar. The OxyChem Transferred Businesses purchase ethylene at market prices from an affiliate of OxyChem. These purchases totaled approximately $68.4 million and $103.7 million during the nine months ended September 30, 1998 and 1997, respectively.

     Reference is made to Note 3 of the 1997 Financial Statements regarding the transfer of receivables to an affiliate.

(9)  SUMMARIZED FINANCIAL INFORMATION --

     The following is summarized financial information (in millions) for (1) the business to be contributed by OxyChem to the PVC Partnership and (2) the business to be contributed by OxyChem to the Compounding Partnership combined with the Pasadena Subject Business and the Burlington Plant which are to be acquired by Geon. As the Compounding Partnership, Pasadena Subject Business and the Burlington Plant will be controlled and consolidated by Geon, they have been combined in the presentation below. Net sales of resins by the PVC Partnership to the Compounding Partnership have been eliminated in combining the OxyChem Transferred Businesses.

                         OXYCHEM TRANSFERRED BUSINESSES

                                   UNAUDITED

                          SEPTEMBER 30, 1998 AND 1997

                                                         COMPOUNDING                       OXYCHEM
                                                        PARTNERSHIP,                     TRANSFERRED
                                           PVC          PASADENA AND                     BUSINESSES
                                      PARTNERSHIP(1)    BURLINGTON(2)    ELIMINATIONS     COMBINED
                                      --------------    -------------    ------------    -----------
September 30, 1998
  Current assets....................       $ 91             $ 38                            $129
  Current liabilities...............        (66)             (15)                            (81)
                                           ----             ----                            ----
  Working capital...................         25               23                              48
  Noncurrent assets.................        631               10                             641
  Noncurrent liabilities............        (59)             (13)                            (72)
                                           ----             ----                            ----
  Invested capital..................       $597             $ 20                            $617
                                           ====             ====                            ====
For the nine months ended September
  30, 1998
  Net sales.........................       $571             $129             $(39)          $661
  Operating income..................         45                8                              53
  Net income........................         24                4                              28
  Loss from equity investment.......        (25)              --                             (25)
  Depreciation and amortization.....         30                2                              32

For the nine months ended September
  30, 1997
  Net sales.........................       $642             $136             $(51)          $727
  Operating income..................         83                4                              87
  Net income........................         49                2                              51
  Loss from equity investment.......        (14)              --                             (14)
  Depreciation and amortization.....         25                1                              26

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                         OXYCHEM TRANSFERRED BUSINESSES

     The OxyChem Transferred Businesses consist of the following assets and businesses and certain related assets and businesses of OxyChem: (i) its vinyl chloride monomer ("VCM") facility in Deer Park, Texas; (ii) its suspension/mass polyvinyl chloride ("PVC") facility in Pasadena, Texas; (iii) its fifty percent investment interest in OxyMar, a Texas general partnership which owns a VCM plant in Ingleside, Texas; (iv) its Houston Chlor-Alkali complex facilities, which produce chlorine and caustic soda (both liquid and dry); (v) its powder compound business and related assets at its Pasadena, Texas facility; (vi) its specialty cube or pellet compound business being constructed and installed at its Pasadena, Texas plant; and (vii) its Burlington, New Jersey, plant (the "Burlington Plant"), which manufactures flexible film and compounding PVC for molding applications.

     Set forth below are (i) a discussion of certain industry-wide business conditions affecting the OxyChem Transferred Businesses, (ii) a discussion of the results of operations of the OxyChem Transferred Businesses for the nine months ended September 30, 1998, compared to the corresponding period of the previous year, and for the fiscal years ended December 31, 1997, 1996 and 1995, each compared to the respective preceding fiscal years, and (iii) a discussion of the liquidity and capital position of the OxyChem Transferred Business.

     The combined financial statements for the OxyChem Transferred Businesses and the discussion below present the financial position and results of operations of the assets and businesses included in the OxyChem Transferred Businesses as if these businesses were and were going to be operated as one combined business as of the dates and during the periods indicated. Prior to the preparation of the combined financial statements for purposes of the Joint Venture Transactions, however, OxyChem did not prepare separate financial statements for the OxyChem Transferred Businesses. See "Notes to Combined Financial Statements -- (1) Basis of Presentation and Description of the Transferred Businesses" and "-- (12) Summarized Financial Information." Moreover, in the Joint Venture Transactions, Geon will acquire certain components of the OxyChem Transferred Businesses indirectly and in part only, in the case of the PVC Partnership and the Compounding Partnership. See "The Joint Venture Transactions."

BUSINESS CONDITIONS

     The OxyChem Transferred Businesses are affected by cyclical factors in the general economic environment and by specific chemical industry conditions. Also, most of the products of the OxyChem Transferred Businesses are commodity in nature, the demand for, and prices of, which are sensitive to a number of complex factors. Accordingly, OxyChem management is generally unable to forecast accurately the trend of sales or sales prices for its commodity chemical products. However, in 1998, the OxyChem Transferred Businesses have experienced a period of historically low commodity chemical prices that have adversely affected earnings, and such trend is expected to continue in 1999. Below is a discussion of some of the industry-wide conditions and factors affecting the OxyChem Transferred Businesses.

NORTH AMERICAN PVC INDUSTRY STATUS

  Production Capacity and Operating Rates

     The total North American PVC production capacity is forecasted to increase by 4.0% in 1998 compared to capacity at the end of 1997. This increased capacity was partially offset, however, by increased domestic demand and export volume. As a result primarily of the foregoing factors, operating rates averaged 88.5% for the nine months ended September 30, 1998 ("YTD"), compared to 89.3% for the same period in 1997. Total production YTD was up by 3.8% as compared to the same period of 1997, with production reaching 4.94 million metric tons for the nine months ended September 30, 1998 versus 4.76 million metric tons for the same period of 1997.

  Domestic Demand

     PVC demand YTD was up 4.6% compared to 1997 levels for the same period. Total domestic demand for PVC reached 4.54 million metric tons YTD compared to
4.34 million metric tons in 1997 for the same period. This increase is attributed primarily to increased demand in the construction industry. About 80% of domestic PVC demand is related to the construction industry, with housing starts being one of the leading indicators of construction activity. Housing starts averaged 1.59 million units on a seasonally adjusted annual rate basis in YTD 1998 compared to a 1.46 million unit level for the same period in 1997, a 9% increase. Domestic demand for PVC siding, pipe fittings, wire & cable, windows & door and custom extrusion also increased YTD as compared to the same period in 1997.

  Exports

     YTD PVC exports were down by 0.5%, at 467 thousand metric tons, compared to 1997 exports during the same period of 470 thousand metric tons. The export market grew during the first two quarters of 1998, but began to slow in June due to the Asian crisis. The primary export markets consist of Latin America, the Middle East and Africa. Export volumes are likely to erode further as the Asian economies struggle to stabilize and major Latin American economies, such as Brazil, Argentina and Venezuela, currently appear to be slowing down. In addition, Latin American PVC producers are planning to bring onstream new capacity of approximately 343 thousand metric tons in 1999, which will likely further erode the export volumes in future periods of individual PVC exporters, including the OxyChem Transferred Businesses.

  Pricing

     Excess supply of PVC, in conjunction with lower demand in many countries in Asia, has put severe downward pressure on selling prices and intensified competitive market conditions. The world supply/demand balance is not expected to improve unless and until the Asian markets improve.

NORTH AMERICAN CHLOR-ALKALI INDUSTRY STATUS

  Production Capacity and Operating Rates

     The North American production capacity increased by 2.9% as of September 30, 1998, compared to the capacity at September 30, 1997. Despite the increased capacity, chlor-alkali production YTD remained at the same level as in 1997 for the same period. Industry-wide operating rates are forecast to be 95% for fiscal 1998 compared to 98% for fiscal 1997. Capacity is expected to increase by nearly 5% in 1999.

  Domestic Chlorine Demand

     Demand for chlorine in the pulp and paper, titanium dioxide, epichlorohydrin and bromine market segments decreased in the 1998 YTD period compared to the same period in 1997. The volume of chlorine based finished product shipped to Asia decreased in each of these segments forcing a decrease in production and ultimately chlorine consumption. The new chlorine capacity brought on stream in late 1997 has reduced the market share available to all chlorine producers including the OxyChem Transferred Businesses.

     Domestic chlorine pricing has come under considerable pressure as chlorine operating rates have fallen. Chlorine pricing to the key vinyls market segment fell by approximately 75% from year end 1997 to the fourth quarter of 1998.

  Export Chlorine Demand

     Chlorine is shipped in the export market in the form of derivative products, ethylene dichloride ("EDC") and VCM. EDC is produced at the VCM facility in Deer Park, Texas, and at the OxyMar VCM facility in Ingleside, Texas, as a raw material in the production of VCM. While EDC is not produced by the OxyChem Transferred Businesses for the domestic or export market, VCM is sold on the export market by the OxyMar partnership. The VCM and EDC export market is critical to maintaining high chlor-alkali operating rates and consequently, pricing.

     Demand for export EDC, shipped almost exclusively to Asia, weakened through the first half of 1998 causing EDC inventory levels to increase. However, with reduced production from high-cost producers, demand for U.S. produced product has increased recently, and inventory levels have fallen. VCM exports declined YTD, compared to the same period in 1997, by about 235,000 metric tons, or approximately 30%.

  Domestic Liquid Caustic Demand

     Demand from the pulp and paper market segment fell in the YTD period due to a decline in demand for pulp in the Asian markets. A recent modest short-term increase in the chlorine operating rate caused the over-supply of liquid caustic to worsen. With the additional supply from industry expansions due on stream in the first quarter of 1999, the supply/demand situation is expected to worsen further.

     YTD pricing for liquid caustic improved compared to the same period in 1997. As a result of the recent over-supply situation discussed in the preceding paragraph, liquid caustic pricing has weakened in the fourth quarter of 1998 and is likely to decline further in future periods as the new capacity comes on stream.

RESULTS OF OPERATIONS

  Nine months period ended September 30, 1998 vs. nine months ended September 30, 1997

     The OxyChem Transferred Businesses' net income for the first nine months of 1998 was $27.7 million on net sales of $661.0 million, compared with net income of $51.2 million on net sales of $726.6 million for the same period in 1997.

     Gross profit (net sales minus cost of sales) decreased from $133.7 million for the first nine months of 1997 to $113.3 million for the same period in 1998. This decrease was due primarily to a 28% decline in PVC margins for the first nine months of 1998 versus the same period in 1997. This margin decline was due to PVC revenues falling faster than the major feedstock cost. The large decline in PVC margins is driven by extremely competitive global markets stemming from global capacity additions exceeding demand growth which negatively impacted operating rates and lower pricing. In the chlor-alkali segment, the chlorine price decline of 31% was partially offset by increased caustic soda price of 35% and lower energy and raw material cost.

     Equity earnings for the OxyMar partnership decreased from a loss of $13.8 million for the first nine months of 1997 to a loss of $25.4 million for the same period in 1998. The lower earnings are due to a decline of the VCM selling price of 33%, offset by a reduction in feedstock costs of 33% resulting in a lower overall margin for VCM. Higher depreciation expense and interest expense on the 700 million pound per year expansion at OxyMar (the "OxyMar Expansion") that was completed in 1997 have also reduced equity earnings.

     Income tax expense for the first nine months of 1998 was approximately 41% of income before taxes, as compared with 39% for the same period in 1997. The increase in the effective tax rate is primarily due to an increase in the state income tax allocation from Occidental Petroleum Corporation ("OPC"), the ultimate parent entity of the OxyChem Transferred Business.

  1997 vs. 1996

     The OxyChem Transferred Businesses' net income for 1997 was $38.7 million on net sales of $993.6 million, compared with net income of $86.5 million on net sales of $956.9 million in 1996.

     Gross profit decreased from $204.2 million in 1996 to $175.7 million in 1997. PVC resin prices improved by 4% but higher feedstock costs of 10% resulted in lower PVC margins in 1997 versus 1996.

Margins eroded due to capacity additions in the global market as well as weak export markets in Southeast Asia. In the chlor-alkali segment, lower overall margins were the result of a 37% decline in caustic soda prices in 1997 versus 1996, partially offset by the continued strong demand for chlorine related derivatives which resulted in increased chlorine pricing of 31% in 1997 versus 1996.

     Equity earnings from the OxyMar partnership decreased from a loss of $7.6 million in 1996 to a loss of $22.3 million in 1997. The decrease in equity earnings is due primarily to higher feedstock costs in 1997 of 20% over 1996. Higher depreciation expense and interest expense due to the OxyMar Expansion also contributed to the lower earnings.

     Selling, general and administrative and other operating expenses in 1997 reflected a charge of $37.5 million for recognition of the impairment of certain properties, including a write down of property, plant, and equipment at the Burlington Plant.

     Income tax expense was 39% of income before taxes and totaled $24.8 million and $55.5 million for 1997 and 1996, respectively.

  1996 vs. 1995

     The OxyChem Transferred Businesses' net income for 1996 was $86.5 million on net sales of $956.9 million, compared with net income of $177.9 million on net sales of $1,047.5 million in 1995.

     Gross profit decreased from $325.5 million in 1995 to $204.2 million in 1996. The primary driver of this decrease is a 21% decrease in PVC resin price in 1996 versus 1995 combined with higher feedstock cost increases during the second half of 1996. This margin erosion during a period of demand growth can be attributed primarily to substantial capacity additions in both the domestic and world markets during 1996. In the chlor-alkali segment, a 14% decrease in caustic soda price in 1996 versus 1995 due to softening demand in key sections such as aluminum and pulp and paper, coupled with higher energy costs (electricity and natural gas) were a major cause for the remaining gross profit decrease.

     Equity earnings from the OxyMar partnership decreased from income of $14.2 million in 1995 to a loss of $7.6 million in 1996. The lower earnings are due to decreased export pricing of 27% in 1996 versus 1995 coupled with a 17% decline in domestic pricing for the same time period, partially offset by a reduction in feedstock costs of 11% resulting in a 43% decrease in margin for VCM in 1996 versus 1995.

     Income tax expense was approximately 39% of income before taxes and totaled $55.5 million and $113.4 million for 1996 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  September 1998 and September 1997

     During the nine months ended September 30, 1998, the OxyChem Transferred Businesses generated $77.1 million of net cash provided from operating activities compared to $74.1 million during the same period in 1997. The YTD 1998 earnings before non-cash charges were $5.6 million lower than 1997.

     Working capital (accounts receivable plus inventory less accounts payable) increased by $4.7 million for the first nine months of 1998 primarily due to increased trade receivables. Working capital increased by $14.2 million for the same period in 1997 primarily due to lower energy and raw material payables partially offset by decreased caustic soda inventories.

     Investing activity consists of spending on maintenance, environmental health and safety, capital improvement and expansion projects at the OxyChem Transferred Businesses' various manufacturing sites. Capital expenditures decreased from $75.9 million for the nine months ended September 30, 1997, to $49.5 million for the same period in 1998 primarily due to 1997 spending on a 450 million pounds-per-year expansion at the Pasadena, Texas, PVC plant, increasing capacity at the Pasadena site to 1.8 billion pounds of PVC, partially offset by 1998 spending on the construction of a compound plant at the Pasadena site. Capital spending is projected to be approximately $62.0 million for all of 1998. An additional $17.5 million of net cash used by investing activities YTD resulted from a loan to the OxyMar partnership

     Financing activities reflect the net cash provided by operating activities less investing activities. Financing activities in the first nine months of 1998 reflected net cash used of $10.1 million compared to net cash provided of $1.8 million for the same period in 1997. OPC utilizes a centralized cash management system for its operations, including the OxyChem Transferred Businesses. Cash distributed to or advanced from OPC has been reflected as decreases or increases, respectively, in invested capital.

  1997, 1996 and 1995

     Net cash provided by operating activities was $117.0 million for 1997 compared to $146.0 million for 1996 and $213.2 million for 1995. The 1997 earnings before non-cash charges were $11.5 million higher than 1996 and 1996 earnings before noncash charges were $27.5 million lower than 1995.

     Working capital increased by $16.1 million during 1997 primarily due to higher inventories and increased trade receivables due to increased export sales. Working capital decreased by $20.8 million in 1996 and $3.3 million in 1995. The 1996 decrease was primarily due to lower trade receivables resulting from lower export prices and accelerated collections of certain accounts. The 1995 decrease was primarily due to higher trade payables partially offset by increased inventories.

     Investing activity increased in each of 1996 and 1997 from $55.4 million in 1995 to $102.0 million in 1996 and to $122.7 million in 1997. The 1997 increase was primarily due to capital spending on a capacity expansion/modernization project at the Houston Chemical Complex Chlor-Alkali facilities in Deer Park, Texas. The 1996 increase was primarily due to spending on the PVC capacity expansion at the Pasadena, Texas, facility.

     Financing activities in 1997 reflected net cash provided of $5.7 million compared to net cash used of $44,0 million in 1996 and $57.8 million in each of 1996 and 1995, respectively. These decreases in invested capital reflect OPC's use of its centralized cash management system to sweep the excess of cash provided by operating activities over capital spending.

     OxyChem has not yet prepared its capital budgets for 1999 or beyond. However, OxyChem does not expect capital expenditures to exceed materially capital spending in prior years. Capital expenditures for the nine months ended September 30, 1998, were $49.5 million. Capital expenditures were $122.7 million in 1997, $102.0 million in 1996 and $55.4 million in 1995. It is anticipated that internally generated cash flow, together with the credit facility referred to below, will be sufficient to fund operations and capital expenditures.

     As part of the Joint Venture Transactions, OPC will provide to the PVC partnership a credit facility for approximately 150,000,000, $110,000,000 of which is expected to be available on a revolving basis and $36,000,000 of which is to be repaid from a portion of the partnership's cashflows.

MARKET RISK

     The market risk exposures of OxyChem's Transferred Businesses relate primarily to commodity prices. During the periods described above, OxyChem did not enter into futures contracts or engage in activities using complex or highly leveraged instruments in respect of OxyChem's Transferred Businesses.

  Year 2000 Issue

     OPC's effort to address Year 2000 (Y2K) issues, which includes the OxyChem Transferred Businesses, began in 1997. In addressing the issues OPC has employed a five-step process consisting of:

1) conducting a company-wide inventory, 2) assessing Y2K compliance, 3) remediating non-compliant software and hardware, particularly hardware that employs embedded chips such as process controls, 4) testing remediated hardware and software, and 5) certifying Y2K compliance.

     Personnel from operations, functional disciplines, as well as information technology are involved in the process. Outside consultants have also been retained to participate in the inventory and assessment process. A Y2K corporate-level manager was appointed to oversee and provide consistency to the overall process, provide support resources on a company-wide basis and minimize duplication of efforts. In addition, a committee of senior corporate executives provides oversight through an extensive monthly status at each board meeting.

     Inventory and assessment activities are estimated at approximately 85 percent complete. This data is continuously updated as new information becomes available and this is expected to continue throughout the Y2K effort. Overall remediation efforts are estimated at approximately 35 percent complete. The coincidental replacement of several major existing systems is well under way; these efforts began before the Y2K efforts were initiated. As a result, the timing for completion of these projects has not been accelerated as a result of Y2K issues. These new systems will allow OPC to discontinue use of existing systems prior to January 1, 2000.

     Cost for Y2K efforts are not being accumulated separately. Much of the cost is being accounted for as part of normal operating budgets. Overall, the costs are estimated to be approximately $2.2 million. Most of the cost is associated with the remediation of various process control and field systems (systems that utilize embedded computer chip technology). Due to the nature of these devices and to minimize the impact on normal operations the remediation process will continue until mid 1999.

     The risks associated with the Y2K issue can be substantial from the standpoint of reliance on third parties. Communication with customers, suppliers and equity partners to determine the extent of their Y2K efforts, including selected site visits, is an integral part of the program. OPC, like most companies, is reliant on third parties for a wide variety of goods and services -- from raw materials to electricity. OPC's efforts include addressing the "supply chain" issues to minimize the potential impact of a major supplier (or customer) experiencing a Y2K problem that would adversely affect OPC.

     Because of these company-wide efforts, OPC believes that appropriate actions have been taken to minimize the risk to its operations and financial condition.

     Contingency plans that address a reasonable likely worst case scenario are currently being developed. These plans will address the key systems and third parties that present potential significant risk. The plans will analyze the strategies and resources necessary to restore operations in the unlikely event that an interruption does occur. The plans will also outline a recovery program detailing the necessary participants, processes and equipment needed to restore operations. Contingency plans are expected to be finalized during the third quarter of 1999.

  Safe Harbor Statement Regarding Outlook and Forward-Looking Information

     Portions of this Management's Discussion and Analysis include forward-looking statements, including those identified by the words "believes," "anticipates," "expects" and similar expressions. OxyChem has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about the OxyChem Transferred Businesses, including, among other things:

     - global commodity pricing fluctuations;

     - competitive pricing pressures;

     - higher than expected costs, including feedstocks;

     - the supply and demand considerations for its products;

     - any general economic recession domestically or internationally; and

     - not successfully completing any expansion, capital expenditure, acquisition or divestiture.

     Neither OxyChem nor Geon undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this management's discussion and analysis might not occur.

                               GEON PVC BUSINESS

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

                                                               1997      1996
                                                              ------    ------
CURRENT ASSETS:
  Cash......................................................  $   .1    $   .1
  Accounts receivable, net..................................    47.3      41.5
  Inventories...............................................    58.8      51.7
  Other current assets......................................     2.9       4.7
                                                              ------    ------
          Total current assets..............................   109.1      98.0
PROPERTY, PLANT, AND EQUIPMENT, net.........................   240.4     248.7
OTHER NON-CURRENT ASSETS....................................     4.1       6.7
                                                              ------    ------
          TOTAL ASSETS......................................  $353.6    $353.4
                                                              ======    ======
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   .2    $   .2
  Trade accounts payable....................................    79.1      71.3
  Accrued expenses and other liabilities....................    18.0      14.3
                                                              ------    ------
          Total current liabilities.........................    97.3      85.8
NON-CURRENT LIABILITIES:
  Long-term debt............................................     9.8      10.0
  Other liabilities.........................................     4.6       5.4
                                                              ------    ------
          TOTAL LIABILITIES.................................   111.7     101.2
INVESTED CAPITAL............................................   241.9     252.2
                                                              ------    ------
          TOTAL LIABILITIES AND INVESTED CAPITAL............  $353.6    $353.4
                                                              ======    ======

   The accompanying notes are an integral part of these financial statements.

                               GEON PVC BUSINESS

                   STATEMENTS OF INCOME AND INVESTED CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

                                                               1997      1996      1995
                                                              ------    ------    ------
SALES.......................................................  $795.1    $725.6    $866.1
OPERATING COSTS AND EXPENSES:
  Cost of sales.............................................   724.8     688.3     728.0
  Selling and administrative................................    19.4      19.6      17.0
  Depreciation and amortization.............................    29.5      29.7      31.3
  Employee separation.......................................     3.1        --       0.3
                                                              ------    ------    ------
OPERATING INCOME (LOSS).....................................    18.3     (12.0)     89.5
  Interest expense..........................................    (0.8)     (0.7)     (0.7)
  Other expense, net........................................    (0.5)     (0.5)     (2.4)
                                                              ------    ------    ------
INCOME (LOSS) BEFORE INCOME TAXES...........................    17.0     (13.2)     86.4
  Income tax (expense) benefit..............................    (6.6)      5.1     (33.7)
                                                              ------    ------    ------
NET INCOME (LOSS)...........................................    10.4      (8.1)     52.7
INVESTED CAPITAL, beginning of year.........................   252.2     240.6     240.0
  Net transactions with Geon................................   (18.3)     19.3     (54.0)
  Translation adjustment....................................    (2.4)       .4       1.9
                                                              ------    ------    ------
INVESTED CAPITAL, end of year...............................  $241.9    $252.2    $240.6
                                                              ======    ======    ======

   The accompanying notes are an integral part of these financial statements.

                               GEON PVC BUSINESS

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

                                                               1997      1996     1995
                                                              ------    ------    -----
OPERATING ACTIVITIES
  Net income (loss).........................................  $ 10.4    $ (8.1)   $52.7
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Depreciation and amortization........................    29.5      29.7     31.3
  Change in assets and liabilities:
       Accounts receivable..................................    (5.8)      8.8     48.5
       Inventories..........................................    (7.1)     (5.4)    (6.7)
       Accounts payable.....................................     7.8      (7.0)   (37.4)
       Accrued expenses.....................................     3.7       2.9     (2.0)
       Other................................................     3.5      (5.5)     1.5
                                                              ------    ------    -----
  Net cash provided by operating activities.................    42.0      15.4     87.9
INVESTING ACTIVITIES
  Purchases of property, plant and equipment................   (23.5)    (34.5)   (33.7)
FINANCING ACTIVITIES
  Net transactions with Geon................................   (18.3)     19.3    (54.0)
  Repayment of long-term debt...............................    (0.2)     (0.2)    (0.2)
                                                              ------    ------    -----
Net cash provided (used) by financing activities............   (18.5)     19.1    (54.2)
Net change in cash..........................................      --        --       --
Cash at beginning of year...................................      .1        .1       .1
                                                              ------    ------    -----
Cash at end of year.........................................  $   .1    $   .1    $  .1
                                                              ======    ======    =====

   The accompanying notes are an integral part of these financial statements.

                               GEON PVC BUSINESS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

A.  BASIS OF PRESENTATION AND DESCRIPTION OF THE PVC BUSINESS

     In June 1998, The Geon Company ("Geon") and Occidental Chemical Corporation ("OxyChem"), a subsidiary of Occidental Petroleum Corporation, announced the intention to form a business (the "PVC Partnership") that produces and markets polyvinyl chloride ("PVC") suspension and mass resins and vinyl chloride monomer ("VCM"). The PVC Partnership will be owned 76% by OxyChem and 24% by Geon. In December 1998, the parties announced that a Master Transaction Agreement ("Agreement") had been signed.

     Under the Agreement, Geon will contribute to the PVC Partnership certain assets and liabilities of Geon's PVC suspension and mass resin business (the "Geon PVC Business'), including five PVC plants and one VCM plant. The PVC Partnership will assume the obligations of Geon under the lease of the VCM production facility located in LaPorte, Texas, as well as industrial revenue bond debt related to that facility. Geon will retain certain accounts receivable, inventories, and accrued liabilities after formation of the PVC Partnership.

     Under the Agreement, OxyChem will contribute certain PVC, VCM, and chlor-alkali plants, together with certain related assets. The PVC Partnership will assume OxyChem's 50% interest in debt obligations of its OxyMar joint venture.

     Under the Agreement, Geon and OxyChem will also form a separate partnership that will operate a powder/dry blend compounding business. In addition, OxyChem will sell to Geon its specialty pellet compound business.

     Once the PVC Partnership is formed, Geon will purchase its PVC and VCM requirements, subject to certain limitations, from the PVC Partnership under long-term supply agreements. The initial term of the agreements are through the year 2013, with two five year renewal options thereafter.

     The proposed transactions with OxyChem are subject to a number of conditions, including the execution of definitive documents, approval of the respective boards of directors and Geon shareholders.

     The accompanying financial statements include the operating results, operating assets and liabilities, and cash flows directly related to the Geon PVC Business, which is currently owned by Geon and will be contributed to the PVC Partnership. These financial statements are presented on a going concern basis and include only the historical net assets and the historical results of operations that are directly related to the Geon PVC Business. The Geon PVC Business is a producer and marketer of PVC resins and VCM, an intermediate precursor to PVC. The Geon PVC Business operates primarily in the United States and Canada in one business segment.

     The Geon PVC Business shares certain manufacturing and warehousing facilities with the other businesses of Geon. The Geon PVC Business records its sales and expenses separately and distinctly from the other Geon businesses. Geon provided certain support activities such as administration, legal, finance, treasury, business development, information systems, accounting, human resources, and risk management to the Geon PVC Business. The cost of such activities has been charged to the Geon PVC Business and totaled $18.7, $18.5, and $16.7 in 1997, 1996 and 1995, respectively. In the opinion of management, charges and allocations have been determined on a reasonable basis (primarily on a proportional cost basis) and reflect the expenses of the Geon PVC Business as operated by Geon; however, they are not necessarily indicative of the level of expenses which might have been incurred

                               GEON PVC BUSINESS

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

had the Geon PVC Business been operating as a stand-alone entity. Consequently, the financial position, results of operations, and cash flows may not be indicative of what would have been reported if the Geon PVC Business had been a separate, stand-alone entity during the period presented. In addition, Geon has controlled on a centralized basis all cash receipts and disbursements received or made by the Geon PVC Business. The net results of such transactions are included in the balance sheet as invested capital.

     The Geon PVC Business sells PVC and VCM to affiliated business units of Geon for the manufacture of compounds and other PVC products. Such sales have been reflected at internally calculated transfer prices which approximate the market price for similar transactions with third parties. These sales totaled $181.2, $153.8, and $150.4 in 1997, 1996, and 1995 respectively, and the amounts due from Geon related to these sales are included in invested capital in the applicable year.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Geon recognizes revenues from product sales at the point of passage of title, which is at the time of shipment.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Trade Receivables

     The Geon PVC Business participated in an agreement between Geon and a bank to sell an undivided interest in certain trade accounts receivable. The outstanding amount sold under the program attributable to the Geon PVC Business and included in the net trade accounts receivable presented in the balance sheets was $26.4 and $27.7 at December 31, 1997 and 1996 respectively.

     Trade accounts receivable presented in the balance sheets is net of an allowance for doubtful accounts of $.1 at December 31, 1997 and 1996.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) cost method. Inventories not valued by the LIFO method are valued principally by the average cost method.

                               GEON PVC BUSINESS

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

     Inventories consist of the following:

                                                           DECEMBER 31
                                                          --------------
                                                          1997     1996
                                                          -----    -----
At FIFO or average cost, which approximates current
  costs:
  Finished products and in-process inventories..........  $58.1    $49.1
  Raw materials and supplies............................   19.7     20.3
                                                          -----    -----
                                                           77.8     69.4
Reserve to reduce certain inventories to LIFO basis.....  (19.0)   (17.7)
                                                          -----    -----
Inventories on a LIFO basis.............................  $58.8    $51.7
                                                          =====    =====

     Approximately 70% of the pre-LIFO inventory amounts have been valued by the LIFO method at December 31, 1997 and 1996.

  Property, Plant and Equipment

     Property, plant, and equipment is stated at cost, net of depreciation and amortization computed principally using the straight-line method over the estimated useful life of the asset, ranging from 3 to 15 years for machinery and equipment and up to 40 years for buildings. Property, plant, and equipment is generally depreciated on accelerated methods for income tax purposes. Repairs and maintenance costs are expensed as incurred, except for costs associated with periodic plant turnaround costs which are deferred and amortized over approximately two years, the period benefited. Amortization expense related to deferred plant turnaround costs totaled $4.1, $3.8, and $3.9 in 1997, 1996, and 1995, respectively. Unamortized turnaround costs were $1.9 and $6.4 at December 31, 1997 and 1996, respectively. Property, plant, and equipment consists of the following:

                                                         DECEMBER 31
                                                      ------------------
                                                       1997       1996
                                                      -------    -------
Land................................................  $  13.6    $  13.3
Buildings...........................................     65.8       64.2
Machinery and equipment.............................    507.1      494.2
                                                      -------    -------
                                                        586.5      571.7
Less accumulated depreciation and amortization......   (346.1)    (323.0)
                                                      -------    -------
                                                      $ 240.4    $ 248.7
                                                      =======    =======

     Long lived assets are reviewed for impairment. Impairment is recognized when events or changes in circumstances indicate that the carrying amount of the asset or related group of assets may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized at that time. Measurement of impairment may be based upon appraisal, market value of similar assets, or discounted cash flows.

  Accounts Payable

     Accounts payable are managed by Geon on a centralized basis, and, accordingly, amounts attributable to the individual business units cannot be specifically determined. The amount of accounts payable included in these financial statements for the Geon PVC Business at December 31, 1997 and

                               GEON PVC BUSINESS

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

1996 was determined based on the proportion of the Geon PVC Business inventory at FIFO cost to total Geon inventory at FIFO cost as of December 31, 1997 and 1996.

  Accrued Expenses and Other Liabilities

     Accrued expenses and other liabilities consist of the following:

                                                           DECEMBER 31
                                                          --------------
                                                          1997     1996
                                                          -----    -----
Employment costs........................................  $ 8.2    $ 6.1
Environmental liabilities...............................    1.8       .2
Property and sales tax..................................    8.0      8.0
                                                          -----    -----
                                                          $18.0    $14.3
                                                          =====    =====

  Environmental Remediation Costs

     Expenditures related to investigation and remediation of environmental contamination, which include operating facilities and waste disposal sites, are expensed and accrued by Geon when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental expense (credit) for 1997, 1996, and 1995 was $0.5, $(1.6), and $(1.0), respectively. The credits to expense in 1996 and 1995 reflect reductions in the accrual for environmental liabilities based upon favorable remediation experience on specific projects and management's estimates for similar future expenditures. Such accrued liabilities are exclusive of claims against third-parties and are not discounted. Expenditures related to environmental remediation are charged against the accrual.

     Management believes that compliance with current governmental regulations at all levels will not have a material adverse effect on its financial condition, results of operations, or cash flows. Based on estimates prepared by Geon's environmental engineers and consultants, the Geon PVC Business had accruals totaling $5.0 and $4.6 at December 31, 1997 and 1996, respectively, to cover probable future environmental expenditures related to previous contamination at its facilities. The accrual represents management's best estimate for the remaining remediation costs based upon information and technology currently available. Depending on the results of future testing and the ultimate remediation alternative undertaken at the sites, it is possible that costs could be more than those recorded by as much as $1.5 at December 31, 1997. Management's estimate of the liability may be revised as new regulations, technologies, or additional information is obtained.

  Income Taxes

     Earnings of the Geon PVC Business have been included in the income tax returns filed by Geon. Income taxes have been allocated to the Geon PVC Business based on approximate applicable statutory tax rates. Such amounts do not materially differ from the income tax expense which would result if such income taxes had been computed on a separate return basis. The effective income tax rate was 38.8%, 38.6%, and 39.0% for the years ended December 31, 1997, 1996, and 1995, respectively. Liabilities for current and/or deferred income taxes have been and remain the responsibility of Geon and, accordingly, have been included in the balance sheet as invested capital.

                               GEON PVC BUSINESS

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

  Foreign Currency Translation

     Income statement items are translated at average currency exchange rates. Translation gains and losses are included in determining net income. All balance sheet accounts of foreign divisions are translated to the reporting currency at the current exchange rate at the end of the period. The resulting translation adjustment is recorded as part of invested capital.

  Research and Development

     Research and development costs are expensed as incurred. Amounts expensed directly associated with the Geon PVC Businesses approximated $8.2, $9.8, and $9.6 in 1997, 1996, and 1995, respectively.

C. LEASES

     The Geon PVC Business leases certain warehouse space, a production facility, machinery and equipment, automobiles, and railcars under operating leases with remaining terms up to 12 years. Rent expense amounted to $23.7, $12.7, and $8.4 in 1997, 1996, and 1995, respectively.


     Future minimum rental commitments under noncancellable operations leases with terms in excess of one year as of December 31, 1997, are as follows:


1998........................................................    $ 22.7
1999........................................................      22.3
2000........................................................      19.5
2001........................................................     147.1
2002........................................................       5.5
Thereafter..................................................      62.4
                                                                ------
                                                                $279.5
                                                                ======

     The foregoing information includes the lease of a VCM production facility and related equipment located in LaPorte, Texas, under an operating lease that expires in 2001. Under the terms of the lease, the Geon PVC Business has options to renew the lease for five one-year periods and may purchase the VCM facility and equipment at the then-fair value at any time during the lease term. The lease provides for a substantial residual value guarantee of approximately $140 at December 31, 1997, by the Geon PVC Business at the termination of the lease. In 1996, the lease agreement was amended to include additional equipment for which the Geon PVC Business has assumed an additional $45 construction performance obligation. Construction was completed in October 1998 and lease payments began thereafter.

                               GEON PVC BUSINESS

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

D.  FINANCING ARRANGEMENTS

     The long-term debt included in the balance sheet reflects the obligations directly related to the Geon PVC Business consisting of the following at December 31:

                                                          1997     1996
                                                          -----    -----
6.00% Industrial Revenue Bond (due 2007)................  $ 9.5    $ 9.7
6.75% Industrial Revenue Bond (due 2009)................     .5       .5
                                                          -----    -----
                                                           10.0     10.2
Less current portion....................................    (.2)     (.2)
                                                          -----    -----
Long-term debt..........................................  $ 9.8    $10.0
                                                          =====    =====

     Aggregate maturities of long-term debt during the five years subsequent to December 31, 1997, are as follows: 1998 -- $0.2; 1999 -- $0.2; 2000 -- $0.2;
2001 - $0.2; and 2002 -- $0.2.

E.  PENSION AND OTHER POSTRETIREMENT BENEFITS

     Substantially all employees of the Geon PVC Business are covered by defined benefit pension plans sponsored by Geon. Benefits under the plan are based on compensation and length-of-service. Annual contributions to the plans are sufficient to satisfy legal requirements. Geon also maintains a voluntary retirement savings plan covering most employees of the Geon PVC Business under which eligible employees can receive matching Geon contributions.

     In addition, eligible employees of the Geon PVC Business are covered by certain unfunded defined benefit postretirement plans that provide certain health care and life insurance benefits.

     For purposes of these separate financial statements, the Geon PVC Business is considered to be participating in multiemployer pension and postretirement benefit plans. Geon has allocated costs related to these plans to the Geon PVC Business based on the census data of participants covered by the plans as of January 1, 1997. Expenses related to these plans and included in the accompanying statements of income and invested capital for the Geon PVC Business are as follows:

                                                            1997    1996    1995
                                                            ----    ----    -----
Defined benefit pension plans.............................  $4.1    $6.2    $ 5.4
Voluntary retirement savings plan.........................   2.7     2.7      3.8
Postretirement benefit plans..............................   1.1     1.0      1.3
                                                            ----    ----    -----
                                                            $7.9    $9.9    $10.5
                                                            ====    ====    =====

F.  YEAR 2000 (Y2K) ISSUE

     State of Readiness

     Since 1997, Geon has been actively involved in surveying, assessing, and correcting Y2K problems with its information technology structure. Geon's information technology structure includes, among others, commercial business information systems, manufacturing information systems, desktop computing networks, and data and communication networks. Geon implemented a new integrated commercial business information system in 1997 which is Y2K compliant and will support approximately 90% of the current operations. Following the assessment of its information technology structure, Geon identified its

                               GEON PVC BUSINESS

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

systems that it believed may be vulnerable to Y2K failures and established a program to address Y2K issues.

     Geon's Y2K efforts are being carried out by Geon's Y2K compliance team under the leadership of the Manager of Technical Support. The Manager of Technical Support has assembled a group of seven individuals to oversee the implementation of Geon's Y2K program and has appointed a person at each of Geon's facilities, including those newly acquired, to address Y2K issues. The Y2K compliance team maintains a reporting structure to ensure that progress is made on Y2K issues and to ensure the reliability of risk and cost estimates relating to Y2K problems.

     The most critical non-information technology systems, such as automated process control equipment, are relatively new and are being upgraded and maintained with the help of Geon's various suppliers. To date, Geon's investigation of these systems has not revealed any Y2K problems; however, investigation in this area continues.

     In February 1997, Geon completed the installation of a new integrated commercial business information system which is Y2K compliant and will support approximately 90% of Geon's current operations. The purchase and initial installation of Geon's new commercial business information system cost approximately $20 million. Currently, Geon is operating one older information system which Geon has remediated. As a result of the installation of the new system and its remediation efforts, Geon has competed all of its Y2K work with respect to its commercial business information systems. Geon is also in the process of remediating all of its technical infrastructure. The most critical non-information technology systems include automated process control equipment and equipment containing embedded chips. These systems are relatively new and are being upgraded and maintained with the help of Geon's various suppliers.

     In addition to internal resources, Geon is utilizing external resources to implement its Y2K program and to ensure that its risk and cost estimates are reliable. Geon has contracted with outside consultants to verify Geon's assessment of its Y2K problems and to assist it with remediation efforts.

     Geon relies significantly upon third parties in the operation of its business. As a result, as part of Geon's Y2K program, the purchasing and production control department of each operating unit has made, and is making, efforts to determine and assess the Y2K compliance status of third parties with which Geon does business. In particular, throughout 1998, Geon contacted and sent questionnaires to all of its raw material suppliers to obtain information relating to the status of such suppliers with respect to Y2K issues. Geon received assurances from 75% of its raw material suppliers that they are or would be Y2K compliant by July 1999. Geon has maintained ongoing correspondence with its suppliers regarding Y2K issues and placed particular emphasis on determining the Y2K readiness of its critical suppliers.

     Due to the uncertainties associated with Y2K problems, Geon is in the process of developing contingency plans in the event that its business or operations are disrupted January 1, 2000. As part of this plan, Geon expects to adjust its inventory levels and mix of products and raw materials consistent with good business practice based upon the risks that Geon believes exist. In addition, Geon expects to develop a plan that outlines how one facility can compensate for any disruption at another facility due to Y2K problems.

                               GEON PVC BUSINESS

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

     Completion

     Geon's Y2K compliance team expects Geon's internal systems and processes to be Y2K compliant by July 1999.

     Costs

     Geon anticipates incurring total out-of-pocket expenditures of approximately $.75 million on Y2K issues. To date, Geon has incurred out-of-pocket cost of approximately $.3 million on Y2K issues, plus internal personnel time included in the scope of normal operations. Approximately 85% of these funds have been used in connection with remediation, and 15% of these funds have been used to replace portions of the information technology structure. The funds used by Geon to address its Y2K problems are from the general business budget, and all such costs are expensed as incurred.

     Risks

     If Geon's suppliers and customers are not Y2K compliant by January 1, 2000, such noncompliance could materially affect Geon's business, results of operations, and financial condition. Geon may experience some random or unforeseen supply chain disruptions that may affect its ability to produce and distribute key products. In addition, Geon's business may be disrupted if a significant number of its customers are unable to pay for product supplied to them by Geon. Geon's worst case scenario is the inability of Geon to receive raw materials or remove products from its facilities. In order for Y2K problems to have a material effect on Geon, Geon believes that more than one of its facilities would have to experience significant Y2K problems.

                               GEON PVC BUSINESS

                            CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1998
                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

CURRENT ASSETS:
  Cash......................................................  $   .1
  Accounts receivables, net.................................    19.7
  Inventories...............................................    41.5
  Other current assets......................................      .9
                                                              ------
       Total current assets.................................    62.2
PROPERTY, PLANT, AND EQUIPMENT, net.........................   226.1
OTHER NON-CURRENT ASSETS....................................     9.0
                                                              ------
       TOTAL ASSETS.........................................  $297.3
                                                              ======
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   .2
  Trade accounts payable....................................    66.0
  Accrued expenses and other liabilities....................    14.9
                                                              ------
       Total current liabilities............................    81.1
NON-CURRENT LIABILITIES:
  Long-term debt............................................     9.6
  Other liabilities.........................................     1.9
                                                              ------
       TOTAL LIABILITIES....................................    92.6
INVESTED CAPITAL............................................   204.7
                                                              ------
       TOTAL LIABILITIES AND INVESTED CAPITAL...............  $297.3
                                                              ======

     See accompanying notes to the unaudited condensed financial statements

                               GEON PVC BUSINESS

              CONDENSED STATEMENTS OF INCOME AND INVESTED CAPITAL

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

                                                               1998      1997
                                                              ------    ------
SALES.......................................................  $450.0    $612.3
OPERATING COSTS AND EXPENSES:
  Cost of sales.............................................   440.9     554.0
  Selling and administrative................................    15.8      11.9
  Depreciation and amortization.............................    21.9      22.1
  Employee separation.......................................      --       3.1
                                                              ------    ------
OPERATING INCOME (LOSS).....................................   (28.6)     21.2
  Interest expense..........................................    (0.8)     (0.6)
  Other expense, net........................................    (0.2)     (1.2)
                                                              ------    ------
INCOME (LOSS) BEFORE INCOME TAXES...........................   (29.6)     19.4
  Income tax benefit (expense)..............................    11.5      (7.6)
                                                              ------    ------
NET INCOME (LOSS)...........................................   (18.1)     11.8
INVESTED CAPITAL, beginning of year.........................   241.9     252.2
  Net transactions with Geon................................   (16.7)    (10.9)
  Translation adjustment....................................    (2.4)       .3
                                                              ------    ------
INVESTED CAPITAL, end of year...............................  $204.7    $253.4
                                                              ======    ======

     See accompanying notes to the unaudited condensed financial statements

                               GEON PVC BUSINESS

                       CONDENSED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                   UNAUDITED

                             (AMOUNTS IN MILLIONS)

                                                               1998      1997
                                                              ------    ------
OPERATING ACTIVITIES
  Net income (loss).........................................  $(18.1)   $ 11.8
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................    21.9      22.1
  Change in assets and liabilities:
     Accounts receivable....................................    27.6      (6.9)
     Inventories............................................    17.3        --
     Accounts payable.......................................   (13.1)     (5.5)
     Accrued expenses.......................................    (3.1)      3.4
  Other.....................................................    (4.9)      (.3)
                                                              ------    ------
  Net cash provided by operating activities.................    27.6      24.6
INVESTING ACTIVITIES
  Purchases of property, plant and equipment................   (10.7)    (13.5)
FINANCING ACTIVITIES
  Net transactions with Geon................................   (16.7)    (10.9)
  Repayment of long-term debt...............................    (0.2)     (0.2)
                                                              ------    ------
Net cash provided (used) by financing activities............   (16.9)    (11.1)
Net change in cash..........................................      --        --
Cash at beginning of the period.............................      .1        .1
                                                              ------    ------
Cash at end of the period...................................  $   .1    $   .1
                                                              ======    ======

     See accompanying notes to the unaudited condensed financial statements

                               GEON PVC BUSINESS


                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   UNAUDITED

NOTE A

     The accompanying unaudited condensed financial statements of The Geon Company's ("Geon") PVC suspension and mass resin business, which is being contributed to a joint venture with Occidental Chemical Corporation ("OxyChem"), a subsidiary of Occidental Petroleum Corporation, (the "Geon PVC Business") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair financial presentation have been included. Operating results for the nine month periods ended September 30, 1998 and 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998 or in the future.

     In June 1998, Geon announced that a non-binding letter of intent had been signed to enter into transactions with OxyChem. In December 1998, the parties announced that a Master Transaction Agreement had been signed. The proposed transactions would result in (i) the creation of a joint venture, comprised of the PVC suspension and mass resin businesses and related supporting operations of both companies, which would be 76 percent owned by OxyChem and 24 percent by Geon; (ii) the creation of a joint venture, comprised of the powder/dry blend compound business of both companies, which would be 90 percent owned by Geon and 10 percent owned by OxyChem; and (iii) the acquisition by Geon of OxyChem's vinyl compound, film and pellet businesses located at Burlington, New Jersey, and Pasadena, Texas. The proposed transactions with OxyChem are subject to a number of conditions, including the execution of final documents, approval of the board of directors of each company and the Geon shareholders.

NOTE B

     The accompanying financial statements include the operating results, operating assets and liabilities, and cash flows of the Geon PVC Business, which is currently owned by Geon. These financial statements are presented on a going concern basis and include only the historical net assets and the historical results of operations and cash flows that are directly related to the Geon PVC Business. The Geon PVC Business is a producer and marketer of polyvinyl chloride ("PVC") suspension and mass resins and vinyl chloride monomer ("VCM"), an intermediate precursor to PVC. The Geon PVC Business operates primarily in the United States and Canada in one business segment. Geon has controlled, on a centralized basis, all cash receipts and disbursements received or made by the Geon PVC Business. The net results of such transactions are included in the balance sheet as invested capital.


     The Geon PVC Business shares certain manufacturing and warehousing facilities with the other businesses of Geon. The Geon PVC Business records its sales and expenses separately and distinctly from the other Geon businesses. Geon provided certain support activities such as administration, legal, finance, treasury, business development, information systems, accounting, human resources, and risk management to the Geon PVC Business. The cost of such activities has been charged to the Geon PVC Business and totaled $15.3 and $14.5 for the nine month period ended September 30, 1998 and 1997, respectively. In the opinion of management, charges and allocations have been determined on a reasonable basis (primarily on a proportional cost basis) and reflect the expenses of the Geon PVC Business as operated by Geon; however, they are not necessarily indicative of the level of expenses which might have been incurred had the Geon PVC Business been operating as a stand-alone entity. Consequently, the financial position, results of operations, and cash flows may not be indicative of what would have been reported if the Geon PVC Business had been a separate, stand-alone entity during the period presented. In addition, Geon has controlled on a centralized basis all cash receipts and disburse-

                               GEON PVC BUSINESS

                                   UNAUDITED


ments received or made by the Geon PVC Business. The net results of such transactions are included in the balance sheet as invested capital.



     The Geon PVC Business sells PVC and VCM to affiliated business units of Geon for the manufacture of compounds and other PVC products. Such sales have been reflected at internally calculated transfer prices which approximate the market price for similar transactions with third parties. These sales totaled $105.7 and $138.9 for the nine month period ended September 30, 1998 and 1997, respectively, and the amounts due from Geon related to these sales are included in invested capital in the applicable period.


NOTE C

     Expenditures related to the investigation and remediation of environmental contamination, which include operating facilities and waste disposal sites, are expensed and accrued by the Geon PVC Business when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Such accrued liabilities are exclusive of claims against third-parties (except where payment has been received or the amount of liability or contribution by such other parties, including insurance companies, has been agreed) and are not discounted. In general, expenditures related to environmental remediation are charged against the accrual.

     Management believes that compliance with current governmental regulations at all levels will not have a material adverse effect on its financial condition, results of operations, or cash flows. Based on estimates prepared by Geon's environmental engineers and consultants, the Geon PVC Business at September 30, 1998, had accruals totaling $2.2 million to cover probable future environmental expenditures related to previous contamination. The accrual represents management's best estimate for the remaining remediation costs based upon information and technology currently available. Depending on the results of future testing and the ultimate remediation alternative undertaken at the sites, it is possible that costs could be more than those recorded at September 30, 1998, by as much as $3.4 million. The estimate of the liability may be revised as new regulations, technologies, or additional information is obtained.

NOTE D

     Components of inventories as of September 30, 1998, are as follows (in millions):

Finished products and in-process inventories................  $33.4
Raw materials and supplies..................................   13.9
                                                              -----
                                                               47.3
LIFO Reserve................................................   (5.8)
                                                              -----
                                                              $41.5
                                                              =====

     The decrease in the LIFO reserve is primarily the result of significant reductions in the price of ethylene and chlorine, key raw materials used in the production of PVC resins.

NOTE E

     The Geon PVC Business participated in an agreement between Geon and a bank to sell an undivided interest in certain trade accounts receivable. The outstanding amount sold under the program attributable to the Geon PVC Business and included in the net trade accounts receivable presented in the balance sheet was $35.7 at September 30, 1998.

                               GEON PVC BUSINESS

                                   UNAUDITED

NOTE F

     In March 1998, Geon announced an agreement with Bayer Corporation under which Bayer will utilize a pipeline to transport anhydrous chlorine (HCl) from its plant in Baytown, Texas, to Geon's VCM plant in LaPorte, Texas. Geon has constructed an oxychlorination facility at LaPorte which will convert the HCI for use in making VCM at its LaPorte facility. Operation of the pipeline and related facilities commenced early in the fourth quarter of 1998.

NOTE G

     State of Readiness

     Since 1997, Geon has been actively involved in surveying, assessing, and correcting Year 2000 ("Y2K") problems with its information technology structure. Geon's information technology structure includes, among others, commercial business information systems, manufacturing information systems, desktop computing networks, and data and communication networks. Geon implemented a new integrated commercial business information system in 1997 which is Y2K compliant and will support approximately 90% of the current operations. Following the assessment of its information technology structure, Geon identified its systems that it believed may be vulnerable to Y2K failures and established a program to address Y2K issues.

     Geon's Y2K efforts are being carried out by Geon's Y2K compliance team under the leadership of the Manager of Technical Support. The Manager of Technical Support has assembled a group of seven individuals to oversee the implementation of Geon's Y2K program and has appointed a person at each of Geon's facilities, including those newly acquired, to address Y2K issues. The Y2K compliance team maintains a reporting structure to ensure that progress is made on Y2K issues and to ensure the reliability of risk and cost estimates relating to Y2K problems.

     The most critical non-information technology systems, such as automated process control equipment, are relatively new and are being upgraded and maintained with the help of Geon's various suppliers. To date, Geon's investigation of these systems has not revealed any Y2K problems; however, investigation in this area continues.

     In February 1997, Geon completed the installation of a new integrated commercial business information system which is Y2K compliant and will support approximately 90% of Geon's current operations. The purchase and initial installation of Geon's new commercial business information system cost approximately $20 million. Currently, Geon is operating one older information system which Geon has remediated. As a result of the installation of the new system and its remediation efforts, Geon has competed all of its Y2K work with respect to its commercial business information systems. Geon is also in the process of remediating all of its technical infrastructure. The most critical non-information technology systems include automated process control equipment and equipment containing embedded chips. These systems are relatively new and are being upgraded and maintained with the help of Geon's various suppliers.

     In addition to internal resources, Geon is utilizing external resources to implement its Y2K program and to ensure that its risk and cost estimates are reliable. Geon has contracted with outside consultants to verify Geon's assessment of its Y2K problems and to assist it with remediation efforts.

     Geon relies significantly upon third parties in the operation of its business. As a result, as part of Geon's Y2K program, the purchasing and production control department of each operating unit has made, and is making, efforts to determine and assess the Y2K compliance status of third parties with which Geon does business. In particular, throughout 1998, Geon contacted and sent questionnaires to

                               GEON PVC BUSINESS

                                   UNAUDITED

all of its raw material suppliers to obtain information relating to the status of such suppliers with respect to Y2K issues. Geon received assurances from 75% of its raw material suppliers that they are or would be Y2K compliant by July 1999. Geon has maintained ongoing correspondence with its suppliers regarding Y2K issues and placed particular emphasis on determining the Y2K readiness of its critical suppliers.

     Due to the uncertainties associated with Y2K problems, Geon is in the process of developing contingency plans in the event that its business or operations are disrupted January 1, 2000. As part of this plan, Geon expects to adjust its inventory levels and mix of products and raw materials consistent with good business practice based upon the risks that Geon believes exist. In addition, Geon expects to develop a plan that outlines how one facility can compensate for any disruption at another facility due to Y2K problems.

     Completion

     Geon's Y2K compliance team expects Geon's internal systems and processes to be Y2K compliant by July 1999.

     Costs

     Geon anticipates incurring total out-of-pocket expenditures of approximately $.75 million on Y2K issues. To date, Geon has incurred out-of-pocket cost of approximately $.3 million on Y2K issues, plus internal personnel time included in the scope of normal operations. Approximately 85% of these funds have been used in connection with remediation, and 15% of these funds have been used to replace portions of the information technology structure. The funds used by Geon to address its Y2K problems are from the general business budget, and all such costs are expensed as incurred.

     Risks

     If Geon's suppliers and customers are not Y2K compliant by January 1, 2000, such noncompliance could materially affect Geon's business, results of operations, and financial condition. Geon may experience some random or unforeseen supply chain disruptions that may affect its ability to produce and distribute key products. In addition, Geon's business may be disrupted if a significant number of its customers are unable to pay for product supplied to them by Geon. Geon's worst case scenario is the inability of Geon to receive raw materials or remove products from its facilities. In order for Y2K problems to have a material effect on Geon, Geon believes that more than one of its facilities would have to experience significant Y2K problems.

                         REPORT OF INDEPENDENT AUDITORS



TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF THE GEON COMPANY:



     We have audited the accompanying consolidated balance sheets of The Geon Company and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements, which appear on pages F-54, F-56, and F-58 through F-71, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Geon Company and subsidiaries at December 31, 1997, and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                          /s/ Ernst & Young LLP


Cleveland, Ohio


January 29, 1998

                 MANAGEMENT'S ANALYSIS -- STATEMENTS OF INCOME

     In 1997, the Company achieved new records in both resin and compound shipments. Operating income, before a special charge for employee separation costs, increased $37.1 million, or 124% over 1996 despite lower industry resin margins (selling prices less the cost of key raw materials) in 1997 versus last year. This improvement is the result of the Company's efforts to grow and expand its value-added market segments, which consist of compounds and specialty dispersion resins. In addition, the Company has further reduced the material and operating costs of its resin operations with the April 1996 startup of its LaPorte, Texas, vinyl chloride monomer (VCM) plant facility expansion and other improvements. The acquisition of Synergistics Industries Limited (Synergistics) was completed and became part of Geon's consolidated operations effective October 31, 1997. While Synergistics had a strong two months of operations, its impact on 1997 earnings was not significant, as a result of accounting adjustments. We are confident that Synergistics will be accretive to earnings in 1998.


     1997 INDUSTRY CONDITIONS -- The Company believes that, based on the Society of Plastics Industry's (SPI) December 1997 data, North American (U.S. and Canada) producer shipments of polyvinyl chloride (PVC) resins (including exports) are estimated to have increased 6% over 1996. In 1997, based on SPI data, export shipments are estimated to have increased 33% over 1996. Domestic shipments increased approximately 3% over last year.



     Capacity utilization (shipments/capacity) for North America is estimated at 94% of effective capacity (88% of nameplate) in 1997. North American capacity increased 7% over 1996.


     The Company believes that average industry operating spreads for the largest PVC resin market applications decreased approximately 1.0 cent per pound in 1997 as compared with 1996. This decrease was the result of higher average feedstock costs of approximately 20%, only partially offset by higher average selling prices. In 1997, ethylene costs on average were approximately 15% higher than in 1996. Average chlorine costs increased approximately one-third over 1996 levels.


     1997 RESULTS OF OPERATIONS -- The Company had sales of $1.25 billion for 1997, an increase of 9% from 1996. The Company's unit shipment growth exceeded the industry with increases in resin and compound of 7% and 17%, respectively. The compound shipments increased 7%, excluding Synergistics. The Company's export shipments in 1997 of both resin and VCM decreased from 1996 levels 24% and 88%, respectively.


     In 1997, the Company had operating income of $52 million and net income of $22.5 million. Despite improved earnings, the Company continues to focus on cost reductions and recorded a second-quarter pre-tax charge of $15 million ($9.2 million after tax) to cover costs associated with a voluntary early retirement program. Construction was completed and a jointly owned chlor-alkali plant commenced operations in November 1997. The plant will produce approximately one-third of Geon's chlorine requirements at producer economics. During the year, the Company further improved its resin production per unit of capacity and compound manufacturing output per line hour. Further, the Company is pursuing increased revenues in value-added market segments, which resulted in the acquisition of Synergistics for approximately $86.5 million. In 1997, employment, excluding the Synergistics acquisition, declined by 8%.


     1996 INDUSTRY CONDITIONS -- Total shipments were 11% higher than in 1995. The effective capacity utilization rate in 1996 was 95%, or 1% higher than in 1995. The 1996 average resin spreads were approximately 6.5 cents per pound below 1995.



     1996 RESULTS OF OPERATIONS -- The Company had sales of $1.14 billion for 1996, a decrease of 10% from 1995. The Company's unit shipment growth exceeded the industry with increases in resin and compound of 14% and 11%, respectively. The unit sales growth was more than offset by decreases in resin selling prices. Also, the VCM volume being exported substantially decreased from 1995.


     In 1996, the Company had operating income of $29.9 million, down from $127.2 million in 1995, excluding the 1995 special charge primarily associated with the compound manufacturing reconfiguration. This decline in operating income primarily resulted from the severe drop in industry resin spreads. The lower 1996 resin spreads, as compared with 1995, decreased resin operating income by approximately $110 million. During 1996, employment levels declined by 2%.

                       CONSOLIDATED STATEMENTS OF INCOME


                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
          (IN MILLIONS, EXCEPT PER SHARE DATA)               1997        1996        1995
          ------------------------------------             --------    --------    --------
SALES....................................................  $1,250.0    $1,144.4    $1,267.8
OPERATING COSTS AND EXPENSES:
  Cost of sales..........................................   1,133.6     1,061.8     1,090.2
  Selling and administrative.............................      49.4        52.7        50.4
  Employee separation and plant phase-out................      15.0          --        63.9
                                                           --------    --------    --------
                                                            1,198.0     1,114.5     1,204.5
OPERATING INCOME.........................................      52.0        29.9        63.3
Interest expense.........................................     (11.9)      (10.8)       (6.2)
Interest income..........................................        .7         1.4         1.8
Other (expense) income, net..............................      (6.2)         .2        (6.5)
                                                           --------    --------    --------
INCOME BEFORE INCOME TAXES...............................      34.6        20.7        52.4
Income tax expense.......................................     (12.1)       (8.5)      (20.2)
                                                           --------    --------    --------
NET INCOME...............................................  $   22.5    $   12.2    $   32.2
                                                           ========    ========    ========
EARNINGS PER COMMON SHARE:
  Basic..................................................  $    .98    $    .51    $   1.28
                                                           --------    --------    --------
  Diluted................................................  $    .95    $    .50    $   1.24
                                                           ========    ========    ========
WEIGHTED AVERAGE SHARES USED TO COMPUTE EARNINGS PER
  SHARE:
  Basic..................................................      22.9        23.9        25.2
  Diluted................................................      23.6        24.6        25.9
                                                           ========    ========    ========


                 See Notes to Consolidated Financial Statements

                    MANAGEMENT'S ANALYSIS -- BALANCE SHEETS

     The consolidated balance sheet at December 31, 1997, reflects the solid financial position of The Geon Company.


     ASSETS -- Total assets increased by 18% to $872.9 million at December 31, 1997. The change in assets is primarily related to the acquisition of Synergistics. Other assets include the intangibles associated with the Synergistics acquisition and the Company's equity investments. Included in the equity investments is the Company's 50% participation in a chlor-alkali joint venture and an Australian joint venture with Orica Limited (formerly ICI Australia). The Australian joint venture commenced operations in August 1997, with the Company contributing most of the assets of its Australian PVC subsidiary in exchange for a 37% ownership interest.



     LIABILITIES AND EQUITY -- The Synergistics acquisition was funded with a variable-rate short-term credit facility. At December 31, 1997, $83.9 million was outstanding under this agreement. The Company intends to refinance the Synergistics short-term credit facility with long-term debt prior to the expiration of this credit agreement in June 1998. At December 31, 1997, the Company had outstanding $125 million in debentures issued in 1995 and maturing in 10 and 20 years from issuance. The debentures have received investment-grade credit ratings. In addition, the Company has available unsecured lines of credit and overdraft facilities totaling $193 million. Other non-current liabilities include most of the Company's accrued environmental liabilities, including those associated with Synergistics, as well as pension accruals. The stronger U.S. dollar against the Canadian and Australian dollar resulted in unrecognized translation losses included in other equity of $8.3 million. In 1997, the Company returned $11.6 million to its stockholders in the form of dividends and repurchased 0.2 million shares.



     ENVIRONMENTAL MATTERS -- The Company generates both hazardous and non-hazardous wastes, the treatment, storage, transportation and disposal of which are regulated by various governmental agencies. The Company has been designated a potentially responsible party by the U.S. Environmental Protection Agency in connection with one plant and various other sites. The Company has accrued $51 million to cover future environmental remediation expenditures and does not believe any of the matters either individually or in the aggregate will have a material adverse effect on its capital expenditures, earnings, cash flow or liquidity. Included in the $51 million accrual are the estimated future costs to remediate Synergistics' facilities to Geon's historical environmental operating practices. Capital expenditures related to the limiting and monitoring of hazardous and non-hazardous wastes amounted to $4 million, $3 million and $7 million for 1997, 1996 and 1995, respectively. The Company estimates capital expenditures during 1998 of approximately $3 million to $5 million. Expenditures related to the remediation of previously contaminated sites are projected to be $25 million to $30 million over the next five years. The risk of additional costs and liabilities is inherent in certain plant operations and certain products produced at the Company's plants, as is the case with other companies involved in the PVC industry. For additional discussion of environmental matters, refer to Note K of the Notes to Consolidated Financial Statements.



     YEAR 2000 -- The Company has nearly completed the conversion of its primary commercial and financial information systems to an enterprise-wide system which is year 2000 compliant. The Company is continuing to evaluate other systems and processes and may incur internal staff costs as well as consulting and other expenses to upgrade or replace these systems. Future expenditures, beyond those which the Company would incur in the normal course of maintaining and upgrading its systems, are not projected to be material. Certain factors that may affect these forward-looking comments are discussed on page 37.

                          CONSOLIDATED BALANCE SHEETS


                                                                DECEMBER 31,
                                                              ----------------
            (IN MILLIONS, EXCEPT PER SHARE DATA)               1997      1996
            ------------------------------------              ------    ------
ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................  $ 49.1    $ 17.9
Accounts receivable.........................................   110.8      72.7
Inventories.................................................   122.4     105.1
Deferred income tax assets..................................    20.7      18.1
Prepaid expenses............................................    10.5      20.0
                                                              ------    ------
          TOTAL CURRENT ASSETS..............................   313.5     233.8
Property, net...............................................   456.6     457.2
Deferred charges and other assets...........................   102.8      45.9
                                                              ------    ------
          TOTAL ASSETS......................................  $872.9    $736.9
                                                              ======    ======
LIABILITIES
CURRENT LIABILITIES
Short-term bank debt........................................  $ 90.4    $ 18.9
Accounts payable............................................   164.7     126.4
Accrued expenses............................................    57.7      57.6
Current portion of long-term debt...........................      .8        .7
                                                              ------    ------
          TOTAL CURRENT LIABILITIES.........................   313.6     203.6
Long-term debt..............................................   136.4     137.2
Deferred income tax liabilities.............................    35.8      33.0
Post-retirement benefits other than pensions................    86.2      86.7
Other non-current liabilities including pensions............    77.1      54.0
                                                              ------    ------
          TOTAL LIABILITIES.................................   649.1     514.5
                                                              ------    ------
STOCKHOLDERS' EQUITY
Preferred stock, 10.0 shares authorized; no shares issued...      --        --
Common stock, $0.10 par, authorized 100.0 shares; issued
  27.9 shares...............................................     2.8       2.8
Additional paid-in capital..................................   295.8     296.1
Retained earnings...........................................    73.3      62.4
Common stock held in treasury, 4.7 shares in 1997 and 4.6
  shares in 1996............................................  (118.0)   (115.7)
Other.......................................................   (30.1)    (23.2)
                                                              ------    ------
          TOTAL STOCKHOLDERS' EQUITY........................   223.8     222.4
                                                              ------    ------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $872.9    $736.9
                                                              ======    ======


                 See Notes to Consolidated Financial Statements

                      MANAGEMENT'S ANALYSIS -- CASH FLOWS

     Net cash used by operating and investing activities was $17.3 million in 1997, and includes the acquisition of Synergistics at a net investment of $82.2 million. Excluding the Synergistics acquisition, net cash provided by net operating and investing activities was $64.9 million, or an increase of $73.5 million over 1996. This increase was primarily due to higher earnings before non-cash charges (employee separation and plant phase-out, depreciation and amortization, and deferred income taxes) of $22.0 million and the repayment of prior-year advances to equity affiliates. In addition, lower 1997 purchases of property were offset by changes in operating working capital (accounts receivable plus inventory less accounts payable).

     In 1996, net cash used by operating and investing activities was $8.6 million, or $42.9 million lower than in 1995. The change was primarily due to lower earnings before non-cash charges, partially offset by a decrease in operating working capital. At December 31, 1996, operating working capital was $18.7 million lower than in the previous year. Other uses in 1995 included higher pension contributions, which totaled $23.6 million.

     Financing activities in 1997 primarily reflect the funding of the purchase price for the Synergistics acquisition and the payment of dividends. During the three years ended December 31, 1997, the Company repurchased $85.4 million of common stock. During 1995, the Company issued debentures and prepaid long-term bank debt.

     The Company believes it has sufficient funds to support dividends, debt service requirements and normal capital expenditures under its existing working capital facilities and other available permitted borrowings. The Company intends to refinance the short-term credit facility used to initially fund the Synergistics acquisition with long-term debt prior to the expiration of the credit facility in June 1998. Certain factors that may affect these forward-looking comments are discussed on page 37. Under an August 1996 Board of Directors resolution, the Company is authorized to repurchase an additional 1.7 million shares of Geon common stock.


     INFLATION -- The Company employs a number of strategies to mitigate the impact of inflation on financial results. A considerable amount of capital spending is directed toward cost reduction and productivity improvement projects. Moreover, through its research and development efforts, the Company is continually exploring ways to reduce the cost of existing products and to develop new products with improved performance characteristics that will command premium prices. The Company is also reviewing and re-engineering its administrative activities on an ongoing basis in order to streamline operations and reduce costs.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                       (IN MILLIONS)                          1997     1996     1995
                       -------------                          -----    -----    -----
OPERATING ACTIVITIES
Net income..................................................  $22.5    $12.2    $32.2
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Employee separation and plant phase-out...................   15.0       --     63.9
  Depreciation and amortization.............................   53.3     54.1     56.6
  Provision for deferred income taxes.......................    6.3      8.8      1.5
  Changes in assets and liabilities:
     Accounts receivable....................................   (2.8)    30.1     43.1
     Inventories............................................   (4.3)   (12.0)   (18.1)
     Accounts payable.......................................   (2.5)      .6    (43.3)
     Accrued expenses.......................................   (6.0)    (2.5)    (3.9)
     Income taxes payable/receivable, net...................    4.2     (2.1)   (18.0)
     Other..................................................   12.3     (4.6)    (9.6)
                                                              -----    -----    -----
  NET CASH PROVIDED BY OPERATING ACTIVITIES.................   98.0     84.6    104.4
INVESTING ACTIVITIES
Business acquisition, net of cash acquired of $4.3..........  (82.2)      --       --
Purchases of property.......................................  (50.9)   (73.4)   (70.0)
Investment in, advances to or repayments from equity
  affiliates................................................   17.8    (19.8)     (.1)
                                                              -----    -----    -----
  NET CASH (USED) PROVIDED BY OPERATING AND INVESTING
     ACTIVITIES.............................................  (17.3)    (8.6)    34.3
FINANCING ACTIVITIES
Increase (decrease) in short-term debt......................   72.0      9.8     (1.4)
Proceeds from long-term debt................................     --       --    125.0
Repayment of long-term debt.................................   (4.0)     (.7)   (80.0)
Net proceeds from issuance of common stock..................     .3       .4      1.6
Repurchase of common stock..................................   (4.1)   (32.4)   (48.9)
Dividends...................................................  (11.6)   (12.1)   (12.7)
Other.......................................................     --       --     (5.0)
                                                              -----    -----    -----
  NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES..........   52.6    (35.0)   (21.4)
Effect of exchange rate changes on cash.....................   (4.1)      .4       .7
                                                              -----    -----    -----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............   31.2    (43.2)    13.6
Cash and cash equivalents at beginning of year..............   17.9     61.1     47.5
                                                              -----    -----    -----
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $49.1    $17.9    $61.1
                                                              =====    =====    =====

                 See Notes to Consolidated Financial Statements

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                     COMMON                                               COMMON
  (DOLLARS IN MILLIONS,              SHARES                      ADDITIONAL               STOCK
 EXCEPT PER SHARE DATA;    COMMON   HELD IN             COMMON    PAID-IN     RETAINED   HELD IN
  SHARES IN THOUSANDS)     SHARES   TREASURY   TOTAL    STOCK     CAPITAL     EARNINGS   TREASURY   OTHER
 ----------------------    ------   --------   ------   ------   ----------   --------   --------   ------
BALANCE DECEMBER 31,
  1994...................  27,832    1,513     $240.2   $2.8       $266.7      $42.8      $(42.2)   $(29.9)
Net income...............                        32.2                           32.2
Stock-based compensation
  and exercise of
  options................     45      (160)       9.0                 7.2                    4.5      (2.7)
Repurchase of common
  stock..................            1,844      (48.9)                                     (48.9)
Adjustment of minimum
  pension liability......                       (13.5)                                               (13.5)
Translation adjustment...                         2.6                                                  2.6
Cash dividends ($.50 per
  share).................                       (12.7)                         (12.7)
                           ------    -----     ------    ----      ------      -----     -------    ------
BALANCE DECEMBER 31,
  1995...................  27,877    3,197     $208.9    $2.8      $273.9      $62.3      $(86.6)   $(43.5)
Net income...............                        12.2                           12.2
Stock-based compensation
  and exercise of
  options................             (107)       3.0                (3.7)                   3.3       3.4
Repurchase of common
  stock..................            1,469      (32.4)                                     (32.4)
Adjustment of minimum
  pension liability......                        16.4                                                 16.4
Adjustment related to
  step-up in tax basis...                        25.9                25.9
Translation adjustment...                          .5                                                   .5
Cash dividends ($.50 per
  share).................                       (12.1)                         (12.1)
                           ------    -----     ------    ----      ------      -----     -------    ------
BALANCE DECEMBER 31,
  1996...................  27,877    4,559     $222.4    $2.8      $296.1      $62.4     $(115.7)   $(23.2)
Net income...............                        22.5                           22.5
Stock-based compensation
  and exercise of
  options................              (59)       1.9                 (.3)                   1.8        .4
Repurchase of common
  stock..................              200       (4.1)                                      (4.1)
Adjustment of minimum
  pension liability......                         1.0                                                  1.0
Translation adjustment...                        (8.3)                                                (8.3)
Cash dividends ($.50 per
  share).................                       (11.6)                         (11.6)
                           ------    -----     ------    ----      ------      -----     -------    ------
BALANCE DECEMBER 31,
  1997...................  27,877    4,700     $223.8    $2.8      $295.8      $73.3     $(118.0)   $(30.1)
                           ======    =====     ======    ====      ======      =====     =======    ======


                 See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A.  THE COMPANY

     The Geon Company (Company or Geon), together with its subsidiaries, is one of the leading North American producers and marketers of polyvinyl chloride
(PVC) resins and is the largest producer and marketer of PVC compounds. The Company also produces and markets vinyl chloride monomer (VCM), an intermediate precursor to PVC. The Company operates primarily in the United States and Canada in one business segment. Sales include exports from North America of $36.2 million, $85.7 million and $183.0 million in 1997, 1996 and 1995, respectively.


NOTE B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  Principles of Consolidation


     The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions are eliminated.


  Cash and Cash Equivalents


     The Company considers all highly liquid investments purchased with a maturity of less than three months to be cash equivalents.


  Inventories


     Inventories are stated at the lower of cost or market. Most domestic inventories are valued by the last-in, first-out (LIFO) cost method. Inventories not valued by the LIFO method are valued principally by the average cost method.


  Property and Depreciation


     Property, plant and equipment is recorded at cost, net of depreciation and amortization computed principally using the straight-line method over the estimated useful life of the asset, ranging from 3 to 15 years for machinery and equipment and up to 40 years for buildings. Property, plant and equipment is generally depreciated on accelerated methods for income tax purposes. Repairs and maintenance costs are expensed as incurred, except for plant turnaround costs, which are deferred and amortized over the period benefited. At December 31, 1997, and 1996, unamortized turnaround costs were $1.9 million and $6.4 million, respectively.


  Goodwill


     The excess of the purchase price paid over the fair value of the net assets of businesses acquired is recorded as goodwill and amortized over a 35-year period on a straight-line basis. Goodwill and other long-lived assets are reviewed for impairment. Measurement of impairment may be based upon appraisals, market values of similar assets or discounted cash flows.


  Financial Instruments


     The fair values of cash equivalents and short-term bank debt approximate their carrying amount because of the short maturity of those instruments. The fair values of long-term debt and debentures are estimated based on the present value of the underlying cash flows discounted at the Company's estimated borrowing rate. At December 31, 1997 and 1996, the fair value of long-term debt, including debentures, approximates its carrying value.

     The Company periodically enters into interest rate exchange and foreign currency forward contracts to manage exposure to foreign currency and interest rate fluctuations. The interest rate exchange agreements generally do not qualify for hedge accounting treatment and, accordingly, are carried at market value, with the related gains and losses recognized immediately in income. Gains and losses on foreign currency contracts qualifying as hedges are deferred and recognized at the termination or settlement of the underlying hedged item. Gains and losses on currency contracts that do not qualify for hedge accounting are recognized immediately in income.


  Revenue Recognition


     The Company recognizes revenues at the point of passage of title, which is generally at the time of shipment.


  Environmental Costs


     The Company expenses, on a current basis, recurring costs associated with managing hazardous substances and pollution in ongoing operations. Costs associated with the remediation of environmental contamination are accrued when it becomes probable that a liability has been incurred and the Company's proportionate share of the amount can be reasonably estimated.


  Research and Development Expense


     Research and development costs, which were $17.1 million, $17.5 million and $18.0 million in 1997, 1996 and 1995, respectively, are charged to expense as incurred.


  Foreign Currency Translation


     Income statement items are translated at average currency exchange rates. Transaction gains and losses are included in determining net income. All balance sheet accounts of foreign subsidiaries and equity investees are translated at the current exchange rate as of the end of the period. The Company's share of the resulting translation adjustment is recorded as part of the other component of stockholders' equity. The cumulative unrecognized translation adjustment loss was $27.0 million, $18.6 million and $19.1 million at December 31, 1997, 1996 and 1995, respectively.


  Earnings Per Common Share


     In 1997, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 128, "Earnings Per Share," which replaced the computation of primary and fully diluted earnings per share with basic and diluted earnings per share. Earnings per share for all prior periods have been restated to conform with the new standard.

     Basic earnings per share are computed using the weighted average number of shares of common stock outstanding during the period. Earnings per share on a diluted basis also reflect the potential dilutive effect of stock options and restricted stock awards and other incentives.


  Stock Options


     The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."


  Australian Joint Venture


     In August 1997, the Company entered into a joint venture resulting from the merger of its Australian PVC operations with the operations of an unrelated party. Geon contributed certain net assets, including inventory and property and equipment, in exchange for 37% ownership in the joint venture. This joint venture is accounted for under the equity method. Prior to the formation of the joint venture, Geon's Australian PVC operations had assets of approximately $44 million.

  Recently Issued Accounting Standards


     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which requires that an enterprise classify items of other comprehensive income (such as foreign currency translation adjustments) in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company will comply with the provisions of this statement upon its required adoption in 1998.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes new standards for the way public business enterprises report information about operating segments in annual financial statements, and which requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is currently studying the effects of adoption of this statement, which will be effective for the Company beginning on December 31, 1998.


  Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


  Reclassification


     Certain amounts for 1996 and 1995 have been reclassified to conform to the 1997 presentation.


NOTE C.  BUSINESS ACQUISITION


     Effective October 31, 1997, the Company acquired substantially all of the outstanding capital stock of Synergistics Industries Limited (Synergistics) of Mississauga, Ontario, Canada, a manufacturer of plastic compounds and materials. The acquisition is being accounted for under the purchase method of accounting and, accordingly, the purchase cost of approximately $86.5 million, including related acquisition costs, has initially been allocated to assets acquired and liabilities assumed based upon their estimated fair values. The excess of the purchase price over the estimated fair value of net assets acquired of $63.6 million has been recorded as goodwill. The acquisition was initially financed with a short-term credit facility (See Financing Arrangements). The operating results of Synergistics have been included in the consolidated statement of income from the date of acquisition.

     The following unaudited pro forma information presents a summary of the consolidated results of operations of the Company and Synergistics as if the acquisition had occurred at the beginning of 1996, with pro forma adjustments to reflect the amortization of goodwill, interest expense on acquisition debt and other adjustments, together with the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations if the acquisition had actually occurred at the beginning of the periods presented.

         (IN MILLIONS, EXCEPT PER SHARE DATA)              1997        1996
         ------------------------------------            --------    --------
Sales..................................................  $1,454.0    $1,312.3
Operating income.......................................      70.6        36.8
                                                         --------    --------
Net income.............................................      23.5        11.9
                                                         --------    --------
Basic earnings per common share........................  $   1.03    $    .50
Diluted earnings per common share......................      1.00         .48

NOTE D.  FINANCING ARRANGEMENTS


     Aggregate maturities of long-term debt during the five years subsequent to December 31, 1997, are as follows: 1998--$0.8 million; 1999--$0.8 million; 2000--$1.8 million; 2001--$0.3 million; and 2002--$0.5 million. Interest paid amounted to $12.5 million, $10.9 million and $7.6 million during 1997, 1996 and 1995, respectively. At December 31, long-term debt consisted of the following:

                      (IN MILLIONS)                          1997      1996
                      -------------                         ------    ------
6.875% Debentures (maturing 2005).........................  $ 75.0    $ 75.0
7.500% Debentures (maturing 2015).........................    50.0      50.0
6.660% Industrial revenue bonds (maturing 2009)...........     9.3       9.9
Other.....................................................     2.9       3.0
                                                            ------    ------
                                                             137.2     137.9
Less current portion......................................      .8        .7
                                                            ------    ------
                                                            $136.4    $137.2
                                                            ======    ======

     The Company has obtained a variable-rate short-term credit facility to temporarily fund the acquisition of Synergistics. At December 31, 1997, $83.9 million was outstanding under this agreement. The Company intends to fund the acquisition with long-term debt prior to the expiration of this credit agreement in June 1998.

     The Company had the following unsecured lines of credit, all of which are short term except for the revolving credit facility that expires in the year 2000.

                                                        NUMBER OF    PERMITTED
                (DOLLARS IN MILLIONS)                     LINES      BORROWINGS
                ---------------------                   ---------    ----------
U.S. (including the $100 revolving credit facility)...      7           $160
Canada (includes acquisition facility)................      4            122
                                                                        ----
                                                                        $282
                                                                        ====

     At December 31, 1997, approximately $193 million of the credit and overdraft facilities was available. The weighted-average Canadian interest rate on short-term borrowings was 4.1% at December 31, 1997. The Company's bank agreements contain restrictive covenants and require the maintenance of financial ratios. No specific restrictions have been placed on dividends or share repurchases.


NOTE E.  LEASING ARRANGEMENTS


     The Company leases warehouse space, a production facility, machinery and equipment, automobiles and railcars under operating leases with remaining terms up to 12 years. Rent expense amounted to $32.1 million, $23.8 million and $16.4 million during 1997, 1996 and 1995, respectively. The future minimum lease payments under non-cancelable operating leases with initial lease terms in excess of one year at December 31, 1997, are as follows: 1998--$29.2 million; 1999--$26.3 million; 2000--$21.4 million; 2001--$150.4 million; 2002--$6.1 million; thereafter--$65.1 million.

     The Company leases a VCM production facility and related equipment under an operating lease that expires in 2001. Under the terms of the lease, the Company has options to renew the lease for five one-year periods and may purchase the VCM facility and equipment at the then-fair value at any time during the lease term. The lease provides for a substantial residual value guarantee by the Company at the termination of the lease. During 1996, the Company amended the lease agreement to include additional equipment for which the Company has also assumed a $45 million construction performance obligation. Accumulated construction in process was $38.4 million at December 31, 1997.

NOTE F.  SALE OF ACCOUNTS RECEIVABLE


     The Company has an agreement with a bank to sell an undivided interest in certain trade accounts receivable under which, on an ongoing basis, a maximum of $85.0 million can be sold from a designated pool subject to limited recourse. Payments are collected from the sold accounts receivable; the collections are reinvested in new accounts receivable for the buyers; and a yield based on defined short-term market rates is transferred to the buyers. Buyers have collection rights to recover payments from the receivables in the designated pool. Sales of accounts receivable averaged $79.9 million, $40.5 million and $68.7 million in 1997, 1996 and 1995, respectively. Accounts receivable at December 31, 1997, and 1996, are net of $60.0 million and $68.1 million, respectively, representing the interests in receivables sold under these agreements. The discount from the Company's sale of receivables is included in "Other expense, net" in the Consolidated Statements of Income.

NOTE G.  INVENTORIES


                                                              DECEMBER 31,
                                                            ----------------
                      (IN MILLIONS)                          1997      1996
                      -------------                         ------    ------
At FIFO or average cost, which approximates current costs:
  Finished products and in process........................  $107.8    $102.2
  Raw materials and supplies..............................    48.7      36.3
                                                            ------    ------
                                                             156.5     138.5
Reserve to reduce certain inventories to LIFO basis.......   (34.1)    (33.4)
                                                            ------    ------
                                                            $122.4    $105.1
                                                            ======    ======


     Approximately 62% and 67% of the pre-LIFO inventory amounts have been valued by the LIFO method at December 31, 1997, and 1996, respectively.

NOTE H.  PROPERTY

                                                             DECEMBER 31,
                                                         --------------------
                     (IN MILLIONS)                         1997        1996
                     -------------                       --------    --------
Land...................................................  $    7.9    $    7.9
Buildings..............................................     151.2       146.4
Machinery and equipment................................   1,014.2     1,025.6
                                                         --------    --------
                                                          1,173.3     1,179.9
Less accumulated depreciation and amortization.........     716.7       722.7
                                                         --------    --------
                                                         $  456.6    $  457.2
                                                         ========    ========

     Capital expenditures for 1997, 1996 and 1995 include $2.4 million, $1.1 million and $1.6 million, respectively, of capitalized interest costs.

NOTE I.  OTHER BALANCE SHEET LIABILITIES



                                                                 NON-CURRENT
                                            ACCRUED EXPENSES     LIABILITIES
                                              DECEMBER 31,       DECEMBER 31,
                                            ----------------    --------------
              (IN MILLIONS)                  1997      1996     1997     1996
              -------------                 ------    ------    -----    -----
Employment costs..........................  $22.6     $21.0     $ 4.6    $ 5.9
Environmental.............................    7.3       6.0      43.7     21.2
Plant utilities...........................    1.4       1.4       3.2      4.6
Taxes, other than income..................   13.1      10.8        --       --
Post-retirement benefits..................    7.7       7.7        --       --
Pension...................................     --        --      20.1     16.5
Other.....................................    5.6      10.7       5.5      5.8
                                            -----     -----     -----    -----
                                            $57.7     $57.6     $77.1    $54.0
                                            =====     =====     =====    =====


NOTE J.  EMPLOYEE BENEFIT PLANS

  Pension Benefit Plans

     The Company has two defined benefit pension plans covering substantially all domestic employees. The plan covering salaried employees generally provides benefit payments using a formula that is based on employee compensation and length of service. The plan covering union wage employees generally provides benefit payments of stated amounts for each year of service. Annual contributions to the plans are sufficient to satisfy legal requirements. Plan assets consist principally of corporate and government obligations and funds invested in equities. Annual pension expense included the following components:

                  (IN MILLIONS)                     1997      1996      1995
                  -------------                    ------    ------    ------
Service cost for benefits earned.................  $  4.1    $  4.0    $  2.8
Interest cost....................................    19.5      18.8      18.0
Income on plan assets............................   (36.4)    (33.4)    (33.4)
Net amortization and deferral....................    20.6      22.3      22.7
                                                   ------    ------    ------
Pension expense, net.............................  $  7.8    $ 11.7    $ 10.1
                                                   ======    ======    ======

     The following table sets forth as of December 31, 1997, and 1996, the status of the Company's funded defined benefit pension plans. This table excludes accrued pension costs of $8.3 million and $2.9 million for unfunded, non-qualified pension plans and the related projected benefit obligations (PBO) of $9.7 million and $4.1 million at December 31, 1997, and 1996, respectively.


                                                                       CHANGE
                                                                      1997 VS.
                 (IN MILLIONS)                     1997      1996       1996
                 -------------                    ------    ------    --------
Plan assets at fair value.......................  $241.8    $212.2     $29.6
Accumulated benefit obligation (ABO)............   256.7     234.2      22.5
                                                  ------    ------     -----
Plan assets less than ABO.......................  $ 14.9    $ 22.0     $ 7.1
                                                  ======    ======     =====


     At December 31, 1997, the plan assets were $241.8 million, which represents an increase of $29.6 million over year-end 1996. The growth in these assets was the result of actions taken by the Company and favorable security markets. Income earned on these assets was $19.6 million, which represents a return of 18% in 1997. The Company also made contributions in 1997 of $11.0 million.

Over the last three years, the Company's contributions have totaled $46.6 million, or $17.0 million above normal pension expense recognized during this period. From plan assets, benefit payments of $17.7 million were made in 1997.

                                                                       CHANGE
                                                                      1997 VS.
                 (IN MILLIONS)                     1997      1996       1996
                 -------------                    ------    ------    --------
ABO.............................................  $256.7    $234.2     $22.5
Effect of projected salary increases............    27.7      27.6        .1
                                                  ------    ------     -----
PBO.............................................  $284.4    $261.8     $22.6
                                                  ======    ======     =====
Plan assets less than PBO.......................  $ 42.6    $ 49.6     $ 7.0
Unamortized balances:
  Transitional liability........................    (5.6)     (6.9)     (1.3)
  Prior service cost............................    (4.4)     (5.7)     (1.3)
  Net actuarial loss............................   (30.3)    (38.0)     (7.7)
  Adjustments required to recognize minimum
     liability..................................     9.5      14.6       5.1
                                                  ------    ------     -----
Accrued pension cost............................  $ 11.8    $ 13.6     $ 1.8
                                                  ======    ======     =====

     Major assumptions used in accounting for the Company's defined benefit pension plans are as follows:

                                         1997         1996         1995
                                       ---------    ---------    ---------
Discount rate for obligations........    7.2%         7.5%         7.1%
Rate of increase in compensation
  levels.............................  4.0%-7.0%    4.0%-7.0%    4.0%-7.0%
Expected long-term rate of return on
  plan assets........................    9.5%         9.5%         9.0%

     A curtailment loss of $10.7 million was recorded in 1997 relating to a voluntary retirement program. The curtailment loss is included in the employee separation charge of $15.0 million recognized in the consolidated statement of income. At December 31, 1997, and 1996, $2.3 million and $3.3 million, respectively, were recorded as the cumulative additional minimum pension liability and included in the other component of stockholders' equity as a reduction.

  Retirement Savings Plan

     The Company maintains a voluntary retirement savings plan (RSP) for most employees. Under provisions of the RSP, eligible employees can receive Company matching contributions up to the first 6% of their eligible earnings. For 1997, 1996 and 1995, Company contributions amounted to $4.7 million each year. In addition, the Company makes profit-sharing payments to the RSP for those employees not covered by management incentive compensation plans. In 1997, 1996 and 1995, these profit-sharing payments totaled $.8 million, $1.0 million and $2.5 million, respectively.

  Post-Retirement Benefit Plans

     The Company sponsors several unfunded defined benefit post-retirement plans that provide certain health care and life insurance benefits to eligible employees. The health care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deduct-ibles and coinsurance. The life insurance plans are generally non-contributory. Below is the combined status of the plans at December 31:

                       (IN MILLIONS)                          1997     1996
                       -------------                          -----    -----
Accumulated post-retirement benefit obligation (APBO):
     Retirees...............................................  $83.3    $81.4
     Fully eligible active plan participants................    4.4      3.5
     Other active plan participants.........................    6.8      6.6
     Unrecognized gain (loss)...............................    (.6)     2.9
                                                              =====    =====
                                                              $93.9    $94.4

     The annual post-retirement benefit expense for each of the years ended December 31 included the following components:

                     (IN MILLIONS)                       1997    1996    1995
                     -------------                       ----    ----    ----
Service cost for benefits earned.......................  $ .4    $ .4    $ .3
Interest cost on APBO..................................   6.5     6.5     7.1
                                                         ----    ----    ----
Post-retirement expense, net...........................  $6.9    $6.9    $7.4
                                                         ====    ====    ====
Payment of claims......................................  $7.4    $7.1    $7.4

     At December 31, 1997, the average assumed rate of increase in the per capita cost of covered benefits was 8% for 1998 and is assumed to decrease gradually to 5% in 2005 and thereafter. An increase in the assumed health care cost trend rates by 1% in each year would increase the APBO as of December 31, 1997, by $4.3 million, and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for 1997 by $0.3 million.

     The discount rates used in determining the APBO at December 31, 1997, and 1996, were 7.2% and 7.5%, respectively. The decrease in the discount rate in 1997 from 1996 increased the APBO at December 31, 1997, by $2.8 million.

NOTE K.  COMMITMENTS

  Environmental

     The Company has been notified by the U.S. Environmental Protection Agency, a state environmental agency or a private party that it may be a potentially responsible party (PRP) in connection with seven active and inactive non-Company-owned sites. While government agencies frequently claim PRPs are jointly and severally liable at these sites, in the Company's experience, interim and final allocation of liability costs are generally made based on the relative contribution of waste. The Company believes that it has potential continuing liability with respect to only four such sites. In addition, the Company initiates corrective and preventive environmental projects of its own to ensure safe and lawful activities at its operations. The Company believes that compliance with current governmental regulations at all levels will not have a material adverse effect on its financial condition.

     Based on estimates prepared by the Company's environmental engineers and consultants, the Company at December 31, 1997, had accruals totaling $51.0 million to cover future environmental expenditures related to previously contaminated sites. Of this accrued amount, $18.2 million is attributable to future remediation expenditures at the Calvert City, Kentucky, site and less than $0.1 million is attributable to off-site environmental remediation liabilities, including the four sites mentioned above. An additional $25.0 million is attributable to the properties acquired as part of the Synergistics acquisition, and is related to anticipated costs to remediate these facilities to Geon's historical environmental operating practices.

     The remaining amount is primarily attributable to other environmental remediation projects at nine other Company-owned facilities. At Calvert City, consent orders have been signed with both the U.S. Environmental Protection Agency and the Commonwealth of Kentucky Department of Environmental Protection, which provide for a sitewide remediation program primarily to remove ethylene dichloride from groundwater, the cost of which has been accrued. The Company expended $5.0 million, $6.1 million and $3.0 million during 1997, 1996 and 1995, respectively, on the remediation of such sites.


  Guarantees


     At December 31, 1997, the Company, through an indemnification agreement with BFG, is contingently liable through December 31, 2001, with respect to guarantees of securities of other issuers in the amount of $47.5 million, for which the Company would be reimbursed by Occidental Chemical Holding Corporation for any amounts paid under the guarantees.

     The Company has a 50% participation in a joint venture operating a chlor-alkali plant. The Company has guaranteed $97.5 million of the joint venture's outstanding senior secured notes, maturing in 2017.

  Other

     The Company and its subsidiaries have commitments for a substantial portion of its key raw material feedstocks and energy incidental to the ordinary course of business. The Company is also from time to time subject to routine litigation incidental to its business. The Company believes that any liability that may finally be determined would not have a material adverse effect on its financial condition.

NOTE L.  OTHER INCOME (EXPENSE), NET


                    (IN MILLIONS)                      1997     1996    1995
                    -------------                      -----    ----    -----
Currency exchange (loss) gain........................  $(2.2)   $1.6    $ (.9)
Income from equity affiliates........................     .4     1.0       .1
Discount on sale of trade receivables................   (5.0)   (2.4)    (4.5)
Other income (expense), net..........................     .6      --     (1.2)
                                                       -----    ----    -----
                                                       $(6.2)   $ .2    $(6.5)
                                                       =====    ====    =====


NOTE M.  INCOME TAXES

     Income (loss) before income taxes consists of the following:

                   (IN MILLIONS)                     1997     1996     1995
                   -------------                     -----    -----    -----
Domestic...........................................  $24.9    $(8.9)   $40.1
Foreign............................................    9.7     29.6     12.3
                                                     -----    -----    -----
                                                     $34.6    $20.7    $52.4
                                                     =====    =====    =====

     A summary of income tax expense (benefit) is as follows:

                   (IN MILLIONS)                     1997      1996     1995
                   -------------                     -----    ------    -----
Current:
  Federal..........................................  $  .4    $(10.4)   $10.0
  State............................................   (1.1)       --      2.0
  Foreign..........................................    6.5      10.1      6.7
                                                     -----    ------    -----
          Total current............................    5.8       (.3)    18.7
Deferred:
  Federal..........................................    6.9       8.8      4.0
  State............................................    1.8       (.4)      .5
  Foreign..........................................   (2.4)       .4     (3.0)
                                                     -----    ------    -----
          Total deferred...........................    6.3       8.8      1.5
                                                     -----    ------    -----
          Total tax expense........................  $12.1    $  8.5    $20.2
                                                     =====    ======    =====

     The income tax rate for financial reporting purposes varied from the federal statutory rate as follows:

                                                         1997    1996    1995
                                                         ----    ----    ----
Federal statutory income tax rate......................  35.0%   35.0%   35.0%
Increase (decrease):
  State tax net of federal benefit.....................   1.5    (1.5)    3.1
  Differences in rates of foreign operations...........   2.0      .8    (1.1)
  Foreign withholding accrued on unremitted earnings...   1.1     4.7     2.0
  Adjust prior year's income tax liability.............  (5.9)     --      --
  Other, net...........................................   1.3     2.1     (.5)
                                                         ----    ----    ----
  Effective income tax rate............................  35.0%   41.1%   38.5%
                                                         ====    ====    ====

     Significant components of the Company's deferred tax liabilities and assets at December 31 are as follows:

                     (IN MILLIONS)                           1997      1996
                     -------------                           ----     ------
Deferred tax liabilities:
  Tax over book depreciation............................    $ 97.6    $ 84.0
  Other, net............................................      16.7      19.1
                                                            ------    ------
          Total deferred tax liabilities................     114.3     103.1
                                                            ------    ------
Deferred tax assets:
  Post-retirement benefits other than pensions..........      32.9      33.1
  Employment cost and pension...........................       9.3       5.9
  Environmental.........................................      16.7       9.5
  Net operating loss carryforward.......................      13.6       8.1
  LIFO inventory........................................       5.0       3.3
  Intangibles...........................................       4.0       5.8
  Alternative minimum tax credit carryforward...........       3.9       5.9
  Foreign tax credit carryforward.......................       6.0       4.3
  Foreign tax valuation allowance.......................      (6.0)     (4.3)
  State taxes...........................................        .5       2.3
  Other, net............................................      13.3      14.3
                                                            ------    ------
          Total deferred tax assets.....................      99.2      88.2
                                                            ------    ------
          Net deferred tax liabilities..................    $ 15.1    $ 14.9
                                                            ======    ======

     SFAS No. 109, "Accounting for Income Taxes," requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As realization of the foreign tax credit carryforwards is considered uncertain, a valuation allowance has been recorded. The Company believes that the timing of the reversal of its deferred tax liabilities, principally relating to accelerated depreciation, will be sufficient to fully recognize its remaining deferred tax assets. In particular, the turnaround of the largest deferred tax asset, related to accounting for post-retirement benefits other than pensions, will occur over an extended period of time and, as a result, will be realizable for tax purposes over those future periods.

     During 1996 the Company finalized the effects of the step-up in the tax basis of its assets as a result of formation and recorded adjustments to deferred taxes and equity of $25.9 million.

     The Company has provided for U.S. federal and foreign withholding tax on $24.1 million, or 19% of foreign subsidiaries' undistributed earnings, as of December 31, 1997. Regarding the undistributed earnings on which no federal and foreign withholding has been provided, earnings are intended to be reinvested indefinitely. It is not practical to determine the amount of income tax liability that would result had such earnings been actually repatriated. On repatriation, certain foreign countries impose withholding taxes. The amount of foreign withholding taxes that would be payable on remittance of the entire amount of undistributed earnings would approximate $7.3 million.

     During 1997, 1996 and 1995, the Company paid income taxes net of refunds of $1.9 million, $2.2 million and $37.9 million, respectively. The Company has a net operating loss carryforward of approximately $38.7 million, of which $12.4 million will expire in 2011 and the remaining $26.3 million will expire in 2012. In addition, the Company has foreign tax carryforwards of $6.0 million, which will expire from 1999 through 2002, and an alternative minimum tax credit carryforward of $3.9 million.

NOTE N.  EMPLOYEE SEPARATION AND PLANT PHASE-OUT CHARGES

     In 1997, the Company recorded a $15.0 million before-tax charge, primarily for employee separation costs related to position reductions at its headquarters. Of this, $10.7 million related to enhanced retirement pension benefits and the balance to employee separation and associated costs. In addition, in 1995, the Company recorded a $63.9 million before-tax charge, primarily related to the reconfiguration of the manufacturing of vinyl compound products.

NOTE O.  STOCK OPTION AND STOCK INCENTIVE PLANS

     The 1995 Incentive Stock Plan provides for the awarding or granting of options to purchase common stock of the Company. Generally, options granted become exercisable at the rate of 35% after one year, 70% after two years and 100% after three years. Certain options are fully exercisable after grant. The term of each option cannot extend beyond 10 years from the date of grant. Certain options carry with them limited stock appreciation rights exercisable in the event of a change in control. All options under the plans have been granted at 100% of market (as defined) on the date of the grant. In addition, certain senior-level executives received special awards in connection with the formation of the Company and the initial public offering (IPO) of stock on April 29, 1993, which included stock options with rights to purchase 1.2 million shares. These awards became exercisable four years after grant date. The Company also has a stock plan for non-employee directors under which options are granted.

     A summary of stock option activity follows:


                                                               WEIGHTED AVERAGE
      (IN THOUSANDS, EXCEPT PER SHARE DATA)         SHARES      EXERCISE PRICE
      -------------------------------------         -------    ----------------
Outstanding at January 1, 1995....................    1,818         $19.05
Issued............................................      321          26.73
Exercised.........................................       80          18.34
Canceled..........................................        4          26.40
                                                    -------         ------
Outstanding at January 1, 1996....................    2,055          20.27
Issued............................................      284          25.98
Exercised.........................................       21          18.57
Canceled..........................................        3          26.85
                                                    -------         ------
Outstanding at January 1, 1997....................    2,315          20.97
Issued............................................      318          20.07
Exercised.........................................       51          20.51
Canceled..........................................       48          23.91
                                                    -------         ------
Outstanding at December 31, 1997..................    2,534         $20.81
                                                    =======
Exercisable at December 31, 1997
  Exercise prices: $14.92-$30.13..................    2,048         $20.35
  Weighted average remaining life.................  7 years


     Under the Company's incentive programs, senior executives and other key employees are also eligible annually to receive bonus awards, consisting of stock or a combination of stock and cash. Under these plans, performance measures are established and used to determine the payout, if any.

     At December 31, 1997, restricted shares totaling 0.4 million were outstanding. The restrictions generally lapse over one to three years, with some subject to acceleration based on the Company's stock price performance. The unamortized portion of compensation expense related to these stock awards included in other component of stockholders' equity was $0.8 million and $1.3 million at December 31, 1997, and 1996, respectively.

     The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its incentive plans. Accordingly, no compensation cost has been recognized for its fixed option plans because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant. Had the compensation cost for the stock options granted in 1997 and 1996 been determined based upon the fair value at the grant date, consistent with the fair value method of FASB Statement No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced by $2.1 million ($.09 per share) in 1997 and $0.7 million ($.03 per share) in 1996 on a diluted basis. The impact in 1995 was not material. The fair value of the stock options at the grant date was estimated using the Black-Scholes option pricing model with an assumed risk-free interest rate of 5.4% and 5.7%, an assumed dividend yield of 2.5% and 2.0%, and stock price volatility of 28.5% and 29.8% for 1997 and 1996, respectively. A seven-year weighted average life was used for both 1997 and 1996.

     The compensation cost related to the stock portion of the annual incentive plans, three-year incentive plan and amortization of restricted stock awarded at the IPO amounted to $2.3 million, $3.0 million and $4.2 million in 1997, 1996 and 1995, respectively.

     At December 31, 1997, 3.1 million shares were reserved for future issuance upon exercise of stock options granted or were available for future grants under the Company's incentive plans.

                           QUARTERLY DATA (UNAUDITED)

                                                    1997 QUARTERS                                  1996 QUARTERS
                                      ------------------------------------------      ---------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)  FOURTH      THIRD        SECOND     FIRST       FOURTH     THIRD      SECOND     FIRST
------------------------------------  ------      ------       ------     ------      ------     ------     ------     ------
SALES...............................  $312.3      $303.7       $333.0     $301.0      $279.1     $307.8     $311.8     $245.7
Employee separation.................      --          --        15.0          --          --         --        --          --
Operating income (loss).............    11.4        18.3        14.5         7.8         4.6       13.4      18.4        (6.5)
Net income (loss)...................     3.5        10.6         6.1         2.3         1.6        6.1      10.1        (5.6)
                                      ------      ------       ------     ------      ------     ------     ------     ------
EARNINGS (LOSS) PER SHARE:
  Basic.............................  $  .15      $  .47       $ .27      $  .10      $  .07     $  .26     $ .41      $ (.23)
  Diluted...........................     .15         .45         .26         .10         .07        .25       .40        (.23)
DIVIDEND PAID PER COMMON SHARE......    .125        .125        .125        .125        .125       .125      .125        .125
COMMON STOCK PRICE
  High..............................  $   24 3/16 $   20 13/16 $  23 1/8  $   23 1/4  $   23 1/2 $   25 1/8 $  28 3/4  $   28 3/8
  Low...............................      20 3/8      18 1/2      20 1/8      18 5/8      18 1/8     18 1/8    22 1/2      24 3/8

---------------

1997: Second-quarter results include an after-tax charge of $9.2 million ($15.0 million before tax) for employee separation costs.

                        SELECTED SIX-YEAR FINANCIAL DATA


                                                                               PRO FORMA
                                                                             (UNAUDITED)(1)        HISTORICAL
 (IN MILLIONS, EXCEPT PER                                                   ----------------    ----------------
       SHARE DATA)            1997        1996        1995        1994       1993      1992      1993      1992
 ------------------------   --------    --------    --------    --------    ------    ------    ------    ------
SALES.....................  $1,250.0    $1,144.4    $1,267.8    $1,208.6    $972.5    $894.3    $982.8    $969.9
Employee separation and
  plant phase-out.........      15.0          --        63.9          --       9.7      14.4       9.7      16.0
Operating income (loss)...      52.0        29.9        63.3       102.1      14.5     (22.9)     18.6     (19.3)
Income (loss) before
  extraordinary item and
  cumulative effect of
  change in method of
  accounting..............      22.5        12.2        32.2        57.9       2.2     (22.1)      6.0     (15.0)
Extraordinary loss on
  early extinguishment of
  debt....................        --          --          --        (1.3)       --        --        --        --
Cumulative effect of
  change in method of
  accounting..............        --          --          --          --      (1.1)    (57.5)     (1.1)    (70.4)
NET INCOME (LOSS).........      22.5        12.2        32.2        56.6       1.1     (79.6)      4.9     (85.4)
                            --------    --------    --------    --------    ------    ------    ------    ------
Basic earnings (loss) per
  share:
Before extraordinary item
  and change in method of
  accounting..............  $    .98    $    .51    $   1.28    $   2.11    $  .08    $ (.84)
Extraordinary loss........        --          --          --        (.05)       --     (2.19)
Change in method of
  accounting..............        --          --          --          --      (.04)       --
NET INCOME (LOSS)(2)......       .98         .51        1.28        2.06       .04     (3.03)
                            --------    --------    --------    --------    ------    ------
DILUTED EARNINGS (LOSS)
  PER SHARE:
  BEFORE EXTRAORDINARY
    ITEM AND CHANGE IN
    METHOD OF
      ACCOUNTING..........  $    .95    $    .50    $   1.24    $   2.08    $  .08    $ (.84)
  Extraordinary loss......        --          --          --        (.05)       --     (2.19)
  Change in method of
    accounting............        --          --          --          --      (.04)       --
NET INCOME (LOSS)(3)......       .95         .50        1.24        2.03       .04     (3.03)
                            --------    --------    --------    --------    ------    ------
DIVIDENDS PER COMMON
  SHARE...................       .50         .50         .50         .50      .375        --
                            --------    --------    --------    --------    ------    ------



                                                                           AT DECEMBER 31,
                                                       --------------------------------------------------------
                 BALANCE SHEET DATA                     1997      1996      1995      1994      1993      1992
                 ------------------                    ------    ------    ------    ------    ------    ------
Total assets.........................................  $872.9    $736.9    $752.0    $791.7    $721.2    $686.9
Long-term debt.......................................   136.4     137.2     137.9      93.0      88.3      18.7


---------------

(1) On February 11, 1993, the Company was formed as a wholly owned subsidiary of The BFGoodrich Company (BFG) in preparation for the IPO of its common stock on April 29, 1993. BFG transferred to the Company substantially all of the operating assets and liabilities of its Geon Vinyl Division, other than the net assets of the chlor-alkali, ethylene and utility operations of BFG located principally at Calvert City, Kentucky (Calvert Facilities), in exchange for the Company's common stock.

    The historical results for 1993 and 1992 include the results of operations associated with the Calvert Facilities through February 28, 1993. The cost of VCM consumed from the Calvert Facilities was recorded at historical intercompany cost through April 29, 1993.

    The pro forma results for 1993 and 1992 exclude the results of operations associated with the Calvert Facilities. The data are also presented as if the Company purchased the VCM associated with the Calvert Facilities at market prices rather than at historical intercompany costs. Subsequent to the initial public offering of the Company's common stock on April 29, 1993, purchases of VCM from BFG were at market prices. The pro forma results also include the cost associated with certain May 1993 bank arrangements, as if they had occurred at the beginning of 1993.

(2) The employee separation and plant phase-out charges reduced basic earnings per share as follows: 1997--$.40; 1995--$.56; 1993--$.22; 1992--$.36.


(3) The employee separation and plant phase-out charges reduced diluted earnings per share as follows: 1997--$.39; 1995--$.52; 1993--$.22; 1992--$.36.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                   FORM 10-Q


         -------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549



                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)


                     OF THE SECURITIES EXCHANGE ACT OF 1934



FOR QUARTER ENDED SEPTEMBER 30, 1998.            COMMISSION FILE NUMBER  1-11804



                                THE GEON COMPANY


             (Exact name of Registrant as specified in its charter)



                        DELAWARE                                                34-1730488
              (State or other jurisdiction                         (I.R.S. Employer Identification No.)
           of incorporation or organization)



            One Geon Center, Avon Lake, Ohio                                      44012
        (Address of principal executive offices)                                (Zip Code)



Registrant's telephone number, including area code: (440) 930-1000



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.



                                   Yes X  No


                                     ------



As of October 31, 1998 there were 23,367,201 shares of common stock outstanding. There is only one class of common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       THE GEON COMPANY AND SUBSIDIARIES



                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME



                                   UNAUDITED



                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                       1998       1997       1998       1997
                                                      -------    -------    -------    -------
Sales..............................................   $328.0     $303.7     $983.2     $937.7
Operating costs and expenses:
  Cost of sales....................................    275.8      259.9      844.5      804.6
  Selling and administrative.......................     20.8       11.6       55.4       35.4
  Depreciation and amortization....................     14.9       13.9       44.8       42.1
  Employee separation..............................       --         --         --       15.0
                                                      ------     ------     ------     ------
Operating income...................................     16.5       18.3       38.5       40.6
Interest expense...................................     (4.6)      (2.8)     (12.2)      (8.4)
Interest income....................................       .9         .2        1.8         .4
Other income (expense), net........................     (2.5)      (1.6)        .2       (4.5)
                                                      ------     ------     ------     ------
Income before income taxes.........................     10.3       14.1       28.3       28.1
Income tax expense.................................     (4.1)      (3.5)     (11.5)      (9.1)
                                                      ------     ------     ------     ------
Net income.........................................   $  6.2     $ 10.6     $ 16.8     $ 19.0
                                                      ======     ======     ======     ======
Earnings per share of common stock:
  Basic............................................   $  .27     $  .47     $  .73     $  .83
  Diluted..........................................   $  .26     $  .45     $  .71     $  .81
Number of shares used to compute earnings per
  share:
  Basic............................................     23.0       22.8       22.9       23.0
  Diluted..........................................     23.6       23.4       23.6       23.6
Dividends paid per share of common stock...........   $ .125     $ .125     $ .375     $ .375

                       THE GEON COMPANY AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS



                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                               SEPTEMBER 30,      DECEMBER 31,
                                                                   1998               1997
                                                               -------------      ------------
                                                                (UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents..................................       $ 15.2            $  49.1
Accounts receivable, net...................................         86.8              110.8
Inventories................................................        121.7              122.4
Deferred income taxes......................................         18.6               20.7
Prepaid expenses...........................................          5.0               10.5
                                                                  ------            -------
     Total current assets..................................        247.3              313.5
Property, net..............................................        448.1              456.6
Deferred charges and other assets..........................        123.1              102.8
                                                                  ------            -------
     Total assets..........................................       $818.5            $ 872.9
                                                                  ======            =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term bank debt.......................................       $ 49.8            $  90.4
Accounts payable...........................................        147.6              159.1
Accrued expenses...........................................         58.9               63.3
Current portion of long-term debt..........................           .9                 .8
                                                                  ------            -------
     Total current liabilities.............................        257.2              313.6
Long-term debt.............................................        135.7              136.4
Deferred income taxes......................................         34.9               35.8
Postretirement benefits other than pensions................         85.5               86.2
Other non-current liabilities..............................         77.2               77.1
                                                                  ------            -------
     Total liabilities.....................................        590.5              649.1
Stockholders' equity:
Preferred stock, 10.0 shares authorized, no shares
  issued...................................................           --                 --
Common stock, $.10 par, authorized 100.0 shares; issued
  28.0 shares in 1998 and 27.9 in 1997.....................          2.8                2.8
Other stockholders' equity.................................        225.2              221.0
                                                                  ------            -------
     Total stockholders' equity............................        228.0              223.8
                                                                  ------            -------
       Total liabilities and stockholders' equity..........       $818.5            $ 872.9
                                                                  ======            =======

                       THE GEON COMPANY AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                   UNAUDITED



                             (DOLLARS IN MILLIONS)



                                                                NINE MONTHS ENDED,
                                                                  SEPTEMBER 30,
                                                                ------------------
                                                                 1998        1997
                                                                ------      ------
OPERATING ACTIVITIES
  Net income................................................    $16.8       $19.0
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Employee separation..................................       --        15.0
       Depreciation and amortization........................     44.8        42.1
       Provision for deferred income taxes..................      3.0         4.1
       Change in assets and liabilities:
          Accounts receivable...............................     35.4        (9.9)
          Inventories.......................................      9.2          .8
          Accounts payable..................................    (19.9)        4.1
          Accrued expenses and other........................      7.2         7.2
                                                                -----       -----
  Net cash provided by operating activities.................     96.5        82.4
INVESTING ACTIVITIES
  Business acquisitions, net of cash acquired...............    (56.1)         --
  Purchases of property.....................................    (27.0)      (28.5)
  Investment in and advances to equity affiliates...........     (2.0)      (66.6)
                                                                -----       -----
NET CASH (USED) PROVIDED BY OPERATING AND INVESTING
  ACTIVITIES................................................     11.4       (12.7)
FINANCING ACTIVITIES
  (Decrease) increase in short-term debt....................    (35.9)       34.2
  Repayment of long-term debt...............................      (.5)        (.5)
  Dividends.................................................     (8.8)       (8.7)
  Repurchase of common stock................................       --        (4.1)
  Proceeds from issuance of common stock....................      1.5          --
                                                                -----       -----
  Net cash (used) provided by financing activities..........    (43.7)       20.9
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................     (1.6)        (.6)
                                                                -----       -----
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............    (33.9)        7.6
CASH AND CASH EQUIVALENTS AT JANUARY 1......................     49.1        17.9
                                                                -----       -----
CASH AND CASH EQUIVALENTS AT SEPTEMBER 30...................    $15.2       $25.5
                                                                =====       =====

                       THE GEON COMPANY AND SUBSIDIARIES



           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                   UNAUDITED



                   (DOLLARS IN MILLIONS, SHARES IN THOUSANDS)



                                        COMMON                                               COMMON    ACCUMULATED
                                        SHARES                      ADDITIONAL               STOCK      OTHER NON-
                              COMMON   HELD IN             COMMON    PAID-IN     RETAINED   HELD IN    OWNER EQUITY
                              SHARES   TREASURY   TOTAL    STOCK     CAPITAL     EARNINGS   TREASURY     CHANGES      OTHER
                              ------   --------   ------   ------   ----------   --------   --------   ------------   -----
BALANCE JANUARY 1, 1997.....  27,877    4,559     $222.4   $ 2.8      $296.1      $62.4     $(115.7)      $(21.9)     $(1.3)
Non-owner equity changes:
  Net income................                         8.4                            8.4
  Other non-owner equity
    changes:
  Translation adjustment....                        (2.0)                                                   (2.0)
Total non-owner equity
  changes...................                         6.4
Repurchase of common stock..              200       (4.1)                                      (4.1)
Stock based compensation and
  exercise of options.......                         0.8                (1.5)                   2.0                     0.3
Cash dividends..............                        (5.8)                          (5.8)
                              ------    -----     ------   ------     ------      -----     -------       ------      -----
BALANCE JUNE 30, 1997.......  27,877    4,759     $219.7   $ 2.8      $294.6      $65.0     $(117.8)      $(23.9)     $(1.0)
Non-owner equity changes:
  Net income................                        10.6                           10.6
  Other non-owner equity
    changes:
    Translation
      adjustment............                        (0.7)                                                    (.7)
Total non-owner equity
  changes...................                         9.9
Stock based compensation and
  exercise of options.......                         0.4                 0.3                                            0.1
Cash dividends..............                        (2.9)                          (2.9)
                              ------    -----     ------   ------     ------      -----     -------       ------      -----
BALANCE SEPTEMBER 30,
  1997......................  27,877    4,759     $227.1   $ 2.8      $294.9      $72.7     $(117.8)      $(24.6)     $(0.9)
                              ======    =====     ======   ======     ======      =====     =======       ======      =====
BALANCE JANUARY 1, 1998.....  27,877    4,700     $223.8   $ 2.8      $295.8      $73.3     $(118.0)      $(29.3)     $(0.8)
Non-owner equity changes:
  Net income................                        10.6                           10.6
  Other non-owner equity
    changes:
    Translation
      adjustment............                         0.3                                                     0.3
Total non-owner equity
  changes...................                        10.9
Stock based compensation and
  exercise of options.......   97.0       (27)      (0.7)               (2.2)                   1.3                     0.2
Cash dividends..............                        (5.8)                          (5.8)
                              ------    -----     ------   ------     ------      -----     -------       ------      -----
BALANCE JUNE 30, 1998.......  27,974    4,673     $228.2   $ 2.8      $293.6      $78.1     $(116.7)      $(29.0)     $(0.6)
Non-owner equity changes:
  Net income................                         6.2                            6.2
  Other non-owner equity
    changes:................                          --
    Translation
      adjustment............                        (5.3)                                                   (5.3)
Total non-owner equity
  changes...................                          .9
Stock based compensation and
  exercise of options.......              (66)       1.9                (0.1)                   1.9                     0.1
Cash dividends..............                        (3.0)                          (3.0)
                              ------    -----     ------   ------     ------      -----     -------       ------      -----
BALANCE SEPTEMBER 30,
  1998......................  27,974    4,607     $228.0   $ 2.8      $293.5      $81.3     $(114.8)      $(34.3)     $(0.5)
                              ======    =====     ======   ======     ======      =====     =======       ======      =====

                       THE GEON COMPANY AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                   UNAUDITED


NOTE A



     The accompanying unaudited condensed consolidated financial statements of The Geon Company (Company or Geon) have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q, and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair financial presentation have been included. Operating results for the three and nine month periods ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997. Certain amounts for 1997 have been reclassified to conform to the 1998 interim period presentation.



NOTE B



     There are pending or threatened against the Company or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to employment, commercial, product liability and environmental matters, which seek remedies or damages. The Company believes that any liability that may finally be determined should not have a material adverse effect on the Company's consolidated financial position.



NOTE C



     Components of inventories at September 30, 1998 and December 31, 1997 are as follows:



                                                   SEPTEMBER 30,    DECEMBER 31,
                                                       1998             1997
                                                   -------------    ------------
                                                       (DOLLARS IN MILLIONS)
Finished products and in-process inventories.....     $100.1           $107.8
Raw materials and supplies.......................       35.7             48.7
                                                      ------           ------
                                                       135.8            156.5
LIFO Reserve.....................................      (14.1)           (34.1)
                                                      ------           ------
                                                      $121.7           $122.4
                                                      ======           ======



     The decrease in the LIFO reserve is primarily the result of significant reductions in the price of ethylene and chlorine, key raw materials used in the production of PVC resins and compounds.



NOTE D



     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" (SFAS 130). The pronouncement requires that an enterprise classify items of other comprehensive income or "non-owner equity changes" as referred to by the Company, by their nature in a financial statement and display the accumulated non-owner equity changes separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company adopted SFAS 130 on January 1, 1998. Certain reclassifications have been made to the 1997 financial statements to conform to the requirements of this pronouncement.

                       THE GEON COMPANY AND SUBSIDIARIES

                                   UNAUDITED



NOTE E



     In June 1998, the Company announced that it had signed a non-binding letter of intent to enter into transactions with Occidental Chemical Corporation (Oxychem), a subsidiary of Occidental Petroleum Corporation. If completed, the transactions would result in (i) the creation of a joint venture, comprised of the polyvinyl chloride suspension/mass resin businesses and related supporting operations of both companies, which would be 76 percent owned by Oxychem and 24 percent by Geon; (ii) the creation of a joint venture, comprised of the powder compound business of both companies, which would be 90 percent owned by Geon and 10 percent owned by Oxychem; and (iii) the acquisition by Geon of Oxychem's vinyl compound, film and pellet businesses located at Burlington, New Jersey, and Pasadena, Texas. The proposed transactions with Oxychem are subject to a number of conditions, including the execution of definitive agreements, approval of the board of directors of each company and the Geon shareholders, and other required approvals.



     In June 1998, the Company completed the acquisition of Plast-O-Meric, Inc., (Plast-O-Meric) a privately held custom formulator of vinyl plastisols and polyurethane systems. Also in June 1998, the Company acquired the Wilflex Ink Division (Wilflex) of Flexible Products Company. Wilflex is a manufacturer and marketer of vinyl plastisol ink products. In September 1998, The Company acquired Adchem, Inc., (Adchem) a custom formulator of vinyl plastisols and a marketer of polymer additives such as blowing agents and pigments. The combined revenues of the acquired companies were approximately $110 million for their most recently completed fiscal years, and the companies employ approximately 320 people. The combined purchase price for the acquired businesses was approximately $64 million.



     In June 1998, Geon and Orica Limited (formerly ICI Australia Limited) announced approval of their intention to float their entire interests in the joint venture company, Australian Vinyls Corporation Limited pending favorable market conditions. Geon and Orica Limited have indefinitely postponed the public offering due to the unfavorable Australian equity market conditions. Geon holds a 37.4 percent share of the joint venture.



NOTE F



     In March 1998, the Company announced an agreement with Bayer Corporation under which Bayer will utilize a pipeline to transport anhydrous chlorine (HCl) from its plant in Baytown, Texas to Geon's VCM plant in LaPorte, Texas. Geon has constructed an oxychlorination facility at LaPorte which will convert the anhydrous chlorine for use in making VCM at its LaPorte Facility. Operation of the pipeline and related facilities commenced early in the fourth quarter of 1998.



     In September, the Company announced a $19 million modernization and expansion of its Henry, Illinois specialty polyvinyl chloride (PVC) resin plant. The capital investment will upgrade manufacturing lines and expand capacity by approximately 25%, enabling the Company to continue to meet growing demand for its products.



ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



INDUSTRY CONDITIONS:



     Based on industry data, North American (U.S. and Canada) producer shipments of polyvinyl chloride (PVC), including exports, are estimated to have decreased less than 2% in the third quarter of 1998 as compared to the second quarter of 1998 and were about 4% higher than the same period in 1997. For the first nine months of 1998, North American producer shipments are estimated to have increased 4% as compared to the same period in 1997. Exports for the third quarter decreased 32%

                       THE GEON COMPANY AND SUBSIDIARIES

                                   UNAUDITED



over the same period a year ago, and were 22% below the second quarter of 1998. Export shipments declined in the third quarter primarily as a result of the protracted economic dislocation in East Asia. Even though North American PVC demand has remained relatively strong, however PVC prices and margins remained under pressure.



     Capacity utilization (shipments/capacity) for North America was estimated at 91% of effective capacity (85% of nameplate) during the third quarter of 1998, a decline of 2% from the second quarter due to a modest slowdown in shipments. Capacity utilization was 3% below the same period last year due to 750 million pounds of capacity expansion early in 1998 by two PVC resin suppliers.



     Industry operating margins (the spread between PVC resin selling prices and large buyer ethylene and chlorine costs as reported in industry trade journals and newsletters) for the largest PVC resin market applications were unchanged on average for third quarter of 1998 as compared to the previous quarter and have decreased 1.5 cents per pound as compared to the same quarter of 1997. Price increases announced in the first half of the year did not occur primarily because weakness in export prices caused primarily by the economic dislocations in East Asia as well as of declining raw material costs and underutilized capacity due largely to additions brought on in first quarter of 1998. Again in the third quarter of 1998 lower average selling prices were offset by lower ethylene and chlorine costs.



     The fourth quarter of 1998 began with PVC resin operating margins at historic lows despite relatively strong demand. Volumes in the fourth quarter typically experience a seasonal decline from the third quarter. A fourth quarter price increase has been announced by major suppliers in the industry; however, it has historically been difficult to obtain increases in the fourth quarter due to the seasonal demand slowdown. Certain factors that may affect these forward-looking comments are discussed under "Cautionary Note on Forward-Looking Statements".



RESULTS OF OPERATIONS



     Sales for the third quarter were $328.0 million, an increase of $24.3 million or 8% from the same period last year. The sales increase is largely due to the incremental sales of acquired businesses, which were partially offset by lower PVC sales resulting from the decline in resin selling prices of approximately 9.0 cents per pound as compared to average third quarter pricing. The remainder of the decline is attributable to the formation of the Australian Vinyls Corporation joint venture from a previously consolidated subsidiary in the third quarter of 1997. Year-to-date sales were $983.2 million, a 5% increase over 1997. Excluding the employee separation charge of $15 million and favorable income tax adjustment in 1997 of $2.0 million, year-to-date net income in 1998 declined $9.4 million as compared to 1997. Operating income for the first nine months, excluding the impact of the $15.0 million employee separation charge in 1997, declined by $17.1 million to $38.5 million. For the third quarter of 1998, operating income declined by $1.8 million from the same period a year ago. The decline in earnings is due primarily to the decline in resin operating margins as discussed under "Industry Conditions" above. In addition, costs associated with a scheduled maintenance shutdown in the second quarter of 1998 at the Company's vinyl chloride monomer plant in LaPorte, Texas unfavorably affected year-to-date pretax earnings by approximately $3.5 million. These were partially offset by the earnings of businesses acquired in the last year, including Synergistics Industries Limited (Synergistics), Plast-O-Meric, Wilflex and Adchem. Net income for the quarter was $6.2 million or $2.4 million below the same period last year, excluding the favorable tax adjustment in 1997.



     The Performance Polymer and Services market segments, which includes PVC compounds, specialty dispersion resins, plastisol formulators and Polymer Diagnostics, Inc., had aggregate sales revenues 55% higher in the third quarter of 1998 as compared to the same quarter last year, and 4% higher than the previous quarter, due largely to the acquisitions of Synergistics in the fourth quarter of 1997

                       THE GEON COMPANY AND SUBSIDIARIES

                                   UNAUDITED



and Plast-O-Meric, Wilflex and Adchem in 1998. Suspension/mass resin shipment volumes were approximately 2% lower than in the second quarter, consistent with the decline for the industry, and 1% lower than in the same quarter in 1997. Suspension/mass resin selling prices decreased approximately 27% in the third quarter of 1998 from the same quarter last year.



     Selling, general and administrative expenses increased by $20.0 million from 1997 to $55.4 million in the first nine months of 1998. This increase is primarily due to the additional expenses associated with the acquired businesses. Similarly, depreciation and amortization has increased over the same periods last year as a result of the additional depreciation on assets acquired and the amortization expense related to acquisition goodwill.



INTEREST & OTHER INCOME/EXPENSE



     Interest expense increased $1.8 million in the third quarter of 1998 and $3.8 million for the first nine months of 1998 as compared to the corresponding periods last year. This increase is a result of the higher average short-term borrowings resulting from the Synergistics acquisition late in 1997 and the three business acquisitions in 1998. In 1997, the Company's short-term borrowings were primarily related to the construction of the Sunbelt facility. Other expense, net increased to $2.5 million for third quarter 1998 as compared to $1.6 million in the same quarter last year. The increase in net expense is primarily the result of restructuring charges recognized by Australian Vinyls Corporation and losses incurred in 1998 by the Sunbelt chlor-alkali joint venture, resulting from declines in chlor-alkali selling prices. Year-to-date other income (expense), net was income of $0.2 million for the first nine months of 1998 as compared to an expense of $4.5 million in 1997, largely due to the equity earnings from Sunbelt and Australian Vinyls Corporation. Foreign currency losses for the third quarter of 1998 were $0.3 million, as compared with $0.9 million in the same quarter last year. Year-to-date foreign currency losses were $0.6 million and $1.6 million in 1998 and 1997, respectively. Currency losses resulted primarily from fluctuations in Australian currency.



TAXES



     Income tax expense for the first nine months of 1998 was approximately 41% of pre-tax income, as compared with 40% for the first nine months of 1997, excluding the impact of a one-time favorable tax adjustment in 1997. The increase in the effective tax rate is due in part to non-deductible goodwill associated with the Synergistics acquisition as well as the effect of a state income tax refund in 1997. The third quarter effective tax rates approximates the year-to-date rates.



CAPITAL RESOURCES AND LIQUIDITY



     During the nine months ended September 30, 1998, the Company generated $96.5 million of cash from operating activities as compared to $82.4 million during the same period of 1997. The year-to-date 1998 earnings before non-cash charges were $15.6 million below last year. Operating working capital (accounts receivable plus inventory less accounts payable) decreased by $24.7 million in the first nine months of 1998, compared with an increase of $5.0 million in 1997, largely as a result of lower material costs, lower PVC resin selling prices, and an increase in receivables sold in 1998.



     Investing activities include the $56.1 million of net cash paid for the acquisitions of Plast-O-Meric, Wilflex and Adchem in 1998. Purchases of property were $27 million and $28.5 million for the first three quarters of 1998 and 1997, respectively. Capital expenditures for the full year of 1998 are projected to be approximately $50 million, consistent with 1997 levels. Investing activities for the first half of 1998 also included $2.0 million of investments in and advances to equity affiliates as compared with

                       THE GEON COMPANY AND SUBSIDIARIES

                                   UNAUDITED



$66.6 million in 1997. These 1997 advances primarily relate to the Sunbelt chlor-alkali joint venture with Olin and were repaid to the Company in the 4th quarter of 1997.



     Financing activities through September 1998 reflect a decrease in short-term debt of $35.9 million. During the same period in 1997, short-term borrowings increased by $34.2 million, primarily to fund the advances for construction of the Sunbelt chlor-alkali plant. In addition, in the first half of 1997, the Company repurchased 200,000 shares of common stock for $4.1 million. As of September 30, 1998, 1.7 million remaining shares are authorized for repurchase under an August 1996 Board of Directors resolution.



     The Company believes it has sufficient funds to support dividends, debt service requirements, normal capital and operating expenditures, and expenditures related to expansion of its Henry, Illinois plant, based on projected operations, existing working capital facilities and other available permitted borrowings.



YEAR 2000



     Certain factors that may affect the following forward-looking comments related to Year 2000 readiness are discussed under "Cautionary Note on Forward-Looking Statements".



  State of Readiness



     Beginning in 1997, the Company has been actively involved in surveying, assessing and correcting Year 2000 problems within its information technology structure. The Company implemented a new integrated commercial business information system in 1997 which is Year 2000 compliant and will support approximately 90% of the current operations. The information technology structure includes, among others, commercial business information systems, manufacturing information systems, desktop computing and data and communication networks. The information system correction process is substantially complete. The Company maintains its critical information technology systems in close cooperation with its suppliers. The Company is not currently operating any legacy systems which are no longer being supported by the original supplier.



     The most critical non-information technology systems, such as automated process control equipment, are relatively new and are being upgraded and maintained with the help of the Company's various suppliers. To date, the Company's investigation of these systems has not revealed any Year 2000 problems, however, investigation in this area continues.



     Each operating unit's purchasing and production control departments are in the process of analyzing the unit's key third-party dependencies and working with each of these key suppliers to determine the supplier's Year 2000 status. Since the Company's key suppliers are in the process of conducting similar investigations with their own key suppliers, and so on, the Company has had limited success in obtaining reliable Year 2000 compliance certifications.



  Costs



     The Company has expended only a limited amount on Year 2000 issues, consisting principally of personnel costs incurred in the scope of normal operations. The implementation of the new integrated commercial business information system (a substantial investment) and other software replacements and upgrades in the ordinary course of business have enhanced the Company's Year 2000 readiness without incremental costs. The Company does not anticipate that future Year 2000 costs related to information technology that are beyond the scope of normal operations will be significant.

                       THE GEON COMPANY AND SUBSIDIARIES

                                   UNAUDITED



     The Company is in the process of developing contingency plans to prevent and/or mitigate the impact of Year 2000 failures. These plans will likely result in some expenditures, primarily increased inventory costs to assure adequate supplies, the exact amount of which is not known at this time.



  Risks



     In the early weeks of fiscal 2000, the Company may experience some random or unforeseen supply chain disruptions that may affect its ability to produce and distribute key products. The disruptions will be material if the U.S. experiences significant interruptions in basic services, such as the electric power grid, telephone service or the banking system.



ENVIRONMENTAL MATTERS



     The Company is subject to various federal, state and local environmental laws and regulations concerning emissions to the air, discharges to waterways, the release of materials into the environment, the generation, handling, storage, transportation, treatment and disposal of waste materials or otherwise relating to the protection of the environment.



     The Company maintains a disciplined environmental and industrial safety and health compliance program and conducts internal and external regulatory audits at its plants in order to identify and categorize potential environmental exposures and to assure compliance with applicable environmental, health and safety laws and regulations. This effort has required and may continue to require process or operational modifications, the installation of pollution control devices and cleanups. The Company estimates capital expenditures related to the limiting and monitoring of hazardous and non-hazardous wastes during 1998 to approximate $2 million to $4 million. Certain factors that may affect these forward-looking comments are discussed under "Cautionary Note on Forward-Looking Statements".



     The Company believes that compliance with current governmental regulations will not have a material adverse effect on its capital expenditures, earnings, cash flow or liquidity. At September 30, 1998, the Company had accruals totaling approximately $50 million to cover potential future environmental remediation expenditures. Environmental remediation expenditures in 1998 are estimated to approximate the level of 1997.



CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS



     This Quarterly Report contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industry that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from such statements for a variety of factors, including but not limited to (1) unanticipated changes in world, regional, or U.S. PVC consumption growth rates affecting the Company's markets;
(2) unanticipated changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM & chlor-alkali industries; (3) fluctuations in raw material prices and supply, in particular fluctuations outside the normal range of industry cycles; (4) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (5) unanticipated production outages or material costs associated with scheduled or unscheduled maintenance programs; (6) the impact on the North American vinyl markets and supply/demand balance resulting from the economic situation in the Far East; (7) the ability to obtain financing at anticipated rates; (8) unanticipated expenditures required in conjunction with year 2000 compliance; (9) unanticipated delay in realizing, or inability to realize, expected costs savings from the proposed transactions; (10) unanticipated costs or difficulties related to completion of the proposed

                       THE GEON COMPANY AND SUBSIDIARIES

                                   UNAUDITED



transactions or the operation of the joint venture entities; and (11) unanticipated delays in completing, or inability to complete, the proposed transactions.



Item 3.    Quantitative and Qualitative Disclosures About Market Risk
           None.
Part II    Other Information
Item 1.    Legal Proceedings None.
Item 2.    Changes in Securities
           Not Applicable
Item 3.    Defaults Upon Senior Securities
           None.
Item 4.    Submission of Matters to a Vote of Security Holders
           None.
Item 5.    Other Information:
           The Company's proxies for its 1999 Annual meeting of Stockholders will confer discretionary authority to vote on any matter if the Company does not receive timely written notice of such matter in accordance with Section 9 of
           Article I of the Company's By-Laws. In general, Section 9 provides that, to be timely, a stockholder's notice must be delivered to the principal executive offices of the Company not less than 60 nor more that 90 days prior to the first anniversary of the preceding year's annual meeting.
           The Company's 1998 Annual Meeting of Stockholders was held on May 7, 1998, so 60 days prior to the first anniversary of the 1998 Annual Meeting will be March 8, 1999, and 90 days prior to the annual meeting will be February 6, 1999. For business to the properly requested by a stockholder to be brought before annual meeting of the stockholders, the stockholder must comply with all of the requirements of
           Section 9, not just the timeliness requirements outlined above.
Item 6.    Exhibits and Reports on Form 8-K:
     (a)   Exhibit 11 -- Statement re Computation of Per Share Earnings
           Exhibit 27 -- Financial Data Schedule
     (b)   Reports on Form 8-K
           On September 14, 1998, the Company filed an 8-K reporting the acquisition of Adchem, Inc, a custom formulator of vinyl plastisols and a marketer of polymer additives such as blowing agents and pigments.
           On September 14, 1998, the Company filed an 8-K announcing a
           $19 million modernization and expansion of its Henry, Illinois, specialty polyvinyl chloride (PVC) dispersion resin plant. The capital investment will upgrade manufacturing line and expand capacity by approximately 25 percent, enabling Geon to continue to meet growing demand for its products.

                       THE GEON COMPANY AND SUBSIDIARIES

                                   UNAUDITED



                                   SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



November 16, 1998


                                            THE GEON COMPANY



                                            /s/ W. D. Wilson





                                            ------------------------------------


                                            Vice President and Chief


                                            Financial Officer,


                                            (Principal Financial Officer)



                                            /s/ G. P. Smith





                                            ------------------------------------


                                            Corporate Controller and Assistant
                                            Treasurer


                                            (Principal Accounting Officer)

                                                                      EXHIBIT 11



                                THE GEON COMPANY


                            EARNINGS PER SHARE (EPS)


                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                         THREE MONTHS        NINE MONTHS
                                                            ENDED               ENDED
                                                        SEPTEMBER 30,       SEPTEMBER 30,
                                                        --------------      --------------
                                                        1998     1997       1998     1997
                                                        -----    -----      -----    -----
BASIC EARNINGS PER COMMON SHARE:
  Number of Shares:
  Average shares of common stock outstanding..........   23.4     23.2       23.3     23.4
  Less: Average shares of contingently issuable
     restricted stock outstanding.....................   (0.4)    (0.4)      (0.4)    (0.4)
                                                        -----    -----      -----    -----
  Total common shares outstanding for basic EPS.......   23.0     22.8       22.9     23.0
                                                        =====    =====      =====    =====

DILUTED EARNINGS PER COMMON SHARE:
  Number of Shares:
  Average shares of common stock outstanding..........   23.4     23.2       23.3     23.4
  Net effect of dilutive stock options - based on
     treasury stock method using average market
     price............................................     .2       .2         .3       .2
                                                        -----    -----      -----    -----
  Total common and common equivalent shares
     outstanding for diluted EPS......................   23.6     23.4       23.6     23.6
                                                        =====    =====      =====    =====
  Net income per share of common stock
     Basic............................................  $ .27    $ .47      $ .73    $ .83
                                                        =====    =====      =====    =====
     Diluted..........................................  $ .26    $ .45      $ .71    $ .81
                                                        =====    =====      =====    =====

                                    ANNEX A

                  [On letterhead of JP Morgan Securities Inc.]

December 22, 1998

The Board of Directors
The Geon Company
One Geon Center
Avon Lake, Ohio 44012

Attention: William F. Patient
        Chairman and Chief Executive Officer

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to The Geon Company (together with its subsidiaries and affiliates, the "Company") of the interest and other consideration proposed to be received by the Company in the PVC Partnership and the Compounding Partnership (together, the "Joint Venture Transactions") being formed by the Company and Occidental Chemical Corporation (together with its subsidiaries and affiliates, "OxyChem") in exchange for the components of the business or assets to be contributed by the Company to the Joint Venture Transactions pursuant to the Master Transaction Agreement (as defined below). Pursuant to and as set forth in more detail in the Master Transaction Agreement, dated as of December 22, 1998 (the "Agreement") by and between the Company and OxyChem, the Company and OxyChem will contribute components of the business or assets of the Company's and OxyChem's respective suspension/mass polyvinyl chloride, vinyl chloride monomer businesses, HCC chlor alkali business and powder/dry blend compounding businesses (together, the "Businesses") to the Joint Venture Transactions, and the Company and OxyChem will each receive ownership stakes and/or other consideration in the Joint Venture Transactions for their respective contributions to the Joint Venture Transactions.


     In arriving at our opinion, we have reviewed (i) the Agreement and related agreements; (ii) certain information concerning the Businesses and certain publicly available information concerning certain other companies engaged in businesses comparable to those of the Joint Venture Transactions; (iii) publicly available terms of certain transactions involving companies or assets comparable to the Businesses and consideration received in such transactions; (iv) the audited financial statements of the Company and Occidental Petroleum Corporation (together with its subsidiaries and affiliates, "OPC") for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Company and OPC for the period ended September 30, 1998; (v) certain agreements with respect to outstanding indebtedness or obligations to be contributed to the Joint Venture Transactions; (vi) certain internal financial analyses and forecasts prepared by the Company and its management; and (vii) the terms of other business combinations that we deemed relevant.


     In addition, we have held discussions with certain members of the management of the Company and OxyChem with respect to certain aspects of the Joint Venture Transactions, the past and current business operations of the Company and OxyChem, the financial condition and future prospects and operations of the Company and OxyChem, the effects of the Joint Venture Transactions on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company and Oxy-

Chem, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and OxyChem or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Joint Venture Transactions will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

     In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Joint Venture Transactions, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Joint Venture Transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company in an amount in excess of that contemplated in the Joint Venture Transactions.

     We will receive a fee from the Company for the delivery of this opinion. J.P. Morgan and its affiliates maintain investment banking and other business relationships with Geon and OPC and their respective affiliates, for which it receives customary fees. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or OPC for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the interest and other consideration received in exchange for the components of the business or assets to be contributed by the Company to the Joint Venture Transactions is fair, from a financial point of view, to the Company.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Joint Venture Transactions. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Joint Venture Transactions.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ ROBERT G. JEFFRIES
    --------------------------------------------------------
    Name: Robert G. Jeffries
    Title: Vice President

                                    ANNEX B

                          MASTER TRANSACTION AGREEMENT

                                    BETWEEN

                                THE GEON COMPANY

                                      AND

                        OCCIDENTAL CHEMICAL CORPORATION

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                -----
SECTION 1         RELATED AGREEMENTS AND CLOSING..............................      1
  1.1             Related Agreements..........................................      1
  1.2             Closing Date................................................      1
  1.3             Closing Transactions........................................      1
  1.4             Strategic Plans.............................................      3
SECTION 2         REPRESENTATIONS AND WARRANTIES..............................      4
  2.1             Representations and Warranties of OCC.......................      4
  2.2             Representations and Warranties of Geon......................      5
SECTION 3         ADDITIONAL AGREEMENTS.......................................      8
  3.1             Access to Information.......................................      8
  3.2             Conduct of OCC's Subject Business Pending the Closing             8
                  Date........................................................
  3.3             Conduct of Geon's Subject Business Pending the Closing            9
                  Date........................................................
  3.4             Further Actions.............................................     11
  3.5             Notifications...............................................     12
  3.6             Proxy Statement; Stockholders' Meeting......................     12
  3.7             Employee Matters............................................     13
  3.8             Closing Amendments Certificate..............................     14
  3.9             Environmental Site Assessments..............................     14
  3.10            Proxy Statement Information.................................     15
  3.11            Pedricktown.................................................     15
  3.12            Canada......................................................     15
  3.13            Payments Relating to Conroe.................................     15
SECTION 4         CONDITIONS TO CLOSING.......................................     15
  4.1             Conditions Precedent to Obligations of Both Parties.........     15
  4.2             Conditions Precedent to Obligations of Geon.................     16
  4.3             Conditions Precedent to Obligations of OCC..................     17
SECTION 5         TERMINATION AND WAIVER......................................     18
  5.1             General.....................................................     18
  5.2             Effect of Termination.......................................     19
SECTION 6         MISCELLANEOUS...............................................     19
  6.1             Successors and Assigns......................................     19
  6.2             Benefits of Agreement Restricted to Parties.................     19
  6.3             Notices.....................................................     19
  6.4             Severability................................................     20
  6.5             Press Releases..............................................     20
  6.6             Confidentiality Agreement...................................     20
  6.7             Construction................................................     20
  6.8             Counterparts................................................     21
  6.9             Governing Law...............................................     21
  6.10            Transaction Costs...........................................     21
  6.11            Amendment...................................................     21
  6.12            Jurisdiction; Consent to Service of Process; Waiver.........     21
  6.13            Waiver of Jury Trial........................................     22
  6.14            Integration.................................................     22
  6.15            Pasadena Subject Business...................................     22
APPENDICES
Appendix A        Definitions
Appendix B        List of Related Agreements

                          MASTER TRANSACTION AGREEMENT

     This MASTER TRANSACTION AGREEMENT (this "Agreement"), dated December 22, 1998, is entered into between The Geon Company, a Delaware corporation ("Geon"), and Occidental Chemical Corporation, a New York corporation ("OCC", and together with Geon, the "Parties", and each individually, a "Party").

     WHEREAS, the definitions of capitalized terms used in this Agreement are set forth in Appendix A hereto; and

     WHEREAS, upon the terms and subject to the conditions set forth herein, (i) the PVC Partnership will be formed, OCC will contribute, or cause to be contributed, the OCC PVC Subject Business to the PVC Partnership, and Geon will contribute, or cause to be contributed, the Geon PVC Subject Business to the PVC Partnership; (ii) the Compounding Partnership will be formed, OCC will contribute, or cause to be contributed, the OCC Compounding Subject Business to the Compounding Partnership, and Geon will contribute, or cause to be contributed, the Geon Compounding Subject Business to the Compounding Partnership; (iii) OCC will transfer the Burlington Subject Business to Geon;
(iv) OCC will transfer the Pasadena Subject Business to Geon; and (v) certain other agreements will be entered into as provided for herein; and

     WHEREAS, the Parties wish to make certain representations and warranties to one another and provide for the coordination of the closing of all the transactions contemplated by this Agreement (the "Closing");

     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties set forth herein, it is hereby agreed as follows:

                                   SECTION 1

                         RELATED AGREEMENTS AND CLOSING

     1.1 RELATED AGREEMENTS. The Related Agreements are designated as such on Appendix B. Forms of each of the Related Agreements are attached as Exhibits A-DD to this Agreement.

     1.2 CLOSING DATE. Provided that the conditions precedent set forth in
Section 4 of this Agreement shall have been satisfied or waived, the Closing shall be held at OCC's offices in Dallas, Texas or another mutually agreeable location on the first Business Day of the first calendar month after the date hereof when all such conditions have been so satisfied or waived or on such other date as may be agreed to in writing by the Parties (the "Closing Date"). The Closing shall be deemed to occur at 12:01 a.m. Dallas, Texas time on the first day of such month (the "Asset Transfer Effective Time").

     1.3 CLOSING TRANSACTIONS. As contemplated by this Agreement:

          (a) On or before the Closing Date the following actions shall be completed:

             (i) OCC shall incorporate a Delaware corporation (the "OCC PVC Limited Partner") as its wholly-owned Subsidiary to become its limited partner in the PVC Partnership;

             (ii) OCC shall form a Delaware limited liability company (the "OCC PVC General Partner") as a wholly-owned Subsidiary of the OCC PVC Limited Partner to become its general partner in the PVC Partnership;

             (iii) OCC shall cause Oxy CH Corporation to contribute the stock of Oxy VCM Corporation to OCC, and OCC shall in turn contribute such stock to OCC PVC Limited Partner;

             (iv) OCC shall cause Oxy VCM Corporation to be merged into OCC PVC General Partner, with OCC PVC General Partner being the surviving entity;

             (v) OCC shall cause B&D Cogen Funding Corp., a wholly-owned Subsidiary of OCC, to be merged into OCC, with OCC as the surviving entity;

             (vi) OCC shall incorporate a Delaware corporation as its wholly-owned Subsidiary to become its limited partner ("OCC Compounding Limited Partner") in the Compounding Partnership;

             (vii) Geon shall incorporate a Canadian corporation ("Canco 1") as a wholly-owned Subsidiary of Geon Canada Inc.;

             (viii) Geon shall incorporate Canco 2 as a wholly-owned Subsidiary of LPCC;

             (ix) Geon shall incorporate three Delaware corporations as its wholly-owned Subsidiaries to become its limited partner ("Geon PVC Limited Partner") in the PVC Partnership and its general partner ("Geon Compounding General Partner") and limited partner ("Geon Compounding Limited Partner") in the Compounding Partnership; and

             (x) OCC and Geon shall mutually agree upon the accounts receivable, inventory and other working capital items of Geon and Geon Canada Inc. arising from the Geon PVC Subject Business and the Geon Canada Subject Business that shall be retained by Geon and not contributed to the PVC Partnership or Canco 1 (the "Specified Working Capital Items"). OCC and Geon agree that the value of the Specified Working Capital Items retained by Geon and Geon Canada Inc. shall be equal to the book value of such Specified Working Capital Items as reflected on Geon's and Geon Canada Inc.'s then current financial books and records. Geon covenants and agrees that the Specified Working Capital Items retained by Geon and Geon Canada Inc. will not be used for resale and will only be used for internal consumption and usage by Geon and its Affiliates.

          (b) Subject to Section 3.11, on the Closing Date the following actions shall be completed in the order set forth below:

             (i) Geon shall cause Geon Canada Inc. to transfer all of the assets owned by it that constitute the Geon Canada Subject Business to Canco 1 and cause Canco 1 to accept the transfer of such assets and assume the liabilities associated with the Geon Canada Subject Business pursuant to the Geon Canada Transfer Agreement;

             (ii) OCC shall cause OCC PVC General Partner and OCC PVC Limited Partner to form the PVC Partnership. OCC PVC General Partner will become a general partner in the PVC Partnership and receive one PVC Unit, and OCC PVC Limited Partner will become a limited partner in the PVC Partnership and receive 75 PVC Units;

             (iii) OCC and Geon shall cause OCC Compounding Limited Partner and Geon Compounding General Partner to form the Compounding Partnership. Geon Compounding General Partner will become a general partner in the Compounding Partnership and receive one Compounding Unit, and OCC Compounding Limited Partner will become a limited partner in the Compounding Partnership and receive ten Compounding Units;

             (iv) OCC shall contribute or cause to be contributed to the PVC Partnership, on behalf of OCC PVC General Partner and OCC PVC Limited Partner, the assets referred to in Section 1.1 of the OCC PVC Contribution Agreement, subject to the assumption by the PVC Partnership of the liabilities referred to in Section 1.5 of the OCC PVC Contribution Agreement;

             (v) Geon shall contribute to the PVC Partnership the stock of LPCC and the other assets referred to in Section 1.1 of the Geon PVC Contribution Agreement, subject to the assumption by the PVC Partnership of the liabilities referred to in Section 1.5 of the Geon PVC Contribution Agreement; Geon shall become a limited partner in the PVC Partnership and receive 24 PVC Units and the Specified Amount, if any, from the PVC Partnership; and Geon shall transfer the 24 PVC Units to Geon PVC Limited Partner, whereupon OCC PVC General Partner and OCC

        PVC Limited Partner shall admit Geon PVC Limited Partner to the PVC Partnership as a limited partner;

             (vi) Geon shall contribute to the Compounding Partnership the assets referred to in Section 1.1 of the Geon Compounding Contribution Agreement, subject to the assumption by the Compounding Partnership of the liabilities referred to in Section 1.5 of the Geon Compounding Contribution Agreement; Geon shall become a limited partner in the Compounding Partnership and receive 89 Compounding Units from the Compounding Partnership; and Geon shall transfer the 89 Compounding Units to Geon Compounding Limited Partner, whereupon OCC Compounding Limited Partner and Geon Compounding General Partner shall admit Geon Compounding Limited Partner to the Compounding Partnership as a limited partner;

             (vii) OCC shall contribute or cause to be contributed to the Compounding Partnership, on behalf of the OCC Compounding Limited Partner, the assets referred to in Section 1.1 of the OCC Compounding Contribution Agreement, subject to the assumption by the Compounding Partnership of the liabilities referred to in Section 1.5 of the OCC Compounding Contribution Agreement;

             (viii) OCC shall transfer the Burlington Subject Business and the Pasadena Subject Business to Geon, and Geon will pay or provide to OCC the consideration contemplated in the Burlington Asset Sale Agreement and the Pasadena Asset Sale Agreement;

             (ix) OCC, Geon and the other parties thereto shall execute and deliver the Related Agreements and the other agreements that, pursuant to the terms of the Related Agreements, are to be executed and delivered on the Closing Date;

             (x) The Parties shall cause the PVC Partnership to make drawings under the Related Agreement attached as Exhibit X and to use the proceeds thereof to distribute to Geon the Specified Amount, if any, which amount paid to Geon shall, at Geon's option, be guaranteed by Geon in favor of the lender in a form mutually agreeable to Geon and the lender, and Geon shall, at Geon's option, take such other actions as it deems reasonably appropriate so that Geon will bear the economic risk of loss (within the meaning of Regulation sec.1.752-2) with respect to such amount;

             (xi) The Canco Purchase Price shall be borrowed pursuant to the Canco Financing Arrangements, and if (but only if) Alternative One or Alternative Two is utilized in connection with such borrowing, the Parties shall cause (A) the PVC Partnership to contribute the Canco Purchase Price to LPCC, and then (B) LPCC to contribute the Canco Purchase Price to Canco 2;

             (xii) The Parties shall cause Canco 2 to purchase all of the issued and outstanding stock of Canco 1 from Geon Canada Inc. and Geon shall cause Geon Canada Inc. to sell all of such stock to Canco 2, for the Canco Purchase Price; and

             (xiii) The Parties shall cause Canco 1 and Canco 2 to be amalgamated under applicable law.

          (c) If, at any time after the Closing Date, it is mutually agreed or Finally Determined that the Specified Amount was calculated incorrectly, Geon or the PVC Partnership, as applicable, shall promptly pay to the other the amount necessary to rectify the error; provided, however, that if neither Party has objected to the Specified Amount paid to Geon at the Closing within 120 days after the Closing Date, it shall be conclusively determined that such amount was calculated correctly.

     1.4 STRATEGIC PLANS. Concurrently with the execution of this Agreement, the Parties have agreed upon and initialed outlines of the initial Strategic Plans that reflect major anticipated actions that would require approval pursuant to
Section 6.7 of the Related Agreements attached as Exhibits A and B.

                                   SECTION 2

                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF OCC. Except as set forth on Schedule 2.1, OCC represents and warrants to Geon as follows, as of the date of this Agreement and as of the Closing Date:

          (a) Organization, Good Standing and Power. OCC and each member of its Group (i) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its assets and to conduct the Subject Business now being conducted by it and to be conducted by it as of the Closing, (ii) is duly authorized, qualified or licensed to do business as a foreign corporation in, and is in good standing in, each of the jurisdictions in which its right, title or interest in or to any of the assets held by it or the Subject Business conducted by it requires such authorization, qualification or licensing, except where the failure to be so authorized, qualified, licensed or in good standing would not be reasonably likely to have a Material Adverse Effect with respect to OCC's Subject Business, and (iii) has, and in the case of the Related Agreements to be executed by it at or prior to the Closing, will have, all requisite corporate power and authority to enter into this Agreement and, as applicable, the Related Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder.

          (b) Authorization and Validity of Agreements. Assuming the approval of OPC's board of directors referred to in Section 4.3(e):

             (i) The execution, delivery and performance by OCC of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate or similar action on its part. This Agreement has been duly and validly executed and delivered by OCC and is its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

             (ii) The execution, delivery and performance by OCC and each member of its Group of the Related Agreements to which it or any member of its Group will be a party and the consummation by it and its Group of the transactions contemplated thereby will be, as of the Closing, duly authorized and approved by all necessary corporate or similar action on its or their part. At the Closing, each of the Related Agreements to which OCC or any member of its Group will be a party will be duly and validly executed and delivered by such Person and will be upon execution and delivery a legal, valid and binding obligation, enforceable against it or such member in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

          (c) Lack of Conflicts. Assuming satisfaction of the condition in
     Section 4.1(b) and receipt of the Consents contemplated by Schedule 4.3(g), and except with respect to the HSR Act and the Competition Act as set forth in Section 4.1(c), each of the execution, delivery and performance by OCC and each member of its Group of this Agreement and the Related Agreements to which any of them is or will be a party and the consummation by them of the transactions contemplated hereby and thereby does not and, as of the Closing, will not (i) violate (with or without the giving of notice or the lapse of time or both) any Legal Requirement applicable to any of them or any of their Subsidiaries, other than those that would not be reasonably likely to have a Material Adverse Effect with respect to OCC's Subject Business, (ii) conflict with, or result in the breach of, any provision of the charter or by-laws or similar governing or organizational documents of any of them or any of their Subsidiaries, (iii) result in the creation of any Encumbrance upon any of their assets, other than those contemplated by this Agreement or any of the Related Agreements, or those that would not be reasonably likely to have a Material Adverse Effect with respect to OCC's Subject Business, or (iv) violate, conflict with or result in the breach or termination of or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which with notice, lapse of time or both, would constitute a default or event of default under the terms of, any contract, indenture, lease, mortgage, Government License or other agreement or instrument to which any of them or any of their Subsidiaries is a party or by which the properties or businesses of any of them or any of their Subsidiaries are bound, except for violations, conflicts, breaches, terminations and defaults that would not be reasonably likely to have a Material Adverse Effect with respect to OCC's Subject Business.

          (d) Certain Fees. Neither OCC nor any of its Affiliates nor any of its officers, directors or employees, on behalf of it or such Affiliates, has employed any broker or finder or incurred any other liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than those the payment of which shall be the sole responsibility of OCC.

          (e) Absence of Certain Changes. Since June 24, 1998, (i) OCC and its Affiliates have not incurred any material liabilities or obligations, fixed, contingent, accrued or otherwise, that relate to or are allocable to OCC's Subject Business and that have had or are reasonably likely to have a Material Adverse Effect with respect to its Subject Business, (ii) OCC and its Affiliates have conducted OCC's Subject Business in all material respects in the ordinary course, consistent with past practice, and (iii) no event, occurrence or other matter has occurred that is reasonably likely to have a Material Adverse Effect with respect to OCC's Subject Business, provided that this determination shall be made without regard to any change in general economic or political conditions or any change in raw materials prices, product prices, industry capacity or other matter of industry-wide application that affects Geon's Subject Business and OCC's Subject Business in a substantially similar way.

          (f) Information Supplied for Proxy Statement. None of the information supplied or to be supplied by OCC for inclusion or incorporation by reference in the Proxy Statement (other than financial statements) will, at the date mailed to stockholders, or at the time of such meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that OCC's representation contained in this
     Section 2.1(f) shall not apply to any information supplied or to be supplied by OCC, including financial statements, if such information was based on or reflects information furnished to OCC in writing by or on behalf of Geon expressly for use in the Proxy Statement.

          (g) Financial Statements. To OCC's Knowledge, the accountants who have audited and reported upon the consolidated financial statements of OCC and its Affiliates included in the Proxy Statement are independent accountants as required by the Securities Act. The consolidated financial statements with respect to OCC's Subject Business included in the Proxy Statement, or incorporated therein by reference, fairly present the consolidated financial position and results of operations of OCC's Subject Business at the respective dates and for the respective periods to which such statements apply. Except as set forth in the Proxy Statement, such consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated.

     2.2 REPRESENTATIONS AND WARRANTIES OF GEON. Except as set forth on Schedule 2.2, Geon represents and warrants to OCC as follows, as of the date of this Agreement and as of the Closing Date:

          (a) Organization, Good Standing and Power. Geon and each member of its Group (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its assets and to conduct the Subject Business now being conducted by it and to be conducted by it as of the Closing, (ii) is duly authorized, qualified or licensed to do business as a foreign corporation in, and is in good standing in, each of the jurisdictions in which its right, title or interest in or to any of the assets held by it or the Subject Business conducted by it, if applicable, requires such authorization, qualification or licensing, except where the failure to be so authorized, qualified, licensed or in good standing would not be reasonably likely to have a Material Adverse Effect with respect to Geon's Subject Business, and (iii) has, and in the case of the Related Agreements to be executed by it at or prior to the Closing, will have, all requisite corporate power and authority to enter into this Agreement and, as applicable, the Related Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder.

          (b) Authorization and Validity of Agreements. Assuming the approval of Geon's board of directors referred to in Section 4.2(e) and Geon's shareholders referred to in Section 4.1(d):

             (i) The execution, delivery and performance by Geon of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate or similar action on its part. This Agreement has been duly and validly executed and delivered by Geon and is its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

             (ii) The execution, delivery and performance by Geon and each member of its Group of the Related Agreements to which it or any member of its Group will be a party and the consummation by it and its Group of the transactions contemplated thereby will be, as of the Closing, duly authorized and approved by all necessary corporate or similar action on its or their part. At the Closing, each of the Related Agreements to which Geon or any member of its Group will be a party will be duly and validly executed and delivered by such Person and will be upon execution and delivery a legal, valid and binding obligation, enforceable against it or such member in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

          (c) Lack of Conflicts. Assuming satisfaction of the condition in
     Section 4.1(b) and receipt of the Consents contemplated by Schedule 4.2(g), and except with respect to the HSR Act and the Competition Act as set forth in Section 4.1(c), each of the execution, delivery and performance by Geon and each member of its Group of this Agreement and the Related Agreements to which any of them is or will be a party and the consummation by them of the transactions contemplated hereby and thereby does not and, as of the Closing, will not (i) violate (with or without the giving of notice or the lapse of time or both) any Legal Requirement applicable to any of them or any of their Subsidiaries, other than those that would not be reasonably likely to have a Material Adverse Effect with respect to Geon's Subject Business, (ii) conflict with, or result in the breach of, any provision of the charter or by-laws or similar governing or organizational documents of any of them or any of their Subsidiaries, (iii) result in the creation of any Encumbrance upon any of their assets, other than those contemplated by this Agreement or any of the Related Agreements, or those that would not be reasonably likely to have a Material Adverse Effect with respect to Geon's Subject Business, or (iv) violate, conflict with or result in the breach or termination of or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which with notice, lapse of time or both, would constitute a default or event of default under the terms of, any contract, indenture, lease, mortgage, Government License or other agreement or instrument to which any of them or any of their Subsidiaries is a party or by which the properties or businesses of any of them or any of their Subsidiaries are bound, except for violations, conflicts, breaches, terminations and defaults that would not be reasonably likely to have a Material Adverse Effect with respect to Geon's Subject Business.

          (d) Certain Fees. Neither Geon nor any of its Affiliates nor any of its officers, directors or employees, on behalf of it or such Affiliates, has employed any broker or finder or incurred any other liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than those the payment of which shall be the sole responsibility of Geon.

          (e) Absence of Certain Changes. Since June 24, 1998, (i) Geon and its Affiliates have not incurred any material liabilities or obligations, fixed, contingent, accrued or otherwise, that relate to or are allocable to Geon's Subject Business and that have had or are reasonably likely to have a Material Adverse Effect with respect to its Subject Business, (ii) Geon and its Affiliates have conducted Geon's Subject Business in all material respects in the ordinary course, consistent with past practice, and (iii) no event, occurrence or other matter has occurred that is reasonably likely to have a Material Adverse Effect with respect to Geon's Subject Business, provided that this determination shall be made without regard to any change in general economic or political conditions or any change in raw materials prices, product prices, industry capacity or other matter of industry-wide application that affects OCC's Subject Business and Geon's Subject Business in a substantially similar way.

          (f) Information Supplied for Proxy Statement. None of the information supplied or to be supplied by Geon for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Geon in connection with the stockholders' meeting to be held in connection with this Agreement (other than financial statements) will, at the date mailed to stockholders, or at the time of such meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (g) Financial Statements. Geon has furnished to OCC true and correct copies of the Required Financial Information. To Geon's Knowledge, the accountants who have audited and reported upon the audited portions of the Required Financial Information are independent accountants as required by the Securities Act. The Financial Statements fairly present the consolidated financial position and results of operations of Geon's Subject Business at the respective dates and for the respective periods to which the Financial Statements apply, subject, in the case of the Unaudited Statements, to changes resulting from year-end audit adjustments and the fact that the Unaudited Statements may omit or condense financial footnotes. Except as set forth in the Financial Statements and in the preceding sentence, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. For purposes of this Agreement, "Required Financial Information" shall mean: (i) audited consolidated financial statements (comprising statements of income, cash flow and balance sheet information) of the Geon PVC Subject Business as of and for the fiscal year ended December 31, 1997, together with the report thereon of Ernst & Young LLP (the "Audited Statements"); (ii) unaudited balance sheet and income statement with respect to the Geon PVC Subject Business and the Geon Compounding Subject Business as of and for the nine month period ended September 30, 1998, and an unaudited income statement with respect to the Geon PVC Subject Business for the fiscal years ended December 31, 1995, and 1996 (the "Unaudited Statements"); (iii) documentation setting forth the average selling price charged by Geon to its customers for PVC and VCM, and the price paid by Geon for purchases of VCM, ethylene and chlorine (including Geon's contract with Dow Chemical Corporation for anhydrous hydrogen chloride) for the eight month period ending August 31, 1998, and the years ended December 31, 1997, 1996 and 1995, together with an agreed-upon procedures letter from Ernst & Young LLP in accordance with standards established by the American Institute of Certified Public Accountants; (iv) documentation setting forth certain financial information of the Geon Compounding Subject Business for the year ended December 31,

     1997, together with an agreed-upon procedures letter from Ernst & Young LLP in accordance with standards established by the American Institute of Certified Public Accountants; and (v) the comparison of PVC and VCM prices charged by Geon's PVC and VCM businesses to Geon's compound and plastisol businesses, respectively, to the contract price as set forth in the PVC and VCM supply agreements between Geon and the PVC Partnership (attached hereto as Exhibits L and O). The Audited Statements and the Unaudited Statements are herein collectively referred to as the "Financial Statements." Geon understands that portions of the Required Financial Information will be used by OCC in preparing the pro forma information to be included in the Proxy Statement; accordingly, Geon hereby represents and warrants that the Required Financial Information is true, accurate and complete in all material respects.

                                   SECTION 3

                             ADDITIONAL AGREEMENTS

     3.1 ACCESS TO INFORMATION. Each of OCC and Geon agrees that, (i) during the period commencing on the date hereof and ending on the earlier to occur of the third anniversary of the Closing Date and the date this Agreement is terminated,
(a) it will furnish or cause to be furnished to such other Party such financial and operating data and any other information with respect to the business and properties of its Subject Business as such other Party may reasonably request, and (b) such other Party and its representatives shall be entitled to reasonable access during normal business hours to the representatives, officers, employees and contractors of such Party who are involved in its Subject Business as such other Party may reasonably request, and (ii) during the period commencing on the date hereof and ending on the earlier to occur of the Closing Date and the date this Agreement is terminated, it will give or cause to be given to the other Party and its representatives reasonable access during normal business hours to the offices, plants, properties, books and records relating to its Subject Business as such other Party may reasonably request; provided that after consultation, to the extent permissible, with such other Party, such Party may restrict access and provision of information to the extent it reasonably believes necessary to (a) comply with existing confidentiality agreements with third parties (provided that, upon such other Party's reasonable request, it shall use its commercially reasonable efforts to secure waivers of any such confidentiality agreements), (b) ensure compliance with antitrust laws, (c) preserve the secrecy of confidential information to the extent not related to its Subject Business and (d) preserve legal privilege; and provided, further that any access or information obtained by any Party and its representatives in accordance with this Section 3.1 and otherwise in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements shall be subject to the terms and conditions of the Burlington Confidentiality Letter, the Confidentiality Agreement or the Joint Defense Agreement, as the case may be.

     3.2 CONDUCT OF OCC'S SUBJECT BUSINESS PENDING THE CLOSING DATE. With respect to its Subject Business, OCC agrees that, except as required or contemplated by this Agreement or otherwise consented to or approved in writing by Geon, which consent or approval shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending on the Closing Date, it will and will cause its Affiliates to:

          (a) use its commercially reasonable efforts to operate and maintain its Subject Business in all material respects only in the usual, regular and ordinary manner consistent with past practice (including undertaking scheduled or necessary "turnarounds" or other maintenance work and including offsite storage, treatment and disposal of chemical substances generated prior to the Closing) and, to the extent consistent with such operation and maintenance, use commercially reasonable efforts to (i) preserve the present business organization of its Subject Business intact,
     (ii) keep available the services of, and good relations with, the present employees and (iii) preserve present relationships with all persons having business dealings with its Subject Business, except in each case for such matters that, individually and in the aggregate, do not and are not reasonably likely to have a Material Adverse Effect on its Subject Business;

          (b) maintain its books, accounts and records relating to its Subject Business in the usual, regular and ordinary manner, on a basis consistent with past practice, comply in all material respects with all Legal Requirements and contractual obligations applicable to its Subject Business or to the conduct of its Subject Business and perform all of its material obligations relating to its Subject Business;

          (c) not (i) modify or change in any material respect any of the material assets associated with its Subject Business or dispose of any material asset associated with its Subject Business except for (A) inventory, equipment, supplies and other assets associated with its Subject Business sold or otherwise disposed of in the ordinary course of business and (B) any assets associated with its Subject Business that in the ordinary course of business are replaced with substantially similar assets,
     (ii) except in the ordinary course of business, (A) enter into any contract, commitment or agreement that would be material to the operation of its Subject Business or use of the assets associated with its Subject Business or, except as expressly contemplated by this Agreement or expressly contemplated by or required pursuant to their respective terms, modify or change in any material respect any obligation under any such contract, commitment or agreement, (B) except in connection with complying with ISRA or separating the assets that are to be transferred pursuant to the Asset Contribution and Sale Agreements from those that are to be retained by OCC and its Affiliates pursuant to the terms of this Agreement, modify or change in any material respect any obligation under its Government Licenses, (C) modify or change in any material respect the manner in which the products produced by its Subject Business are marketed and sold, (D) in a material way delay payment of any accounts payable beyond usual and customary terms, (E) in a material way fail to maintain adequate inventory or replenish inventory consistent with past practices or
     (F) accelerate payment of any accounts receivable unless such acceleration occurs for business reasons not involving an Anticipatory Action, (iii) enter into interest rate protection or other hedging agreements, (iv) effect a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any facility, site of employment, operating unit or employee associated with its Subject Business without complying fully with the notice and all other applicable requirements of WARN, or (v) hire any additional employees or transfer any additional employees into the Subject Business so as to increase materially the number of Employees because of or in anticipation of the transactions contemplated hereby;

          (d) not waive any material claims or rights relating to its Subject Business;

          (e) after obtaining Knowledge thereof, give notice to Geon of any claim or litigation (threatened or instituted) or any other event or occurrence that could reasonably be expected to have a Material Adverse Effect on OCC's Subject Business other than the types of events, occurrences or other matters referred to in the proviso set forth in
     Section 2.1 (e)(iii);

          (f) not take any action that is reasonably likely to result in its representations and warranties in Section 2 hereof, or in the representations and warranties contained in the form of any of the OCC PVC Contribution Agreement, OCC Compounding Contribution Agreement, Burlington Asset Sale Agreement or Pasadena Asset Sale Agreement, not being true in all material respects as of the Closing Date; and

          (g) not agree, whether in writing or otherwise, to take any action it has agreed pursuant to this Section 3.2 not to take;

provided, however, that notwithstanding anything to the contrary contained in this Section 3.2, prior to the Closing Date the OCC Group and the Geon Group will act independently of each other in making decisions as to the research and development, raw materials, manufacturing, pricing, marketing and distribution of their products.

     3.3 CONDUCT OF GEON'S SUBJECT BUSINESS PENDING THE CLOSING DATE. With respect to its Subject Business, Geon agrees that, except as required or contemplated by this Agreement or otherwise consented to or approved in writing by OCC, which consent or approval shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending on the Closing Date, it will and will cause its Affiliates to:

          (a) use its commercially reasonable efforts to operate and maintain its Subject Business in all material respects only in the usual, regular and ordinary manner consistent with past practice (including undertaking scheduled or necessary "turnarounds" or other maintenance work and including offsite storage, treatment and disposal of chemical substances generated prior to the Closing) and, to the extent consistent with such operation and maintenance, use commercially reasonable efforts to (i) preserve the present business organization of its Subject Business intact,
     (ii) keep available the services of, and good relations with, the present employees and (iii) preserve present relationships with all persons having business dealings with its Subject Business, except in each case for such matters that, individually and in the aggregate, do not and are not reasonably likely to have a Material Adverse Effect on its Subject Business;

          (b) maintain its books, accounts and records relating to its Subject Business in the usual, regular and ordinary manner, on a basis consistent with past practice, comply in all material respects with all Legal Requirements and contractual obligations applicable to its Subject Business or to the conduct of its Subject Business and perform all of its material obligations relating to its Subject Business;

          (c) not (i) modify or change in any material respect any of the material assets associated with its Subject Business or dispose of any material asset associated with its Subject Business except for (A) inventory, equipment, supplies and other assets associated with its Subject Business sold or otherwise disposed of in the ordinary course of business and (B) any assets associated with its Subject Business that in the ordinary course of business are replaced with substantially similar assets,
     (ii) except in the ordinary course of business, (A) enter into any contract, commitment or agreement that would be material to the operation of its Subject Business or use of the assets associated with its Subject Business or, except as expressly contemplated by this Agreement or expressly contemplated by or required pursuant to their respective terms, modify or change in any material respect any obligation under any such contract, commitment or agreement, (B) except in connection with complying with ISRA or separating the assets that are to be transferred pursuant to the Asset Contribution and Sale Agreements from those that are to be retained by Geon and its Affiliates pursuant to the terms of this Agreement, modify or change in any material respect any obligation under its Government Licenses, (C) modify or change in any material respect the manner in which the products produced by its Subject Business are marketed and sold, (D) in a material way delay payment of any accounts payable beyond usual and customary terms, (E) in a material way fail to maintain adequate inventory or replenish inventory consistent with past practices or
     (F) accelerate payment of any accounts receivable unless such acceleration occurs for business reasons not involving an Anticipatory Action, (iii) enter into interest rate protection or other hedging agreements, (iv) effect a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any facility, site of employment, operating unit or employee associated with its Subject Business without complying fully with the notice and all other applicable requirements of WARN, or (v) hire any additional employees or transfer any additional employees into the Subject Business so as to increase materially the number of Employees because of or in anticipation of the transactions contemplated hereby;

          (d) not waive any material claims or rights relating to its Subject Business;

          (e) after obtaining Knowledge thereof, give notice to OCC of any claim or litigation (threatened or instituted) or any other event or occurrence that could reasonably be expected to have a Material Adverse Effect on Geon's Subject Business other than the types of events, occurrences or other matters referred to in the proviso set forth in Section 2.2(e)(iii);

          (f) not take any action that is reasonably likely to result in its representations and warranties in Section 2 hereof, or in the representations and warranties contained in the form of any of the Geon

     PVC Contribution Agreement, the Geon Compounding Contribution Agreement or the Geon Canada Transfer Agreement, not being true in all material respects as of the Closing Date; and

          (g) not agree, whether in writing or otherwise, to take any action it has agreed pursuant to this Section 3.3 not to take;

provided, however, that notwithstanding anything to the contrary contained in this Section 3.3, prior to the Closing Date the Geon Group and the OCC Group will act independently of each other in making decisions as to the research and development, raw materials, manufacturing, pricing, marketing and distribution of their products.

     3.4 FURTHER ACTIONS.

          (a) Each Party will use its commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to resolve the objections, if any, as may be asserted by any Authority with respect to the transactions contemplated hereby under any antitrust laws or regulations; provided that no Party shall be required to take any action that could have any Material Adverse Effect on it or its Affiliates or that would, or would be reasonably likely to, materially frustrate the financial or other business benefits reasonably expected to be derived by such Party from the transactions contemplated by this Agreement.

          (b) Subject to the terms and conditions hereof, each Party agrees to act in good faith and to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and under the Related Agreements to be entered into by such Party or its Affiliates at Closing, and to confirm that such transactions have been accomplished, including (i) using all commercially reasonable efforts: (A) to obtain and effect prior to the Closing Date all necessary Consents and Filings, including under the HSR Act and the Competition Act; and (B) to obtain prior to the Closing Date all Government Licenses or consents to the transfer of any Government Licenses that are transferable by it or its Affiliates necessary to consummate the transactions contemplated hereby and by the Related Agreements and to allow for the prudent and uninterrupted operation of the Subject Business by the PVC Partnership, the Compounding Partnership, Canco 2 or Geon, as the case may be, after the Closing. Each Party shall furnish to the other Party and its Affiliates such necessary information and assistance as the other may reasonably request in connection with its preparation of any such Filings or other materials required in connection with the foregoing.

          (c) Each Party shall use its commercially reasonable efforts to procure all Consents that are necessary to transfer its Subject Business to the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be. Notwithstanding any other provision of this Agreement to the contrary, the Parties hereto acknowledge and agree that, at the Closing, no Person will assign to the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be, any contracts or warranties that by their terms require Consent from any other contracting party thereto, unless any such Consent has been obtained prior to the Closing Date. Before the Closing, each Party will use its commercially reasonable efforts and cooperate with the other Party (the "Contracting Party") in obtaining any necessary Consents to the assignment of the contracts or warranties, including by furnishing to the Contracting Party or other parties to any contract or warranty summary financial information and other information with respect to the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be, reasonably requested by the Contracting Party or such other parties and taking any such other actions (which, subject to any provisions to the contrary included in any Related Agreement, shall not include the incurrence of any expense not otherwise required to be incurred) as the Contracting Party or such other parties may reasonably request for the purpose of obtaining any releases, waivers or terminations as the Contracting Party may reasonably request on behalf of itself or any

     Affiliate. No representation is made by the Contracting Party with respect to whether any Consent to assign a contract or warranty will be obtainable, and in no event shall the initial capital contributions be subject to reduction as a result of any contract or warranty not being assigned to the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be, at the Closing by virtue of the necessary Consent not being obtained. Following the Closing, the Parties shall cooperate with each other and use commercially reasonable efforts to obtain those Consents that were not obtained prior to the Closing and (i) if such Consents are obtained following the Closing, the Contracting Party and its Affiliates shall execute and deliver any other and further instruments of assignment, assumption, transfer and conveyance and take such other and further action as the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be, may request in order to assign to the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be, any contract or warranties to which such Consents relate and
     (ii) pending such transfer or issuance to the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be, the Contracting Party and its Affiliates shall provide, to the extent they may lawfully do so, the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be, with the benefits of any such contracts or warranties, in which case, the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be, shall promptly assume and discharge (or reimburse the Contracting Party and its Affiliates for) all obligations and liabilities associated with the benefits of such contracts or warranties so made available to the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be.

          (d) Each Party shall keep the other Party fully informed from time to time as such other Party shall reasonably request as to the status of all Consents being sought pursuant to Section 3.4(c).

          (e) Each Party shall furnish to the other Party such information, cooperation and assistance as reasonably may be requested in connection with the foregoing, but nothing in this Section 3.4 shall in any way affect Geon's rights with respect to the Closing condition stated in Section 4.2(g) or OCC's rights with respect to the Closing condition stated in
     Section 4.3(g).

          (f) Each Party shall act in good faith to complete, execute and deliver the Related Agreements at the Closing.

          (g) Each Party shall (i) fully cooperate with the other Party and its Affiliates in connection with the preparation of balance sheets, statements of income and retained earnings and statements of cash flow for such other Party and its Affiliates and (ii) provide the other Party and its Affiliates access to such Party's financial books and records and all such other information as may be reasonably requested by such other Party or any of its Affiliates in connection with the satisfaction of disclosure requirements under any Legal Requirement, or as may otherwise be appropriate or necessary.

     3.5 NOTIFICATIONS. Each Party shall notify the other Party and keep such Party advised as to (i) any Proceeding that is either pending or, to its Knowledge, threatened against such Party which challenges the transactions contemplated hereby; (ii) any material damage to or destruction of its Subject Business and (iii) any fact of which such Party has Knowledge that indicates that any condition to Closing is reasonably likely not to be satisfied in a timely fashion.

     3.6 PROXY STATEMENT; STOCKHOLDERS' MEETING.

          (a) As far in advance as is practical, Geon shall provide OCC with draft and final copies of all proxy statements (including, in each case, updates) of Geon that Geon or any of its Affiliates has prepared in connection with Geon obtaining stockholders' approval of the transactions contemplated herein and in the Related Agreements. Geon shall provide OCC with a reasonable opportunity to review such statements and documents and to object to the substance, inclusion or character of any information contained therein pertaining to OCC or the transactions contemplated by this Agreement or the Related Agreements, and Geon shall, prior to filing any definitive material, consider the revisions and corrections reasonably requested by OCC with respect to such statements and documents; provided, however, that OCC shall provide Geon with its proposed revisions and corrections to such materials within three Business Days after the day such materials are received by OCC for review. Nothing set forth herein or in the financial statements of OCC or any of its Affiliates provided pursuant to Section 2.1(f) or (g) shall be deemed to constitute the consent of Arthur Andersen LLP to the inclusion of the financial statements of OCC or any of its Affiliates in any of Geon's proxy materials or the Proxy Statement.

          (b) The Parties shall promptly prepare, and Geon shall promptly file with the SEC, the Proxy Statement in preliminary form. Geon will prepare the Proxy Statement and related proxy material so that it complies in all material respects, both as to form and substance, with the applicable requirements of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Geon will use its commercially reasonable efforts to respond to any comments of the SEC staff with respect thereto, in order to permit mailing to stockholders of the definitive Proxy Statement as promptly as practicable. Subject to the provisions of Section 5.1, Geon shall (a) call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon the transfer of its Subject Business contemplated hereby, (b) through its board of directors, recommend to its stockholders approval of such matters and not rescind such recommendation except in connection with the exercise of Geon's right of termination under Section 5.1, (c) use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date, and (d) use commercially reasonable efforts to obtain approval of the transfer of its Contributed Business contemplated hereby by its stockholders.

     3.7 EMPLOYEE MATTERS.

          (a) No later than ten days after the date of this Agreement, each Party will provide to the other, and will update from time to time through the Closing Date, a true and complete list of names, positions, salaries or hourly rates, as applicable, and the last bonus of each of its Employees and any additional information that may be reasonably necessary to assist in proper benefits and payroll administration. Not less than five days prior to the Closing Date, OCC (in the case of the PVC Partnership and Canco 2) and Geon (in the case of the Compounding Partnership, the Burlington Subject Business and the Pasadena Subject Business) shall identify and notify the other Party of the Employees (other than Plant Employees included in the OCC PVC Subject Business, the OCC Compounding Subject Business, the Geon PVC Subject Business, and the Geon Canada Subject Business, all of whom shall be offered employment by the PVC Partnership, Geon or Canco 2, as the case may be) to be offered employment by the PVC Partnership, Geon or Canco 2, as the case may be, subject to applicable labor law. Within two days after receiving the notice, the other Party may require that specific additional Employees be offered employment, but only if, in the reasonable opinion of such Party, the failure to offer employment to such specific Employees would create a material risk of violation of any Legal Requirement applicable to the hiring or severance of employees. Neither Party shall take any Anticipatory Action directed at a specific Employee other than a Tier 1 Employee that might prevent such Employee from accepting employment offered by the PVC Partnership, Geon or Canco 2.

          (b) Prior to the Closing Date, the Parties shall develop compensation, benefit and personnel plans, policies and programs for the employees of the PVC Partnership and Canco 2. Schedule 3.7(b) sets forth a summary of such plans, policies and programs.

          (c) OCC and Geon shall each pay 50% of any severance costs (i) with respect to Tier 2 Employees who do not become Partnership Employees and
     (ii) with respect to other Employees of OCC or Geon who (A) are terminated by OCC or Geon, as the case may be, in lieu of terminating specifically identified Tier 2 Employees, (B) are approved by the PVC Partnership (which approval shall not be unreasonably withheld) and (C) are terminated within one year of the Asset Transfer Effective Time, in each case pursuant to the applicable plan or program, if any, of OCC or Geon, as the case may be, that applies to such Employee and that is in effect as of the earlier of the termination date of such Employee or the Asset Transfer Effective Time (such costs exclude any costs associated with violations of any Legal Requirements).

     3.8 CLOSING AMENDMENTS CERTIFICATE. Not less than five Business Days prior to the Closing Date, each of Geon and OCC shall complete and deliver to the other an executed statement, signed by a duly authorized officer of Geon or OCC, setting forth all amendments and additions to this Agreement or the Related Agreements or to the schedules and exhibits hereto and thereto (if any) that (i) such Party determines to be necessary or appropriate to complete this Agreement, the Related Agreements and any exhibits or schedules hereto or thereto, to cure inconsistencies or errors herein or therein, or to better reflect the intent of the Parties hereto or the parties thereto or (ii) such Party reasonably believes in good faith to be necessary to make the representations and warranties of its Group contained in this Agreement or the Related Agreements true and correct in all respects (other than such matters as are, individually and in the aggregate, immaterial to its Subject Business) as of the Closing (such Party's "Closing Amendments Certificate"). Each Party shall examine any such Closing Amendments Certificate presented to it by the other Party, and if it is acceptable to such examining Party (or if such examining Party is willing to waive the condition that such Closing Amendments Certificate be acceptable to it), such examining Party shall also execute it, whereupon the amendments and additions set forth therein with respect to this Agreement and the Schedules and Exhibits hereto shall become effective for all purposes, and the amendments and additions set forth therein with respect to Related Agreements and the schedules and exhibits thereto shall be effected prior to the execution and delivery thereof so as to be effective for all purposes from and after the Closing (except to the extent such representations and warranties relate solely to an earlier date).

     3.9 ENVIRONMENTAL SITE ASSESSMENTS. OCC and Geon agree that, in addition to the rights of access provided to each Party in Section 3.1, they will jointly retain Conestoga-Rovers & Associates, Ltd. ("Conestoga-Rovers") to perform, prior to the Closing Date, a Phase II environmental assessment of the OCC Compounding Subject Business, the OCC PVC Subject Business, the Geon Compounding Subject Business, the Geon PVC Subject Business and the Geon Canada Subject Business as necessary to reasonably determine the environmental condition thereof immediately prior to the Closing Date. OCC and Geon shall each be entitled to receive copies of all materials prepared by Conestoga-Rovers pursuant to this Section 3.9, including any Phase II environmental assessments. Notwithstanding the Closing or other termination of this Agreement, each Party shall pay one-half of the costs and fees of Conestoga-Rovers pursuant to such retention, except that the costs and fees of Conestoga-Rovers associated with field work (including testing, sampling, laboratory analysis, waste disposal or site restoration) shall be borne solely by the Party that owns, operates or leases the property at which such field work occurs. The scope of work, budget and schedule of Conestoga-Rovers will be determined by mutual agreement of OCC and Geon, and may include environmental testing or sampling consistent with good engineering practice at various locations, including testing or sampling of ambient air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, natural resources and/or real property and the physical buildings, structures and fixtures thereon, in each case if warranted based upon the reasonable professional judgment of, and as mutually agreed to by, OCC and Geon. After any intrusive testing or sampling, Conestoga-Rovers shall be required, unless the Parties otherwise agree, to remove equipment, dispose of samples, drill cuttings, purge water or other materials used or generated in such sampling, and reasonably restore the surface to the condition that existed prior to such testing or sampling. To the extent practicable based upon the reasonable professional judgment of, and as mutually agreed to by, OCC and Geon, the Parties will request that Conestoga-Rovers rely on valid existing data rather than performing additional or duplicative environmental testing or sampling. Each Party shall supply any such existing data, including data subject to privileges, reasonably requested by Conestoga-Rovers, and shall provide reasonable access during normal business hours to the properties of its Subject Business and the representatives, officers, employees and contractors of such Party who are involved in its Subject Business as reasonably necessary to perform the Phase II environmental assessment. OCC and Geon acknowledge that they are retaining Conestoga-Rovers to assist counsel for each Party in defending against potential litigation associated with the Subject Business, and that the retention of, and the work product, information or data gener-ated by, Conestoga-Rovers shall be subject to various legal privileges, including attorney-client privilege, self-critical analysis or environmental audit privileges, attorney work product doctrine and joint defense privilege, and to the Confidentiality Agreement and the Joint Defense Agreement.

     3.10 PROXY STATEMENT INFORMATION. If, at any time prior to the time of the stockholders' meeting referred to in Section 2.2(f), any event with respect to OCC, or with respect to other information supplied by OCC for inclusion in the Proxy Statement, shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement, OCC shall provide such information to Geon so that such event can be so described, and such amendment or supplement shall be promptly filed with the SEC by Geon. If, at any time prior to the time of said stockholders' meeting, any event with respect to Geon, or with respect to other information supplied by Geon for inclusion in the Proxy Statement, shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described by Geon, and such amendment or supplement shall be promptly filed with the SEC by Geon.

     3.11 PEDRICKTOWN. Notwithstanding any other provision of this Agreement to the contrary, if all conditions to Closing have been satisfied or waived, excepting only the matters referred to in Section 3.12 and the receipt of the Pedricktown Consents, then the Parties shall proceed with Closing as contemplated by this Agreement, provided that Geon's Pedricktown, New Jersey facility shall at Closing be leased (rather than transferred) to the PVC Partnership pursuant to a lease that shall (i) provide for a nominal rental,
(ii) provide that it shall be terminated and such facility transferred to the PVC Partnership promptly after the receipt of the Pedricktown Consents and (iii) contain other terms that are mutually acceptable to the Parties.

     3.12 CANADA. Notwithstanding any other provision of this Agreement to the contrary, if all conditions to Closing have been satisfied or waived, excepting only the matters referred to in Section 3.11 and the receipt of the Planning Act Consents, then the Parties shall proceed with Closing as contemplated by this Agreement, provided that the applicable part of Geon Canada Inc.'s Niagara Falls, Ontario facility shall at Closing be leased (rather than transferred) to Canco 1 pursuant to a lease that shall (i) provide for a nominal rental, (ii) provide that it shall be terminated and such part transferred to Canco 2 promptly after the receipt of the Planning Act Consents, (iii) contain other terms that are mutually acceptable to the Parties, and (iv) provide for a term of no more than 20 years.

     3.13 PAYMENTS RELATING TO CONROE. Geon's Conroe, Texas facility is not being contributed to the Compounding Partnership, and Geon currently anticipates closing such facility. Provided that the Closing occurs, (i) promptly after receipt by OCC from Geon of an invoice therefor (accompanied by supporting documentation in reasonable detail), OCC shall pay to Geon 10% of any employee severance costs or other out-of-pocket costs incurred by Geon in effectuating such closure, provided that the aggregate amount paid by OCC pursuant to this
Section 3.13(i) shall not exceed $200,000, and (ii) promptly after any transfer by Geon or any Affiliate thereof of such facility to a transferee who is not an Affiliate of Geon, Geon shall pay to OCC 10% of the consideration received therefor.

                                   SECTION 4

                             CONDITIONS TO CLOSING

     4.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BOTH PARTIES. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Geon and OCC) on or before the Closing Date of each of the following conditions:

          (a) No Injunction, etc. No temporary restraining order, preliminary or permanent injunction, declaratory judgment or other order issued by any federal, state or provincial court of competent jurisdiction in the United States or Canada or by any Authority in the United States or Canada shall be in effect that materially restrains, enjoins or otherwise prohibits (i) the transactions contemplated hereby; (ii) the ownership by the PVC Partnership, the Compounding Partnership, Canco 1, Canco

     2 or Geon, as the case may be (including enjoyment of any rights relating thereto), of the applicable Subject Business at and after the Closing; or
     (iii) the operation by the PVC Partnership, the Compounding Partnership, Canco 1, Canco 2 or Geon, as the case may be, of the applicable Subject Business at and after the Closing; and there shall not be any pending or overtly threatened Proceedings in which any third party (including any Authority) seeks to enjoin any of the transactions contemplated hereby.

          (b) Government Licenses and Consents. Subject to Sections 3.11 and 3.12, each Party shall have obtained and effected all Government Licenses and Consents required from any Authority, including Government Licenses and Consents required under the New Jersey Environmental Cleanup Responsibility Act, including the New Jersey Industrial Site Recovery Act ("ISRA"), as amended, for the consummation of the transactions contemplated hereunder and under the Related Agreements to be entered into at the Closing and required to allow for the prudent and uninterrupted operation of the applicable Subject Business by the PVC Partnership, the Compounding Partnership, Canco 2 or Geon, as the case may be, after the Closing in a manner consistent with past practices, except for those Government Licenses and Consents, the absence of which is not, in the aggregate, reasonably likely to have a Material Adverse Effect with respect to such Subject Business.

          (c) Antitrust Approvals. The waiting period applicable to the transactions contemplated hereby or in the Related Agreements under the HSR Act, and any extensions thereof, shall have expired or been terminated, the Competition Act Approval shall have been obtained, and the investigation commenced by the Federal Trade Commission with respect to the matters identified in the subpoena civil investigative demand issued by the Federal Trade Commission to both Parties shall have terminated or otherwise been resolved to the satisfaction of both Parties, and no consent, approval, permit or authorization in connection therewith or any other approvals or consents required from the Federal Trade Commission or the Justice Department or from the Director of Investigation and Research shall impose terms or conditions that would have, or would be reasonably likely to have, a Material Adverse Effect on any Party (assuming the Closing has taken place) or that would, or would be reasonably likely to, materially frustrate the financial or other business benefits reasonably expected to be derived by any Party from the transactions contemplated by this Agreement.

          (d) Proxy Materials. (i) Definitive proxy materials in respect of the transactions contemplated herein reasonably satisfactory to both Parties shall have been filed by Geon with the SEC and (ii) Geon shall have received any necessary approvals from its shareholders of the transactions contemplated hereby.

          (e) Strategic Plans. The Parties shall have agreed upon and initialed the initial Strategic Plans.

          (f) Financing Arrangements. The Canco Financing Arrangements, the LaPorte Financing Arrangements and the financing arrangements for the Specified Amount and an amount equal to the Specified Working Capital Items shall have been finalized and completed in a manner acceptable to each of Geon and OCC and their respective Affiliates, including the identity of any third parties involved, the terms and conditions of the relevant documentation, and the application and effect thereof on Geon and OCC and their respective Affiliates.

     4.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF GEON. The obligations of Geon under this Agreement are subject to the satisfaction (or waiver by Geon) on or before the Closing Date of each of the following conditions:

          (a) Closing Amendments Certificate. OCC's Closing Amendments Certificate (if any) shall have been acceptable to Geon (or Geon shall have determined to waive the condition that such Closing Amendments Certificate be acceptable), and OCC shall have executed and delivered it to Geon.

          (b) Accuracy of Representations and Warranties. Notwithstanding any Knowledge of the Geon Group and assuming compliance by Geon with its obligations under Section 3.5, all representations and warranties of members of the OCC Group contained in this Agreement and the Related Agreements that contain qualifications and exceptions relating to materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date, and all other representations and warranties of the members of such Group contained in such agreements shall be true and correct in all material respects as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date).

          (c) Performance of Agreements. OCC and its Affiliates (i) shall have performed and complied with all obligations and agreements contained in this Agreement that contain qualifications and exceptions relating to materiality or a Material Adverse Effect, (ii) shall in all material respects have performed and complied with all other obligations and agreements contained in this Agreement, and (iii) shall have executed all agreements and documents (including the Related Agreements) to be performed, complied with or executed by it or them on or prior to the Closing Date.

          (d) No Material Adverse Change. After the date of this Agreement, OCC shall have continued its Subject Business in the ordinary course, and no event, occurrence or other matter shall have occurred that is reasonably likely to have a Material Adverse Effect with respect to OCC's Subject Business, provided that this determination shall be made without regard to any change in general economic or political conditions or any change in raw materials prices, product prices, industry capacity or other matter of industry-wide application that affects Geon's Subject Business and OCC's Subject Business in a substantially similar way.

          (e) Board of Directors Approval. This Agreement and the Related Agreements, and the transactions contemplated by such agreements, shall have been hereafter duly authorized and approved by Geon's board of directors.

          (f) Officer's Certificate. Geon shall have received a certificate, dated the Closing Date, signed by the President or a Vice President of OCC to the effect that, to the Knowledge of OCC, the conditions specified in Sections 4.2(b), (c), and (d) have been fulfilled.

          (g) Third Party Consents. All Consents of any third party listed on
     Schedule 4.2(g) or Schedule 4.3(g) shall have been obtained.

          (h) No Action. No Proceeding shall be pending, or threatened to be commenced, by or against OCC or any member of the OCC Group under the United States Bankruptcy Code or any other applicable insolvency, reorganization, moratorium, or similar law, and no receiver, liquidator or trustee shall have been appointed in regard to OCC or any member of the OCC Group or as to all or any substantial portion of their property or OCC's Subject Business.

     4.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF OCC. The obligations of OCC under this Agreement are subject to the satisfaction (or waiver by OCC) on or prior to the Closing Date of each of the following conditions:

          (a) Closing Amendments Certificate. Geon's Closing Amendments Certificate (if any) shall have been acceptable to OCC (or OCC shall have determined to waive the condition that such Closing Amendments Certificate be acceptable), and Geon shall have executed and delivered it to OCC.

          (b) Accuracy of Representations and Warranties. Notwithstanding any Knowledge of the OCC Group and assuming compliance by OCC with its obligations under Section 3.5, all representations and warranties of the members of the Geon Group contained in this Agreement and the Related Agreements that contain qualifications and exceptions relating to materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date, and all other representations and warranties of the members of such Group contained in such agreements shall be true and correct in all material respects as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date).

          (c) Performance of Agreements. Geon and its Affiliates (i) shall have performed and complied with all obligations and agreements contained in this Agreement that contain qualifications and exceptions relating to materiality or a Material Adverse Effect, (ii) shall in all material respects have performed and complied with all other obligations and agreements contained in this Agreement, and (iii) shall have executed all agreements and documents (including the Related Agreements) to be performed, complied with or executed by it or them on or prior to the Closing Date.

          (d) No Material Adverse Change. After the date of this Agreement, Geon shall have continued its Subject Business in the ordinary course, and no event, occurrence or other matter shall have occurred that is reasonably likely to have a Material Adverse Effect with respect to Geon's Subject Business, provided that this determination shall be made without regard to any change in general economic or political conditions or any change in raw materials prices, product prices, industry capacity or other matter of industry-wide application that affects Geon's Subject Business and OCC's Subject Business in a substantially similar way.

          (e) Board of Directors Approval. This Agreement and the Related Agreements, and the transactions contemplated by such agreements, shall have been hereafter duly authorized and approved by OPC's board of directors.

          (f) Officer's Certificate. OCC shall have received a certificate, dated the Closing Date, signed by the President or a Vice President of Geon to the effect that, to the Knowledge of Geon, the conditions specified in Sections 4.3(b), (c), and (d) have been fulfilled.

          (g) Third Party Consents. All Consents of any third party listed on
     Schedule 4.2(g) or Schedule 4.3(g) shall have been obtained, including the Consent to assign to the Partnership without modification all of the rights and obligations of Geon under the chlorine purchase agreement between Sunbelt Chlor Alkali Partnership and Geon, including the rights under
     Section 2.04 thereof.

          (h) No Action. No Proceeding shall be pending, or threatened to be commenced, by or against Geon or any member of the Geon Group under the United States Bankruptcy Code or any other applicable insolvency, reorganization, moratorium, or similar law, and no receiver, liquidator or trustee shall have been appointed in regard to Geon or any member of the Geon Group or as to all or any substantial portion of their property or Geon's Subject Business.

                                   SECTION 5

                             TERMINATION AND WAIVER

     5.1 GENERAL. This Agreement may be terminated and the transactions contemplated herein and in the Related Agreements may be abandoned at any time prior to the Closing:

          (a) by the written consent of the Parties;

          (b) by Geon, by notice to OCC, if there has been a material misrepresentation or a breach of a material agreement by OCC in this Agreement that (i) if such misrepresentation or breach existed on the Closing Date, would constitute a failure to satisfy the conditions to Closing set forth in Section 4.2(b) or (c) and (ii) has not been cured and cannot reasonably be cured within 30 days after all other conditions to Closing have been satisfied;

          (c) by Geon, by notice to OCC, if the condition specified in Section 4.2(e) has not been satisfied or waived on or before May 1, 1999;

          (d) by OCC, by notice to Geon, if there has been a material misrepresentation or a breach of a material agreement by Geon in this Agreement that (i) if such misrepresentation or breach existed on the Closing Date, would constitute a failure to satisfy the conditions to Closing set forth in Section 4.3(b) or (c) and (ii) has not been cured and cannot reasonably be cured within 30 days after all other conditions to Closing have been satisfied;

          (e) by OCC, by notice to Geon, if the condition specified in Section 4.3(e) has not been satisfied or waived on or before May 1, 1999;

          (f) by any Party, by notice to the other Party, if after the date hereof and prior to the Closing, any final, non-appealable order or injunction shall be issued by any federal or state court of competent jurisdiction in the United States or Canada or by any Authority, or any Legal Requirement shall be promulgated or enacted by any Authority in the United States or Canada, that would have the effect of prohibiting or making unlawful the performance of this Agreement, the execution, delivery or performance of any Related Agreement or the consummation of the Closing;

          (g) by either Party, by notice to the other Party, if (i) the condition specified in Section 4.1(d)(i) has not been satisfied or waived on or before February 28, 1999; or (ii) the condition specified in Section 4.1(d)(ii) has not been satisfied or waived on or before May 1, 1999; and

          (h) by either Party, by notice to the other Party, in the event that, for any reason, the Closing does not occur on or before July 1, 1999; provided, however, that if the Closing does not occur due to the act or omission of one of the Parties in breach of this Agreement, that Party may not terminate this Agreement pursuant to the provisions of this Section 5.1(h).

     5.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any Party, its Subsidiaries or their respective officers or directors; provided, however, that upon any such termination, the obligations of the Parties with respect to expenses under Section 6.10, payments under Section 6.15 and confidentiality under Section 6.6 shall remain in full force and effect.

                                   SECTION 6

                                 MISCELLANEOUS

     6.1 SUCCESSORS AND ASSIGNS. Except as may be expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the successors of either of the Parties. Neither Party may otherwise assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall be in the sole and absolute discretion of each such Party. Any purported assignment or delegation without such consent shall be void and ineffective.

     6.2 BENEFITS OF AGREEMENT RESTRICTED TO PARTIES. This Agreement is made solely for the benefit of the Parties, and no other Person (including employees) shall have any right, claim or cause of action under or by virtue of this Agreement.

     6.3 NOTICES. All notices, requests and other communications that are required or may be given under this Agreement shall, unless otherwise provided for elsewhere in this Agreement, be in writing and shall be deemed to have been duly given if and when (i) transmitted by telecopier facsimile with proof of confirmation from the transmitting machine or (ii) delivered by commercial courier or other hand delivery, as follows:

The Geon Company:                                     Occidental Chemical Corporation:
One Geon Center                                       5005 LBJ Freeway
Avon Lake, Ohio 44012                                 Dallas, Texas 75244
Attention: Chief Executive Officer                    Attention: President
Telecopy Number: (440) 930-1002                       Telecopy Number: (972) 404-3906

with a copy to:                                       with a copy to:

The Geon Company                                      Occidental Chemical Corporation
One Geon Center                                       5005 LBJ Freeway
Avon Lake, Ohio 44012                                 Dallas, Texas 75244
Attention: General Counsel                            Attention: General Counsel
Telecopy Number: (440) 930-1002                       Telecopy Number: (972) 404-3957

                                                      and to:

                                                      Occidental Petroleum Corporation
                                                      10889 Wilshire Boulevard
                                                      Los Angeles, California 90024
                                                      Attention: General Counsel
                                                      Telecopy Number: (310) 443-6333

     6.4 SEVERABILITY. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to either of the Parties, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

     6.5 PRESS RELEASES. Unless otherwise mutually agreed, no Party shall make or authorize any public release of information regarding the matters contemplated by, or any provisions or terms of, this Agreement or the Related Agreements, and no Party shall make or authorize any public release of information regarding the PVC Partnership or the Compounding Partnership, except that (i) a press release or press releases in mutually agreed upon form or forms shall be issued by the Parties as promptly as is practicable following the execution of this Agreement, (ii) the Parties may, after consultation with each other, communicate with employees, customers, suppliers, stockholders, lenders, lessors, and other particular groups as may be necessary or appropriate and not inconsistent with the prompt consummation of the transactions contemplated by this Agreement and (iii) the Parties may, after consultation with each other, release any such information as required by law or stock exchange rule or as necessary for the assertion or enforcement of contractual rights.

     6.6 CONFIDENTIALITY AGREEMENT. Geon and OCC have heretofore entered into the Burlington Confidentiality Letter, the Confidentiality Agreement and the Joint Defense Agreement relating to the exchange between Geon and the Geon Partners, on the one hand, and OCC and the OCC Partners, on the other hand, of certain confidential information related or otherwise pertinent to the transactions contemplated by this Agreement. Nothing in this Agreement or the Related Agreements shall be construed as impairing or otherwise limiting the obligations assumed pursuant to the Burlington Confidentiality Letter, the Confidentiality Agreement and the Joint Defense Agreement by the parties thereto. The Burlington Confidentiality Letter, the Confidentiality Agreement and the Joint Defense Agreement shall each remain in full force and effect in accordance with their terms until the earlier of Closing or their expiration dates.

     6.7 CONSTRUCTION. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction;
(ii) no consideration shall be given to the fact or presumption that any of the Parties had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) each gender shall be deemed to include the other genders; (vii) each exhibit, appendix, attachment and schedule to this Agreement is a part of this Agreement; and

(viii) any reference herein or in any schedule hereto to any agreements entered into prior to the date hereof shall include any amendments or supplements made thereto.

     6.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one and the same original document.

     6.9 GOVERNING LAW. The laws of the State of New York shall govern the construction, interpretation and effect of this Agreement without giving effect to any conflicts of law principles; provided, however, that the Related Agreements shall be governed by the laws so stated therein.

     6.10 TRANSACTION COSTS.

          (a) Except as provided in Sections 6.10(b) and (c) or as otherwise provided in any of the Related Agreements, each Party shall be solely responsible for and shall bear all of its own respective costs, fees and expenses incurred at any time by such Party in connection with the negotiation, execution and delivery of this Agreement, the satisfaction of the conditions to Closing under this Agreement and the consummation of the transactions contemplated hereby.

          (b) Each Party shall bear one half of (i) the fees and expenses of Arnold & Porter in connection with the transactions contemplated hereby and
     (ii) the costs of any economists and third-party consultants engaged with the approval of the Parties in connection with the matters handled by Arnold & Porter, in each case regardless of whether or not the Closing occurs, and detailed billing records in connection therewith shall be made available to both Parties for review and approval.

          (c) Each Party shall bear one half of the fees and expenses of (i) Thompson Hine & Flory LLP, (ii) Fasken Campbell Godfrey, and (iii) Osler, Hoskin & Harcourt to the extent that such fees and expenses are directly related to antitrust analysis and related services (not including document production) performed by such firms in connection with the transactions contemplated hereby, in each case regardless of whether or not the Closing occurs, and detailed billing records in connection therewith shall be made available to both Parties for review and approval.

          (d) Any brokerage, finder's or other similar fees payable in connection with the consummation of the transactions contemplated herein will be paid by the Party who engaged such broker. Each Party will indemnify, defend, and hold harmless the other Party against claims of any brokers or finders claiming by, through or under the indemnifying party.

          (e) Each Party shall be responsible for the fees and expenses set out on Schedule 6.10(e) in accordance with such Schedule 6.10(e), and detailed billing records in connection therewith shall be made available to both Parties for review and approval.

          (f) In connection with the LaPorte Financing Arrangements, Geon shall bear the first $800,000 of fees and expenses of Citibank N.A. or other applicable financing parties, with any excess above such amount to be borne by the PVC Partnership.

     6.11 AMENDMENT. All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of each of the Parties. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     6.12 JURISDICTION: CONSENT TO SERVICE OF PROCESS: WAIVER. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY TO THIS AGREEMENT OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATED

HERETO SHALL BE BROUGHT IN THE STATE COURTS OF DALLAS COUNTY, TEXAS OR THE FEDERAL COURTS OF THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT ACCEPTS THE EXCLUSIVE JURISDICTION AND EXCLUSIVE VENUE OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT EXCEPT TO THE EXTENT THIS AGREEMENT RELATES TO THE CONVEYANCE OR ASSIGNMENT OF ANY INTEREST IN REAL ESTATE OR THE CREATION, PERFECTION, PRIORITY OR FORECLOSURE OF ANY LIEN ON ANY INTEREST IN REAL ESTATE IN WHICH CASE, SUCH COURTS JURISDICTION SHALL BE NON-EXCLUSIVE. THE PARTIES AGREE THAT ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY PROCEEDING SHALL BE EFFECTIVE AGAINST ANY PARTY IF DELIVERED PURSUANT TO THE NOTICE PROVISIONS CONTAINED IN SECTION 6.3. THE FOREGOING CONSENTS TO JURISDICTION SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF TEXAS FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO. EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

     6.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

     6.14 INTEGRATION. This Agreement, consisting of Sections 1 through 6 inclusive, Appendices A and B, Schedules 2.1, 2.2, 4.2(g), and 4.3(g), and Exhibits A through DD inclusive, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes, except as specifically provided for herein, all prior or contemporaneous agreements, discussions, proposals, representations and all other communications between the Parties, both oral and written, including that certain Letter Agreement, dated June 24, 1998, between Geon and OCC.

     6.15 PASADENA SUBJECT BUSINESS. If the Closing does not occur for any reason other than a termination of this Agreement pursuant to Section 5.1(b) or 5.1(e), Geon shall pay OCC an amount equal to the lesser of (i) $165,000 per month covering the period beginning on the date of the termination of this Agreement and ending on the earlier to occur of (a) three months from the date of the termination of this Agreement and (b) the date on which OCC enters into a long-term tolling arrangement covering the Pasadena Subject Business and (ii) the actual costs incurred by OCC and its Affiliates during such period related to obtaining a third-party tolling arrangement covering the Pasadena Subject Business.

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the Parties, by their respective officers thereunto duly authorized, effective as of the date first written above.

                                          THE GEON COMPANY

                                          By: /s/ WILLIAM F. PATIENT

                                            ------------------------------------
                                               William F. Patient
                                               Chairman and Chief Executive
                                               Officer

                                          OCCIDENTAL CHEMICAL CORPORATION

                                          By: /s/ J. ROGER HIRL

                                            ------------------------------------
                                               J. Roger Hirl
                                               President and Chief Executive
                                               Officer

                                   APPENDIX A
                                       TO
                          MASTER TRANSACTION AGREEMENT

                                  DEFINITIONS

     "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that for purposes of this Agreement neither the PVC Partnership nor the Compounding Partnership nor any entity controlled by either entity shall be considered an Affiliate of the OCC Group or the Geon Group. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the ownership of more than 50% of the equity interests, Fully Diluted.

     "Alternative One" has the meaning set forth in the definition of the term "Canco Financing Arrangements."

     "Alternative Two" has the meaning set forth in the definition of the term "Canco Financing Arrangements."

     "Anticipatory Action" means an action taken in anticipation of or because of the existence of this Agreement.

     "Asset Contribution and Sale Agreements" means (i) for OCC, the OCC Compounding Contribution Agreement, the OCC PVC Contribution Agreement, the Burlington Asset Sale Agreement, and the Pasadena Asset Sale Agreement and (ii) for Geon, the Geon Compounding Contribution Agreement, the Geon PVC Contribution Agreement and the Geon Canada Transfer Agreement.

     "Asset Transfer Effective Time" has the meaning set forth in Section 1.2.

     "Audited Statements" has the meaning set forth in Section 2.2(g).

     "Authority" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal (or any commonwealth, territory or possession thereof), provincial, state, local or foreign, or any agency, department or instrumentality thereof, or any court or arbitrator (public or private) .

     "Burlington Asset Sale Agreement" means the Asset Purchase and Sale Agreement (Burlington) between OCC and Geon in respect of the Burlington Subject Business, to be executed and delivered at the Closing in substantially the form attached hereto as Exhibit J.

     "Burlington Confidentiality Letter" means that certain confidentiality agreement, dated May 18, 1998, between Geon and OCC.

     "Burlington Real Property" means the real property to be transferred pursuant to the Burlington Asset Sale Agreement.

     "Burlington Subject Business" means the business of owning and operating the property transferred pursuant to the Burlington Asset Sale Agreement.

     "Business Day" means any day other than a Saturday, Sunday or other day on which banks are closed for business in New York City, New York.

     "Canco 1" has the meaning set forth in Section 1 .3(a)(vii).

     "Canco 2" means a Canadian corporation formed as provided for in Section 1 .3(a)(viii), provided that, after the Closing, "Canco 2" means the Person resulting from the amalgamation referred to in Section 1 .3(b)(xiii).

     "Canco Financing Arrangements" means arrangements pursuant to which (i) the PVC Partnership borrows the Canco Purchase Price under the Related Agreement attached as Exhibit X ("Alternative One"), (ii) the PVC Partnership borrows the Canco Purchase Price from a third party lender or from

OPC (but not under said Related Agreement) ("Alternative Two") or (iii) Canco 2 borrows the Canco Purchase Price from a third party lender or from OPC.

     "Canco Purchase Price" means $36,000,000.

     "Closing" has the meaning set forth in the third WHEREAS clause of this Agreement.

     "Closing Amendments Certificate" has the meaning set forth in Section 3.8.

     "Closing Date" has the meaning set forth in Section 1.2.

     "Competition Act" means the Competition Act (Canada), as amended.

     "Competition Act Approval" means either (i) the issuance of an advance ruling certificate by the Director of Investigation and Research (the "Director") under section 102(1) of the Competition Act to the effect that he is satisfied that he would not have sufficient grounds upon which to apply to the competition tribunal for an order under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement or by the Related Agreements; or (ii) that the waiting period under section 123 of the Competition Act shall have expired and neither Geon nor OCC shall have been advised in writing by the Director that (a) the Director has determined to make an application for an order under section 92 or 100 of the Competition Act in respect of the transactions contemplated by this Agreement or by the Related Agreements or to commence an inquiry in respect of such transactions under section 10 of the Competition Act, or (b) an application under section 9 of the Competition Act has been made to the Director in respect of the transactions contemplated by this Agreement or by the Related Agreements.

     "Compounding Partnership" means the partnership to be formed as contemplated hereby to own the Subject Business to be contributed pursuant to the OCC Compounding Contribution Agreement and the Geon Compounding Contribution Agreement.

     "Compounding Strategic Plan" has the meaning assigned to the term "Strategic Plan" in the Limited Partnership Agreement of the Compounding Partnership.

     "Compounding Unit" has the meaning assigned to the term "Unit" in the Limited Partnership Agreement of the Compounding Partnership.

     "Conestoga-Rovers" has the meaning set forth in Section 3.9.

     "Confidentiality Agreement" means that certain Confidentiality Agreement, dated January 21, 1998, between Geon and OCC

     "Consent" means any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any other Person or any Authority, or any expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to any Party or any party to the Related Agreements in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

     "Contracting Party" has the meaning set forth in Section 3.4(c).

     "Employees" means, with respect to either Party, all of the employees of it and its Affiliates who at the time of determination would constitute "Employees" under any of the Asset Contribution and Sale Agreements.

     "Encumbrance" means any lien, pledge, claim, security interest, mortgage, possessory interest, financing lease, conditional sale or title retention agreement, assessment, easement, covenant, restriction, limitation, right of first refusal, defect in title, encroachment, option or encumbrance of any kind.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Filing" means any filing with any Person or any Authority required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

     "Finally Determined" means determined by any final, nonappealable judicial order or pursuant to a binding alternative dispute resolution procedure.

     "Financial Statements" has the meaning set forth in Section 2.2(g).

     "Fully Diluted" means a computation of equity interests on a basis as if all potentially dilutive securities, including warrants, stock options and convertible bonds, have been exercised or converted.

     "GAAP" has the meaning set forth in Section 2.1(g).

     "Geon" has the meaning set forth in the first paragraph of this Agreement.

     "Geon Canada Subject Business" has the meaning assigned to the term "Transferred Business" in the Geon Canada Transfer Agreement.

     "Geon Canada Transfer Agreement" means the Asset Transfer Agreement-Canada between Geon Canada Inc. and Canco 1, to be executed and delivered in substantially the form attached hereto as Exhibit I.

     "Geon Compounding Contribution Agreement" means the Asset Contribution Agreement-Compounding Partnership (Geon) among Geon and certain Subsidiaries and the Compounding Partnership, to be executed and delivered at the Closing in substantially the form attached hereto as Exhibit G.

     "Geon Compounding General Partner" has the meaning set forth in Section 1.3(a)(ix).

     "Geon Compounding Limited Partner" has the meaning set forth in Section 1.3(a)(ix).

     "Geon Compounding Subject Business" has the meaning assigned to the term "Contributed Business" in the Geon Compounding Contribution Agreement.

     "Geon Group" means Geon, Geon Canada Inc., Canco 1, Canco 2, LPCC and the Subsidiaries of Geon that will be partners in the PVC Partnership and the Compounding Partnership.

     "Geon PVC Contribution Agreement" means the Asset Contribution Agreement-PVC Partnership (Geon) among Geon and certain of its Subsidiaries and the PVC Partnership, to be executed and delivered at the Closing in substantially the form attached hereto as Exhibit E.

     "Geon PVC Limited Partner" has the meaning set forth in Section 1.3(a)(ix).

     "Geon PVC Subject Business" has the meaning assigned to the term "Contributed Business" in the Geon PVC Contribution Agreement.

     "Government License" of a Party has the meaning assigned to such term in each of the Asset Contribution and Sale Agreements to which it is a party.

     "Group" means the OCC Group or the Geon Group, as appropriate.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by notes or similar instruments or letters of credit or bankers' acceptances or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property (excluding an accrued expense or trade payable), if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

     "ISRA" has the meaning set forth in Section 4.1(b).

     "Joint Defense Agreement" means that certain Joint Defense Agreement, dated November 30, 1998, between Geon and OCC.

     "Knowledge" means, with respect to any Party, the actual knowledge, after due inquiry, of (i) any current plant manager of such Party and (ii) any current officer of such Party having responsibilities with respect to an applicable Subject Business or the transactions contemplated in this Agreement.

     "LaPorte Financing Arrangements" means arrangements pursuant to which the financial obligations of Geon relating to the lease of a portion of its LaPorte, Texas facility are refinanced, revised, rearranged or superseded.

     "Legal Requirement" means any law, statute, rule, ordinance, decree, regulation, requirement, order (including any executive order) or judgment of any Authority, including the terms of any Government License.

     "LPCC" means LaPorte Chemicals Corp., a Delaware corporation.

     "Material Adverse Effect" means any adverse circumstance or consequence that, individually or in the aggregate, has an effect that is material to the financial condition, results of operations, assets or business of the applicable Person or Subject Business (taken as a whole), as the case may be. Without limiting the generality of the foregoing, a "Material Adverse Effect" shall be deemed to have occurred if the applicable effect, individually or in the aggregate with all other effects or matters that are qualified by materiality or Material Adverse Effect, would be reasonably likely to involve liability, loss, or diminution in value of $5,000,000 or more in the aggregate.

     "OCC" has the meaning set forth in the first paragraph of this Agreement.

     "OCC Compounding Contribution Agreement" means the Asset Contribution Agreement-Compounding Partnership among OCC and certain of its Affiliates and the Compounding Partnership, to be executed and delivered at the Closing in substantially the form attached hereto as Exhibit H.

     "OCC Compounding Limited Partner" has the meaning set forth in Section 1.3(a)(vi).

     "OCC Compounding Subject Business" has the meaning assigned to the term "Contributed Business" in the OCC Compounding Contribution Agreement.

     "OCC Group" means OCC, OPC and the Subsidiaries of OCC that will be partners in the PVC Partnership and the Compounding Partnership.

     "OCC PVC Contribution Agreement" means the Asset Contribution Agreement-PVC Partnership (OCC) among OCC and certain of its Affiliates and the PVC Partnership, to be executed and delivered at the Closing in substantially the form attached hereto as Exhibit F.

     "OCC PVC General Partner" has the meaning set forth in Section 1.3(a)(ii).

     "OCC PVC Limited Partner" has the meaning set forth in Section 1.3(a)(i).

     "OCC PVC Subject Business" has the meaning assigned to the term "Contributed Business" in the OCC PVC Contribution Agreement.

     "OPC" means Occidental Petroleum Corporation, a Delaware corporation.

     "Partnership Employees" has the meaning assigned to the term "Partnership Employees" in the Geon PVC Contribution Agreement and the OCC PVC Contribution Agreement.

     "Party" and "Parties" have the meanings set forth in the first paragraph of this Agreement.

     "Pasadena Asset Sale Agreement" means the Asset Purchase and Sale Agreement (Pasadena) between OCC and Geon in respect of the Pasadena Subject Business, to be executed and delivered at the Closing in substantially the form attached hereto as Exhibit K.

     "Pasadena Subject Business" means the business of owning and operating the property transferred pursuant to the Pasadena Asset Sale Agreement.

     "Pedricktown Consents" means the Consents from applicable New Jersey Authorities that are required in order to transfer Geon' s Pedricktown, New Jersey facility to the PVC Partnership, but are not required for such facility to be leased to the PVC Partnership.

     "Person" means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, business, government (or any agency or subdivision thereof) or other entity.

     "Planning Act Consents" means the Consents from the applicable Ontario Authorities that are required in order to transfer the applicable part of Geon Canada Inc.'s Niagara Falls, Ontario facility to Canco 1, but are not required for such facility to be leased to Canco 1.

     "Plant Employees" has the meaning assigned to the term "Plant Employees" in the Geon PVC Contribution Agreement and the OCC PVC Contribution Agreement.

     "Proceeding" means any audit, litigation, allegation, claim, grievance, arbitration, investigation, civil, criminal or administrative action, proceeding, charge, prosecution or other action, in each case instituted or asserted in writing.

     "Proxy Statement" means the Proxy Statement of Geon to be filed with the SEC in connection with Geon's stockholders' meeting to be held in connection with the transactions contemplated herein.

     "PVC" means polyvinyl chloride.

     "PVC Partnership" means the partnership to be formed as contemplated hereby to own and operate the Subject Business to be contributed pursuant to the OCC PVC Contribution Agreement and the Geon PVC Contribution Agreement.

     "PVC Strategic Plan" has the meaning assigned to the term "Strategic Plan" in the Limited Partnership Agreement of the PVC Partnership.

     "PVC Unit" has the meaning assigned to the term "Unit" in the Limited Partnership Agreement of the PVC Partnership.

     "Related Agreements" means those agreements so designated on Appendix B.

     "Required Financial Information" has the meaning set forth in Section
2.2(g).

     "Salaried Employees" has the meanings assigned to the term "Employees" in the OCC PVC Contribution Agreement and the term "Salaried Employees" in the Geon PVC Contribution Agreement.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Specified Amount" means (i) the excess, if any, of $110,000,000 over the value of the Specified Working Capital Items, less (ii) the amount, if any, by which the sum of (a) the Indebtedness of Geon assumed by the PVC Partnership pursuant to the Geon PVC Asset Contribution Agreement and (b) the Indebtedness of Geon Canada Inc. assumed by Canco 1 pursuant to the Geon Canada Transfer Agreement, exceeds $185,000,000.

     "Specified Working Capital Items" has the meaning set forth in Section 1.3(a)(x), it being currently anticipated that the value of the Specified Working Capital Items will total $65,000,000, and it being understood and agreed that the value of the Specified Working Capital Items will not exceed $110,000,000.

     "Strategic Plans" means the PVC Strategic Plan and the Compounding Strategic Plan.

     "Subject Business" means (i) in the case of OCC, the OCC Compounding Subject Business, the OCC PVC Subject Business, the Burlington Subject Business, and the Pasadena Subject Business; and (ii) in the case of Geon, the Geon Compounding Subject Business, the Geon PVC Subject Business, and the Geon Canada Subject Business.

     "Subsidiary" means an Affiliate of the Person in question under circumstances where the equity interests in such Affiliate are owned directly by such Person.

     "Tier 2 Employees" has the meaning assigned to the term "Tier 2 Employees" in the Geon PVC Contribution Agreement and the OCC PVC Contribution Agreement.

     "Unaudited Statements" has the meaning set forth in Section 2.2(g).

     "VCM" means vinyl chloride monomer.

     "WARN" means the Worker Adjustment and Retraining Notification Act of 1988.

                                   APPENDIX B
                                       TO
                          MASTER TRANSACTION AGREEMENT

                           LIST OF RELATED AGREEMENTS

EXHIBIT                             AGREEMENT
-------                             ---------
A          Limited Partnership Agreement of Oxy Vinyls, LP
B          Limited Partnership Agreement of PVC Powder Blends, LP
C          Parent Agreement (Oxy Vinyls, LP)
D          Parent Agreement (PVC Powder Blends, LP) and Business
           Opportunity Agreement
E          Asset Contribution Agreement -- PVC Partnership (Geon)
F          Asset Contribution Agreement -- PVC Partnership (OCC)
G          Asset Contribution Agreement -- Compounding Partnership
           (Geon)
H          Asset Contribution Agreement -- Compounding Partnership
           (OCC)
I          Asset Transfer Agreement -- Canada
J          Burlington Asset Sale Agreement
K          Pasadena Asset Sale Agreement
L          Geon PVC Resin Supply Agreement
M          Tolling Agreement between the Compounding Partnership and
           the PVC Partnership
N          OCC VCM Supply Agreement
O          Geon VCM Supply Agreement
P          OCC Marketing Agreement (Caustic Soda and Chlorine)
Q          Transition Services Agreement -- PVC Partnership (Geon)
R          Transition Services Agreement -- Compounding Partnership
           (OCC)
S          Transition Services Agreement -- Burlington (OCC)
T          Geon Technology Agreement (PVC)
U          Geon Technology Agreement (Compounding)
V          OCC Technology Agreement (PVC)
W          OCC Technology Agreement (Compounding)
X          Cash Management and Credit and Deposit Facilities Agreement
           (OPC -- PVC Partnership)
Y          Shared Facilities Agreement -- Pedricktown and Louisville
           (Geon -- PVC Partnership)
Z          Shared Facilities Agreement -- Pasadena (OCC -- PVC
           Partnership -- Compounding Partnership)
AA         Shared Facilities Agreement -- Niagara (Geon Canada
           Inc. -- Canco 2)
BB         Administrative Services Agreement -- PVC Partnership (OCC)
CC         Supply Agreement (Compounding Partnership -- Geon)
DD         Technology License Agreement (PVC Partnership -- OxyTech
           Systems, Inc.)

                                    ANNEX C

                                THE GEON COMPANY
                           1999 INCENTIVE STOCK PLAN

     1. PURPOSE. The Geon Company 1999 Incentive Stock Plan (the "Plan") is designed to foster and promote the long-term growth and performance of the Company by enhancing the Company's ability to attract and retain qualified Directors and key employees and motivating Directors and key employees through stock ownership and performance-based incentives. To achieve this purpose, this Plan provides authority for the grant of Stock Options, Restricted Stock, Stock Equivalent Units, Stock Appreciation Rights, Performance-Based Stock Awards, and other stock and performance-based incentives.

     2.  DEFINITIONS.

     (a) "Affiliate" -- This term has the meaning given to it in Rule 12b-2 under the Exchange Act.

     (b) "Award" -- The grant of Stock Options, Restricted Stock, Stock Equivalent Units, Stock Appreciation Rights, Performance-Based Stock Awards, and other stock and performance-based incentives under this Plan.

     (c) "Award Agreement" -- Any agreement between the Company and a Participant that sets forth terms, conditions, and restrictions applicable to an Award.

     (d) "Board of Directors" -- The Board of Directors of the Company,

     (e) "Change of Control" -- A "Change of Control" means:

          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company,
     (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection
     (c) below; provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 20% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person's acquisition; or

          (ii) Individuals who, as of November 6, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to November 6, 1996 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities,
     (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (f) "Change of Control Price" -- the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change of Control or (ii) if the Change of Control is the result of a tender or exchange offer or a Business Combination, the highest price per share of Common Stock paid in such tender or exchange offer or Business Combination; provided, however, that, in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change of Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

     (g) "Code" -- The Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time.

     (h) "Committee" -- The Compensation Committee of the Board of Directors, or any other committee of the Board of Directors that the Board of Directors authorizes to administer this Plan. The Committee will be constituted in a manner that satisfies all applicable legal requirements, including the "Non-Employee Director" standard set forth in Rule 16b-3 and the outside director requirement under Section 162(m).

     (i) "Common Stock" or "stock" -- Common Stock, $.10 par value, of the Company, including authorized and unissued shares and treasury shares.

     (j) "Company" -- The Geon Company, a Delaware corporation, and its direct and indirect subsidiaries.

     (k) "Continuing Director" -- A Director following a Change of Control who was a Director prior to such Change of Control or who was recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors then in office.

     (l) "Director" -- A director of the Company.

     (m) "Exchange Act" -- The Securities Exchange Act of 1934, as amended, or any law that supersedes or replaces it, as the same may be amended from time to time.

     (n) "Fair Market Value" of Common Stock -- The Fair Market Value of a share of Common Stock on any particular date means the mean of the high and low prices of the Common Stock on the relevant date or, if no sale was made on such date, then on the next preceding day on which such a sale was made (a) if the Common Stock is listed on the New York Stock Exchange, as reported on the New York Stock Exchange Composite Transactions listing (or similar report), or (b) if the Common Stock is listed on the NASDAQ National Market System, then as reported on such system, or (c) if not listed on either the New York Stock Exchange or the NASDAQ National Market System, as determined by the Board or Committee.

     (o) "Incentive Stock Option" -- A Stock Option that meets the requirements of Section 422 of the Code.

     (p) "Non-Employee Director" -- A Director who is not an employee of the Company.

     (q) "Notice of Award" -- Any notice by the Committee to a Participant that advises the Participant of the grant of an Award or sets forth terms, conditions, and restrictions applicable to an Award.

     (r) "Participant" -- Any person to whom an Award has been granted under this Plan.

     (s) "Performance-Based Stock Award" -- A Stock Award granted to a Participant pursuant to Section 7.

     (t) "Restricted Stock" -- An Award of Common Stock subject to restrictions or risk of forfeiture.

     (u) "Rule 16b-3" -- Rule 16b-3 under the Exchange Act as the same may be amended, modified, superseded or replaced from time to time.

     (v) "Section 162(m)" -- Section 162(m) of the Code, together with the regulations promulgated by the Internal Revenue Service thereunder, as the same may be amended, modified, superseded or replaced from time to time.

     (w) "Stock Appreciation Right" -- This term has the meaning given to it in
Section 6(b)(ii).

     (x) "Stock Award" -- This term has the meaning given to it in Section 6(b)(iii).

     (y) "Stock Equivalent Unit" -- An Award that is valued by reference to the value of Common Stock.

     (z) "Stock Option" -- This term has the meaning given to it in Section 6(b)(iv).


     3. ELIGIBILITY. All key employees of the Company and its Affiliates, including officers whether or not Directors, and all Non-Employee Directors are eligible for the grant of Awards, except that Non-Employee Directors shall not be eligible for the grant of Performance-Based Stock Awards under Section 7. The selection of Participants to receive Awards will be within the discretion of the Committee. More than one Award may be granted to the same Participant.


     4.  COMMON STOCK AVAILABLE FOR AWARDS; ADJUSTMENT.

     (a) NUMBER OF SHARES OF COMMON STOCK. Subject to adjustment as provided for in Section 4(d) and subject to this Section 4(a), the aggregate number of shares of Common Stock that may be subject to Awards granted under this Plan shall be 1,000,000 shares of Common Stock. The assumption of awards granted by an organization acquired by the Company, or the grant of Awards under this Plan in substitution for any such awards, will not reduce the number of shares of Common Stock available for the grant of Awards under this Plan.

     Common Stock subject to an Award that expires or is forfeited, terminated, or canceled will again be available for grant under this Plan, without reducing the number of shares of Common Stock available for grant of Awards under this Plan, except to the extent that the availability of those shares of Common Stock would cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3. If a Participant pays all or part of the exercise price of an Award by the transfer of shares of Common Stock or the surrender (including by attestation) of all or part of an Award (including the Award being exercised), such number of shares of Common Stock so transferred, or the number of shares of Common Stock attributable to the portion of the Award so surrendered, shall also be available for grant under this Plan. The number of shares of Common Stock attributable to any Award that is settled in cash without the actual issuance of any shares of Common Stock shall, upon such settlement, also be available for grant under this Plan.

     (b) LIMITATIONS ON CERTAIN AWARDS. (i) The aggregate number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options is 1,000,000.

          (ii) The maximum number of shares with respect to which Options (including Incentive Stock Options) and Stock Appreciation Rights may be granted under this Plan in any period of three fiscal years to any individual Participant is 250,000.

          (iii) The aggregate number of shares of Restricted Stock (other than Restricted Stock which is a Performance-Based Stock Award) that may be awarded under this Plan is 200,000.

          (iv) The maximum number of shares with respect to which Options, Stock Appreciation Rights and Restricted Stock may be granted under this Plan in any one fiscal year to a Non-Employee Director is 10,000.

          (v) No Participant who is an employee may be awarded Performance-Based Stock Awards in any one fiscal year in excess of an aggregate of 50,000 shares of Common Stock.

     (c) NO FRACTIONAL SHARES. No fractional shares will be issued, and the Committee will determine the manner in which the value of fractional shares will be treated.

     (d) ADJUSTMENT. In the event of any change in the number of shares of Common Stock by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to stockholders (other than normal cash dividends), the Committee will adjust the number and class of shares that may be issued under this Plan, the number and class of shares subject to outstanding Awards, the exercise price applicable to outstanding Awards, and the Fair Market Value of the shares of Common Stock and other value determinations applicable to outstanding Awards.

     5.  ADMINISTRATION.

     (a) COMMITTEE. This Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the authority to: (i) select the eligible employees and Non-Employee Directors who will receive Awards, (ii) grant Awards, (iii) determine the number and types of Awards to be granted to employees and Non-Employee Directors, (iv) determine the terms, conditions, vesting periods, and restrictions applicable to Awards, (v) adopt, alter, and repeal administrative rules and practices governing this Plan, (vi) interpret the terms and provisions of this Plan and any Awards granted under this Plan, (vii) prescribe the forms of any Notices of Award, Award Agreements, or other instruments relating to Awards, and (viii) otherwise supervise the administration of this Plan. All decisions by the Committee will be made with the approval of not less than a majority of its members. Except as provided in the immediately following sentence, all decisions by the Committee will be made with the approval of not less than a majority of its members. In furtherance and not in limitation of the authority granted in clause (vi) of this paragraph, any interpretation by a majority of the Incumbent Directors then serving on the Committee as to whether a sale or other disposition of assets by the Company or an acquisition of assets of another corporation constitutes a "sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation" for purposes of clause (iii) of the definition of "Change of Control" in Section 2(e) hereof shall be final and binding for all purposes of this Plan and any Awards hereunder, notwithstanding that the transaction in question was, or is contemplated to be, submitted to stockholders of the Company for their approval and notwithstanding such approval.

     (b) DELEGATION. The Committee may delegate any of its authority to any other person or persons that it deems appropriate, provided the delegation does not cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3 under the Exchange Act.

     (c) DECISIONS FINAL. All decisions by the Committee, and by any other person or persons to whom the Committee has delegated authority, will be final and binding on all persons.

     6.  AWARDS.

     (a) GRANT OF AWARDS. The Committee will determine the type or types of Awards to be granted to each Participant and will set forth in the related Notice of Award or Award Agreement the terms, conditions, vesting periods, and restrictions applicable to each Award. Awards may be granted singly or in combination or tandem with other Awards, except to the extent that any grants in combination or tandem would impair the exemption for performance based compensation provided for under Section 162(m). Awards may also be granted in replacement of, or in substitution for, other awards granted by the Company, whether or not granted under this Plan, except that, with respect to Performance-Based Stock Awards, the new Award must also be wholly contingent on the attainment of performance goals established by the Committee; without limiting the foregoing, if a Participant pays all or part of the exercise price or taxes associated with an Award by the transfer of Common Stock or the surrender of all or part of an Award (including the Award being exercised), the Committee may, in its discretion, grant a new Award (which, in the case of Awards intended to replace Performance-Based Stock Awards, must also be wholly contingent on the attainment of performance goals established by the Committee) to replace the shares of Common Stock that were transferred or the Award that was surrendered. The Company may assume awards granted by an organization acquired by the Company or may grant Awards in replacement of, or in substitution for, any such awards.

     (b) TYPES OF AWARDS. Awards may include, but are not limited to, the following:

          (i) STOCK APPRECIATION RIGHT -- A right to receive a payment, in cash or Common Shares, equal to the excess of (A) the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over (B) the Fair Market Value on the date the right is granted. The right may be conditioned upon the occurrence of certain events, such as a Change of Control of the Company, or may be unconditional, as determined by the Committee.

          (ii) STOCK AWARD -- An Award that is made in Common Stock, Restricted Stock, or Stock Equivalent Units or that is otherwise based on, or valued in whole or in part by reference to, the Common Shares, including Performance-Based Stock Awards. All or any part of any Stock Award may be subject to such conditions, restrictions, and risks of forfeiture, as and to the extent established by the Committee and, with respect to Performance-Based Stock Awards, such conditions and restrictions as may be required under Section 162(m), so that the Performance-Based Stock Awards constitute performance-based compensation thereunder. Stock Awards may be based on the Fair Market Value of the Common Stock, or on other specified values or methods of valuation, as determined by the Committee.

          (iii) STOCK OPTION -- A right to purchase a specified number of shares of Common Stock, during a specified period, and at a specified exercise price, all as determined by the Committee. A

     Stock Option may be an Incentive Stock Option or a Stock Option that does not qualify as an Incentive Stock Option (a "non-qualified Stock Option"). In addition to the terms, conditions, vesting periods, and restrictions established by the Committee, Incentive Stock Options must comply with the requirements of Section 422 of the Code. The exercise price of a Stock Option, including a non-qualified Stock Option, may be no less than the Fair Market Value of the Common Shares on the date the Stock Option is granted.

          (v) PERFORMANCE-BASED STOCK AWARDS -- A Stock Award granted to a Participant pursuant to Section 7.

     7.  PERFORMANCE-BASED STOCK AWARDS.

     The Committee may, in its discretion, grant Stock Awards valued by reference to shares of Common Stock that are wholly contingent on the attainment of performance goals established by the Committee from time to time. The performance goals will relate to one or more of the following performance measures, as determined by the Committee for each applicable performance period:
(i) return to stockholders, (ii) cash flow, (iii) return on equity, (iv) Company created income (for example, income due to Company initiated cost reductions or productivity improvements), (v) sales growth, (vi) earnings and earnings growth,
(vii) return on assets, (viii) stock price, (ix) earnings per share, (x) market share, (xi) customer satisfaction, and (xii) safety and/or environmental performance. Any such performance goals and the applicable performance measures will be determined by the Committee at the time of grant and reflected in a written award agreement. The foregoing performance goals and performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any such performance goals or combination of such goals may apply to the Participant's Performance-Based Stock Award in its entirety or to any designated portion or portions of the Performance-Based Stock Award, as the Committee may specify. The number or value of Performance-Based Stock Awards that will be paid out to any Participant at the end of the applicable performance period, which may be one year or longer as determined by the Committee, will depend on the extent to which the Company attains the established performance goals.

     8.  DEFERRAL OF PAYMENT.

     With the approval of the Committee, the delivery of the Common Stock, cash, or any combination thereof subject to an Award may be deferred, either in the form of installments or a single future delivery. The Committee may also permit selected Participants to defer the payment of some or all of their Awards, as well as other compensation, in accordance with procedures established by the Committee to assure that the recognition of taxable income is deferred under the Code. Deferred amounts may, to the extent permitted by the Committee, be credited as cash or Stock Equivalent Units. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents on Stock Equivalent Units.

     9. PAYMENT OF EXERCISE PRICE. The exercise price of a Stock Option and any Stock Award for which the Committee has established an exercise price may be paid in cash, by the transfer of Common Stock, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of this Plan.

     In the event shares of Restricted Stock are used to pay the exercise price of a Stock Award, a number of the shares of Common Stock issued upon the exercise of the Award equal to the number of shares of Restricted Stock used to pay the exercise price will be subject to the same restrictions as the Restricted Stock.

     10. TAXES ASSOCIATED WITH AWARD. Prior to the payment of an Award, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any Federal, state, and local taxes associated with the Award. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit a Participant to pay any or all taxes associated with the Award in cash, by the transfer of Common Stock, by the surrender of all or part of an Award (including the Award being exercised), including Performance-Based Stock Awards, or by a combination of these methods. The Committee may permit a Participant to pay any or all taxes associated with an Incentive Stock Option in cash, by the transfer of Common Stock, or by a combination of these methods.

     11. TERMINATION OF EMPLOYMENT. Subject to Section 12, if the employment of a Participant terminates for any reason, all unexercised, deferred, and unpaid Awards may be exercisable or paid only in accordance with rules established by the Committee. Subject to the foregoing exception, these rules may provide, as the Committee deems appropriate, for the expiration, continuation, or acceleration of the vesting of all or part of the Awards.

     12. CHANGE OF CONTROL. In the event of a Change of Control of the Company, unless and to the extent otherwise determined by the Board of Directors, (i) all Stock Appreciation Rights and Stock Options then outstanding will become fully exercisable as of the date of the Change of Control and (ii) all restrictions and conditions applicable to Restricted Stock and other Stock Awards, including Performance-Based Stock Awards, will be deemed to have been satisfied as of the date of the Change of Control. Any such determination by the Board of Directors that is made after the occurrence of a Change of Control will not be effective unless a majority of the Directors then in office are Continuing Directors and the determination is approved by a majority of the Continuing Directors.

     Notwithstanding any other provision of this Plan, during the 60-day period from and after a Change of Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change of Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the "Spread") multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section shall have been exercised.

     13. AMENDMENT, SUSPENSION, OR TERMINATION OF THIS PLAN; AMENDMENT OF OUTSTANDING AWARDS.

     (a) AMENDMENT, SUSPENSION, OR TERMINATION OF THIS PLAN. The Board of Directors may amend, suspend, or terminate this Plan at any time. Stockholder approval for any such amendment will be required only to the extent necessary to preserve the exemption provided by Rule 16b-3 for this Plan and Awards granted under this Plan.

     (b) AMENDMENT OF OUTSTANDING AWARDS. The Committee may, in its discretion, amend the terms of any Award, including, waiving, in whole or in part, any restrictions or conditions applicable to, or accelerating the vesting of, any Award, prospectively or retroactively, but no such amendment may impair the rights of any Participant without his or her consent or cause Awards intended to qualify as performance based compensation under Section 162(m) to fail to so qualify.

     14.  AWARDS TO FOREIGN NATIONALS AND EMPLOYEES OUTSIDE THE UNITED
STATES. To the extent that the Committee deems appropriate to comply with foreign law or practice and to further the purpose of this Plan, the Committee may, without amending this Plan, (i) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

     15. NONASSIGNABILITY. Unless otherwise determined by the Committee, (i) no Award granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order and (ii) an Award granted under this Plan may be exercised, during the Participant's lifetime, only by the Participant or by the Participant's guardian or legal representative; except that, no Incentive Stock Option may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during the Participant's lifetime, by the Participant's guardian or legal representative.

     16. GOVERNING LAW. The interpretation, validity, and enforcement of this Plan will, to the extent not governed by the Code or the securities laws of the United States, be governed by the laws of the State of Ohio.

     17. RIGHTS OF EMPLOYEES. Nothing in this Plan will confer upon any Participant the right to continued employment by the Company or limit in any way the Company's right to terminate any Participant's employment at will.

     18.  EFFECTIVE AND TERMINATION DATES.

     (a) EFFECTIVE DATE. This Plan will become effective on the date it is approved by the stockholders.

     (b) TERMINATION DATE. This Plan will continue in effect until terminated by the Board of Directors.

                                THE GEON COMPANY
                                      PROXY
                 SPECIAL MEETING OF STOCKHOLDERS, April 19, 1999

    THIS PROXY IS SOLICITED ON BEHALF OF THE CORPORATION'S BOARD OF DIRECTORS


    The undersigned hereby appoints William F. Patient and Gregory L. Rutman, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all shares of Common Stock of The Geon Company held of record by the undersigned on March 23, 1999, at the Special Meeting of Stockholders to be held April 19, 1999, or any adjournment thereof.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE JOINT VENTURE PROPOSAL AND THE STOCK PLAN PROPOSAL. The shares represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE JOINT VENTURE PROPOSAL AND THE STOCK PLAN PROPOSAL.

           (Continued and to be dated and signed on the reverse side.)

                                                   THE GEON COMPANY
                                                   P.O. BOX 11056
                                                   NEW YORK, N.Y. 10203-0056

March 29, 1999


To Our Stockholders:

You are cordially invited to attend the Special Meeting of Stockholders to be held at The Fountaine Bleau Party Center, 635 Miller Road, Avon Lake, Ohio, at 9:00 a.m. on April 19, 1999.


The Notice of Special Meeting of Stockholders and the Proxy Statement describe the matters to be acted upon at the meeting.

Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the attached proxy card and to sign, date, and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote personally by ballot.

IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE BOX PROVIDED ON THE PROXY
CARD.

We look forward to seeing you at the meeting.

/s/ William F. Patient
WILLIAM F. PATIENT
Chairman of the Board
and Chief Executive Officer


                             Detach Proxy Card Here

--------------------------------------------------------------------------------

NO TEXT PRINTING IN THIS AREA

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE JOINT VENTURE
                     PROPOSAL AND THE STOCK PLAN PROPOSAL.



1. Approval of the Joint Venture            2. Approval of The Geon Company 1999
   Proposal providing for the formation        Incentive Stock Plan
   of two joint ventures with Occidental
   Chemical Corporation

 For  X   Against  X   Abstain  X             For  X   Against  X   Abstain  X



 In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting.


 I Will Attend the Meeting  X

                                     If you have noted either an Address Change or made Comments on the reverse side of the card, mark here.


                                     Change of Address               X
                                     and/or Comments Mark Here


                                   Please sign exactly as name appears hereon.
                                   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.

                                   DATED  _______________________________,1999


                                   -------------------------------------------
                                                 Signature (SEAL)

                                   -------------------------------------------
                                        Signature if held jointly (SEAL)

                                   VOTES MUST BE INDICATED
                                   (X) IN BLACK OR BLUE INK.   X


Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.